As filed with the Securities and Exchange Commission on January 27, 2014

Registration No. 333-193182

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Amendment No. 1

to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Fortress Transportation and Infrastructure Investors Ltd.

(Exact name of registrant as specified in its charter)

Bermuda	6141	Not applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cameron D. MacDougall

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

(212) 798-6100

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard B. Aftanas Joseph A. Coco Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522 (212) 735-3000	William M. Hartnett Helene R. Banks Cahill Gordon & Reindel LLP Eighty Pine Street New York, New York 10005-1702 (212) 701-3000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount Of Registration Fee
Common Shares, representing limited partnership interests	$100,000,000	(2)

(1)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The registration fee for the offering was previously paid in connection with the filing of the Registration Statement on Form S-1 with the SEC on January 3, 2014 (File No. 333-193182), to which this Registration Statement is Amendment No. 1.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Fortress Transportation and Infrastructure Investors Ltd., the registrant whose name appears on the cover of this registration statement, was formed in 2013 as a Bermuda exempted company. Prior to effectiveness of this registration statement, Fortress Transportation and Infrastructure Investors Ltd. will convert into a Delaware limited liability company and change its name from Fortress Transportation and Infrastructure Investors Ltd. to Fortress Transportation and Infrastructure Investors LLC. Common shares of Fortress Transportation and Infrastructure Investors LLC are being offered by the prospectus included in this registration statement.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 27, 2014

PRELIMINARY PROSPECTUS

Fortress Transportation and Infrastructure Investors LLC

             Common Shares

Representing Limited Liability Company Interests

This is an initial public offering of common shares representing limited liability company interests of Fortress Transportation and Infrastructure Investors LLC. We are selling              of our common shares. After this offering, we will be externally managed by FIG LLC, which is an affiliate of Fortress Investment Group LLC (“Fortress”). Pursuant to the terms of a Management Agreement we have entered into in connection with this offering, FIG LLC, as our Manager, will be responsible for the day-to-day management of our operations, including sourcing, analyzing and executing on asset acquisitions and sales in accordance with our board-approved criteria. See “Our Management Agreement and Other Compensation Arrangements.”

We expect the public offering price to be between $         and $         per share. Currently, no public market exists for the shares. We intend to apply to list our common shares on the New York Stock Exchange (“NYSE”) under the symbol “FTAI.” FTAI will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. See “Certain United States Federal Tax Considerations—Taxation of FTAI.”

We are an “emerging growth company” as defined under applicable Federal securities laws and have elected to utilize reduced public company reporting requirements. See “Risk Factors—We are an emerging growth company within the meaning of the Securities Act, and due to our taking advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common shares could be less attractive to investors.”

Investing in our common shares involves risks. See “Risk Factors” beginning on page 19 to read about certain factors you should consider before buying our common shares.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount(1)	$	$
Proceeds Before Expenses to Us	$	$

(1)	We have agreed to reimburse the underwriters for certain expenses in connection with this offering. See “Underwriting.”

We have granted the underwriters the right to purchase up to              additional common shares, at the public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common shares against payment on or about                     , 2014.

Barclays	Deutsche Bank Securities

The date of this prospectus is                     , 2014.

PROSPECTUS SUMMARY	1
RISK FACTORS	19
FORWARD-LOOKING STATEMENTS	43
USE OF PROCEEDS	45
CAPITALIZATION	46
DILUTION	47
DIVIDEND POLICY	49
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA	50
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION	52
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	58
INDUSTRY OVERVIEW	76
BUSINESS	84
OUR MANAGER AND MANAGEMENT AGREEMENT AND OTHER COMPENSATION ARRANGEMENTS	98
MANAGEMENT	104
PRINCIPAL SHAREHOLDERS	110
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	111
DESCRIPTION OF COMMON SHARES	112
CERTAIN PROVISIONS OF DELAWARE LAW AND OUR OPERATING AGREEMENT	114
SHARES ELIGIBLE FOR FUTURE SALE	121
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS	123
UNDERWRITING	140
LEGAL MATTERS	144
EXPERTS	144
MARKET AND INDUSTRY DATA AND FORECASTS	144
WHERE YOU CAN FIND MORE INFORMATION	145
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP, INTERMODAL FINANCE I LTD. AND PJW 3000 LLC	F-1

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by us or on our behalf that we have referred you to. We and the underwriters have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state, country or other jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any free writing prospectus is accurate as of any date other than the date of the applicable document regardless of its time of delivery or the time of any sales of our common shares. Our business, financial condition, results of operations or cash flows may have changed since the date of the applicable document.

Until                     , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to each dealer’s obligation to deliver a prospectus when acting as underwriter and with respect to its unsold allotments or subscriptions.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It may not contain all the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus, before making a decision to purchase our common shares. Some information in this prospectus contains forward-looking statements. See “Forward-Looking Statements.”

Fortress Transportation and Infrastructure Investors LLC (the “Issuer”) is a newly-formed Delaware limited liability company that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement. Unless the context suggests otherwise, references in this prospectus to “FTAI,” the “Company,” “we,” “us,” and “our” refer to Fortress Worldwide Transportation and Infrastructure General Partnership (“Holdco”) and its consolidated subsidiaries prior to the consummation of the Reorganization (as defined below), and to Fortress Transportation and Infrastructure Investors LLC and its consolidated subsidiaries after the consummation of the Reorganization. References in this prospectus to the “General Partner” refer to Fortress Worldwide Transportation and Infrastructure Master GP LLC, the general partner of Holdco. References in this prospectus to “Fortress” refer to Fortress Investment Group LLC. References in this prospectus to our “Manager” refer to FIG LLC, our external Manager and an affiliate of Fortress. All amounts in this prospectus are expressed in U.S. dollars, except where noted, and the financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).

Our Company

We own and acquire high quality transportation and transportation-related infrastructure assets that are operated globally and generate stable cash flows through contracted usage payments. We believe that there are a large number of asset acquisition opportunities in our target markets driven by increasing demand and limited capital availability, and that our Manager’s expertise and business and financing relationships together with our access to capital will allow us to take advantage of these opportunities. We are externally managed by an affiliate of Fortress, which has a dedicated team of professionals who collectively have acquired over $15 billion in transportation and infrastructure assets since 2002. As of September 30, 2013, we had total consolidated assets of $292.7 million and total equity capital of $211.7 million.

Over the past thirty years, global trade has grown at a multiple of global GDP growth, resulting in a large and growing market for the transportation of goods and people worldwide. In addition, operators of transportation equipment and infrastructure assets have been increasingly relying on third-party owners and lessors as they seek an alternative to traditional financing sources as well as operational flexibility in this capital-intensive market. Lastly, the recent European banking crisis has contributed to a substantial funding gap as European banks have traditionally provided a significant amount of capital to transportation and infrastructure companies. We believe that these factors will enable us to grow our business as we seek to acquire assets that operate in sectors with long-term macroeconomic growth potential, identified capital shortages and significant barriers to entry.

Our goal is to increase our earnings and cash flows by acquiring assets that are essential for the transportation of goods and people globally. We seek to generate attractive risk-adjusted returns by focusing on value-oriented opportunities that have significant contracted cash flow and have potential upside from asset appreciation. We target internal rates of return (“IRR”) for each individual acquisition of 15% to 25% with the use of what we believe to be reasonable leverage. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%. Our existing leverage on a weighted basis across our existing portfolio is approximately 29% of our total capital. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of our total capital. We intend to pay regular quarterly dividends.

Through our asset acquisition strategy we focus on making acquisitions in a diverse array of transportation and transportation-related infrastructure assets. Our existing portfolio consists of assets in the aviation, offshore energy and shipping container sectors and we plan to acquire assets opportunistically across the entire transportation and transportation-related infrastructure market, including in rail, airports, seaports and other transportation and infrastructure-related assets.

The charts below illustrate our existing assets, and our equity deployed in acquiring these assets, in our aviation, offshore energy and shipping containers segments as of September 30, 2013.

(1)	Excludes $9.2 million of assets and $8.3 million of equity reflected in our corporate operating segment.

Market Opportunity

We believe that market developments around the world are generating significant opportunities for the acquisition of transportation and transportation-related infrastructure assets. We estimate the total market for existing transportation and transportation-related infrastructure assets to be in excess of $2.7 trillion and we believe that demand for such assets will continue to grow given the critical need for such assets in the movement of goods and services. We expect this growth to be sustained in the coming years, driven primarily by growth in global trade as a result of a return to a healthier economic environment and an emerging middle class in major markets around the world. The charts below illustrate both asset value by sector within the market for transportation and transportation-related infrastructure assets and historical global trade growth.

At the same time, we believe that transportation companies are increasingly relying on third-party owners and lessors to provide the capital and flexibility necessary to help fund their business plans. In the sectors in which we are currently pursuing acquisition opportunities, such as aviation, offshore energy and shipping containers, we have seen an increase in lessors’ market share of these assets over time. We believe this is an important development in the marketplace because it provides an opportunity for third-party owners and lessors such as us to grow our business by providing capital where other sources of financing are, or have become, less available to our customers. Further to this point, the economic downturn in the United States as well as the European banking crisis have contributed to a substantial funding gap that we believe will continue to lead to significant opportunities across the entire transportation and infrastructure market. Prior to the economic downturn that began in 2008, European banks were the dominant financing providers in the world’s transportation markets. For example, in 2007, European banks accounted for over 50% of total transportation lending, according to Bloomberg. In response to the economic downturn, European banks dramatically curtailed their lending activity in order to improve their balance sheets. This reduced lending activity has continued as European banks accounted for approximately 32% of overall transportation lending during the first ten months of 2013, according to Bloomberg. Because of this significant drop in lending activity by European banks, some operators of transportation and transportation-related infrastructure assets have been forced to seek alternative means of financing their operations, including leasing assets from third-party owners and lessors like us. We believe this market development has provided, and will continue to provide, an opportunity for us to grow.

We believe that this combination of growing demand for transportation and infrastructure assets, increased reliance on third-party owners and lessors, and a reduction in capital availability from traditional financing providers will lead to additional opportunities for us to acquire and operate assets. We also believe that our access to capital and our Manager’s expertise and business and financing relationships positions us well to take advantage of this opportunity.

Market Sectors

The transportation and infrastructure markets include major sectors such as aviation, air and sea ports, shipping, offshore energy, containers, rail, and trucking. In general, the operators within these sectors either lease a significant portion of their operating assets or partner with third-parties like us to help fund their capital requirements. While there are companies that lease assets or otherwise provide capital to operators in each of these specific sectors in the transportation and infrastructure markets, we believe that there are relatively few companies that successfully acquire assets across multiple sectors in the transportation and infrastructure markets to provide an opportunistic approach to transportation investing. Furthermore, while there are some companies with significant market share in sectors such as aircraft leasing, we believe that most of these markets are relatively fragmented with numerous market participants and that over time, we can become one of the market leaders across a diverse range of industry sectors.

While our strategy is to acquire a broad array of transportation and transportation-related infrastructure assets, we currently own assets in three sectors that we believe provide meaningful opportunities to deploy capital to achieve attractive risk adjusted returns: aviation, offshore energy and shipping containers. In each of these sectors, our Manager has significant prior experience that we believe positions us well to make successful acquisitions. In addition to these sectors, we are actively pursuing acquisitions in other areas such as rail, airports and seaports and we plan to pursue attractive opportunities in other areas as and when they arise in the future.

Aviation

The market for aviation equipment, namely commercial aircraft and engines, is large and growing. Aircraft operating leases, and thus aircraft lessors, are becoming increasingly important to the aviation industry. According to Boeing, the global commercial passenger and cargo fleet of aircraft is expected to grow from approximately 20,000 at the end of 2012 to over 41,000 by 2032. According to the International Air Transport Association (the “IATA”), over 30% of the current passenger fleet is subject to operating leases, and many industry analysts expect this percentage to grow to over 50%.

We believe that the long-term demand for air travel capacity presents attractive opportunities across various asset classes within the aviation sector, and we estimate the current market for commercial jet engine leasing to be valued at $17 billion, serving both aircraft operators as well as maintenance and repair organizations (“MROs”). Given the cost of such assets, investors in this sector need access to capital as well as specialized technical knowledge, in order to compete successfully. We believe that our Manager’s expertise and our access to financing positions us well for future growth in aircraft and engine leasing. Since inception, we have acquired one commercial aircraft and twenty-four commercial jet engines.

Offshore Energy

Oil and natural gas constitute the majority of global energy sources and are expected to remain so for the foreseeable future. According to the United States Energy Information Administration (the “EIA”), fossil fuels, which represented approximately 80% of energy consumption in 2011, will continue to represent approximately 80% of energy consumption in 2040. Energy demand is expected to grow, driven by increasing global population and GDP growth. This growth in energy demand is expected to result from both a larger pool of energy users as well as higher energy use per capita.

We believe that offshore oil and gas exploration and production (“E&P”) spending will increase in order to meet this increased demand for energy, and that the higher level of spending will lead to a greater demand for offshore assets by operators in the offshore energy sector.

Based on publicly available sources, we believe offshore E&P spending will average $449 billion per year for the next four years, largely as a result of increased demand for oil and gas and increased activity in the deepwater markets. We estimate that approximately $250 billion is required to finance the construction of new offshore assets over the next five years in order to supply the existing growth in demand as well as replace retiring assets. We believe that the underlying market demand, together with the need for additional assets such as support and supply vessels, presents us with significant opportunities for new investment in the sector, and that our Manager’s expertise in the sector will enable us to take advantage of these opportunities. Since inception, we have acquired one support vessel, one supply vessel and one derrick pipelay barge.

Shipping Containers

The shipping container market principally includes marine shipping containers as well as related assets such as box chassis and generator sets (“gensets”). This equipment enables the efficient and effective movement of manufactured goods around the world through global containerized trade. According to Harrison Consulting, the size of the world container fleet as of November 2013 was approximately 33.5 million twenty-foot equivalent units (“TEU”).

The market for the movement of containerized cargo has grown at over 8% per year over the last three decades, more than double the annualized rate of world GDP growth during that same period. While the growth in the containerized cargo market has slowed in the last few years due to general economic conditions, we expect future growth will benefit from a growing global middle class and resulting increased consumption of goods and services worldwide, and our Manager’s expertise will enable us to take advantage of such future growth. To date, we have focused our investment activity on acquiring container boxes but we also consider other related opportunities across the sector. Since inception, we have acquired approximately 180,000 shipping containers.

Additional Acquisition Opportunities

We constantly monitor the transportation and infrastructure industry for attractive acquisition opportunities. We are currently evaluating over $             million of potential acquisitions in a variety of different sectors, including both the sectors in which we have historically been active (aviation, offshore energy and shipping containers), as well as other transportation or infrastructure-related assets, including but not limited to rail, airports and seaports. There can be no assurance that we will be successful in acquiring any such assets or, if acquired, that they will generate returns meeting our target IRR, or at all.

Our Strategy

We target investments in transportation and transportation-related infrastructure assets. We seek to acquire assets that are used by major operators of transportation and infrastructure networks across sectors, and we believe this approach allows us to invest more opportunistically as compared to a single sector approach. We focus on opportunities that generate significant contracted cash flow and have potential upside from asset appreciation. We target asset level IRRs of 15% to 25% with the use of what we believe to be reasonable leverage. We believe these returns are attainable given the performance of our existing assets to date and based on market dynamics that we believe will foster significant opportunities to acquire additional transportation and transportation-related infrastructure assets at similar returns. We calculate IRR for our investments based on the timing and amount of cumulative cash invested in each acquisition, the total cash returned to us from each acquisition, and the estimated fair market value of the remaining asset at the time of measurement. The fair value of our assets is determined in accordance with our valuation policies.

We take a proactive approach to markets and opportunities by first developing an investment strategy and then pursuing optimal opportunities within that strategy. In addition to relying on our own experience, we plan to make use of our Manager’s network of industry relationships in order to find, structure and execute on attractive acquisitions. These relationships include senior executives at lessors and operators, end users of transportation and infrastructure assets as well as banks, lenders and other asset owners.

Our Strengths

Experienced Investment Team—Our Manager is an affiliate of Fortress, a leading, diversified global investment firm with approximately $58 billion under management as of September 30, 2013. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Over the last ten years, Fortress has been an active investor in transportation and transportation-related infrastructure assets globally. The Fortress team of investment professionals, led by Joseph Adams, has over fifty years of combined experience in acquiring, managing and marketing transportation and infrastructure assets. The team has been working directly together for over ten years and has collectively invested almost $3 billion in equity capital and purchased over $15 billion in transportation and infrastructure assets since 2002. Some of our Manager’s prior transactions include the creation of Aircastle Ltd., one of the world’s leading aircraft lessors; SeaCube Container Leasing Ltd., one of the world’s largest container lessors; and RailAmerica Inc., a leading short-line rail operator.

We Target Assets that Generate Strong Cash Flows with Upside Potential and Plan to Pay Dividends—We target investments in transportation and transportation-related infrastructure assets that generate significant and predictable cash flows through contractual lease or regular usage payments and have potential upside from appreciation in value over time. Thus far, the majority of our investments have involved transactions where the assets were already subject to or would be subject to ongoing contractual lease payments representing a significant percentage of the purchase price. Furthermore, we target asset level IRRs for each individual acquisition of 15% to 25% with the use of what we believe to be reasonable leverage across the portfolio. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%. Our existing leverage on a weighted basis across our existing portfolio is approximately 29% of our total capital. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of our total capital. Since inception through September 30, 2013, we have made a total of eight quarterly distributions to our investors equal to approximately 61.3% of our cumulative net income during that period, not including distributions related to the sale of certain assets. We intend to continue paying regular quarterly dividends to our shareholders; however, our dividend policy will be based on a number of factors and will not be determined solely by our net income or any other measure of performance, and our ability to pay dividends will also be subject to certain risks and limitations. There can be no assurance that dividends will be paid in amounts or on a basis consistent with prior distributions to our investors, if at all. See “Dividend Policy.”

Extensive Relationships with Experienced Operators—Through our Manager, we have numerous relationships with operators across the transportation industry. We typically seek to partner and often co-invest with experienced operators and owners when making acquisitions, and our existing relationships enable us not only to source opportunities, but also to maximize the value of each asset post-closing. Within our existing portfolio, we have partnered with several operators, and we expect to continue to do so.

Opportunistic Investment Approach—We acquire and manage assets that are essential to the transportation of goods and people globally. We seek to find assets with the potential for attractive returns, take advantage of mispriced opportunities and focus on value-oriented acquisitions with upside potential. While our existing portfolio consists of assets in three industry sectors, our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk adjusted return profile, including in other sectors of the transportation and transportation-related infrastructure market such as rail, airports, seaports, or otherwise as we and our Manager may determine from time to time. As global markets change over time, we believe that our broad investment mandate will enable us to adjust our approach to maximize the returns for our shareholders.

Existing Portfolio

The following is a summary of our existing portfolio, and the percentage of our equity deployed in acquiring assets in our reportable segments (aviation, offshore energy and shipping containers), in each case as of September 30, 2013:

•	Aviation (approximately 30% of equity within our reportable segments)—We own 17 aviation assets, comprised of 16 commercial jet engines that are compatible with Boeing 737, 747 and 767 aircraft models, as well as one Boeing 757 aircraft. Our aviation assets are primarily on short-term leases with airlines located around the globe. Our aviation portfolio is currently unlevered. As of September 30, 2013, nine of our aviation assets were leased to operators or other third-parties.

•	Offshore energy (approximately 35% of equity within our reportable segments)—We own or are committed to purchasing two offshore energy equipment assets, including one Anchor Handling Tug Supply (“AHTS”) vessel (which we committed to purchase in November 2013) and one remote operated vehicle (an “ROV”) support vessel. In addition, as of September 30, 2013 we owned a 16.67% interest in an entity that owns a derrick pipelay barge, which interest was sold in November 2013. Our assets in the offshore energy sector are subject to long-term charters, whereby the operator assumes the operating expense and utilization risk for the vessels. The locally based operators with whom we partner operate our vessels for large energy companies, some of whom are national oil companies. Our offshore energy portfolio is approximately 12% levered on a weighted-average basis. As of September 30, 2013, all of our offshore energy assets were leased to operators or other third-parties.

•	Shipping containers (approximately 35% equity within our reportable segments)—We own, either directly or through a joint venture, interests in approximately 180,000 maritime shipping containers.

100% of our shipping containers are on long-term leases to various shipping companies located around the globe, primarily on a finance lease basis with required or bargain purchase obligations. Our shipping container portfolio is currently approximately 71% levered on a weighted-average basis. As of September 30, 2013, all of our shipping containers were leased to operators or other third-parties.

From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%. Our existing leverage on a weighted basis across our existing portfolio is approximately 29% of our total capital. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of our total capital.

Our Manager and Management Agreement and Other Compensation Arrangements

We have entered into a Management Agreement with our Manager, an affiliate of Fortress, effective upon completion of this offering, pursuant to which our Manager provides for the day-to-day management of our operations. We draw upon the expertise and resources of Fortress, a leading, diversified global investment firm with approximately $58 billion of assets under management as of September 30, 2013. Over the last ten years, Fortress has been an active investor in transportation and transportation-related infrastructure assets globally. Since 2002, Fortress has directly or indirectly invested almost $3 billion in equity capital and has purchased over $15 billion in transportation and transportation-related infrastructure assets around the world.

Pursuant to the terms of our Management Agreement, our Manager provides us with a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors. Our Manager’s duties include: (i) performing all of our day-to-day functions, (ii) determining investment criteria in accordance with the broad investment guidelines adopted by our board of directors, (iii) sourcing, analyzing and executing on acquisitions and sales, (iv) performing ongoing commercial management of the portfolio, and (v) providing financial and accounting management services.

Our Management Agreement has an initial three-year term and is automatically renewed for one-year terms thereafter unless terminated by our Manager. Our Manager is entitled to receive a management fee from us that is based on the average value of our total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP as of the last day of the two most recently completed calendar quarters multiplied by an annual rate of 1.50%, as further described below. In addition, we are obligated to reimburse certain expenses incurred by our Manager.

Under our Management Agreement, each of we, Holdco and the General Partner have agreed that our Manager will have the exclusive authority to manage our and Holdco’s assets as further provided in the Management Agreement. We will not conduct any operations other than our direct ownership of Holdco, which is responsible for acquiring assets on our behalf through one or more of its subsidiaries. Pursuant to the partnership agreement of Holdco (the “Partnership Agreement”), a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the General Partner which, like our Manager, is an affiliate of Fortress, will be entitled to receive incentive distributions before any amounts are distributed to the Issuer based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively, subject to certain adjustments.

The terms of our Management Agreement and our compensation arrangements with the General Partner are summarized below and described in more detail under “Our Manager and Management Agreement and Other Compensation Arrangements” in this prospectus.

Type	Description
Management Fee	The management fee is determined by taking the average value of our total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed calendar quarters multiplied by an annual rate of 1.50%, and is payable quarterly in arrears in cash. For illustrative purposes only, the amount of the management fee payable to the Manager for 2012 had the Management Agreement been in effect would have been approximately $0.6 million.

Incentive Allocation to the General Partner

Income Incentive Allocation

Income Incentive Allocation is calculated and payable quarterly in arrears based on our pre-incentive distribution Net Income for the immediately preceding calendar quarter. For this purpose, pre-incentive distribution net income means, with respect to a calendar quarter, our consolidated net income during such quarter calculated in accordance with GAAP excluding gains and losses, realized or unrealized, and excluding any incentive compensation during the quarter.

We will pay the General Partner an Income Incentive Allocation with respect to our pre-incentive distribution net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which our pre-incentive distribution net income, expressed as a rate of return on the average value of our net equity capital at the end of the two most recently completed calendar quarters, does not exceed 2.0% for such quarter (8.0% annualized); (2) 100% of our pre-incentive distribution net income with respect to that portion of such pre-incentive distribution net income, if any, that is equal to or exceeds 2.00% but does not exceed 2.2223% for such quarter; and (3) 10.0% of the amount of our pre-incentive distribution net income, if any, that exceeds 2.2223% for such quarter. These calculations are appropriately prorated for any period of less than three months. The effect of the distribution calculation described above is that if pre-incentive distribution net income, expressed as a rate of return on the average value of our net equity capital at the end of the two most recently completed calendar quarters, is equal to or exceeds 2.2223%, the General Partner will receive an Income Incentive Allocation of 10.0% of our pre-incentive distribution net income for the quarter.

Capital Gains Incentive Allocation

Capital Gains Incentive Allocation is calculated and payable in arrears as of the end of each calendar year and will equal 10% of our cumulative realized gains from the date of the consummation of this offering through the end

Type	Description

of the applicable calendar year net of cumulative capital losses for such period, unrealized losses attributed to impairments and all realized gains upon which prior performance-based capital gains incentive distribution payments were previously made to the General Partner.

For illustrative purposes only, the aggregate amount of Income Incentive Allocation payable to the General Partner for 2012 had these compensation arrangements been in effect would have been approximately $0.3 million. There would have been no Capital Gains Incentive Allocation for 2012 had these compensation arrangements been in effect.

Reimbursement of Expenses

We will pay, or reimburse our Manager for performing certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis. We will also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement.

Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager, rent for facilities, and other “overhead” expenses; we will not reimburse our Manager for these expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our assets, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our shareholders, costs incurred by our Manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

Termination Fee	If we terminate the Management Agreement, we will generally be required to pay the manager a termination fee. The termination fee is equal to the amount of the management fee during the 12 months immediately preceding the date of the termination.

Incentive Allocation Fair Value Amount	An Incentive Allocation Fair Value Amount will be payable to the General Partner if the General Partner is

Type	Description

removed due to the termination of our Management Agreement in certain specified circumstances. The Incentive Allocation Fair Value Amount is an amount equal to the Income Incentive Allocation and the Capital Gains Incentive Allocation that would be paid to the General Partner if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments).

Grant of Options to Our Manager

Upon the successful completion of an offering of our common shares or any preferred shares, we will grant our Manager options to purchase common shares or preferred units, as applicable, in an amount equal to 10% of the number of shares being sold in the offering, with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser, which may be an affiliate of Fortress. For the avoidance of doubt, this initial public offering of our common shares will not constitute an offering for purposes of this provision.

Summary Risk Factors

Our business is subject to risks, as discussed more fully in the section entitled “Risk Factors” beginning on page 18. You should carefully consider all of the risks discussed in the “Risk Factors” section before investing in our common shares. In particular, the following risks, among others, may have an adverse effect on our business, which could cause a decrease in the price of our common shares and result in a loss of all or a portion of your investment:

•	We are reliant on FIG LLC, our Manager, and other key personnel at Fortress and there are conflicts of interest in our relationship with our Manager;

•	Our Manager is authorized to follow a broad asset acquisition strategy and changes to such strategy may increase our exposure to certain risks or otherwise adversely affect our business;

•	There can be no assurance that targeted returns or any other level of returns can be achieved and there can be no assurance that we will pay dividends in a manner consistent with prior distributions to our investors, or at all;

•	Economic uncertainty and political risks have historically negatively impacted the transportation industry and may reduce the demand for our assets, result in non-performance of contracts by our lessees or charterers, limit our ability to obtain additional capital to finance new acquisitions or have other unforeseen negative effects;

•	We could experience a period of oversupply in the markets that we operate, which could depress charter or lease rates for our assets, result in decreased utilization of our assets and materially adversely affect our results of operations and cash flows;

•	Our cash flows are substantially impacted by our ability to collect compensation from customers and contractual defaults and our failure to renew or obtain new charters or leases may adversely affect our business and results of operations;

•	If our investments become concentrated in a particular type of asset or sector, our business and financial results could be adversely affected by changes in market demand or problems specific to that asset or sector;

•	The business of acquiring transportation and transportation-related infrastructure assets is highly competitive and market competition for such assets includes both traditional participants as well as a growing number of non-traditional participants seeking investment opportunities, including other affiliates of Fortress;

•	The values of the assets we purchase may fluctuate due to various factors;

•	We rely on select operators to perform certain day-to-day activities in managing our assets; and

•	Our inability to obtain sufficient capital would constrain our ability to grow our portfolio and to increase our revenues.

Conflicts of Interest

Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

One or more of our officers and directors have responsibilities and commitments to entities other than us. For example, we have some of the same directors and officers as other entities affiliated with Fortress. In addition, we do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics prohibits, subject to the terms of our organizational documents, the directors, officers and employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us. In other words, this means that our Manager and its members, managers, officers and employees may pursue acquisition opportunities in transportation and transportation-related infrastructure assets, and that we may acquire or dispose of transportation or transportation-related infrastructure assets in which such persons have a personal interest, subject to pre-approval by the independent members of our board of directors in certain circumstances. In the event of a violation of this code of business of conduct and ethics that does not constitute bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties, neither our Manager nor its members, managers, officers or employees will be liable to us. See “Risk Factors—Risks Relating to our Manager—There are conflicts of interest in our relationship with our Manager.”

Our key agreements, including our Management Agreement, the Partnership Agreement and our operating agreement, were negotiated among related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated on an arm’s-length basis with unaffiliated parties. Our independent directors may not vigorously enforce the provisions of our Management Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel.

The structure of our Manager’s and the General Partner’s compensation arrangements may have unintended consequences for us. We have agreed to pay our Manager a management fee and the General Partner is entitled to receive incentive allocation from Holdco that are each based on different measures of performance. Consequently, there may be conflicts in the incentives of our Manager to generate attractive risk-adjusted returns for us. In addition, because the General Partner and our Manager are both affiliates of Fortress, the incentive allocation to the General Partner may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other objectives, such as preservation of capital, to achieve higher incentive distributions. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our portfolio of assets and your investment in us.

We may compete with entities affiliated with our Manager or Fortress for certain target assets. From time to time, affiliates of Fortress may focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has multiple existing and planned funds focused on investing in one or more of the segments in which we acquire assets, each with significant current or expected capital commitments. We may co-invest with these funds in certain target assets. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund. Fortress had approximately $58 billion of assets under management as of September 30, 2013.

Our Manager may determine, in its discretion, to make a particular acquisition through an investment vehicle other than us. Investment allocation decisions will reflect a variety of factors, such as a particular vehicle’s availability of capital (including financing), investment objectives and concentration limits, legal, regulatory, tax and other similar considerations, the source of the opportunity and other factors that the Manager, in its discretion, deems appropriate. Our Manager does not have an obligation to offer us the opportunity to participate in any particular investment, even if it meets our asset acquisition objectives. In addition, employees of Fortress or certain of its affiliates—including personnel providing services to or on behalf of our Manager—may perform services for Fortress affiliates that may acquire or seek to acquire transportation and infrastructure-related assets.

Our Organizational Structure

Our business is presently conducted through Holdco and its consolidated subsidiaries. Holdco is currently substantially owned by three entities: the General Partner, Fortress Worldwide Transportation and Infrastructure Investors Offshore L.P. (the “Offshore Partnership”) and Fortress Worldwide Transportation and Infrastructure LP (the “Onshore Partnership”), which are limited partnerships controlled by affiliates of Fortress, and were formed for the purpose of investing in Holdco. Prior to the consummation of this offering, we will complete a series of reorganization transactions (the “Reorganization”), pursuant to which the Offshore Partnership will contribute all of its interests in Holdco to a newly formed Cayman Islands exempted limited partnership (the “New Offshore Partnership” and together with the Onshore Partnership, the “Initial Shareholders”), and the New Offshore Partnership and the Onshore Partnership will contribute all of their interests in Holdco to us in exchange for an aggregate of              of our common shares. If applicable, the General Partner will also contribute its rights to previously undistributed incentive distributions pursuant to the partnership agreement of the general partner to the Onshore Partnership and the New Offshore Partnership, in exchange for limited partnership interests in each such partnership equal to the amount of any such undistributed incentive distributions.

Following the expiration of the lock-up agreements entered into between the underwriters and the Initial Shareholders, the Initial Shareholders will liquidate and distribute (the “Distribution”) all of the common shares of the Company owned by them and any other distributable proceeds to holders of their limited partnership interests, including the General Partner (collectively, the “Limited Partners”), in accordance with the distribution allocation formulas contained in the respective limited partnership agreements of the Initial Shareholders. For purposes of allocating the common shares in the Distribution, the shares will be valued at the initial public offering price per share. Immediately following the Distribution (assuming an offering price of $         per share, which is the midpoint of the price range set forth on the cover of this prospectus, and no additional issuances or repurchases of common shares following this offering), the General Partner will own approximately     % of our outstanding shares and the other Limited Partners will own, in the aggregate, approximately     % of our outstanding shares.

We were formed for the purpose of effecting this offering. Our only business following this offering will be our ownership of the limited partner interests in Holdco and, as such, our only source of income will be distributions from Holdco, which are subject to the General Partner’s right to receive certain incentive payments before any distributions are made to us. In addition, we will be obligated to pay a management fee to FIG LLC, our Manager, which is an affiliate of Fortress. See “Our Manager and Management Agreement and Other Compensation Arrangements” for additional information on the management fee and potential incentive allocation payable to the General Partner.

The graphic below illustrates our holding company structure both before and after giving effect to this offering, the Reorganization and the Distribution.

Pre-Reorganization Structure

Offshore Partnership
Onshore Partnership
General Partner
LP Interest
LP Interest
GP Interest
Holdco
Operating Companies and Assets

Post-Reorganization, Post-Initial Public Offering and Post-Distribution Structure

Public Shareholders
Former limited partners of New Offshore and Onshore Partnerships
General Partner
___%
___%
___%
FTAI (the Issuer and a Delaware LLC)
LP Interest
Holdco (a Delaware Partnership)
GP Interest
Operating Companies and Assets

Tax Considerations

Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with this offering. At the closing of this offering, Skadden, Arps, Slate, Meagher & Flom LLP will deliver to us an opinion that, under current law, FTAI will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, our shareholders will be required to report and pay tax currently on their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other dividends are paid to them. See “Certain United States Federal Income Tax Considerations—Taxation of FTAI.”

Emerging Growth Company Status

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. As such, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because we will take advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to take advantage of this extended transition period.

We could remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of this offering, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Our Corporate Information

We were formed as Fortress Transportation and Infrastructure Investors Ltd., an exempted company incorporated under the laws of Bermuda, on October 23, 2013. We were domesticated in Delaware as a limited liability company and changed our name to Fortress Transportation and Infrastructure Investors LLC on                     , 2014. Our principal executive offices are located at 1345 Avenue of the Americas c/o Fortress Transportation and Infrastructure Investors LLC, New York, New York 10105. Our telephone number is 212-798-6100. Our web address is www.                                          .. The information on or otherwise accessible through our web site does not constitute a part of this prospectus or any other report or document we file with or furnish to the SEC.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial information of Holdco. The Company is a newly-formed limited liability company that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement, which have been deemed immaterial and therefore are not presented in the summary historical consolidated financial data. Upon completion of the Reorganization, the Company will own substantially all of the equity interests in Holdco.

The summary consolidated statement of operations data for the year ended December 31, 2012 and the period from June 23, 2011 to December 31, 2011, and the summary consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited financial statements included elsewhere in this prospectus. The summary consolidated statement of operations data for the nine months ended September 30, 2013 and 2012 and the summary consolidated balance sheet data as of September 30, 2013 and 2012 have been derived from our unaudited financial statements included elsewhere in this prospectus.

The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
	(in thousands)
Statement of Operations data:
Lease income	$126	$740	$5,445	$28
Maintenance revenue	2,255	371	1,207	2,255
Finance lease income	94	—	5,288	—
Other income, net	1,014	16	207	990

Total revenues	3,489	1,127	12,147	3,273

Repairs and maintenance	1,275	—	631	246
Management fees	520	63	1,542	268
General and administrative	1,745	2,369	1,560	862
Depreciation	887	227	2,335	540
Interest expense	30	—	2,024	—

Total expenses	4,457	2,659	8,092	1,916

Equity in earnings of unconsolidated entities, net of premium amortization of $69, $0, $80 and $45, respectively	3,162	—	8,512	1,523
Gain on sale of equipment	—	—	1,870	—

Net income (loss)	2,194	(1,532)	14,437	2,880
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	260	—

Net income (loss) attributable to partners	$2,194	$(1,532)	$14,177	$2,880

Earnings (loss) per share, basic and diluted, as adjusted for the Reorganization
Weighted average shares outstanding, basic and diluted, as adjusted for the Reorganization

	December 31,
	2012	2011	September 30, 2013	September 30, 2012
	(in thousands)
Balance Sheet data:
Total assets	$170,574	$17,316	$292,703	$66,956
Debt obligations	55,991	—	75,778	—
Total liabilities	58,559	6,461	80,991	1,583
Total partners’ capital	112,015	10,855	211,712	65,373

THE OFFERING

Common shares we are offering	shares.

Common shares to be issued and outstanding after this offering	shares ( shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds	We intend to use the net proceeds to us from this offering, together with our other sources of capital and liquidity, for the acquisition of new assets in the sectors in which we currently invest—aviation, offshore energy and shipping containers—as well as to opportunistically acquire assets across the entire transportation and transportation related infrastructure market, including rail, airports, seaports, and other transportation and infrastructure-related assets, as well as for working capital, and for other general corporate purposes.

Dividend policy	We intend to pay regular quarterly dividends to holders of our common shares out of assets legally available for this purpose. Dividends will be authorized by our board of directors and declared by us based on a number of factors including actual results of operations, liquidity and financial condition, restrictions imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject. See “Dividend Policy.”

Risk factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding to invest in our common shares.

Tax	Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with this offering. At the closing of this offering, Skadden, Arps, Slate, Meagher & Flom LLP will deliver to us an opinion that, under current law, FTAI will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, our shareholders will be required to report and pay tax currently on their allocable share of our income for U.S. federal income tax purposes, regardless of whether any cash or other dividends are paid to them. See “Certain United States Federal Income Tax Considerations—Taxation of FTAI.”

NYSE symbol	“FTAI.”

Except as otherwise indicated, all of the information in this prospectus:

•	gives retroactive effect to a for one share split to be effected immediately prior to the offering;

•	gives retroactive effect to the Reorganization to be effected immediately prior to the offering;

•	assumes no exercise of the underwriters’ option to purchase up to additional common shares; and

•	assumes an initial offering price of $ per share, which is the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus.

RISK FACTORS

Investing in our common shares involves a high degree of risk. You should carefully consider the following risk factors, as well as other information contained in this prospectus, before deciding to invest in our common shares. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our common shares could decline and you could lose all or part of your investment.

Risks Relating to Our Business

Uncertainty relating to macroeconomic conditions may reduce the demand for our assets, result in non-performance of contracts by our lessees or charterers, limit our ability to obtain additional capital to finance new investments, or have other unforeseen negative effects.

Uncertainty and negative trends in general economic conditions in the United States and abroad, including significant tightening of credit markets, historically have created difficult operating environments for owners and operators in the transportation industry. Many factors, including factors that are beyond our control, may impact our operating results or financial condition and/or affect the lessees and charterers that form our customer base. For some years, the world has experienced weakened economic conditions and volatility following adverse changes in global capital markets. These conditions have resulted in significant contraction, de-leveraging and reduced liquidity in the credit markets. A number of governments have implemented, or are considering implementing, a broad variety of governmental actions or new regulations for the financial markets. In addition, limitations on the availability of capital, higher costs of capital for financing expenditures or the desire to preserve liquidity, may cause our current or prospective customers to make reductions in future capital budgets and spending.

Further, demand for our assets is related to passenger and cargo traffic growth, which in turn is dependent on general business and economic conditions. We cannot assure you that the recent global economic downturn will not continue or worsen, which could have an adverse impact on passenger and cargo traffic levels and consequently our lessees’ and charterers’ business, which may in turn result in a significant reduction in revenues, earnings and cash flows, difficulties accessing capital and a deterioration in the value of our assets. We may also become exposed to increased credit risk from our customers and third-parties who have obligations to us, which could result in increased non-performance of contracts by our lessees or charterers and adversely impact our business, prospects, financial condition, results of operations and cash flows.

The industries in which we operate have experienced periods of oversupply during which lease rates and asset values have declined, particularly during the recent economic downturn, and any future oversupply could materially adversely affect our results of operations and cash flows.

The oversupply of a specific asset is likely to depress the lease or charter rates for and the value of that type of asset and result in decreased utilization of our assets, and the industries in which we operate have experienced periods of oversupply during which rates and asset values have declined, particularly during the recent economic downturn. Factors that could lead to such oversupply include, without limitation:

•	general demand for the type of assets that we purchase;

•	general macroeconomic conditions;

•	geopolitical events, including war, prolonged armed conflict and acts of terrorism;

•	outbreaks of communicable diseases and natural disasters;

•	governmental regulation;

•	interest rates;

•	the availability of credit;

•	restructurings and bankruptcies of companies in the industries in which we operate, including our customers;

•	manufacturer production levels and technological innovation;

•	manufacturers merging or exiting the industry or ceasing to produce certain asset types;

•	retirement and obsolescence of the assets that we own;

•	increases in supply levels of assets in the market due to the sale or merging of operating lessors; and

•	reintroduction of previously unused or dormant assets into the industries in which we operate.

These and other related factors are generally outside of our control and could lead to persistence of, or increase in, the oversupply of the types of assets that we acquire or decreased utilization of our assets, either of which could materially adversely affect our results of operations and cash flow. In addition, lessees may redeliver our assets to locations where there is oversupply, which may lead to additional repositioning costs for us if we move them to areas with higher demand. Positioning expenses vary depending on geographic location, distance, freight rates and other factors, and may not be fully covered by drop-off charges collected from the last lessees of the equipment or pick-up charges paid by the new lessees. Positioning expenses can be significant if a large portion of our assets are returned to locations with weak demand, which could materially adversely affect our business, prospects, financial condition, results of operations and cash flow.

There can be no assurance that any target returns will be achieved.

Our target IRRs for assets are targets only and are not forecasts of future profits. Although target IRRs are presented as a specific range, the actual returns achieved by our assets may vary from the target IRRs included in this prospectus and these variations may be material. Our target IRRs range is based on our Manager’s assessment of appropriate expectations for returns on assets and the ability of our Manager to enhance the return generated by those assets through active management. There can be no assurance that these assessments and expectations will be achieved and failure to achieve any or all of them may materially adversely impact our ability to achieve any target IRR with respect to any or all of our assets.

In addition, our target IRRs are based on estimates and assumptions regarding a number of other factors, including, without limitation, holding periods, the absence of material adverse events affecting specific investments (which could include, without limitation, natural disasters, terrorism, social unrest or civil disturbances), general and local economic and market conditions, changes in law, taxation, regulation or governmental policies and changes in the political approach to transportation investment, either generally or in specific countries in which we may invest or seek to invest. Many of these factors, as well as the other risks described elsewhere in this prospectus, are beyond our control and all could adversely affect our ability to achieve a target IRR with respect to an asset. Further, target IRRs are targets for the return generated by specific assets and not by us. Numerous factors could prevent us from achieving similar returns, notwithstanding the performance of individual assets, including, without limitation, taxation and fees payable by us or our operating subsidiaries, including fees payable to our Manager and the incentive allocation payable to General Partner. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%.

There can be no assurance that the returns generated by any of our assets will meet our target IRRs, or any other level of return, or that we will achieve or successfully implement our asset acquisition objectives, and failure to achieve the target IRR in respect of any of our assets could, among other things, have a material adverse effect on our business, prospects, financial condition, results of operations and cash flow. Further, even if the returns generated by individual assets meet target IRRs, there can be no assurance that the returns generated by other existing or future assets would do so, and the historical performance of the assets in our existing portfolio should not be considered as indicative of future results with respect to any assets.

Contractual defaults may adversely affect our business, prospects, financial condition, results of operations and cash flows by decreasing revenues and increasing storage, positioning, collection, recovery and lost equipment expenses.

The success of our business depends in large part on the success of the operators in the sectors in which we participate. Cash flows from our assets are substantially impacted by our ability to collect compensation and other amounts to be paid in respect of such assets from the customers with which we enter into leases, charters or other contractual arrangements. Inherent in the nature of the leases, charters and other arrangements for the use of such assets is the risk that we may not receive, or may experience delay in realizing, such amounts to be paid. While we target the entry into contracts with credit-worthy counterparties, no assurance can be given that such counterparties will perform their obligations during the term of the leases, charters or other contractual arrangements. In addition, when counterparties default, we may fail to recover all of our assets, and the assets we do recover may be returned in damaged condition or to locations where we will not be able to efficiently lease, charter or sell them. In most cases, we maintain, or require our lessees to maintain, certain insurances to cover the risk of damages or loss of our assets. However, these insurance policies may not be sufficient to protect us against a loss.

Depending on the specific sector, the risk of contractual defaults may be elevated due to excess capacity as a result of oversupply during the recent economic downturn. We lease assets to our customers pursuant to fixed-price contracts, and our customers then seek to utilize those assets to transport goods and provide services. If the price at which our customers receive for their transportation services decreases as a result of an oversupply in the marketplace, then our customers may be forced to reduce their prices in order to attract business (which may have an adverse affect on their ability to meet their lease obligations to us), or may seek to renegotiate or terminate their lease arrangements with us to pursue a lower-priced opportunity with another lessor, which may have a direct, adverse effect on us. See “—The industries in which we operate have experienced periods of oversupply during which lease rates and asset values have declined, particularly during the financial crisis, and any future oversupply could materially adversely affect our results of operations and cash flows” above. Any default by a material customer would have a significant impact on our profitability at the time the customer defaulted, which could materially adversely affect our operating results and growth prospects. In addition, some of our counterparties may reside in jurisdictions with legal and regulatory regimes that make it difficult and costly to enforce such counterparties’ obligations.

We may not be able to renew or obtain new or favorable charters or leases, which could adversely affect our business, prospects, financial condition, results of operations and cash flows.

Our operating leases are subject to greater residual risk than direct finance leases because we will own the assets at the expiration of an operating lease term and we may be unable to renew existing charters or leases at favorable rates, or at all, or sell the leased or chartered assets, and the residual value of the asset may be lower than anticipated. In addition, our ability to renew existing charters or leases or obtain new charters or leases will also depend on prevailing market conditions, and upon expiration of the contracts governing the leasing or charter of the applicable assets, we may be exposed to increased volatility in terms of rates and contract provisions. Likewise, our customers may reduce their activity levels or seek to terminate or renegotiate their charters or leases with us. If we are not able to renew or obtain new charters or leases in direct continuation, or if new charters or leases are entered into at rates substantially below the existing rates or on terms otherwise less favorable compared to existing contractual terms, or if we are unable to sell assets for which we are unable to obtain new contracts or leases, our business, prospects, financial condition, results of operations and cash flows could be materially adversely affected.

If we acquire a high concentration of a particular type of asset, or concentrate our investments in a particular sector, our business, prospects, financial condition, results of operations and cash flows could be adversely affected by changes in market demand or problems specific to that asset or sector.

If we acquire a high concentration of a particular asset, or concentrate our investments in a particular sector, our business and financial results could be adversely affected by sector-specific or asset-specific factors. For example, if a particular sector experiences difficulties such as increased competition or oversupply, the operators we rely on as a lessor may be adversely affected and consequently our business and financial results may be similarly affected. If we acquire a high concentration of a particular asset and the market demand for a particular asset declines, it is redesigned or replaced by its manufacturer or it experiences design or technical problems, the value and rates relating to such asset may decline, and we may be unable to lease or charter such asset on favorable terms, if at all. Any decrease in the value and rates of our assets may have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

We operate in highly competitive markets.

The business of acquiring transportation and transportation-related infrastructure assets is highly competitive. Market competition for opportunities includes traditional transportation and infrastructure companies, commercial and investment banks, as well as a growing number of non-traditional participants, such as hedge funds, private equity funds and other private investors, including other affiliates of Fortress. Some of these competitors may have access to greater amounts of capital and/or to capital that may be committed for longer periods of time or may have different return thresholds than us, and thus these competitors may have certain advantages not shared by us. In addition, competitors may have incurred, or may in the future incur, leverage to finance their debt investments at levels or on terms more favorable than those available to us. Strong competition for investment opportunities could result in fewer such opportunities for us, as certain of these competitors have established and are establishing investment vehicles that target the same types of assets that we intend to purchase.

In addition, some of our competitors may have longer operating histories, greater financial resources and lower costs of capital than us, and consequently, may be able to compete more effectively in one or more of our target markets. We likely will not always be able to compete successfully with our competitors and competitive pressures or other factors may also result in significant price competition, particularly during industry downturns, which could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

Litigation to enforce our contracts and recover our assets has inherent uncertainties that are increased by the location of our assets in jurisdictions that have less developed legal systems.

While some of our contractual arrangements are governed by New York law and provide for the non-exclusive jurisdiction of the courts located in the state of New York, our ability to enforce our counterparties’ obligations under such contractual arrangements is subject to applicable laws in the jurisdiction in which enforcement is sought. While some of our existing assets are used in specific jurisdictions, transportation and transportation-related infrastructure assets by their nature generally move throughout multiple jurisdictions in the ordinary course of business. As a result, it is not possible to predict, with any degree of certainty, the jurisdictions in which enforcement proceedings may be commenced. Litigation and enforcement proceedings have inherent uncertainties in any jurisdiction and are expensive. These uncertainties are enhanced in countries that have less developed legal systems where the interpretation of laws and regulations is not consistent, may be influenced by factors other than legal merits and may be cumbersome, time-consuming and even more expensive. For example, repossession from defaulting lessees may be difficult and more expensive in jurisdictions whose laws do not confer the same security interests and rights to creditors and lessors as those in the United States and where the legal system is not as well developed. As a result, the remedies available and the relative success and expedience of collection and enforcement proceedings with respect to the our owned assets in various jurisdictions cannot be predicted. To the extent more of our business shifts to areas outside of the United States and Europe, such as China, it may become more difficult and expensive to enforce our rights and recover our assets.

Certain liens may arise on our assets.

Certain of our assets are currently subject to liens under separate financing arrangements entered into by two of our subsidiaries in connection with acquisitions of shipping containers. In the event of a default under such arrangements by the applicable subsidiary, the lenders thereunder would be permitted to take possession of or sell such assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.” In addition, our currently owned assets and assets that we purchase in the future may be subject to other liens based on the industry practices relating to such assets. Until they are discharged, these liens could impair our ability to repossess, re-lease or sell our assets, and to the extent our lessees or charterers do not comply with their obligations to discharge any liens on the applicable assets, we may find it necessary to pay the claims secured by such liens in order to repossess such assets. Such payments could materially adversely affect our operating results and growth prospects.

The values of the assets that we purchase may fluctuate due to various factors.

The fair market values of our assets may decrease or increase depending on a number of factors, including the prevailing level of charter or lease rates from time to time, general economic and market conditions affecting our target markets, type and age of assets, supply and demand for assets, competition, new governmental or other regulations and technological advances, all of which could impact our profitability and our ability to lease, charter or sell such assets. In addition, our assets depreciate as they age and may generate lower revenues and cash flows. We must be able to replace such older, depreciated assets with newer assets, or our ability to maintain or increase our revenues and cash flows will decline. In addition, if we dispose of an asset for a price that is less than the depreciated book value of the asset on our balance sheet or if we determine that an asset’s value has been impaired, we will recognize a related charge in our consolidated statement of operations and such charge could be material.

Our use of joint ventures or partnerships, and our Manager’s outsourcing of certain functions, may present unforeseen obstacles or costs.

We have acquired and may in the future acquire interests in certain assets in cooperation with third-party partners or co-investors through jointly-owned acquisition vehicles, joint ventures or other structures. In these co-investment situations, our ability to control the management of such assets depends upon the nature and terms of the joint arrangements with such partners and our relative ownership stake in the asset, each of which will be determined by negotiation at the time of the investment and the determination of which is subject to the discretion of our Manager. Depending on our Manager’s perception of the relative risks and rewards of a particular asset, our Manager may elect to acquire interests in structures that afford relatively little or no operational and/or management control to us. Such arrangements present risks not present with wholly-owned assets, such as the possibility that a co-investor becomes bankrupt, develops business interests or goals that conflict with our interests and goals in respect of the assets, all of which could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

In addition, our Manager expects to utilize third party contractors to perform services and functions related to the operation and leasing of our assets such as aviation and shipping containers. These functions may include billing, collections, recovery and asset monitoring. Because we and our Manager do not directly control these third parties, there can be no assurance that the services they provide will be delivered at a level commensurate with our expectations, or at all. The failure of any such third party contractors to perform in accordance with our expectations could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

We are subject to the risks and costs of obsolescence of our assets.

Technological and other improvements expose us to the risk that certain of our assets may become technologically or commercially obsolete. For example, in our Aviation segment, as manufacturers introduce technological innovations and new types of aircraft, some of our assets could become less desirable to potential lessees. Such technological innovations may increase the rate of obsolescence of existing aircraft faster than currently anticipated by us. In addition, the imposition of increased regulation regarding stringent noise or emissions restrictions may make some of our aircraft less desirable and less valuable in the marketplace. In our

Offshore Energy segment, development and construction of new, sophisticated, high-specification assets could cause our assets to become less desirable to potential charterers, and insurance rates may also increase with the age of a vessel, making older vessels less desirable to potential charterers. Any of these risks may adversely affect our ability to lease, charter or sell our assets on favorable terms, if at all, which could materially adversely affect our operating results and growth prospects.

Our assets are exposed to unplanned interruptions caused by catastrophic events outside of our control which may disrupt our business and cause damage or losses that may not be adequately covered by insurance.

The operations of transportation and infrastructure projects are exposed to unplanned interruptions caused by significant catastrophic events, such as cyclones, earthquakes, landslides, floods, explosions, fires, major plant breakdowns, pipeline or electricity line ruptures or other disasters. Operational disruption, as well as supply disruption, could adversely impact the cash flows available from these assets. For example, the 2011 earthquake in Japan and the related nuclear reactor accidents have caused the disruption of cargo shipping lines by closing off certain ports and requiring additional precautionary and safety measures at other ports around the world. In addition, the cost of repairing or replacing damaged assets could be considerable. Repeated or prolonged interruption may result in temporary or permanent loss of customers, substantial litigation or penalties for regulatory or contractual non-compliance, and any loss from such events may not be recoverable under relevant insurance policies. Although we believe that we are adequately insured against these types of events, either indirectly through our lessees or charterers or through our own insurance policies, no assurance can be given that the occurrence of any such event will not materially adversely affect us. In addition, if a lessee or charter is not obligated to maintain sufficient insurance, we may incur the costs of additional insurance coverage during the related lease or charter. We can give no assurance that such insurance will be available at commercially reasonable rates, if at all.

Our assets generally require routine maintenance, and we may be exposed to unforeseen maintenance costs.

We may be exposed to unforeseen maintenance costs for our assets associated with a lessee’s or charterer’s failure to properly maintain the asset. We enter into leases and charters with respect to some of our assets pursuant to which the lessees are primarily responsible for many obligations, which generally include complying with all governmental requirements applicable to the lessee or charterer, including operational, maintenance, government agency oversight, registration requirements and other applicable directives. Failure of a lessee or charterer to perform required maintenance during the term of a lease or charter could result in a decrease in value of an asset, an inability to re-lease or charter an asset at favorable rates, if at all, or a potential inability to utilize an asset. Maintenance failures would also likely require us to incur maintenance and modification costs upon the termination of the applicable lease or charter; such costs to restore the asset to an acceptable condition prior to re-leasing, charter or sale could be substantial. Any failure by our lessees or charterers to meet their obligations to perform required scheduled maintenance or our inability to maintain our assets could materially adversely affect our business, prospects, financial condition, results of operations and cash flows.

Some of our customers operate in highly regulated industries and changes in laws or regulations, including laws with respect to international trade, may adversely affect our ability to lease, charter or sell our assets.

Some of our customers operate in highly regulated industries such as aviation and offshore energy. A number of our contractual arrangements—for example, our leasing aircraft engines or offshore energy equipment to third-party operators—require the operator (our customer) to obtain specific governmental or regulatory licenses, consents or approvals. These include consents for certain payments under such arrangements and for the export, import or re-export of the related assets. Failure by our customers or, in certain circumstances, by us, to obtain certain licenses and approvals could negatively affect our ability to conduct our business. In addition, the shipment of goods, services and technology across international borders subjects the operation of our assets to international trade laws and regulations. Moreover, many countries, including the United States, control the export and re-export of certain goods, services and technology and impose related export recordkeeping and reporting obligations. Governments also may impose economic sanctions against certain countries, persons and other entities that may restrict or prohibit transactions involving such countries, persons and entities. If any such regulations or sanctions affect the asset operators that are our customers, our business, prospects, financial condition, results of operations and cash flows may be materially adversely affected.

Certain of our assets are subject to purchase options held by the charterer or lessee of the asset which, if exercised, could reduce the size of our asset base and our future revenues.

We have granted purchase options to the charterers and lessees of certain of our assets. The market values of these assets may change from time to time depending on a number of factors, such as general economic and market conditions affecting the industries in which we operate, competition, cost of construction, governmental or other regulations, technological changes and prevailing levels of charter or lease rates from time to time. The purchase price under a purchase option may be less than the asset’s market value at the time the option may be exercised. In addition, we may not be able to obtain a replacement asset for the price at which the asset is sold. In such cases, our business, prospects, financial condition, results of operations and cash flows may be materially adversely affected.

The profitability of our Offshore Energy segment may be impacted by the profitability of the offshore oil and gas industry generally, which is significantly affected by, among other things, volatile oil and gas prices.

Demand for assets in the Offshore Energy segment and our ability to secure charter contracts for our assets at favorable charter rates following expiry or termination of existing charters will depend, among other things, on the level of activity in the offshore oil and gas industry. The offshore oil and gas industry is cyclical and volatile, and demand for oil-service assets depends on, among other things, the level of development and activity in oil and gas exploration, as well as the identification and development of oil and gas reserves and production in offshore areas worldwide. The availability of high quality oil and gas prospects, exploration success, relative production costs, the stage of reservoir development, political concerns and regulatory requirements all affect the level of activity for charterers of oil-service vessels. Accordingly, oil and gas prices and market expectations of potential changes in these prices significantly affect the level of activity and demand for oil-service assets. Oil and gas prices can be extremely volatile and are affected by numerous factors beyond the Company’s control, such as: worldwide demand for oil and gas; costs of exploring, developing, producing and delivering oil and gas; expectations regarding future energy prices; the ability of the Organization of Petroleum Exporting Countries (“OPEC”) to set and maintain production levels and impact pricing; the level of production in non-OPEC countries; governmental regulations and policies regarding development of oil and gas reserves; local and international political, economic and weather conditions; domestic and foreign tax policies; political and military conflicts in oil-producing and other countries; and the development and exploration of alternative fuels. Any reduction in the demand for our assets due to these or other factors could materially adversely affect our operating results and growth prospects.

Our Shipping Containers segment is affected by the lack of an international title registry for containers, which increases the risk of ownership disputes.

Although the Bureau International des Containers registers and allocates a unique four letter prefix to every container in accordance with International Standardization Organization (“ISO”) standard 6346 (Freight container coding, identification and marking) there is no internationally recognized system of recordation or filing to evidence our title to containers nor is there an internationally recognized system for filing security interest in containers. While this has not historically had a material impact on our Shipping Containers segment, the lack of a title recordation system with respect to containers could result in disputes with lessees, end-users, or third-parties, such as creditors of end-users, who may improperly claim ownership of the containers, especially in countries with less developed legal systems.

Our international operations involve additional risks, which could adversely affect our business, prospects, financial condition, results of operations and cash flows.

We and our customers operate in various regions throughout the world. As a result, we may, directly or indirectly, be exposed to political and other uncertainties, including risks of:

•	terrorist acts, armed hostilities, war and civil disturbances;

•	acts of piracy;

•	significant governmental influence over many aspects of local economies;

•	seizure, nationalization or expropriation of property or equipment;

•	repudiation, nullification, modification or renegotiation of contracts;

•	limitations on insurance coverage, such as war risk coverage, in certain areas;

•	political unrest;

•	foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•	the inability to repatriate income or capital;

•	complications associated with repairing and replacing equipment in remote locations;

•	import-export quotas, wage and price controls, imposition of trade barriers;

•	U.S. and foreign sanctions or trade embargoes;

•	restrictions on the transfer of funds into or out of countries in which we operate;

•	compliance with U.S. Treasury sanctions regulations restricting doing business with certain nations or specially designated nationals;

•	regulatory or financial requirements to comply with foreign bureaucratic actions;

•	changing taxation policies, including confiscatory taxation;

•	other forms of government regulation and economic conditions that are beyond our control; and

•	governmental corruption.

Any of these or other risks could adversely impact our customers’ international operations which could materially adversely impact our operating results and growth opportunities.

We may make acquisitions in emerging markets throughout the world, and investments in emerging markets are subject to greater risks than developed markets and could adversely affect our business, prospects, financial condition, results of operations and cash flows.

To the extent that we acquire assets in emerging markets—which we may do throughout the world—additional risks may be encountered that could adversely affect our business. Emerging market countries have less developed economies and infrastructure and are often more vulnerable to economic and geopolitical challenges and may experience significant fluctuations in gross domestic product, interest rates and currency exchange rates, as well as civil disturbances, government instability, nationalization and expropriation of private assets and the imposition of taxes or other charges by government authorities. In addition, the currencies in which investments are denominated may be unstable, may be subject to significant depreciation and may not be freely convertible or may be subject to the imposition of other monetary or fiscal controls and restrictions.

Emerging markets are still in relatively early stages of their development and accordingly may not be highly or efficiently regulated. Moreover, emerging markets tend to be shallower and less liquid than more established markets which may adversely affect our ability to realize profits from our assets in emerging markets when we desire to do so or receive what we perceive to be their fair value in the event of a realization. In some cases, a market for realizing profits from an investment may not exist locally. In addition, issuers based in emerging markets are not generally subject to uniform accounting and financial reporting standards, practices and requirements comparable to those applicable to issuers based in more developed countries, thereby potentially increasing the risk of fraud and other deceptive practices. Settlement of transactions may be subject to greater delay and administrative uncertainties than in developed markets and less complete and reliable financial and other information may be available to investors in emerging markets than in developed markets. In addition, economic instability in emerging markets could adversely affect the value of our assets subject to leases or charters in such countries, or the ability of our lessees or charters, which operate in these markets, to meet their contractual obligations. As a result, lessees or charterers that operate in emerging market countries may be more likely to default under their contractual obligations than those that operate in developed countries. Liquidity and volatility limitations in these markets may also adversely affect our ability to dispose of our assets at the best price available or in a timely manner.

As we have and may continue to acquire assets located in emerging markets throughout the world, we may be exposed to any one or a combination of these risks, which could adversely affect our operating results.

We are actively evaluating acquisitions in other transportation and infrastructure sectors which could result in additional risks and uncertainties for our business and unexpected regulatory compliance costs.

While our existing portfolio consists of assets in the aviation, offshore energy and shipping container sectors, we are actively evaluating acquisitions in other sectors of the transportation and infrastructure markets including but not limited to rail, airports and seaports, and we plan to be flexible as other attractive opportunities arise over time. To the extent we make acquisitions in other sectors, we will face numerous risks and uncertainties, including risks associated with the required investment of capital and other resources and with combining or integrating operational and management systems and controls. Entry into certain lines of business may subject us to new laws and regulations and may lead to increased litigation and regulatory risk. Many types of transportation assets, including certain rail, airport and seaport assets, are subject to registration requirements by U.S. governmental agencies, as well as foreign governments if such assets are to be used outside of the United States. Failing to register the assets, or losing such registration, could result in substantial penalties, forced liquidation of the assets and/or the inability to operate and, if applicable, lease the assets. We may need to incur significant costs to comply with the laws and regulations applicable to any such new acquisition. The failure to comply with these laws and regulations could cause us to incur significant costs, fines or penalties or require the assets to be removed from service for a period of time resulting in reduced income from these assets. In addition, if our acquisitions in other sectors produce insufficient revenues, or produce investment losses, or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected, and our reputation and business may be harmed.

Terrorist attacks could negatively impact our operations and our profitability and may expose us to liability and reputational damage.

Terrorist attacks may negatively affect our operations. Such attacks have contributed to economic instability in the United States and elsewhere, and further acts of terrorism, violence or war could similarly affect world trade and the industries in which we and our customers operate. In addition, terrorist attacks or hostilities may directly impact airports or aircraft, ports where our containers and vessels travel, or our physical facilities or those of our customers. In addition, it is also possible that our assets could be involved in a terrorist attack. The consequences of any terrorist attacks or hostilities are unpredictable, and we may not be able to foresee events that could have a material adverse effect on our operations. Although our lease and charter agreements generally require the counterparties to indemnify us against all damages arising out of the use of our assets, and we carry insurance to potentially offset any costs in the event that our customer indemnifications prove to be insufficient, our insurance does not cover certain types of terrorist attacks, and we may not be fully protected from liability or the reputational damage that could arise from a terrorist attack which utilizes our assets.

Because we are a recently incorporated company with a limited operating history, our historical financial and operating data may not be representative of our future results.

We are a recently incorporated company with a limited operating history. Our results of operations, financial condition and cash flows reflected in our consolidated financial statements may not be indicative of the results we would have achieved if we were a public company or results that may be achieved in future periods. Consequently, there can be no assurance that we will be able to generate sufficient income to pay our operating expenses and make satisfactory distributions to our shareholders, or any distributions at all. Further, we will only make acquisitions identified by our Manager. As a result of this concentration of assets, our financial performance will depend on the performance of our Manager in identifying target assets, the availability of opportunities falling within our asset acquisition strategy and the performance of those underlying assets.

Future changes in accounting rules could significantly impact how both we and our customers account for our leases.

Our consolidated financial statements are prepared in accordance with GAAP. In May 2013, the Financial Accounting Standards Board (“FASB”) issued a revised exposure draft, “Leases” (the “Lease ED”), which would replace the existing guidance in the Accounting Standards Codification 840 (“ASC 840”), Leases. Pursuant to the Lease ED, leases would be classified as either leases of property or leases of assets other than property. Leases of property will continue to use operating lease accounting. Leases of other than property would use the receivable residual approach. Under the receivable residual approach, a lease receivable would be recognized for the lessor’s right to receive lease payments, a portion of the carrying amount of the underlying asset would be allocated between the right of use granted to the lessee and the lessor’s residual value and profit or loss would only be recognized at commencement if it is reasonably assured. It is anticipated that the final standard would have an effective date no earlier than 2017. When and if the proposed guidance becomes effective, it may have a significant impact on our consolidated financial statements. Although the presentation of our financial statements, and those of our lessees would change under the proposed standard, our management does not believe the proposed standard will have a material impact on our business.

Our leases and charters require payments in U.S. dollars, but many of our customers operate in other currencies; if foreign currencies devalue against the U.S. dollar, our lessees or charterers may be unable to meet their payment obligations to us in a timely manner.

Our current leases and charters require that payments be made in U.S. dollars. If the currency that our lessees or charterers typically use in operating their businesses devalues against the U.S. dollar, our lessees or charterers could encounter difficulties in making payments to us in U.S. dollars. Furthermore, many foreign countries have currency and exchange laws regulating international payments that may impede or prevent payments from being paid to us in U.S. dollars. Future leases or charters may provide for payments to be made in euros or other foreign currencies. Any change in the currency exchange rate that reduces the amount of U.S. dollars obtained by us upon conversion of future lease payments denominated in euros or other foreign currencies, may, if not appropriately hedged by us, have a material adverse effect on us and increase the volatility of our earnings.

Our inability to obtain sufficient capital would constrain our ability to grow our portfolio and to increase our revenues.

Our business is capital intensive, and we have used and may continue to employ leverage to finance our operations. Accordingly, our ability to successfully execute our business strategy and maintain our operations depends on the availability and cost of debt and equity capital. Additionally, our ability to borrow against our assets is dependent, in part, on the appraised value of such assets. If the appraised value of such assets declines, we may be required to reduce the principal outstanding under our debt facilities or otherwise be unable to incur new borrowings.

We can give no assurance that the capital we need will be available to us on favorable terms, or at all. Our inability to obtain sufficient capital, or to renew or expand our credit facilities, could result in increased funding costs and would limit our ability to:

•	meet the terms and maturities of our existing and future debt facilities;

•	purchase new assets or refinance existing assets;

•	fund our working capital needs and maintain adequate liquidity; and

•	finance other growth initiatives.

In addition, we conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act of 1940 (the “Investment Company Act”). As such, certain forms of financing such as finance leases may not be available to us. Please see “Risk Factors—If we are deemed an “investment company” under the Investment Company Act of 1940, it could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.”

The effects of various environmental regulations may negatively affect the industries in which we operate which could have a material adverse effect on our financial condition, results of operations and cash flows.

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and noise and emission levels. Under some environmental laws in the United States and certain other countries, strict liability may be imposed on the owners or operators of assets, which could render us liable for environmental and natural resource damages without regard to negligence or fault on our part. We could incur substantial costs, including cleanup costs, fines and third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessee’s or charterer’s current or historical operations, any of which could have a material adverse effect on our results of operations and financial condition. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage. In addition, changes to environmental standards or regulations in the industries in which we operate could limit the economic life of the assets we acquire or reduce their value, and also require us to make significant additional investments in order to maintain compliance, which would negatively impact our cash flows and results of operations.

If we are deemed an “investment company” under the Investment Company Act of 1940, it could have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

We conduct our operations so that neither we nor any of our subsidiaries are required to register as an investment company under the Investment Company Act. Section 3(a)(1)(A) of the Investment Company Act defines an investment company as any issuer that is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities. Section 3(a)(1)(C) of the Investment Company Act defines an investment company as any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are U.S. Government securities and securities issued by majority-owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company for certain privately-offered investment vehicles set forth in Section 3(c)(1) or Section 3(c)(7) of the Investment Company Act.

We are a holding company that is not an investment company because we are engaged in the business of holding securities of our wholly-owned and majority-owned subsidiaries, which are engaged in transportation and related businesses which lease assets pursuant to operating leases. The Investment Company Act may limit our and our subsidiaries’ ability to enter into financing leases and engage in other types of financial activity because less than 40% of the value of our and our subsidiaries’ total assets (exclusive of U.S. Government securities and cash items) on an unconsolidated basis can consist of “investment securities.”

If we or any of our subsidiaries were required to register as an investment company under the Investment Company Act, the registered entity would become subject to substantial regulation that would significantly change our operations, and we would not be able to conduct our business as described in this prospectus. We have not obtained a formal determination from the SEC as to our status under the Investment Company Act and, consequently, any violation of the Investment Company Act would subject us to material adverse consequences.

Risks Related to Our Manager

We are dependent on our Manager and other key personnel at Fortress and may not find suitable replacements if our Manager terminates the Management Agreement or if other key personnel depart.

We have no employees. Our officers and other individuals who perform services for us are employees of our Manager. We are completely reliant on our Manager, which has significant discretion as to the implementation of our operating policies and strategies, to conduct our business. We are subject to the risk that our Manager will terminate the Management Agreement and that we will not be able to find a suitable replacement for our Manager in a timely manner, at a reasonable cost, or at all. Furthermore, we are dependent on the services of certain key employees of our Manager and certain key employees of Fortress whose compensation is partially or entirely dependent upon the amount of management or incentive compensation earned by our Manager or the General Partner and whose continued service is not guaranteed, and the loss of such personnel or services could materially adversely affect our operations. We do not have key man insurance for any of the personnel of the Manager that are key to us. An inability to find a suitable replacement for any departing employee of our Manager or Fortress on a timely basis could materially adversely affect our ability to operate and grow our business.

In addition, our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens, who is a principal and a Co-Chairman of the board of directors of Fortress, an affiliate of our Manager, and a member of the management committee of Fortress since co-founding Fortress in May 1998. In the event of any such assignment to a non-affiliate of Fortress, the functions currently performed by our Manager’s current personnel may be performed by others. We can give you no assurance that such personnel would manage our operations in the same manner as our Manager currently does, and the failure by the personnel of any such entity to acquire assets generating attractive risk-adjusted returns could have a material adverse effect on our business, financial condition, results of operations and cash flows.

There are conflicts of interest in our relationship with our Manager.

Our Management Agreement, the Partnership Agreement and our operating agreement were not negotiated at arm’s-length, and their terms, including fees payable, may not be as favorable to us as if they had been negotiated with an unaffiliated third-party.

There are conflicts of interest inherent in our relationship with our Manager insofar as our Manager and its affiliates—including investment funds, private investment funds, or businesses managed by our Manager, including Seacastle Ships Holdings Inc., Trac Intermodal and Florida East Coast Railway, L.L.C.—invest in transportation and transportation-related infrastructure assets and whose investment objectives overlap with our asset acquisition objectives. Certain opportunities appropriate for us may also be appropriate for one or more of these other investment vehicles. Certain members of our board of directors and employees of our Manager who are our officers also serve as officers and/or directors of these other entities. For example, we have some of the same directors and officers as Seacastle Ships Holdings Inc., Trac Intermodal and Florida East Coast Railway, L.L.C. Although we have the same Manager, we may compete with entities affiliated with our Manager or Fortress, including Seacastle Ships Holdings Inc., Trac Intermodal and Florida East Coast Railway, L.L.C., for certain target assets. From time to time, affiliates of Fortress focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has multiple existing and planned funds focused on investing in one or more of our target segments, each with significant current or expected capital commitments. We may co-invest with these funds in transportation and transportation-related infrastructure assets. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund. Fortress had approximately $58 billion of assets under management as of September 30, 2013.

Our Management Agreement generally does not limit or restrict our Manager or its affiliates from engaging in any business or managing other pooled investment vehicles that invest in assets that meet our asset acquisition objectives. Our Manager intends to engage in additional transportation and infrastructure related management and transportation, infrastructure and other investment opportunities in the future, which may compete with us for investments or result in a change in our current investment strategy. In addition, our memorandum of association provides that if Fortress or an affiliate or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty, to the fullest extent permitted by law, to offer such corporate opportunity to us, our shareholders or our affiliates. In the event that any of our directors and officers who is also a director, officer or employee of Fortress or its affiliates acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as a director or officer of FTAI and such person acts in good faith, then to the fullest extent permitted by law such person is deemed to have fully satisfied such person’s fiduciary duties owed to us and is not liable to us if Fortress or its affiliates pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

The ability of our Manager and its officers and employees to engage in other business activities, subject to the terms of our Management Agreement, may reduce the amount of time our Manager, its officers or other employees spend managing us. In addition, we may engage (subject to our strategy) in material transactions with our Manager or another entity managed by our Manager or one of its affiliates, including Seacastle Ships Holdings Inc., Trac Intermodal and Florida East Coast Railway, L.L.C., which may include, but are not limited to, certain financing arrangements, purchases of debt, co-investments, consumer loans, servicing advances and other assets that present an actual, potential or perceived conflict of interest. As described in more detail under “Certain Relationships and Related Party Transactions,” in connection with this offering our board of directors will adopt a policy regarding the approval of any “related person transactions” pursuant to which, certain of the material transactions described above may require disclosure to, and approval by, the independent members of our board of directors. It is possible that actual, potential or perceived conflicts could give rise to investor dissatisfaction, litigation or regulatory enforcement actions. Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential, actual or perceived conflicts of interest. Regulatory scrutiny of, or litigation in connection with, conflicts of interest could have a material adverse effect on our reputation, which could materially adversely affect our business in a number of ways, including causing an inability to raise additional funds, a reluctance of counterparties to do business with us, a decrease in the prices of our equity securities and a resulting increased risk of litigation and regulatory enforcement actions.

The structure of our Manager’s and the General Partner’s compensation arrangements may have unintended consequences for us. We have agreed to pay our Manager a management fee and the General Partner is entitled to receive incentive distributions from Holdco that are each based on different measures of performance. Consequently, there may be conflicts in the incentives of our Manager to generate attractive risk-adjusted returns for us. In addition, because the General Partner and our Manager are both affiliates of Fortress, the Income Incentive Allocation paid to the General Partner may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other objectives, such as preservation of capital, to achieve higher incentive distributions. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our portfolio of assets and our common shares.

Our directors have approved a broad asset acquisition strategy for our Manager and do not approve each acquisition made by our Manager. In addition, we may change our strategy without a shareholder vote, which may result in our acquiring assets that are different, riskier or less profitable than our current assets.

Our Manager is authorized to follow a broad asset acquisition strategy. We may pursue other types of acquisitions as market conditions evolve. Our Manager makes decisions about our investments in accordance with broad investment guidelines adopted by our board of directors. Accordingly, we may, without a shareholder vote, change our target sectors and acquire a variety of assets that differ from, and are possibly riskier than, our current asset portfolio. Consequently, our Manager has great latitude in determining the types and categories of assets it may decide are proper investments for us, including the latitude to invest in types and categories of assets that may differ from those in our existing portfolio. Our directors will periodically review our strategy and our portfolio of assets. However, our board does not review or pre-approve each proposed acquisition or our related financing arrangements. In addition, in conducting periodic reviews, the directors rely primarily on information provided to them by our Manager. Furthermore, transactions entered into by our Manager may be difficult or impossible to reverse by the time they are reviewed by the directors even if the transactions contravene the terms of the Management Agreement. In addition, we may change our asset acquisition strategy, including our target asset classes, without a shareholder vote.

Our asset acquisition strategy may evolve in light of existing market conditions and investment opportunities, and this evolution may involve additional risks depending upon the nature of the assets we target and our ability to finance such assets on a short or long-term basis. Opportunities that present unattractive risk-return profiles relative to other available opportunities under particular market conditions may become relatively attractive under changed market conditions and changes in market conditions may therefore result in changes in the assets we target. Decisions to make acquisitions in new asset categories present risks that may be difficult for us to adequately assess and could therefore reduce or eliminate our ability to pay dividends on our common shares or have adverse effects on our liquidity or financial condition. A change in our asset acquisition strategy may also increase our exposure to interest rate, foreign currency or credit market fluctuations. In addition, a change in our asset acquisition strategy may increase our use of non-match-funded financing, increase the guarantee obligations we agree to incur or increase the number of transactions we enter into with affiliates. Our failure to accurately assess the risks inherent in new asset categories or the financing risks associated with such assets could adversely affect our results of operations and our financial condition. For more information about our strategy, see “Business—Asset Acquisition Process.”

Our Manager will not be liable to us for any acts or omissions performed in accordance with the Management Agreement, including with respect to the performance of our assets.

Pursuant to our Management Agreement, our Manager will not assume any responsibility other than to render the services called for thereunder in good faith and will not be responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees will not be liable to us or any of our subsidiaries, to our board of directors, or our or any subsidiary’s shareholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. We will, to the full extent lawful, reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management

Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager’s due diligence of potential asset acquisitions or other transactions may not identify all pertinent risks, which could materially affect our business, financial condition, liquidity and results of operations.

Our Manager intends to conduct due diligence with respect to each asset acquisition opportunity or other transaction it pursues. It is possible, however, that our Manager’s due diligence processes will not uncover all relevant facts, particularly with respect to any assets we acquire from third-parties. In these cases, our Manager may be given limited access to information about the asset and will rely on information provided by the seller of the asset. In addition, if asset acquisition opportunities are scarce, the process for selecting bidders is competitive, or the timeframe in which we are required to complete diligence is short, our ability to conduct a due diligence investigation may be limited, and we would be required to make decisions based upon a less thorough diligence process than would otherwise be the case. Accordingly, transactions that initially appear to be viable may prove not to be over time, due to the limitations of the due diligence process or other factors.

Risks Related to Taxation

In addition to the following risk factors, please see “Certain United States Federal Income Tax Considerations” for a more complete discussion of certain expected U.S. federal income tax considerations applicable to the purchase, ownership and disposition of common shares.

Shareholders may be subject to U.S. federal income tax on their share of our taxable income, regardless of whether they receive any cash dividends from us.

So long as we are not required to register as an investment company under the Investment Company Act of 1940 and 90% of our gross income for each taxable year constitutes “qualifying income” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), on a continuing basis, FTAI will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or publicly traded partnership taxable as a corporation. Shareholders may be subject to U.S. federal, state, local and possibly, in some cases, non-U.S. income taxation on their allocable share of our items of income, gain, loss, deduction and credit (including our allocable share of those items of Holdco or any other entity in which we invest that is treated as a partnership or is otherwise subject to tax on a flow through basis) for each of our taxable years ending with or within their taxable year, regardless of whether or not they receive cash dividends from us. Shareholders may not receive cash dividends equal to their allocable share of our net taxable income or even the tax liability that results from that income.

In addition, certain of our holdings, including holdings, if any, in a Controlled Foreign Corporation (“CFC”) or a Passive Foreign Investment Company (“PFIC”), may produce taxable income prior to the receipt of cash relating to such income, and shareholders subject to U.S. federal income tax will be required to take such income into account in determining their taxable income.

Under our operating agreement, in the event of an inadvertent partnership termination in which the Internal Revenue Service (“IRS”) has granted us limited relief, each shareholder also is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership. Such adjustments may require shareholders to recognize additional amounts in income during the years in which they hold common shares. We may also be required to make payments to the IRS. See “Certain United States Federal Income Tax Considerations — Taxation of FTAI.”

Tax gain or loss on a sale or other disposition of our common shares could be more or less than expected.

If a sale of our common shares by a shareholder is taxable in the United States, the shareholder will recognize gain or loss equal to the difference between the amount realized by such shareholder on such sale and such shareholder’s adjusted tax basis in those shares. Prior distributions to such shareholder in excess of the total net taxable income allocated to such shareholder, which will have decreased such shareholder’s adjusted tax basis in its shares, will effectively increase any gain recognized by such shareholder if the shares are sold at a price greater than such shareholder’s adjusted tax basis in those shares, even if the price is less than their original cost to such shareholder. A portion of the amount realized, whether or not representing gain, may be treated as ordinary income to such shareholder. See “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Disposition of Common Shares.”

Our ability to make distributions depends on our receiving sufficient cash distributions from our subsidiaries, and we cannot assure our shareholders that we will be able to make cash distributions to them in amounts that are sufficient to fund their tax liabilities.

Our subsidiaries may be subject to local taxes in each of the relevant territories and jurisdictions in which they operate, including taxes on income, profits or gains and withholding taxes. As a result, our cash available for distribution is indirectly reduced by such taxes, and the post-tax return to our shareholders is similarly reduced by such taxes.

In general, a shareholder that is subject to U.S. federal income tax must include in income its allocable share of FTAI’s items of income, gain, loss, and deduction (including, so long as FTAI is treated as a partnership for tax purposes, FTAI’s allocable share of those items of Holdco and any pass-through subsidiaries of Holdco) for each of our taxable years ending with or within such shareholder’s taxable year. However, the cash distributed to a shareholder may not be sufficient to pay the full amount of such shareholder’s tax liability in respect of its investment in us, because each shareholder’s tax liability depends on such shareholder’s particular tax situation and the tax treatment of our underlying activities or assets. If we are unable to distribute cash in amounts that are sufficient to fund our shareholders’ tax liabilities, each of our shareholders will still be required to pay income taxes currently on its share of our taxable income.

If we are treated as a corporation for U.S. federal income tax purposes, the value of the shares could be adversely affected.

We have not requested, and do not plan to request, a ruling from the IRS on our treatment as a partnership for U.S. federal income tax purposes, or on any other matter affecting us. As of the date of the consummation of our initial public offering, under then current law and assuming full compliance with the terms of our operating agreement (and other relevant documents) and based upon factual statements and representations made by us, our outside counsel will opine, as of that date, that we will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. However, opinions of counsel are not binding upon the IRS or any court, and the IRS may challenge this conclusion and a court may sustain such a challenge. The factual representations made by us upon which our outside counsel will rely relate to our organization, operation, assets, activities, income, and present and future conduct of our operations. In general, if an entity that would otherwise be classified as a partnership for U.S. federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be nonetheless treated as a corporation for U.S. federal income tax purposes, unless the exception described below, and upon which we intend to rely, applies. A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of the Code and it is not required to register as an investment company under the Investment Company Act of 1940. We refer to this exception as the “Qualifying Income Exception.”

Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We currently expect that a substantial portion of our income will constitute either “Subpart F” income (defined below) derived from CFCs or QEF Inclusions. While we believe that such income constitutes qualifying income, no assurance can be given that the IRS will agree with such position. We also believe that our return from investments will include interest, dividends, capital gains and other types of qualifying income, but no assurance can be given as to the types of income that will be earned in any given year.

If we fail to satisfy the qualifying income exception described above, we would be required to pay U.S. federal income tax at regular corporate rates on our worldwide income. In addition, we would likely be liable for state and local income and/or franchise taxes on such income. Dividends to shareholders would constitute ordinary dividend income taxable to such shareholders to the extent of our earnings and profits, and the payment of these dividends would not be deductible by us. Taxation of us as a publicly traded partnership taxable as a corporation could result in a material adverse effect on our cash flow and the after-tax returns for shareholders and thus could result in a substantial reduction in the value of our common shares.

Non-U.S. Holders (defined below) should anticipate being required to file U.S. tax returns and may be required to pay U.S. tax solely on account of owning our common shares.

Our Manager intends to use commercially reasonable efforts to structure our activities in a manner that the Manager reasonably believes will minimize the likelihood of generating income treated as effectively connected with a U.S. trade or business, other than effectively connected income attributable to the sale of a “United States real property interest”, as defined in the Code. Specifically, we expect, where commercially reasonable, to conduct U.S. trade or business activities through subsidiaries treated as corporations for U.S. federal income tax purposes.

Notwithstanding the foregoing, we anticipate that, in the future, we will sell interests in U.S. real holding property corporations (each a “USRPHC,” as defined in ‘‘Certain United States Federal Income Tax Considerations — Taxation of U.S. Holders”) and therefore be deemed to be engaged in U.S. trade or business for that reason at such time. If we were to realize gain from the sale or other disposition of a U.S. real property interest (including a USRPHC) or were otherwise deemed to be engaged in a U.S. trade or business, Non-U.S. Holders generally would be required to file U.S. federal income tax returns and would be subject to U.S. federal withholding tax on their allocable share of such gain at the highest marginal U.S. federal income tax rates applicable to ordinary income. See “Certain United States Federal Income Tax Considerations — Consequences to Non-U.S. Holders”. Accordingly, Non-U.S. Holders should anticipate being required to file U.S. tax returns and may be required to pay U.S. tax solely on account of owning our common shares.

Non-U.S. Holders that hold (or are deemed to hold) more than 5% of our common shares (or held, or were deemed to hold, more than 5% of our common shares) may be subject to U.S. federal income tax upon the disposition of some or all their common shares.

If a Non-U.S. Holder held more than 5% of our common shares at any time during the 5 year period preceding such Non-U.S. Holder’s disposition of our common shares, and we were considered a USRPHC (determined as if we were a U.S. corporation) at any time during such 5 year period because of our current or previous ownership of U.S. real property interests above a certain threshold, such Non-U.S. Holder may be subject to U.S. tax on such disposition of our common shares (and may have a U.S. tax return filing obligation). See “Certain United States Federal Income Tax Considerations — Consequences to Non-U.S. Holders.”

Tax-exempt shareholders may face certain adverse U.S. tax consequences from owning our common shares.

We are not required to manage our operations in a manner that would minimize the likelihood of generating income that would constitute “unrelated business taxable income” (“UBTI”) to the extent allocated to a tax-exempt shareholder. Although we expect to invest through subsidiaries that are treated as corporations for U.S. federal income tax purposes and such corporate investments would generally not result in an allocation of UBTI to a shareholder on account of the activities of those subsidiaries, we may not invest through corporate subsidiaries in all cases. Moreover, UBTI includes income attributable to debt-financed property and we are not prohibited from debt financing our investments, including investments in subsidiaries. Furthermore, we are not prohibited from being (or causing a subsidiary to be) a guarantor of loans made to a subsidiary. If we (or certain of our subsidiaries) were treated as the borrower for U.S. tax purposes on account of those guarantees, some or all of our investments could be considered debt-financed property. The potential for income to be characterized as UBTI could make our common shares an unsuitable investment for a tax-exempt entity. Tax-exempt shareholders are urged to consult their tax advisors regarding the tax consequences of an investment in common shares. See “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Tax Exempt Shareholders.”

We may hold or acquire certain investments through an entity classified as a PFIC or CFC for U.S. federal income tax purposes.

Certain of our investments may be in non-U.S. corporations or may be acquired through a non-U.S. subsidiary that would be classified as a corporation for U.S. federal income tax purposes. Such an entity may be a PFIC or a CFC for U.S. federal income tax purposes. U.S. Holders indirectly owning an interest in a PFIC or a CFC may experience adverse U.S. tax consequences. See “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Controlled Foreign Corporations and — Passive Foreign Investment Companies.”

If substantially all of the U.S. source rental income derived from aircraft or ships used to transport passengers or cargo in international traffic (“U.S. source international transport rental income”) of any of our non-U.S. corporate subsidiaries is attributable to activities of personnel based in the United States, such subsidiary could be subject to U.S. federal income tax on a net income basis at regular tax rates, rather than at a rate of 4% on gross income, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

We expect that the U.S. source international transport rental income of our non-U.S. subsidiaries generally will be subject to U.S. federal income tax, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Code. If, contrary to expectations, any of our non-U.S. subsidiaries that is treated as a corporation for U.S. federal income tax purposes did not comply with certain administrative guidelines of the IRS, such that 90% or more of such subsidiary’s U.S. source international transport rental income were attributable to the activities of personnel based in the United States (in the case of bareboat leases) or from “regularly scheduled transportation” as defined is such administrative guidelines (in the case of time-charter leases), such subsidiary’s U.S. source rental income would be treated as income effectively connected with a trade or business in the United States. In such case, such subsidiary’s U.S. source international transport rental income would be subject to U.S. federal income tax at a maximum rate of 35%. In addition, such subsidiary would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%. The imposition of such taxes would adversely affect our business and would result in decreased cash available for distribution to our shareholders.

Our subsidiaries may become subject to unanticipated tax liabilities that may have a material adverse effect on our results of operations.

Our subsidiaries may be subject to income, withholding or other taxes in certain non-U.S. jurisdictions by reason of their activities and operations, where their assets are used, or where the lessees of their assets (or others in possession of their assets) are located, and it is also possible that taxing authorities in any such jurisdictions could assert that our subsidiaries are subject to greater taxation than we currently anticipate. For example, a portion of certain of our non-U.S. corporate subsidiaries’ income is treated as effectively connected with a U.S. trade or business, and is accordingly subject to U.S. federal income tax. It is possible that the IRS could assert that a greater portion of any such non-U.S. subsidiaries’ income is effectively connected income that should be subject to U.S. federal income tax.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Our structure also is subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis.

The U.S. federal income tax treatment of our shareholders depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Readers should be aware that the U.S. federal income tax rules are constantly under review by persons involved in the legislative process, the IRS, and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in our common shares may be modified by administrative, legislative or judicial interpretation at any time, possibly on a retroactive basis, and any such action may affect our investments and commitments that were previously made, and could adversely affect the value of our shares or cause us to change the way we conduct our business.

Our organizational documents and agreements permit the board of directors to modify our operating agreement from time to time, without the consent of shareholders, in order to address certain changes in Treasury regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all shareholders. Moreover, we will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to shareholders in a manner that reflects such shareholders’ beneficial ownership of partnership items, taking into account variation in ownership interests during each taxable year because of trading activity. However, these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by us do not satisfy the technical requirements of the Code and/or Treasury regulations and could require that items of income, gain, deduction, loss or credit, including interest deductions, be adjusted, reallocated, or disallowed, in a manner that adversely affects shareholders.

We could incur a significant tax liability if the IRS successfully asserts that the “anti-stapling” rules apply to our investments in our non-U.S. and U.S. subsidiaries, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

If we were subject to the “anti-stapling” rules of Section 269B of the Code, we would incur a significant tax liability as a result of owning more than 50% of the value of both U.S. and non-U.S. corporate subsidiaries, whose equity interests constitute “stapled interests” that may only be transferred together. If the “anti-stapling” rules applied, our non-U.S. corporate subsidiaries that are treated as corporations for U.S. federal income tax purposes would be treated as U.S. corporations, which would cause those entities to be subject to U.S. federal corporate income tax on their worldwide income. Because we intend to separately manage and operate our non-U.S. and U.S. corporate subsidiaries and structure their business activities in a manner that would allow us to dispose of such subsidiaries separately, we do not expect that the “anti-stapling” rules will apply. However, there can be no assurance that the IRS would not successfully assert a contrary position, which would adversely affect our business and result in decreased cash available for distribution to our shareholders.

We cannot match transferors and transferees of our shares, and we have therefore adopted certain income tax accounting positions that may not conform with all aspects of applicable tax requirements. The IRS may challenge this treatment, which could adversely affect the value of our shares.

Because we cannot match transferors and transferees of our shares, we have adopted depreciation, amortization and other tax accounting positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our shareholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of our common shares and could have a negative impact on the value of our common shares or result in audits of and adjustments to our shareholders’ tax returns. See “Certain United States Federal Income Tax Considerations — Consequences to U.S. Holders — Allocation of Profits and Losses.”

We may allocate items of income, gain, loss, and deduction using a monthly or other convention, whereby any such items we recognize in a given month are allocated to our shareholders as of a specified date of such month. As a result, if a shareholder transfers its common shares, it might be allocated income, gain, loss, and deduction realized by us after the date of the transfer. Similarly, if a shareholder acquires additional common shares, it might be allocated income, gain, loss, and deduction realized by us prior to its ownership of such common shares. Consequently, our shareholders may recognize income in excess of cash distributions received from us, and any income so included by a shareholder would increase the basis such shareholder has in it common shares and would offset any gain (or increase the amount of loss) realized by such shareholder on a subsequent disposition of its common shares.

The sale or exchange of 50% or more of our common shares within a 12-month period will result in our termination for U.S. federal income tax purposes.

We will be considered to have terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of our common shares within a 12-month period. Our termination would, among other things, result in the closing of our taxable year for all shareholders and could result in a deferral of depreciation deductions allowable in computing our taxable income.

Risks Related to Our Common Shares

There can be no assurance that the market for our shares will provide you with adequate liquidity.

There can be no assurance that an active trading market for our common shares will develop or be sustained in the future. Accordingly, if an active trading market for our common shares does not develop or is not maintained, the liquidity of our common shares, your ability to sell your common shares when desired and the prices that you may obtain for your common shares will be adversely affected.

The market price and trading volume of our common shares may be volatile, which could result in rapid and substantial losses for our shareholders.

Even if an active trading market develops, the market price of our common shares may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our common shares may fluctuate and cause significant price variations to occur. The initial public offering price of our common shares will be determined by negotiation among us, our Manager and its affiliates and the representatives of the underwriters based on a number of factors and may not be indicative of prices that will prevail in the open market following completion of this offering. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price, if at all. The market price of our common shares may fluctuate or decline significantly in the future. Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common shares include:

•	a shift in our investor base;

•	our quarterly or annual earnings, or those of other comparable companies;

•	actual or anticipated fluctuations in our operating results;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	announcements by us or our competitors of significant investments, acquisitions or dispositions;

•	the failure of securities analysts to cover our common shares;

•	changes in earnings estimates by securities analysts or our ability to meet those estimates;

•	the operating and share price performance of other comparable companies;

•	overall market fluctuations;

•	general economic conditions; and

•	developments in the markets and market sectors in which we participate.

Stock markets in the United States have experienced extreme price and volume fluctuations. Market fluctuations, as well as general political and economic conditions such as acts of terrorism, prolonged economic uncertainty, a recession or interest rate or currency rate fluctuations, could adversely affect the market price of our common shares.

We are an emerging growth company within the meaning of the Securities Act, and due to our taking advantage of certain exemptions from various reporting requirements applicable to emerging growth companies, our common shares could be less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. As such, we have taken advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. As a result, our shareholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (a) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (b) the last day of the fiscal year following the fifth anniversary of this offering, (c) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (d) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period. Because we have taken advantage of any of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares and our share price may be more volatile.

We will be required by Section 404 of the Sarbanes-Oxley Act to evaluate the effectiveness of our internal controls, and the outcome of that effort may adversely affect our results of operations, financial condition and liquidity.

As a public company, we will be required to comply with Section 404 of the Sarbanes-Oxley Act (the timing of this requirement will be determined based on whether we take advantage of certain JOBS Act provisions applicable to emerging growth companies). Section 404 will require that we evaluate our internal control over financial reporting to enable management to report on the effectiveness of those controls. We must undertake a review of our internal controls and procedures. While we have begun the process of evaluating our internal controls, we are in the early phases of our review and will not complete our review until after this offering is completed. The outcome of our review may adversely affect our results of operations, financial condition and liquidity. During the course of our review, we may identify control deficiencies of varying degrees of severity, and we may incur significant costs to remediate those deficiencies or otherwise improve our internal controls. As a public company, we will be required to report control deficiencies that constitute a “material weakness” in our internal control over financial reporting. If we fail to implement the requirements of Section 404 in a timely manner, we may be subject to sanctions or investigation by regulatory authorities, including the SEC or the NYSE. Furthermore, if we discover a material weakness, our share price could decline and our ability to raise capital could be impaired.

Your percentage ownership in us may be diluted in the future.

The initial public offering price of our common shares will be substantially higher than the pro forma as adjusted net tangible book value per share issued and outstanding immediately after this offering. Investors who purchase common shares in this offering will pay a price per share that substantially exceeds the net tangible book value per share of our common shares. If you purchase common shares in this offering, you will experience immediate and substantial dilution of $         in the pro forma as adjusted net tangible book value per share, based upon the initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus). See “Dilution.”

Furthermore, your percentage ownership in FTAI may be diluted in the future because of equity awards that may be granted to our Manager pursuant to our Management Agreement. Upon the successful completion of an offering of our common shares or any preferred shares, we will grant our Manager options to purchase common or preferred shares, as applicable, in an amount equal to 10% of the number of shares being sold in the offering, with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser, which may be an affiliate of Fortress, and any such offering or the exercise of the option in connection with such offering would cause dilution. For the avoidance of doubt, this initial public offering of our common shares will not constitute an offering for purposes of this provision. If our board of directors adopts an equity compensation plan and makes grants of equity awards to our directors, officers and employees pursuant to any such plan, any such grants would cause further dilution.

Sales or issuances of shares of our common shares could adversely affect the market price of our common shares.

Sales of substantial amounts of shares of our common shares in the public market, or the perception that such sales might occur, could adversely affect the market price of our common shares. The issuance of our common shares in connection with property, portfolio or business acquisitions or the exercise of outstanding options or otherwise could also have an adverse effect on the market price of our common shares. See “Shares Eligible for Future Sale.”

We and the Initial Shareholders have agreed that, for a period of      days from the date of this prospectus, we and they will not, without the prior written consent of             , dispose of or hedge any shares or any securities convertible into or exchangeable for our common shares. The underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived or upon the expiration of the lock-up agreements, a substantial amount of our common shares may become available for sale into the market, subject to applicable law, which could reduce the market price for our common shares.

The incurrence or issuance of debt, which ranks senior to our common shares upon our liquidation, and future issuances of equity or equity-related securities, which would dilute the holdings of our existing common shareholders and may be senior to our common shares for the purposes of making distributions, periodically or upon liquidation, may negatively affect the market price of our common shares.

We have incurred and may in the future incur or issue debt or issue equity or equity-related securities to finance our operations. Upon our liquidation, lenders and holders of our debt and holders of our preferred shares (if any) would receive a distribution of our available assets before common shareholders. Any future incurrence or issuance of debt would increase our interest cost and could adversely affect our results of operations and cash flows. We are not required to offer any additional equity securities to existing common shareholders on a preemptive basis. Therefore, additional issuances of common shares, directly or through convertible or exchangeable securities (including limited partnership interests in our operating partnership), warrants or options, will dilute the holdings of our existing common shareholders and such issuances, or the perception of such issuances, may reduce the market price of our common shares. Any preferred shares issued by us would likely have a preference on distribution payments, periodically or upon liquidation, which could eliminate or otherwise limit our ability to make distributions to common shareholders. Because our decision to incur or issue debt or issue equity or equity-related securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. Thus, common shareholders bear the risk that our future incurrence or issuance of debt or issuance of equity or equity-related securities will adversely affect the market price of our common shares.

Our determination of how much leverage to use to finance our acquisitions may adversely affect our return on our assets and may reduce cash available for distribution.

We utilize leverage to finance many of our asset acquisitions, which entitles certain lenders to cash flows prior to retaining a return on our assets. While our Manager targets using only what we believe to be reasonable leverage, our strategy does not limit the amount of leverage we may incur with respect to any specific asset. The return we are able to earn on our assets and cash available for distribution to our shareholders may be significantly reduced due to changes in market conditions, which may cause the cost of our financing to increase relative to the income that can be derived from our assets.

While we currently intend to pay regular quarterly dividends to our shareholders, we may change our dividend policy at any time.

Although we currently intend to pay regular quarterly dividends to holders of our common shares, we may change our dividend policy at any time. The declaration and payment of dividends to holders of our common shares will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including actual results of operations, liquidity and financial condition, restrictions imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject. In addition, pursuant to the Partnership Agreement, the General Partner will be entitled to receive incentive compensation before any amounts are distributed to the Company based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively. See “Our Manager and Management Agreement and Other Compensation—Other Incentive Compensation.”

Anti-takeover provisions in our operating agreement and Delaware law could delay or prevent a change in control.

Provisions in our operating agreement may make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our operating agreement will provide for a staggered board, will require advance notice for proposals by shareholders and nominations, will place limitations on convening shareholder meetings, and will authorize the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control. The market price of our shares could be adversely affected to the extent that provisions of our operating agreement discourage potential takeover attempts that our shareholders may favor.

There are certain provisions in our operating agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (the “DGCL”) in a manner that may be less protective of the interests of our shareholders.

Our operating agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our shareholders, (ii) international misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our operating agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can only indemnify directors and officers for acts or omissions if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our operating agreement may be less protective of the interests of our shareholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

As a public company, we will incur additional costs and face increased demands on our management.

As a newly public company with shares listed on the NYSE, we will need to comply with an extensive body of regulations that did not apply to us previously, including certain provisions of the Sarbanes-Oxley Act, the Dodd–Frank Wall Street Reform and Consumer Protection Act, regulations of the SEC and requirements of the

NYSE. We expect these rules and regulations will increase our legal and financial compliance costs and make some activities more time-consuming and costly. For example, as a result of becoming a public company, we intend to add independent directors and create additional board committees. In addition, we may incur additional costs associated with our public company reporting requirements and maintaining directors’ and officers’ liability insurance. We are currently evaluating and monitoring developments with respect to these rules, which may impose additional costs on us and have a material adverse effect on our business, prospects, financial condition, results of operations and cash flows.

If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our common shares, our stock price and trading volume could decline.

The trading market for our common shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. If any of the analysts who cover us downgrades our common units or publishes inaccurate or unfavorable research about our business, our common share price may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our common share price or trading volume to decline and our common shares to be less liquid.

FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and elsewhere in this prospectus may contain forward-looking statements that reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “target,” “projects,” “contemplates” or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon our historical performance and on our current plans, estimates and expectations in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to:

•	changes in economic conditions generally and specifically in our industry sectors, and other risks relating to the global economy;

•	reductions in cash flows received from our assets;

•	our ability to take advantage of acquisition opportunities at favorable prices;

•	a lack of liquidity surrounding our assets, which could impede our ability to vary our portfolio in an appropriate manner;

•	the relative spreads between the yield on the assets we acquire and the cost of financing;

•	adverse changes in the financing markets we access affecting our ability to finance our acquisitions;

•	customers defaults on their obligations;

•	our ability to renew existing contracts and win additional contracts with existing or potential customers;

•	the availability and cost of capital for future acquisitions;

•	concentration of a particular type of asset or in a particular sector;

•	competition within the aviation, offshore energy and shipping container sectors;

•	the competitive market for acquisition opportunities;

•	risks related to operating through joint ventures or partnerships or through consortium arrangements;

•	obsolescence of our assets or our ability to sell, re-lease or re-charter our assets;

•	exposure to uninsurable losses and force majeure events;

•	infrastructure operations may require substantial capital expenditures;

•	the legislative/regulatory environment and exposure to increased economic regulation;

•	exposure to the oil and gas industry’s volatile oil and gas prices;

•	difficulties in obtaining effective legal redress in jurisdictions in which we operate with less developed legal systems;

•	our ability to maintain our exemption from registration under the 1940 Act and the fact that maintaining such exemption imposes limits on our operations;

•	our ability to successfully utilize leverage in connection with our investments;

•	foreign currency risk and risk management activities;

•	effectiveness of our internal controls over financial reporting;

•	exposure to environmental risks, including increasing environmental legislation and the broader impacts of climate change;

•	changes in interest rates and/or credit spreads, as well as the success of any hedging strategy we may undertake in relation to such changes;

•	actions taken by national, state, or provincial governments, including nationalization, or the imposition of new taxes, could materially impact the financial performance or value of our assets;

•	our dependence on our Manager and its professionals and conflicts of interest in our relationship with our manager;

•	volatility in the market price of our common shares;

•	the inability to pay dividends to our shareholders in the future; and

•	other risks described in the “Risk Factors” section of this prospectus.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We do not undertake any obligation to publicly update or review any forward-looking statement except as required by law, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common shares. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

USE OF PROCEEDS

The net proceeds to us from the sale of the              common shares offered hereby are estimated to be approximately $         million, assuming an initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to us from this offering, together with our other sources of capital and liquidity, for the acquisition of new assets in the sectors in which we currently invest—aviation, offshore energy and shipping containers—as well as to opportunistically acquire assets across the entire transportation and transportation-related infrastructure market, including railroads, airports, seaports, and other land-based assets, as well as for working capital and for other general corporate purposes. We are not currently in advanced discussions or negotiations with respect to any particular asset the acquisition of which would reasonably be expected to be material to us, but we generally plan to pursue strategic acquisitions of transportation and transportation-related infrastructure assets, as more fully described in “Business—Asset Acquisition Process.”

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) the net proceeds to us from this offering by $         million, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization, as of September 30, 2013:

•	on an actual basis; and

•	on a pro forma as adjusted basis to give effect to (i) the Reorganization, (ii) the expected funding of $ in equity capital that we intend to call from existing limited partners of the Onshore Partnership and the Offshore Partnership and (iii) the sale of common shares by us in this offering, at an assumed initial public offering price of $ per share, the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

This table should be read in conjunction with “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of September 30, 2013 (in thousands, unaudited)
	Historical	Pro Forma As Adjusted
Cash and cash equivalents	$34,695	$

Debt:
Credit agreements (1)	72,687
Loan payable to non-controlling interest (2)	3,091
Partners’ capital/Shareholders’ equity:
Common shares, $0.01 par value per share; shares authorized; shares issued and outstanding, pro forma as adjusted	—
Additional paid-in-capital	—
Partners’ capital	207,975
Accumulated other comprehensive income	341
Non-controlling interest in equity of consolidated subsidiaries	3,396

Total partners’ capital/shareholders’ equity	211,712

Total capitalization	$287,490	$

(1)	Consists of approximately $72.7 million of outstanding indebtedness of wholly-owned subsidiaries of Holdco, incurred in connection with their acquisition of shipping containers subject to direct finance leases, in each case incurred pursuant to a credit agreement.
(2)	Consists of approximately $3.1 million owed by a consolidated subsidiary of Holdco to the owner of the non-controlling interest in such consolidated subsidiary.

DILUTION

If you invest in our common shares, your ownership interest will be diluted to the extent of the difference between the initial public offering price in this offering per common share and the pro forma as adjusted net tangible book value per common share upon consummation of this offering, after giving effect to the Reorganization. Pro forma net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of common shares then issued and outstanding, after giving effect to the Reorganization.

Our pro forma net tangible book value as of September 30, 2013 would have been approximately $        , or approximately $         per share based on the              common shares that would have been issued and outstanding as of such date. After giving effect to our sale of common shares in this offering at the initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2013 would have been $        , or $         per share (assuming no exercise of the underwriters’ option to purchase additional shares). This represents an immediate and substantial dilution of $         per share to new investors purchasing common shares in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of September 30, 2013	$
Increase in net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after giving effect to this offering

Dilution per share to new investors in this offering		$

A $1.00 increase (decrease) in the assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus) would increase (decrease) our pro forma as adjusted net tangible book value by $        , our pro forma as adjusted net tangible book value per share after this offering by $         per share and the dilution to new investors in this offering by $         per share, assuming the number of common shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, on a pro forma as adjusted basis as of September 30, 2013, the differences between the number of common shares purchased from us, the total price and the average price per share paid by existing shareholders and by the new investors in this offering, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $         per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus).

	Shares Purchased			Total Consideration			Average Price per Share
	Number	Percent		Amount	Percent
	(in thousands)			(in thousands)
Existing shareholders			%			%	$
New investors in this offering

Total		100%		$	100%

A $1.00 increase (decrease) in the assumed initial offering price would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $1.00 per share, respectively. An increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) total consideration paid by new investors and average price per share paid by new investors by $         and $         per share, respectively.

If the underwriters’ option to purchase additional shares is fully exercised, the pro forma as adjusted net tangible book value per share after this offering as of September 30, 2013 would have been approximately $         per share and the dilution to new investors per share after this offering would be $         per share.

DIVIDEND POLICY

We intend to pay regular quarterly dividends to holders of our common shares out of assets legally available for this purpose. Dividends will be authorized by our board of directors and declared by us based on a number of factors including actual results of operations, liquidity and financial condition, restrictions will not be determined solely by our net income or any other measure of performance but will be imposed by applicable law, our taxable income, our operating expenses and other factors our board of directors deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from our available cash on hand and any funds we receive from our subsidiaries and our ability to receive distributions from our subsidiaries may be limited by the financing agreements to which they are subject. In addition, pursuant to the Partnership Agreement, the General Partner will be entitled to receive incentive compensation before any amounts are distributed to the Company based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively, subject to certain adjustments. See “Our Manager and Management Agreement and Other Compensation Arrangements—Other Incentive Compensation” for a description of the terms of such compensation arrangements.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables summarize the consolidated financial information of Holdco. The Company is a newly-formed Delaware limited liability company that has not, to date, conducted any activities other than those incident to its formation and the preparation of this registration statement, which have been deemed immaterial and therefore are not presented in the selected historical consolidated financial data. Upon completion of the Reorganization, the Company will own substantially all of the equity interests in Holdco.

The selected consolidated statement of operations data for the year ended December 31, 2012 and the period from June 23, 2011 to December 31, 2011, and the selected consolidated balance sheet data as of December 31, 2012 and 2011 have been derived from our audited financial statements included elsewhere in this prospectus. The selected consolidated statement of operations data for the nine months ended September 30, 2013 and 2012 and the summary consolidated balance sheet data as of September 30, 2013 and 2012 have been derived from our unaudited financial statements included elsewhere in this prospectus.

The unaudited financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of our management, include all adjustments necessary for a fair presentation of the information set forth herein. Operating results for the nine months ended September 30, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013 or for any future period. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, 2013	Nine Months Ended September 30, 2012
	(in thousands)
Statement of Operations data:
Lease income	$126	$740	$5,445	$28
Maintenance revenue	2,255	371	1,207	2,255
Finance lease income	94	—	5,288	—
Other income, net	1,014	16	207	990

Total revenues	3,489	1,127	12,147	3,273

Repairs and maintenance	1,275	—	631	246
Management fees	520	63	1,542	268
General and administrative	1,745	2,369	1,560	862
Depreciation	887	227	2,335	540
Interest expense	30	—	2,024	—

Total expenses	4,457	2,659	8,092	1,916

Equity in earnings of unconsolidated entities, net of premium amortization of $69, $0, $80 and $45, respectively	3,162	—	8,512	1,523
Gain on sale of equipment	—	—	1,870	—

Net income (loss)	2,194	(1,532)	14,437	2,880
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	260	—

Net income (loss) attributable to partners	$2,194	$(1,532)	$14,177	$2,880

Earnings (loss) per share, basic and diluted, as adjusted for the Reorganization
Weighted average shares outstanding, basic and diluted, as adjusted for the Reorganization

	December 31,		September 30,	September 30,
	2012	2011	2013	2012
	(in thousands)
Balance Sheet data:
Total assets	$170,574	$17,316	$292,703	$66,956
Debt obligations	55,991	—	75,778	—
Total liabilities	58,559	6,461	80,991	1,583
Total partners’ capital	112,015	10,855	211,712	65,373

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The unaudited pro forma consolidated statement of operations for the year ended December 31, 2012 and for the nine months ended September 30, 2013 gives effect to the Pro Forma Transactions (as defined below) as if the Pro Forma Transactions had occurred or had become effective as of January 1, 2012. The unaudited pro forma consolidated balance sheet gives effect to the Pro Forma Transactions as if they had occurred on September 30, 2013.

The pro forma adjustments are based on available information and certain assumptions that we believe are reasonable in order to reflect, on a pro forma basis, the impact of these transactions on our historical financial information. The pro forma financial information is provided for informational and illustrative purposes only and should be read in conjunction with “Use of Proceeds,” “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our audited and unaudited consolidated financial statements included elsewhere in this prospectus.

The unaudited pro forma consolidated financial information has been prepared to reflect adjustments to our historical consolidated financial information that are (i) directly attributable to the Pro Forma Transactions, (ii) factually supportable and (iii) with respect to the unaudited pro forma consolidated statement of operations, expected to have a continuing impact on our results.

The unaudited pro forma consolidated financial information reflects the following (collectively, the “Pro Forma Transactions”):

•	our acquisition of a 16.67% equity interest in an entity (PJW 3000 LLC) that owns a derrick pipelay barge in April 2012 and the subsequent sale of our equity interest in November 2013;

•	following this offering, the management fee payable to the Manager and the incentive compensation fee payable to the General Partner by us;

•	the receipt by us of approximately $ million of net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $ per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us; and

•	the completion of the Reorganization.

The unaudited pro forma consolidated statement of operations excludes approximately $             million of non-recurring charges that we expect to incur in connection with the Pro Forma Transactions, including costs related to legal, accounting and consulting services. Additionally, no pro forma adjustments have been made to the compensation and related costs, or any other expense items, relating to reporting, compliance or investor relations costs, or other incremental costs that we may incur as a public company, including costs relating to compliance with Section 404 of the Sarbanes-Oxley Act.

The unaudited pro forma consolidated financial information is included for illustrative and informational purposes only and does not purport to reflect our results of operations or financial condition had the pro forma transactions occurred at an earlier date. The unaudited pro forma consolidated financial information also should not be considered representative of our future financial condition or results of operations.

Unaudited Pro Forma Consolidated

Statement of Operations

For the Year Ended December 31, 2012

	Year Ended December 31, 2012	Pro Forma Adjustment		Pro Forma Adjusted
Revenues
Lease income	$126	$—			$126
Maintenance revenue	2,255	—			2,255
Finance lease income	94	—			94
Other income, net	1,014	—			1,014

Total revenues	3,489	—			3,489

Expenses
Repairs and maintenance	1,275	—			1,275
Management fees	520	392	(a)		912
General and administrative	1,745	—			1,745
Depreciation	887	—			887
Interest expense	30	—			30

Total expenses	4,457	392			4,849

Other income (expense)
Equity in earnings of unconsolidated entities, net of premium amortization of $69	3,162	1,088 (3,397	(b) )(b)		853
Gain on sale of equipment	—	—			—

Total other income (expense)	3,162	(2,309)			853

Net income (loss)	$2,194	$(2,701)			(507)

Less: Net income attributable to non-controlling interest in consolidated subsidiaries	$—	—			—

Net Income (loss) Attributable to Partners	$2,194	$(2,701)			$(507)

(Loss) per share, basic and diluted	—			$		(c)
Weighted average shares outstanding, basic and diluted	—					(c)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

Unaudited Pro Forma Consolidated

Statement of Operations

For the Nine Months Ended September 30, 2013

	Nine Months Ended September 30, 2013	Pro Forma Adjustment		Pro Forma Adjusted
Revenues
Lease income	$5,445	$—			$5,445
Maintenance revenue	1,207	—			1,207
Finance lease income	5,288	—			5,288
Other income, net	207	—			207

Total revenues	12,147	—			12,147

Expenses
Repairs and maintenance	631	—			631
Management fees	1,542	937	(a)		2,479
General and administrative	1,560	—			1,560
Depreciation	2,335	—			2,335
Interest expense	2,024	—			2,024

Total expenses	8,092	937			9,029

Other income (expense)
Equity in earnings of unconsolidated entities, net of premium amortization of $80	8,512	(2,554	)(b)		5,958
Gain on sale of equipment	1,870	—			1,870

Total other income (expense)	10,382	(2,554)			7,828

Net income (loss)	$14,437	$(3,491)			10,946

Less: Net income attributable to non-controlling interest in consolidated subsidiaries	260	—			260

Net Income (loss) Attributable to Partners	$14,177	$(3,491)			$10,686

Earnings per share, basic and diluted	—			$		(c)
Weighted average shares outstanding, basic and diluted	—					(c)

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

Unaudited Pro Forma Consolidated

Balance Sheet

As of September 30, 2013

	September 30, 2013	Pro Forma Adjustment		Pro Forma Adjusted
Assets
Cash and cash equivalents	$34,965	$22,000	(d),(e)	$56,965
Restricted cash	1,120	—		1,120
Accounts receivable	1,057	—		1,057
Equipment held for lease, net of accumulated depreciation of $3,186 (unaudited)	92,834	—		— 92,834
Equipment held for sale	—	—		—
Direct finance leases, net of unearned revenue of $27,638 (unaudited)	105,963	—		105,963
Investments in and advances to unconsolidated entities, net of premium amortization of $150 (unaudited)	54,361	(20,523	)(d)	33,838
Acquired lease intangible, net of accumulated amortization of $556 (unaudited)	—	—		—
Deferred financing costs, net of amortization of $90 (unaudited)	653	—		653
Interest rate swap	312	—		312
Other assets	1,438	4,500	(d)	5,938

Total assets	$292,703	$5,977		$298,680

Liabilities
Accounts payable and accrued liabilities	1,422	—		1,422
Management fees payable to affiliate	595	—		595
Loan payable	72,687	—		72,687
Note payable to non-controlling interest	3,091	—		3,091
Maintenance deposits	601	—		601
Security deposits	2,573	—		2,573
Due to affiliate	22	—		22

Total liabilities	80,991	—		80,991

Shareholder’s Equity:
Common stock, $0.01 par value; shares authorized on a pro forma basis; shares issued and outstanding on a pro forma basis	—		(e)
Additional paid-in-capital	—
Partners’ capital	207,975	6,046	(d),(e)	214,021
Accumulated other comprehensive income (loss)	341	(69	)(d)	272
Non-controlling interest in equity of consolidated subsidiaries	3,396	—		3,396

Total partners’ capital	211,712	5,977		217,689

Total liabilities and partners’ capital	$292,703	$5,977		$298,680

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

Notes to Unaudited Pro Forma Consolidated Financial Information

Adjustments to Unaudited Pro Forma Consolidated Statement of Operations:

(a)	Reflects an adjustment to eliminate our historical management fee payable ($0.5 million and $1.5 million for the year ended December 31, 2012 and the nine months ended September 30, 2013, respectively) and also reflects the management fee as well as incentive compensation fee payable by us pursuant to the Management Agreement and the Partnership Agreement as if they were in effect as of January 1, 2012.

The management fee payable will be determined by taking the average value of our total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP at the end of the two most recently completed calendar quarters multiplied by an annual rate of 1.50% and is payable quarterly in arrears in cash. The adjusted management fee payable for the year ended December 31, 2012 and the nine months ended September 31, 2013 would have been $0.6 million and $1.6 million, respectively.

The incentive compensation fee payable by us to the General Partner will be based on our pre-incentive distribution net income in each calendar quarter as expressed as a rate of return on the average value of the net equity capital at the end of the two most recent calendar quarters and will be calculated as follows:

•	No incentive distribution will be paid in any calendar quarter in which the calculated pre-incentive distribution Net Income does not exceed 2.0% for such quarter.

•	100% of the pre-incentive distribution net income, if any, that exceeds 2.00% but does not exceed 2.2223% for such quarter.

•	10.0% of the amount of our pre-incentive distribution net income, if any, that exceeds 2.2223% for such quarter.

In addition, capital gains incentive compensation is calculated and payable in arrears as of the end of each calendar year and will equal 10% of our cumulative realized gains from the applicable calendar year net of cumulative capital losses for such period, unrealized losses attributed to impairments and all realized gains upon which prior performance-based capital gains incentive distribution payments were previously made to the General Partner. For the year ended December 31, 2012 there would have been no capital gains incentive compensation. For the nine months ended September 30, 2013, we cannot estimate at this time whether there is an incentive distribution payable until the amount of capital gains are determined related to the year ended December 31, 2013.

The adjusted incentive compensation fee payable for the year ended December 31, 2012 and the nine months ended September 31, 2013 would have been $0.3 million and $0.9 million, respectively.

(b)	Reflects the addition of equity in earnings of unconsolidated subsidiaries in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2012 to give effect to our acquisition of a 16.67% unconsolidated equity interest in an entity that owns a derrick pipelay barge in April 2012. Such adjustment represents $1.1 million of additional equity in earnings of unconsolidated subsidiaries that would have been recognized from January 1, 2012 through the acquisition date (April 2012) if the acquisition had occurred as of January 1, 2012.

Also reflects the elimination of $3.4 million and $2.6 million of equity in earnings of unconsolidated subsidiaries in the unaudited pro forma consolidated statement of operations for the year ended December 31, 2012 and nine months ended September 31, 2013 to give effect to our disposition of the 16.67% unconsolidated equity interest in an entity that owns a derrick pipelay barge in November 2013 as if it had occurred as of January 1, 2012.

(c)	The number of shares used to compute pro forma basic and diluted (loss) earnings per share is , which will be the number of shares outstanding after giving effect to the Reorganization. This includes shares of common stock being offered by us in this offering.

Adjustments to Unaudited Pro Forma Consolidated Balance Sheet:

(d)	Reflects an adjustment to give effect to our disposition of the 16.67% unconsolidated equity interest in an entity that owns a derrick pipelay barge in November 2013 for a sale price of $26.5 million ($22.0 million of cash proceeds and a $4.5 million of demand note receivable guaranteed by a large financial institution) as if such disposition had occurred as of September 30, 2013. The investment in our 16.67% unconsolidated equity interest as of September 30, 2013 was $20.5 million, including $0.07 million of our share of the accumulated other comprehensive income related to a cash flow hedge, which will result in a gain of approximately $6.0 million. These amounts are reflected in the unaudited pro forma consolidated balance sheet. The $6.0 million of gain on sale of our 16.67% unconsolidated equity interest is reflected in partners’ capital in the unaudited pro forma consolidated balance sheet and is not reflected in the unaudited pro forma consolidated statement of operations because the gain is non-recurring.

(e)	Reflects an adjustment from partners’ capital to additional paid-in capital after giving effect to the Reorganization.

Also reflects the receipt by us of approximately $             million of net proceeds from the sale of shares of common stock in this offering at an assumed initial public offering price of $             per share (the midpoint of the estimated initial public offering price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

This adjustment excludes the expected funding of $             in equity capital that we intend to call from existing limited partners of the Onshore Partnership and the Offshore Partnership.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

We own and acquire high quality transportation and transportation-related infrastructure assets that are operated globally and generate stable cash flows through contracted usage payments. We believe that there are a large number of asset acquisition opportunities in our target markets driven by increasing demand and limited capital availability, and that our Manager’s expertise and business and financing relationships together with our access to capital will allow us to take advantage of these opportunities. We are externally managed by an affiliate of Fortress, which has a dedicated team of professionals who collectively have acquired over $15 billion in transportation and infrastructure assets since 2002. As of September 30, 2013, we had total consolidated assets of $292.7 million and total equity capital of $211.7 million.

Operating Segments

Our reportable segments are strategic business units comprised of interests in different types of transportation and transportation-related infrastructure assets. We currently conduct our business through the following three reportable segments: Aviation, Offshore Energy, and Shipping Containers.

Aviation consists of aircraft and aircraft engines held for lease and are typically held long-term. The aviation industry supports the transportation of passengers and freight globally. According to the IATA, global demand for passenger traffic has grown at an average annual rate of 5.1% over the past two decades, outpacing global GDP of 3.7% in the same period. Furthermore, according to Boeing’s 2013 Commercial Market Outlook, this growth is expected to continue, rising at an average annual rate of 5% per annum over next two decades. Looking forward, we believe that aircraft operators will continue to rely on leasing for aircraft and engines as they seek to reduce capital intensity which will provide opportunities for us to grow our portfolio.

Offshore Energy consists of vessels and equipment that support offshore oil and gas activities and are typically subject to long-term leases, and as of September 30, 2013 includes an interest in an unconsolidated entity which owns a derrick pipe-laying barge (which interest was subsequently sold in November, 2013). The offshore energy industry supports the extraction of oil and natural and gas from deposits located beneath the sea. According to the EIA, fossil fuels, which represented approximately 80% of energy consumption in 2011, will continue to represent approximately 80% of energy consumption through 2040. Based on publicly available sources, we believe the additional supply of oil and gas required to meet demand and offset depletion by 2020 is significant which will provide us investment opportunities in this segment.

Shipping Containers consists of interests in shipping containers subject to operating and direct finance leases and also includes an interest in an unconsolidated entity engaged in the acquisition and leasing of shipping containers (on both an operating lease and a direct finance lease basis). As of November 2013, approximately 5,000 fully-cellular container ships, with an aggregate capacity of approximately 17 million TEU on-board vessel slots, transport 1.5 billion tons of containerized cargo a year. This generates approximately 600 million TEU moves through the world’s container ports annually, yields annual revenues of $200 billion for the container shipping lines, and accounts for over 50% of the total value of world seaborne trade. As of November 2013 the size of the world container fleet was approximately 33.5 million TEU, 55% of which was owned by shipping lines and other operators, and 45% of which was owned or managed by container lessors. We believe these factors should foster continued growth in container leasing and will present us with attractive acquisition opportunities.

Unallocated partnership level general and administrative expenses and management fees are captured in the column entitled “Corporate” in the accompanying tables. We evaluate asset performance primarily based on segment net income.

Our Assets

The following is a summary of our existing assets, and the percentage of our equity deployed in acquiring assets in our reportable segment (aviation, offshore energy and shipping containers), in each case as of September 30, 2013:

•	Aviation (approximately 30% of equity within our reportable segments)—We own 16 commercial jet engines that are compatible with Boeing 737, 747 and 767 aircraft models, as well as one Boeing 757 aircraft. Our aviation assets are primarily on short-term leases with airlines located around the globe. Our aviation portfolio is currently unlevered. As of September 30, 2013, nine of our aviation assets were leased to operators or other third-parties.

•	Offshore energy (approximately 35% of equity within our reportable segments)—We own or are committed to purchasing one AHTS vessel (which we committed to purchasing in November 2013), one ROV support vessel and as of September 30, 2013 we owned a 16.67% interest in an entity that owns a derrick pipelay barge, which interest was sold in November 2013. Our assets in our Offshore Energy segment are subject to long-term charters, whereby the operator assumes the operating expense and utilization risk for the vessels. The locally based operators with whom we partner operate our vessels for large energy companies, some of whom are national oil companies. Our offshore energy portfolio is approximately 12% levered on a weighted-average basis. As of September 30, 2013, all of our offshore energy assets were leased to operators or other third-parties.

•	Shipping containers (approximately 35% of equity within our reportable segments)—We own, either directly or through a joint venture, interests in approximately 180,000 maritime shipping containers and related equipment. All of our shipping containers are on long-term leases to various shipping companies located around the globe, primarily on a finance lease basis with required or bargain purchase obligations. Our shipping container portfolio is currently approximately 71% levered on a weighted-average basis. As of September 30, 2013, all of our shipping containers were leased to operators or other third-parties.

Results of Operations

Discussed below are our consolidated results of operations for each of our reportable segments (all dollar amounts are expressed in thousands).

Comparison of the year ended December 31, 2012 (“2012”) to the period from June 23, 2011 (commencement of operations) to December 31, 2011 (“2011”)

We commenced operations on June 23, 2011 and acquired our first asset, a Boeing 757 passenger aircraft with an in-place lease, in September 2011. We did not acquire any additional assets in 2011. During 2012, we made additional asset acquisitions in the Aviation, Offshore Energy and Shipping Containers segments. The following table summarizes the changes in our results of operations for 2012 compared to 2011:

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Increase (Decrease)
	(in thousands)
Revenues
Lease income	$126	$740	$(614)
Maintenance revenue	2,255	371	1,884
Finance lease income	94	—	94
Other income, net	1,014	16	998

Total revenues	3,489	1,127	2,362

Expenses
Repairs and maintenance	1,275	—	1,275
Management fees	520	63	457
General and administrative	1,745	2,369	(624)
Depreciation	887	227	660
Interest expense	30	—	30

Total expenses	4,457	2,659	1,798

Other income (expense)
Equity in earnings of unconsolidated entities, net of premium amortization of $69 and $0, respectively	3,162	—	3,162
Gain on sale of equipment	—	—	—

Total other income (expense)	3,162	—	3,162

Net income (loss)	2,194	(1,532)	3,726
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	—

Net income (loss) attributable to partners	$2,194	$(1,532)	$3,726

The following table summarizes key factors impacting changes in our revenues for 2012 compared to 2011 on a segment by segment basis:

	Year Ended December 31, 2012					Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
	(in thousands)						(in thousands)
Revenues
Lease income	$126	$—	$—	$—	$126	$740	$—	$—	$—	$740
Maintenance revenue	2,255	—	—	—	2,255	371	—	—	—	371
Finance lease income	—	—	94	—	94	—	—	—	—	—
Other income, net	989	—	25	—	1,014	16	—	—	—	16

Total revenues	$3,370	$—	$119	$—	$3,489	$1,127	$—	$—	$—	$1,127

Total revenue increased by $2,362 from 2011 to 2012 and was primarily driven by events within the Aviation segment, where the occurrence of an early passenger aircraft lease termination in January 2012 resulted in a reduction of lease income, which declined by $614 as the aircraft was on lease for less than a month in 2012 compared to almost four months in 2011. This reduction was offset by significant increases in maintenance revenue and other revenue. Maintenance revenue increased by $1,884 principally due to the retention of $2,255 in maintenance deposits following the termination of the lease on the aircraft. Other income increased by $998 primarily due to the retention of $1,500 of security deposits, which were forfeited by the tenant pursuant to the lease terms, which increase was offset by the write-off of the unamortized portion of the acquired lease intangible asset in the amount of $511.

During 2012, we made our initial acquisitions in the Shipping Containers segment and recognized $94 in finance lease income related to the acquisition and leaseback of a portfolio of shipping containers in December 2012.

The following table summarizes key factors impacting changes in our expenses for 2012 compared to 2011 on a segment by segment basis:

	Year Ended December 31, 2012					Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
	(in thousands)						(in thousands)
Expenses
Repairs and maintenance	$1,275	$—	$—	$—	$1,275	$—	$—	$—	$—	$—
Management fees	—	—	—	520	520	—	—	—	63	63
General and administrative	888	106	182	569	1,745	68	—	—	2,301	2,369
Depreciation	886	—	1	—	887	227	—	—	—	227
Interest expense	—	—	30	—	30	—	—	—	—	—

Total expenses	$3,049	$106	$213	$1,089	$4,457	$295	$—	$—	$2,364	$2,659

Total expenses increased by $1,798 for 2012 compared to 2011. This increase was driven primarily by increases in each of our primary operating segments, as follows:

Aviation (increase of $2,754):

•	Repairs and maintenance expenses increased by $1,275 as a result of expenses incurred subsequent to the repossession of the aircraft upon the termination of the passenger aircraft lease in January 2012;

•	General and administrative expenses increased by $820 primarily related to professional fees associated with the termination of the passenger aircraft lease, repossession of the aircraft and supervision of maintenance activities; and

•	Depreciation increased by $659 as a result of a full year of depreciation of the passenger aircraft in 2012 as well as a partial year of depreciation of aircraft engines acquired during 2012.

Offshore Energy (increase of $106):

•	General and administrative expenses increased by $106 in connection with the sourcing of potential acquisition opportunities.

Shipping Containers (increase of $213):

•	General and administrative expenses increased by $182 in connection with the sourcing of potential acquisition opportunities; and

•	Interest expense increased by $30 in connection with a term loan entered into during December 2012 related to the financing of the acquisition of a shipping container portfolio.

The above amounts were offset by a net decrease in Corporate expenses of $1,275, comprised of (i) an increase in management fees of $457 attributed to an increase in the weighted average contributed capital in 2012 versus 2011 and a full year of expense in 2012 as opposed to a partial year in 2011, and (ii) a decrease in general and administrative expenses of $1,732, primarily related to increased professional fees of $240, offset by the absence of organization costs of $2,000 incurred in 2011 in connection with our formation.

The following table summarizes key factors impacting changes in other income (expense) for 2012 compared to 2011 on a segment by segment basis:

	Year Ended December 31, 2012					Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
		(in thousands)					(in thousands)
Other income (expense)
Equity in earnings of unconsolidated entities	$—	$2,311	$851	$—	$3,162	$—	$—	$—	$—	$—
Gain on sale of equipment	—	—	—	—	—	—	—	—	—	—

Total other income (expense)	$—	$2,311	$851	$—	$3,162	$—	$—	$—	$—	$—

Other income (expense) increased by $3,162 as a result of our recognition of equity in the earnings of our unconsolidated entities of $3,162 with respect to (i) the April 2012 equity method investment in an entity which owns an offshore derrick pipelay barge and (ii) the September 2012 investment in a joint venture which was formed to acquire two portfolios of shipping container leases.

Net income (loss) attributable to partners increased by $3,726 from ($1,532) in 2011 to $2,194 in 2012 as a result of the changes in revenues, expenses and other income (expense) described above.

Comparison of the nine months ended September 30, 2013 to the nine months ended September 30, 2012

The following table summarizes the changes in our consolidated statement of operations for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012:

	Nine Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2012 (unaudited)	Increase (Decrease)
	(in thousands)
Revenues
Lease income	$5,445	$28	$5,417
Maintenance revenue	1,207	2,255	(1,048)
Finance lease income	5,288	—	5,288
Other income, net	207	990	(783)

Total revenues	12,147	3,273	8,874

Expenses
Repairs and maintenance	631	246	385
Management fees	1,542	268	1,274
General and administrative	1,560	862	698
Depreciation	2,335	540	1,795
Interest expense	2,024	—	2,024

Total expenses	8,092	1,916	6,176

Other income (expense)
Equity in earnings of unconsolidated entities, net of premium amortization of $80 and $45, respectively	8,512	1,523	6,989
Gain on sale of equipment	1,870	—	1,870

Total other income (expense)	10,382	1,523	8,859

Net income (loss)	14,437	2,880	11,557
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	260	—	260

Net income (loss) attributable to partners	$14,177	$2,880	$11,297

The following table summarizes key factors impacting changes in our revenues for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 on a segment by segment basis:

	Nine Months Ended September 30, 2013 (unaudited)					Nine Months Ended September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
		(in thousands)					(in thousands)
Revenues
Lease income	$2,370	$3,075	$—	$—	$5,445	$28	$—	$—	$—	$28
Maintenance revenue	1,207	—	—	—	1,207	2,255	—	—	—	2,255
Finance lease income	—	—	5,288	—	5,288	—	—	—	—	—
Other income, net	134	—	73	—	207	990	—	—	—	990

Total revenues	$3,711	$3,075	$5,361	$—	$12,147	$3,273	$—	$—	$—	$3,273

Total revenue increased by $8,874 and was primarily driven by increases in our Offshore Energy and Shipping Containers segments of $3,075 and $5,361, respectively, attributable to assets acquired subsequent to September 30, 2012, and a net increase in Aviation revenue of $438 attributable to revenues related to new leases of our aircraft engines and our Boeing 757 aircraft in 2013, as compared to 2012 revenues which consisted principally of retained security and maintenance deposits in connection with the an early passenger aircraft lease termination in January 2012.

Aviation (increase of $438):

•	Lease income increased by $2,342 as a result of (i) a new passenger aircraft lease which commenced in April 2013 and generated $810 in lease income for the nine months ended September 30, 2013 as compared to $28 in lease income for the nine months ended September 30, 2012 associated with the aforementioned terminated passenger aircraft lease and (ii) lease income of $1,560 related to seven aircraft engines which were on lease at various points during the nine months ended September 30, 2013;

•	Maintenance revenue decreased by $1,048 as a result of our retention of $2,255 of maintenance deposits in January 2012 in connection with the early termination of the original passenger aircraft lease as compared to $1,207 in maintenance revenue in the nine months ended September 30, 2013 pertaining to the new leases of our passenger aircraft and aircraft engines; and

•	Other income decreased by $856 and was primarily attributable to $121 of ancillary income received in connection with one of our aircraft engines during the nine months ended September 30, 2013 as compared to other income during the nine months ended September 30, 2012 related to our retention of $1,500 of security deposits in connection with the termination of the original passenger aircraft lease offset by the write-off of the unamortized portion of the associated acquired lease intangible assets in the amount of $511.

Offshore Energy (increase of $3,075):

•	Lease income increased by $3,075 in the nine months ended September 30, 2013 in connection with the acquisition and leasing of an ROV support vessel in May 2013.

Shipping Containers (increase of $5,361):

•	Finance lease income increased by $5,288 in the nine months ended September 30, 2013 as a result of the December 2012 acquisition and leaseback of a portfolio of shipping containers pursuant to a finance lease; and

•	Other income increased by $73 in the nine months ended September 30, 2013 primarily as a result of management fee income earned by us from our joint venture partner in relation to a portfolio of shipping containers acquired by the joint venture in September 2012.

The following table summarizes key factors impacting changes in our expenses for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 on a segment-by-segment basis:

	Nine Months Ended September 30, 2013 (unaudited)					Nine Months Ended September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
		(in thousands)					(in thousands)
Expenses
Repairs and maintenance	$631	$—	$—	$—	$631	$246	$—	$—	$—	$246
Management fees	—	—	—	1,542	1,542	—	—	—	268	268
General and administrative	965	487	132	(24)	1,560	562	52	18	230	862
Depreciation	1,773	562	—	—	2,335	540	—	—	—	540
Interest expense	—	65	1,947	12	2,024	—	—	—	—	—

Total expenses	$3,369	$1,114	$2,079	$1,530	$8,092	$1,348	$52	$18	$498	$1,916

Total expenses increased by $6,176 and were driven primarily by increases in each of our primary operating segments, as follows:

Aviation (increase of $2,021):

•	Repairs and maintenance expenses increased by $385 during the nine months ended September 30, 2013 primarily as a result of routine maintenance activities performed on our Boeing 757 passenger aircraft in advance of the April 2013 re-leasing of the aircraft;

•	General and administrative expenses increased by $403 in connection with the supervision of maintenance activities on the Boeing 757 passenger aircraft, marketing our Boeing 757 passenger aircraft for re-lease and sourcing potential acquisition opportunities; and

•	Depreciation increased by $1,233 as a result of the depreciation of aircraft engines acquired subsequent to September 30, 2012 and depreciation of an engine overhaul on our Boeing 757 passenger aircraft which was completed and placed in service in April 2013.

Offshore Energy (increase of $1,062):

•	General and administrative expenses increased by $435 primarily as a result of legal and professional fees associated with the formation of a subsidiary which subsequently acquired and leased an ROV support vessel and due diligence expenses related to the sourcing of potential acquisition opportunities;

•	Depreciation increased by $562 as a result of the depreciation of the ROV support vessel which was acquired in April 2013; and

•	Interest expense increased by $65 in connection with the $3,225 note payable associated with the acquisition of the ROV support vessel.

Shipping Containers (increase of $2,061):

•	General and administrative expenses increased by $114 in connection with sourcing potential acquisition opportunities; and

•	Interest expense increased by $1,947 in the nine months ended September 30, 2013 as a result of a term loan entered into during December 2012 related to the financing of the acquisition of a shipping container portfolio.

In addition, Corporate expenses increased by $1,032 primarily due to an increase in management fees of $1,274 attributed to an increase in the weighted average contributed capital in the nine months ended September 30, 2013 versus the nine months ended September 30, 2012, offset by a decrease in general and administrative expenses of $254 primarily attributable to a reduction in professional fees.

The following table summarizes key factors impacting changes in our other income (expense) for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 on a segment by segment basis:

	Nine Months Ended September 30, 2013 (unaudited)					Nine Months Ended September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
		(in thousands)					(in thousands)
Other income (expense)
Equity in earnings of unconsolidated entities	$—	$2,554	$5,958	$—	$8,512	$—	$1,454	$69	$—	$1,523
Gain on sale of equipment	1,870	—	—	—	1,870	—	—	—	—	—

Total other income (expense)	$1,870	$2,554	$5,958	$—	$10,382	$—	$1,454	$69	$—	$1,523

Other income (expense) increased by $8,859 as a result of (i) a $1,870 gain on sale of Aviation equipment related to the sale of three aircraft engines during the nine months ended September 30, 2013, (ii) an $1,100 increase in our equity in the earnings of our Offshore Energy investee which was owned for the entirety of the nine months ended September 30, 2013 as compared to only 5.25 months in the nine months ended September 30, 2012, and (iii) a $5,889 increase in our of equity in the earnings of our Shipping Container joint venture, which was owned for the entirety of the nine months ended September 30, 2013 as compared to only one month during the nine months ended September 30, 2012.

Net income (loss) attributable to Partners increased $11,297 from $2,880 in the nine months ended September 30, 2012 to $14,177 in the nine months ended September 30, 2013 as a result of the changes in revenues, expenses and other income (expenses) discussed above and the attribution of $260 of net income of a consolidated subsidiary to the non-controlling interest in such subsidiary during the nine months ended September 30, 2013.

Transactions with Affiliates and Affiliated Entities

We have entered into a Management Agreement with our Manager, an affiliate of Fortress, effective upon completion of this offering, pursuant to which our Manager provides for the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs in conformity with a broad asset acquisition strategy adopted and monitored by our board of directors. From time to time, we may engage (subject to our strategy) in material transactions with our Manager or another entity managed by our Manager or one of its affiliates or other affiliates of Fortress, which may include, but are not limited to, certain financing arrangements, acquisition of assets, acquisition of debt obligations, debt, co-investments, and other assets that present an actual, potential or perceived conflict of interest. See “Our Manager and Management Agreement and Other Compensation Arrangements” and “Certain Relationships and Related Party Transactions” included elsewhere in this prospectus.

Liquidity and Capital Resources

Our principal uses of liquidity have been (i) acquisitions of transportation and transportation-related infrastructure assets, (ii) distributions to our partners, (iii) expenses associated with our operating activities, and (iv) debt service obligations associated with our investments (all dollar amounts are expressed in thousands).

•	For the year ended December 31, 2012 and period from June 23, 2011 to December 31, 2011, cash used for the purpose of making investments was $149,779 and $12,302, respectively. For the nine months ended September 30, 2013 and September 30, 2012, cash used for the purpose of making investments was $102,620 and $49,219, respectively.

•	For the year ended December 31, 2012 and period from June 23, 2011 to December 31, 2011, distributions to partners were $1,979 and $213, respectively. For the nine months ended September 30, 2013 and September 30, 2012, distributions to partners were $13,113 and $1,073, respectively.

•	Uses of liquidity associated with our operating expenses are captured on a net basis in our cash flows from operating activities. Uses of liquidity associated with our debt obligations are captured in our cash flows from financing activities.

Our principal sources of liquidity to fund these uses have been (i) revenues from our leasing activities (including finance lease collections and maintenance reserve collections) after operating expenses, (ii) borrowings, (iii) distributions received from unconsolidated investees, (iv) proceeds from the sale of assets and (v) capital contributions from our partners.

•	For the year ended December 31, 2012 and the period from June 23, 2011 to December 31, 2011, cash flows from operating activities, including the principal collections on finance leases and maintenance reserve collections, were ($2,021) and $1,316, respectively. For the nine months ended September 30, 2013 and September 30, 2012, cash flows from operating activities including the principal collections on finance leases and maintenance reserve collections were $17,219 and ($1,338), respectively.

•	In December 2012, we obtained a term loan of $55,991 in connection with our acquisition of a portfolio of shipping containers. We had no outstanding borrowing as of December 31, 2011. During the nine months ended September 30, 2013, additional borrowings of $3,225 and $21,548 were obtained in connection with a note payable to the non-controlling interest in one of our consolidated subsidiaries and a bank loan obtained in connection with our acquisition of an additional portfolio of shipping containers, respectively, and we made principal repayments of $4,853 and $134 on our term loan and note payable to the non-controlling interest, respectively. We had no outstanding borrowings during the nine months ended September 30, 2012.

•	For the year ended December 31, 2012, we received $1,942 in cash distributions from our unconsolidated investees; we had no interests in unconsolidated investees during 2011. During the nine months ended September 30, 2013 and September 30, 2012, cash distributions from our unconsolidated investees were $10,219 and $1,158, respectively.

•	For the year ended December 31, 2012 and the period from June 23, 2011 to December 31, 2011, proceeds from the sale of equipment were $225 and $0, respectively. For the nine months ended September 30, 2013 and September 30, 2012, proceeds from the sale of equipment were $7,851 and $0, respectively.

•	For the year ended December 31, 2012 and the period from June 23, 2011 to December 31, 2011, capital contributions from partners were $101,022 and $12,600, respectively. For the nine months ended September 30, 2013 and September 30, 2012, capital contributions from partners were $94,819 and $52,742, respectively. As of September 30, 2013, we had a total of $202,000 of capital availability remaining under our partnership agreements (including $15,300 of prior distributions subject to recall pursuant to the terms of the Partnership Agreement). In connection with the Reorganization, we expect to cause our limited partners to contribute $ of such remaining capital. Following the consummation of the Reorganization, we will no longer be entitled to any capital contributions from our partners.

As of September 30, 2013, we expect to acquire approximately $30 million of assets, all of which are within the segments in which we are currently active, and all of which we expect to acquire for cash within the twelve months following September 30, 2013. We expect to fund the purchase price for these new assets with a combination of revenues from our leasing activities, net of operating expenses, debt borrowings, distributions received from unconsolidated investees, proceeds from the sale of assets, capital contributions from our partners and proceeds from this offering.

Historical Cash Flow

Comparison of the year ended December 31, 2012 to the period from June 23, 2011 (commencement of operations) to December 31, 2011

The following table compares the historical cash flow for the year ended December 31, 2012 to the period from June 23, 2011 (Commencement of Operations) to December 31, 2011.

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$(2,021)	$924
Net cash used in investing activities	(149,554)	(12,302)
Net cash provided by financing activities	154,599	12,478

Net cash provided by (used in) operating activities was ($2,021) and $924 for 2012 and 2011, respectively, a $2,945 decrease. The decrease in net cash provided by operating activities was primarily driven by non-cash adjustments in 2012 in the amount of ($3,244) relating to the write off of an acquired lease intangible asset and the retention of security and maintenance deposits upon the early termination of a passenger aircraft lease, and ($3,162) relating to our share of the earnings of unconsolidated entities offset by an increase in our net income between 2012 and 2011 of $3,726 and the receipt of operating distributions from unconsolidated investees of $1,942 in 2012. The remainder of the decrease in our cash flows from operating activities was attributable to the impacts of changes in non-cash charges for depreciation and other working capital accounts between 2012 and 2011 in the aggregate amount of ($2,207).

Net cash used in investing activities was ($149,554) and ($12,302) for 2012 and 2011, respectively, an increase of $137,252. The increase in cash used in investing activities relates principally to the increased volume of investment activity as we executed on our business plan. During 2012, we invested a total of $149,779 as compared to $12,302 during the period ended December 31, 2011, an increase of $137,477. This amount was offset by proceeds from equipment sales of $225 in 2012 as compared to no similar items in 2011.

Net cash provided by financing activities was $154,599 and $12,478 for 2012 and 2011, respectively, a $142,121 increase. The increase in cash provided by financing activities relates principally to capital contributions from partners of $101,022 and loan proceeds that relate to the acquisition of our container direct finance lease portfolio of $55,991 in 2012 as compared to capital contributions from partners of $12,600 in 2011.

Comparison of the nine months ended September 30, 2013 to the nine months ended September 30, 2012

The following table compares the historical cash flow for the nine months ended September 30, 2013 to the nine months ended September 30, 2012.

	Nine Months Ended September 30, (unaudited)
	2013	2012
	(in thousands)
Cash Flow Data:
Net cash provided by (used in) operating activities	$11,135	$(1,338)
Net cash used in investing activities	(87,246)	(49,219)
Net cash provided by financing activities	106,952	51,354

Net cash provided by (used in) operating activities was $11,135 and ($1,338) for the nine months ended September 30, 2013 and the nine months ended September 30, 2012, respectively, a $12,473 increase. The increase was primarily due to an increase in our net income of $11,557, which increased from $2,880 in the nine months ended September 30, 2012 to $14,437 in the nine months ended September 30, 2013. This increase in net income was offset by net changes in non-cash adjustments to net income of (i) ($6,989) relating to our share of the earnings of unconsolidated entities, (ii) ($1,870) relating to realized gains on asset sales, (iii) $1,883 relating to depreciation, (iv) $3,244 relating to the write-off of an acquired lease intangible asset and the retention of security and maintenance deposits upon the early termination of our passenger aircraft lease which occurred during the nine months ended September 30, 2012, and (v) ($3) relating to change in value of a non-hedge derivative. In addition, income distributions received by us from unconsolidated investees increased by $5,901 between the nine months ended September 30, 2012 and the nine months ended September 30, 2013, reflecting an increased ownership period related to the underlying investees (5.25 months versus nine months with respect to our Offshore Energy investee, and 3.8 months versus nine months with respect to our shipping container investee during the nine months ended September 30, 2012 versus the nine months ended September 30, 2013, respectively). The remainder of the variance in our cash flows from operating activities was attributable to the impact of changes in other working capital accounts between the nine months ended September 30, 2012 and the nine months ended September 30, 2013 in the aggregate amount of ($1,256).

Net cash used in investing activities was ($87,246) and ($49,219) for the nine months ended September 30, 2013 and the nine months ended September 30, 2012, respectively, representing a $38,027 increase. The increased use in cash for investing relates principally to the increased amount of investment for the nine months ended September 30, 2013 versus the nine months ended September 30, 2012 as we continued to execute on our business plan. Investments during the relevant periods increased from $49,219 in the nine months ended September 30, 2012 to $102,620 in the nine months ended September 30, 2013, an increase of $53,401. In addition the funding of restricted cash balances increased by $1,120 during the nine months ended September 30, 2013 in connection with the requirements of our term loan. These increases in investing cash outflows were offset by investing cash inflows aggregating $16,494 in the nine months ended September 30, 2013, including principal collections from direct finance leases, proceeds from the sale of flight equipment and return of capital distributions from unconsolidated subsidiaries.

Net cash provided by financing activities was $106,952 and $51,354 for the nine months ended September 30, 2013 and the nine months ended September 30, 2012, respectively, representing a $55,598 increase. Such increase was attributable to (i) an increase in capital contributions from partners of $42,077 from the nine months ended September 30, 2012 to the nine months ended September 30, 2013, offset by an increase in capital distributions to partners of ($12,040) from the nine months ended September 30, 2012 to the nine months ended September 30, 2013, (ii) capital contributions of $3,318 attributable to non-controlling interests during the nine months ended September 30, 2013, offset by distributions to non-controlling interest of ($182), (iii) proceeds from borrowings, net of repayments, of $19,786 during the nine months ended September 30, 2013, (iv) an increase of $2,864 in security and maintenance deposit activity from the nine months ended September 30, 2012 to the nine months ended

September 30, 2013 and (v) other financing activities relating to the payment of financing fees and the acquisition of an interest rate cap in the aggregate amount of ($225) during the nine months ended September 30, 2013.

Debt Obligations

The debt agreements to which our subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. These agreements restrict, among other things, the ability of our subsidiaries that are party to such agreements to incur indebtedness, create liens on property, make investments or distributions, or dispose of assets. None of our debt agreements require us or any of our subsidiaries to meet or maintain any specific financial targets or ratios.

Under such debt agreements, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments.

As of September 30, 2013, our subsidiaries were in compliance with all of the covenants under their debt agreements.

Wells Fargo Credit Agreement

On December 27, 2012, Intermodal Finance II Ltd, our wholly owned subsidiary (“Intermodal II”), entered into a Credit Agreement (the “Wells Fargo Credit Agreement”) with Wells Fargo Bank National Association, as administrative agent, and the other lenders party thereto, in respect of a term loan in an aggregate amount of approximately $56 million. The maturity date for the Wells Fargo Credit Agreement is December 27, 2017. Borrowings under the Wells Fargo Credit Agreement accrue interest at the LIBOR Rate plus a spread of 3.75%. In the event it is unable to determine the LIBOR Rate or unlawful to determine the interest by reference to the LIBOR Rate, such borrowings shall accrue interest at a Base Rate equal to the higher of the Prime Rate or the Federal Funds Rate plus 1.50%, plus a spread of 3.75%. The Wells Fargo Credit Agreement is secured on a first priority basis by Intermodal II’s interests in the shipping containers financed by the indebtedness incurred under the Wells Fargo Credit Agreement and related direct finance leases. The Wells Fargo Credit Agreement contains negative covenants that include, among other things, limitations on Intermodal II’s ability to (i) incur indebtedness or liens on its assets, (ii) make loans or investments, (iii) pay dividends or make other distributions during an event of default or if an event of default would occur as a result, (iv) dispose of assets, (v) enter into sale-leaseback transactions, (vi) change its business, (vii) merge or enter into acquisitions, (viii) modify the terms of certain indebtedness, (ix) enter into certain transactions with affiliates or (x) amend the management agreement to which it is a party. Upon the occurrence and during the continuance of an event of default under the Wells Fargo Credit Agreement, principal, interest and any fees or other amounts owed under the Wells Fargo Credit Agreement bear interest at a rate that is 2% per annum in excess of the interest rate otherwise payable with respect to such amounts.

At September 30, 2013, the outstanding principal amount of the indebtedness under the Wells Fargo Credit Agreement was approximately $51.2 million.

The Wells Fargo Credit Agreement requires monthly payments of interest and scheduled principal payments through its maturity. It can be prepaid without penalty after December 27, 2015.

ING Credit Agreement

On August 15, 2013, Intermodal Finance III Ltd., our wholly-owned subsidiary (“Intermodal III”), entered into a Credit Agreement (“The ING Credit Agreement”) with ING Bank for an initial aggregate amount of approximately $21.5 million in connection with the acquisition of a portfolio of shipping containers and related equipment subject to direct finance leases. The maturity date for the ING Credit Agreement is August 28, 2018.

Borrowings under the ING Credit Agreement accrue interest at the LIBOR Rate plus a spread of 3.25%. In the event it is unable to determine the LIBOR Rate or unlawful to determine the interest by reference to the LIBOR Rate, such borrowings shall accrue interest at a Cost of Funds Rate equal to the higher of the Prime Rate, the Federal Funds Rate plus 1.50% or the LIBOR Rate plus 1%, plus a spread of 3.25%.

The ING Credit Agreement is secured on a first priority basis by Intermodal III’s interests in the shipping containers financed by the indebtedness incurred under the ING Credit Agreement and related direct finance leases. The ING Credit Agreement contains negative covenants that include, among other things, limitations on Intermodal III’s ability to (i) incur indebtedness or liens on its assets, (ii) make loans or investments, (iii) pay dividends or make other distributions during an event of default or if an event of default would occur as a result, (iv) dispose of assets, (v) enter into sale-leaseback transactions, (vi) change its business, (vii) merge or enter into acquisitions, (viii) modify the terms of certain indebtedness, (ix) enter into certain transactions with affiliates or (x) amend the management agreement to which it is a party.

Upon the occurrence and during the continuance of an event of default under the ING Credit Agreement, principal, interest and any fees or other amounts owed under the ING Credit Agreement bear interest at a rate that is 2.5% per annum in excess of the interest rate otherwise payable with respect to such amounts.

At September 30, 2013, the outstanding principal amount of the indebtedness under the ING Credit Agreement was approximately $21.5 million.

The ING credit Agreement requires quarterly payments of interest and scheduled principal payments through its maturity and can be prepaid without penalty at any time.

Loan Payable to Non-Controlling Interest

In May 2013, in connection with the capitalization of a consolidated entity, Holdco and the owner of the non-controlling interest loaned approximately $18.3 million and $3.2 million, respectively, to the entity in proportion to their respective ownership percentages of 85% and 15%. The loans bear interest at an annual rate of 5% and require monthly payments of principal and interest through their final maturity in May 2021. At September 30, 2013, the outstanding principal amount of the loan payable to non-controlling interest was approximately $3.1 million. The loan amount funded by Holdco and related interest have been eliminated in consolidation. See note 7 to our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Contractual Obligations

Our principal commitments consist of debt obligations. The following table summarizes our commitments to settle contractual obligations in cash as of September 30, 2013.

	Payments Due by Period (in thousands)
	Total	2013	2014	2015	2016	2017	Thereafter
Wells Fargo Credit Agreement	$51,139	$1,820	7,279	$7,279	$7,279	$27,482	$—
ING Credit Agreement	21,548	469	1,965	7,763	7,385	452	3,514
Note payable to non-controlling interest	3,091	101	403	403	403	403	1,378

Total loans and notes payable	75,778	2,390	9,647	15,445	15,067	28,337	4,892

Estimated interest on Wells Fargo Credit Agreement (1)	6,123	502	1,829	1,544	1,257	990	—
Estimated interest on ING Credit Agreement (1)	2,112	224	726	603	332	136	91
Estimated interest on note payable to non-controlling interest (2)	598	51	138	119	98	78	115

Total interest on loans and notes payable	8,833	777	2,693	2,266	1,687	1,204	206

Total contractual obligations	$84,611	$3,167	$12,340	$17,711	$16,754	$29,541	$5,098

(1)	Estimated interest payments are based on rates at September 30, 2013.
(2)	Interest on the note payable to non-controlling interest are based on a fixed rate pursuant to the debt agreement.

Quantitative and Qualitative Disclosures About Market Risk

Market risk represents the risk of changes in value of a financial instrument, caused by fluctuations in interest rates and foreign exchange rates. Changes in these factors could cause fluctuations in our results of operations and cash flows. We are exposed to the market risks described below.

Interest Rate Risk

Interest rate risk is the exposure to loss resulting from changes in the level of interest rates and the spread between different interest rates. Interest rate risk is highly sensitive to many factors, including the U.S. government’s monetary and tax policies, global economic factors and other factors beyond our control. We are exposed to changes in the level of interest rates and to changes in the relationship or spread between interest rates. Our primary interest rate exposure relates to our term loan arrangements.

Our borrowing agreements generally require payments based on a variable interest rate index, such as LIBOR. Therefore, to the extent our borrowing costs are not fixed, increases in interest rates may reduce our net income by increasing the cost of our debt without any corresponding increase in rents or cash flow from our finance leases. We manage our exposure to interest rate movements through the use of interest rate derivatives (interest rate swaps and caps). As a result, when market rates of interest change, there is generally not a material impact on our interest expense, future earnings or cash flows.

The following discussion about the potential effects of changes in interest rates is based on a sensitivity analysis, which models the effects of hypothetical interest rate shifts on our financial condition and results of operations. Although we believe a sensitivity analysis provides the most meaningful analysis permitted by the rules and regulations of the SEC, it is constrained by several factors, including the necessity to conduct the analysis based on a single point in time and by the inability to include the extraordinarily complex market reactions that normally would arise from the market shifts modeled. Although the following results of a sensitivity analysis for changes in interest rates may have some limited use as a benchmark, they should not be viewed as a forecast. This forward-looking disclosure also is selective in nature and addresses only the potential interest expense impacts on our financial instruments and, in particular, does not address the mark-to-market impact on our interest rate derivatives. It also does not include a variety of other potential factors that could affect our business as a result of changes in interest rates.

As of September 30, 2013, assuming we do not hedge our exposure to interest rate fluctuations related to our outstanding floating rate debt, a hypothetical 100-basis point increase/decrease in our variable interest rate on our borrowings would result in an interest expense increase/(decrease) of approximately $0.7 million and $(0.7) million, respectively, over the next twelve months before the impact of interest rate derivatives.

Through the use of an interest rate swap, we have reduced our exposure to interest rate changes with respect to 70% of the outstanding principal balance of our term loan with Wells Fargo. Through the use of an interest rate cap, we have reduced our exposure to interest rate changes with respect to 50% of the outstanding principal balance of that portion of the ING term loan attributable to equipment which is subject to direct finance leases having a five year term (representing a notional amount of approximately $2.6 million at September 30, 2013).

Foreign Currency Exchange Risk

Our functional currency is U.S. dollars. Although foreign exchange risk could arise from our and our lessees’ operations in multiple jurisdictions, we do not have significant exposure to foreign currency risk as our leasing arrangements are denominated in U.S. dollars. All of our purchase agreements are negotiated in U.S. dollars, we currently receive all of our revenue in U.S. dollars and we pay substantially all of our expenses in U.S. dollars. Because we currently receive our revenues in U.S. dollars and pay substantially all of our expenses in U.S. dollars, a change in foreign exchange rates would not have an impact on our results of operations or cash flows.

Application of Critical Accounting Policies

Operating Leases

We lease equipment pursuant to net operating leases. Operating leases with fixed rentals and step rentals are recognized on a straight-line basis over the term of the initial lease, assuming no renewals. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.

We also recognize lease revenue related to the portion of maintenance payments received from lessees of aviation equipment that are not expected to be reimbursed in connection with major maintenance events.

Direct Finance Leases

We also lease shipping containers pursuant to direct finance leases. These leases generally include a lessee obligation to purchase the leased equipment at the end of the lease term or a bargain purchase option. Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest method over the lease term and is recorded as finance revenue. The principal component of the lease payment is reflected as a reduction to the net investment in direct finance leases.

Maintenance Payments

Typically, under an operating lease of aviation equipment, the lessee is responsible for performing all maintenance and is generally required to make maintenance payments to us for heavy maintenance, overhaul or replacement of certain high-value components of the aircraft or engine. These maintenance payments are based on hours or cycles of utilization or on calendar time, depending on the component, and are generally required to be made monthly in arrears. If a lessee is making monthly maintenance payments, typically we would be obligated to reimburse the lessee for costs they incur for heavy maintenance, overhaul or replacement of certain high-value components to the extent of maintenance payments received in respect of the specific maintenance event, usually shortly following the completion of the relevant work.

We record the portion of maintenance payments paid by the lessee that is expected to be reimbursed as maintenance deposit liabilities on the consolidated balance sheet. Reimbursements made to the lessee upon the receipt of evidence of qualifying maintenance work are charged against the existing maintenance deposit liability.

Equipment Held for Lease and Depreciation

Equipment held for lease is stated at cost (inclusive of capitalized acquisition costs) and depreciated to estimated residual values using the straight-line method, over estimated useful lives and residual values which are summarized as follows:

	Range of Estimated Useful Lives	Residual Value Estimates
Passenger aircraft	25 years from date of manufacture	Not more than 15% of manufacturer’s estimated realized price when new

Aircraft engines	3-6 years, based on maintenance adjusted service life	50% of run-out market value for similar model engines at time of acquisition

Offshore energy vessels	25 years from date of manufacture	20% of new build cost

Major improvements and modifications incurred in connection with the acquisition of leasing equipment that are required to get the equipment ready for initial service are capitalized and depreciated over the remaining life of the equipment.

For planned major maintenance activities for aviation equipment off lease, the cost of such major maintenance events is capitalized and depreciated on a straight-line basis over the period until the next maintenance event is required.

In accounting for equipment held for lease, we make estimates about the expected useful lives, estimated residual values and where applicable, the fair value of acquired in-place leases and acquired maintenance liabilities (for aviation equipment). In making these estimates, we rely upon observable market data for the same or similar types of equipment and, in the case of aviation equipment, our own estimates with respect to a lessee’s anticipated utilization of the aircraft. If we acquire an aircraft or vessel with an in-place lease, determining the fair value of the in-place lease requires us to estimate the current fair values of leases for identical or similar equipment, in order to determine if the in-place lease is within a fair value range. If a lease is below or above the range of current lease rates, the resulting lease discount or premium is amortized into lease rental income over the remaining term of the lease.

We review our depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in depreciation policies, useful lives of our equipment or the assigned residual values is warranted.

Impairment of Equipment Held for Lease

We perform a recoverability assessment of each of our equipment at least annually. In addition, a recoverability assessment is performed whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early lease termination; significant traffic decline; or the introduction of newer technology aircraft, engines or vessels. When performing a recoverability assessment, we measure whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates, transition costs, estimated down time and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.

Our Manager develops the assumptions used in the recoverability analysis based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular asset and historical experience in the leasing markets, as well as information received from third-party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.

Derivative Financial Instruments

In the normal course of business we may utilize interest rate derivatives to manage our exposure to interest rate risks, principally related to the hedging of variable rate interest payments on various debt facilities. If certain conditions are met, an interest rate derivative may be specifically designated as a cash flow hedge. All of our designated interest rate derivatives are cash flow hedges. We do not enter into speculative derivative transactions.

On the date that we enter into an interest rate derivative, our designation as a cash flow hedge is formally documented. On an ongoing basis, an assessment is made as to whether the interest rate derivative has been highly effective in offsetting changes in the cash flows of the variable rate interest payments on the associated debt and whether the interest rate derivative is expected to remain highly effective in future periods. If it were to be determined that the interest rate derivative is not (or has ceased to be) highly effective as a cash flow hedge, the use of cash flow hedge accounting would be discontinued prospectively.

All interest rate derivatives are recognized on the balance sheet at their fair value. For interest rate derivatives designated as cash flow hedges, the effective portion of the interest rate derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the interest payments on the debt are recorded in earnings. The ineffective portion of the interest rate derivative is calculated and recorded in interest expense.

In the event of a termination of an interest rate derivative prior to its contracted maturity, any related net gains or losses in accumulated other comprehensive income at the date of termination would be reclassified into earnings, unless it remains probable that interest payments on the debt will continue to occur, in which case the amount in accumulated other comprehensive income would be reclassified into earnings as the interest payments on the debt affect earnings.

Recent Accounting Pronouncements

Please see note 2 to our Notes to Consolidated Financial Statements included elsewhere in this prospectus for recent accounting pronouncements.

INDUSTRY OVERVIEW

Transportation and infrastructure assets generally are long-lived, physical assets that are essential to the transportation of people and products globally, and which are typically critical to support sustainable economic development. The transportation asset market includes major sectors such as aviation, air and sea ports, shipping, offshore, containers, rail, and trucking. We estimate the global transportation market to be in excess of $2.7 trillion, and expect that market to continue to grow. While our strategy permits us to acquire a broad array of transportation-related assets, we are currently active in three sectors where we believe there are meaningful opportunities to deploy capital to achieve attractive risk adjusted returns. These sectors are aviation, offshore energy and shipping containers.

Aviation

The aviation industry supports the transportation of passengers and freight globally. Demand for key aviation assets, primarily commercial aircraft and jet engines, is tied to the underlying demand for passenger and freight movement. Commercial air travel and air freight activity have historically been long-term growth sectors, broadly correlated with world economic activity and expanding at a rate of one to two times the rate of global GDP growth. According to the IATA, global demand for passenger traffic has grown at an average annual rate of 5.1% over the past two decades, outpacing global GDP of 3.7% in the same period. Furthermore, according to Boeing’s 2013 Commercial Market Outlook, this growth is expected to continue, rising at an average annual rate of 5% per annum over next two decades.

Given the sustained traffic demand, over the next twenty years the global commercial passenger and cargo fleet of aircraft is expected to grow from approximately 20,000 at the end of 2012 to over 41,000 by 2032. As part of this increase in traffic demand, Boeing estimates that demand for new assets over the next 20 years will be in excess of 35,000 aircraft.

According to Boeing, this demand is being fueled by several factors, including additions to global capacity as well as replacement of older aircraft. Capacity growth is expected to be driven by economic growth in emerging markets, namely the Asia Pacific, Latin America and Middle East regions, which is forecasted to account for nearly 20,000 new aircraft. In order to support this expansion, the emerging markets are going to be the largest recipients of new aircraft over this period, with Asia, the Middle East and Latin America representing 51% of new deliveries. Replacement of older equipment, largely as a result of old age and fuel efficiency, is expected to account for approximately 15,000 new aircraft.

Current Fleet

Three types of commercial jets comprise the existing global fleet of passenger and cargo aircraft:

•	Narrowbody aircraft, which typically carry between 100 and 150 passengers and represented 64% of the fleet in 2012;

•	Widebody aircraft, which can carry 150+ passengers and represented 23% of the fleet in 2012; and

•	Regional jets, which typically carry between 70 and 100 passengers and represented 13% of the fleet in 2012.

In terms of aircraft generations, the existing fleet is split between four categories of aircraft based on each groups’ year of manufacture as well as the specific variant of an aircraft family (e.g., Boeing produced several variants of the B737 aircraft):

•	Late-Generation aircraft are those produced in the 1960s and 1970s. At the time, given that lightweight materials such as composites were not commonly used in the design and manufacturing process, these aircraft have high fuel and maintenance costs. Due to these higher expenses and age, very few late-generation aircraft are still in service today.

•	Mid-generation aircraft are those produced in the 1980s and 1990s. This group includes the B737 Classic, B747-400, B757, B767, A300, A310, A340, MD-11 and MD-80. These aircraft, while materially improved from the late-generation models, were built at a time of lower fuel costs and thus are very expensive to operate today. While they still make up a large share of today’s passenger fleet (33% as of October 2013), they are increasingly being retired as newer, more fuel-efficient models become available.

•	New-generation aircraft include currently produced models such as the Airbus A318, A319, A320, A321 (collectively the “A320” family) and A330, and the Boeing 737-600, 737-700, 737-800, 737-900 and 737-900ER (collectively the “B737-NG” family), and 777 series. These aircraft are currently being marketed as new order assets by manufacturers as well as lessors who are looking to place them with operators.

•	Next-generation aircraft are those that are currently being designed and will launch initial production phases over the next three to five years. They offer upwards of 15% to 20% fuel efficiency gains when compared to new-generation models. These aircraft include the re-engined narrowbodies, the B737-MAX and A-320-NEO, the B787, re-engined regional jets from Embraer and the Bombardier C-Series. Additionally, Airbus and Boeing are both introducing next-generation widebody aircraft, the B787 and the A350.

Aircraft Leasing

Due to the cost of aircraft acquisitions, aircraft financing complexities and airlines’ need for fleet flexibility, the role of operating lessors has grown significantly over the past twenty years. Historically, airlines owned 100% of the fleet which they operated and acquisitions were financed through traditional loans and bank debt that was collateralized with the assets themselves. Over time, however, as airlines consolidated and grew in fleet size, the need for non-traditional financing sources drove the emergence of operating leases. As a result of this, operators are now able to quickly grow a fleet while carrying fewer assets on their balance sheets.

According to Ascend Fleet data, as of October 2013, approximately 33% of the in-service passenger and cargo aircraft fleet worldwide was owned and managed by an operating lease company. From 1999 to 2007, according to IATA, the lessor fleet grew at a compounded annual rate of 8.0% per year, but has since begun to taper as the rate of retirement for older aircraft increases. Looking forward, we believe that aircraft operators will continue to rely on leasing as they seek to reduce capital intensity, to eliminate balance sheet residual risks from aircraft, to pursue alternative financing sources when traditional bank sources are constrained, and to preserve flexibility in their fleet composition. In addition to national and network carriers, low-cost-carriers (“LCC”) and regional airlines are major contributors to the lessor customer base as they seek to grow fleets quickly while mitigating capital intensity. In many regions, particularly across emerging populations, LCCs have become a primary method of air transport. The four largest domestic markets in Southeast Asia—Indonesia, Philippines, Malaysia and Thailand—all have LCC penetration of over 50%.

Engine Leasing

The market for engine leasing, while less developed than that of aircraft, is becoming an important option for operators globally. Similar to the use of leasing aircraft as a financing tool, we expect operators to increase their use engine leasing as a method of reducing maintenance outflows, residual balance sheet risk, and capital intensity. As engines become more complex and technologically advanced, operators look to partner with engine lessors in order to eliminate the need for capital and technical expertise. According to Engine Lease Finance Corporation, approximately 35% of the global engine fleet is currently leased, while the remainder is owned by operators. Demand for leased engines is driven by the following factors:

•	Capital intensity—As airlines take delivery of new aircraft, they are also required to maintain a fleet of supporting spare engines, which are used when another engine is undergoing repair or is removed from wing for any other purpose. Engines, as they become the drivers for fuel efficiency and additional thrust at lighter weights, are rising in price. Leasing provides carriers a method to carry fewer engines on their balance sheet and requires less initial capital upon taking in a new aircraft.

•	Maintenance Cost Mitigation—Engine maintenance, including minor and major repairs or overhauls, have become material expenses to an operator. Based on publicly available sources, we believe engine maintenance represents a $23 billion industry, which is expected to grow to $32 billion by 2023, representing 44% of global MRO work. As the cost of owning engines poses a greater risk to profits, airlines will seek operating leases and other methods to mitigating costs.

•	Aircraft Retirement Cost Management—As airlines begin retiring aircraft, and in particular a fleet of aircraft, engine leasing plays a critical role in reducing the costs associated with phasing out assets. During the end of an aircraft’s life, investing in long-term engine maintenance no longer makes economic sense. Instead, short-term leasing is a valuable tool to operators during this period.

We believe the market for leased aircraft and engines will continue to grow as the global demand for traffic fuels demand for new aircraft, and thus the need for financing solutions. In addition, we view the increased supply of new aircraft to be a driving force for aircraft retirements, which is a positive trend for engine leasing and fleet management solutions.

Offshore Energy

The offshore energy industry supports the extraction of oil and natural and gas from deposits located beneath the sea. Offshore drilling provides drilling, workover and well construction services to E&P companies using various types of drilling rigs. These drilling rigs are supported by fleets of offshore support vessels that provide a range of services, including inspection, maintenance and repair (“IMR”), construction, supply, accommodation and crew transport services, among others.

Oil and natural gas are the majority sources of energy globally and are expected to remain so for the foreseeable future. According to the EIA, fossil fuels, which represented approximately 80% of energy consumption in 2011, will continue to represent approximately 80% of energy consumption through 2040. Energy demand is also expected to grow, driven by increasing global population and GDP growth resulting in both a larger pool of energy users as well as higher energy use per capita. Based on publicly available sources, we believe the additional supply of oil and gas required to meet demand and offset depletion by 2020 is significant, representing over one-third of current production. The anticipated gap in oil and gas supply is so significant that it is unlikely to be met without offshore oil and gas production. As a result, the outlook for offshore E&P spending and production is robust. This higher level of spending is leading to a greater demand for offshore assets.

There are three dynamics driving the increased demand for offshore assets:

•	More complex operations—Oil and gas companies are being forced to pursue reservoirs in more challenging environments, where conditions are colder, deeper and highly pressurized (e.g., Arctic, ultra deepwater, pre-salt, high pressure / high temperature wells), which require a new generation of more sophisticated offshore assets.

•	Aging fleet—After the Deepwater Horizon disaster, oil and gas companies are demanding offshore assets that provide more efficient operations as well as a safer and more comfortable environment for their workers. The age profile of the offshore asset fleet and new requirements by oil and gas companies is forcing a renewal of the offshore asset fleet.

•	Improved Enhanced Oil Recovery—Oil and gas companies are facing increasing cost inflation relating to the exploration and development of offshore reservoirs. Advances in technologies for increasing production from existing wells has reduced the cost and improved well performance and economics. This has resulted in greater demand for offshore assets, especially assets that provide and support well services.

According to IHS, total offshore E&P spending was $352 billion in 2012, of which 50% was operating expenditure related and 50% was capital expenditure related. From 2003—2012, offshore E&P spending grew at a 10.0% compound annual growth rate. According to IHS, offshore E&P spending is forecasted to grow to almost $500 billion in 2017, a 7.0% compound annual growth rate from 2012. The chart below illustrates the development of offshore E&P spending since 2003 as well as the forecasted annual offshore E&P spending for the next five years.

Two primary factors driving the growth of offshore capital expenditure spending are increasing deepwater production and growing offshore gas and liquefied natural gas production. Historically, most offshore drilling and production occurred in shallow waters, but large discoveries in these areas have become increasingly rare. As a result, oil and gas companies are moving into deeper waters, which provide larger reservoirs and higher well production, although costs (from exploration through production) are higher as well.

Based on publicly available sources, we believe that while greater than 65% of current offshore production is from shallow-water fields, deepwater production is expected to grow significantly faster. In addition, oil and gas companies traditionally focused their offshore production on oil because of the lower cost and complexity of transporting oil versus gas. However, the outlook for growth in offshore gas production is substantially higher than expected growth in offshore oil production. This is a result of improved technology for offshore processing and transportation of natural gas, stricter regulations regarding flaring of gas, and increasing global demand for natural gas.

The following describes assets in the offshore energy sector which we believe are essential to the construction and maintenance of offshore field infrastructure:

Offshore Support Vessels—Used to transport supplies from shore, tow rigs and other offshore structures, provide emergency response and firefighting services, and transport personnel. The two primary asset types in this category are Platform Supply Vessels and Anchor Handling Towing Supply vessels.

Construction / Subsea—Vessels and barges used in the installation, commissioning, IMR of offshore infrastructure including production platforms, subsea equipment and pipelines, as well as provision of well services. The primary assets included in this category include construction vessels, construction support vessels, IMR vessels, ROV vessels, pipe-lay support vessels, and dive support vessels.

Drilling Rigs—Used to drill wells and provide a variety of well services. There are four primary types of rigs: jack-up drilling rigs, semi-submersible drilling rigs, drillships, and tender rigs. Jack-up drilling rigs typically operate in shallow waters while semi-submersible drilling rigs, drillships and tender rigs operating in mid-water to ultra-deepwater environments.

Floating Production Units—Used to process the stream from the well and separate the oil, natural gas and natural gas liquids from the rest of the stream (water, drilling fluids, sand, etc.) and offload the oil and gas to pipelines or tankers for transport to market. Floating production units are typically either vessel based (converted tankers or purpose-built), semi-submersible floating production units, Tender Leg Platforms, or Spars.

Heavy Transport—Vessels and barges used to transport (“dry-tow”) large structures from shore to an offshore field for installation or from a field to shore during field decommissioning. The key benefits of dry-tow versus a wet-tow (via AHTS vessel or tug) are shorter transit time and lower insurance cost.

Accommodation—The provision of offshore hotel services for workers, typically in relation to construction, maintenance and repair of offshore production units. Accommodation units are distinguished by available deck space, lifting capacity and accommodation capacity. There are four types of accommodation units: jack-ups, barges, semi-submersibles and monohull vessels.

We believe the continued growth in E&P and the emphasis on drilling farther offshore provide attractive opportunities for owners and lessors of Offshore Energy equipment. The underlying market demand, together with the need for additional assets, presents us with significant opportunities for new investment in the sector.

Shipping Containers

Since its beginnings in the late 1960s, containerization has become an integral part of the world economy. The use of containers in global trade has resulted in huge productivity and efficiency gains including improved productivity, security and efficiency. Containers provide a secure and cost-effective method of transportation because they can be used in multiple modes of transportation, making it possible to move cargo from a point of origin to a final destination without repeated unpacking and repacking. As a result, containers reduce transit time and freight and labor costs, as they permit faster loading and unloading of shipping vessels and more efficient utilization of transportation containers than traditional break-bulk shipping methods. The protection provided by containers also reduces damage, loss and theft of cargo during shipment.

Benefits of Containerization
CONTAINERIZATION	INTERMODALITY	STANDARDIZATION

Loading 20-30 tons of cargo on a ship (several hours’ work for a team of dockworkers by conventional means) today takes one crane driver little more than one minute.	Cargo is loaded at origin and moved by truck, rail, barge and ship to its ultimate destination without intermediate handling, significantly reducing loss, pilferage, and security risks.	Standard-dimension containers can be handled and transported rapidly and safely with standardized handling equipment throughout the world.

As of November 2013, approximately 5,000 fully-cellular container ships, with an aggregate capacity of approximately 17 million TEU on-board vessel slots, transport 1.5 billion tons of containerized cargo a year. This generates approximately 600 million TEU moves through the world’s container ports annually, yields annual revenues of $200 billion for the container shipping lines, and accounts for over 50% of the total value of world seaborne trade.

Containers are large steel boxes built to ISO norms and used for intermodal freight transportation. Most types of ISO containers used in international trade share the following distinctive features:

•	Standard dimensions—Containers are generally 8’ wide, 8’ 6 inches high (standard) or 9’ 6 inches high (high-cube), and 20’, 40’ or 45’ long.

•	Steel-frame construction—Containers are constructed with a strong steel frame which is fully or partially enclosed with steel panels, has a wooden, composite or steel floor and doors at the rear.

•	Corner castings—Containers stand on four heavy-duty corner castings and have four more on their top corners by which they are usually handled.

As of November 2013 the size of the world container fleet was approximately 33.5 million TEU, 55% of which was owned by shipping lines and other operators, and 45% of which was owned or managed by container lessors.

A description of the three principal types of containers is set forth below:

Dry freight standard containers—A dry freight standard container is constructed of steel sides, roof, an end panel at the front and a set of doors at the rear, a wooden floor and a steel undercarriage. Dry freight standard containers are the least expensive and most commonly used type of container. They are used to carry general cargo, such as manufactured component parts, consumer staples, electronics and apparel. Dry freight standard containers comprised approximately 90% of the worldwide container fleet, as measured in TEU, at December 31, 2012.

Dry freight specialized containers—Dry freight specialized containers are similar to dry-freight standard containers but modified in some way for specific cargos or uses. The main types are open-tops and flat racks. On an open-top container the steel-panel roof is replaced with a tarpaulin supported by removable roof bows. A flat-rack container is a heavily reinforced steel platform with a wood deck and steel end panels. Open-top and flat-rack containers are generally used to transport heavy or oversized cargo, such as marble slabs, building products or machinery. Dry freight specialized containers comprised approximately 2.5% of the worldwide container fleet, as measured in TEU, at December 31, 2012.

Other containers—Other containers include refrigerated containers, tank containers, 45’ containers, pallet-wide containers and other types of containers. The two most prominent types of such containers are refrigerated containers and tank containers. A refrigerated container has an integral refrigeration unit affixed to the front which controls the internal temperature of the container and enables it to transport perishable goods. Tank containers are used to transport liquid bulk products such as chemicals, oils, and other liquids. Other containers comprised approximately 7% of the worldwide container fleet, as measured in TEU, at December 31, 2012.

Container trade has grown at an annual rate of more than 8% for over 30 years. Since 2000 growth has been driven by globalization and the emergence of China as the world’s leading manufacturing base. The chart below compares cumulative world GDP, seaborne trade, container trade and container fleet growth from 1980 to 2012, and shows that container trade has grown at a multiple of GDP growth during this time.

Leasing provides shipping lines with increased flexibility to manage availability and the location of their containers, increased ability to meet peak demand requirements, and a reduction of capital expenditures. Container lessors owned approximately 45% of the total worldwide container fleet of 33.5 million TEU at June 30, 2013. The percentage of leased containers utilized by shipping lines may increase in the next few years, given limited access to credit and competing needs for capital expenditures by our customers. Given the uncertainty and variability of export volumes and the fact that shipping lines have difficulty in accurately forecasting their container requirements at different ports, the availability of containers for lease significantly reduces a shipping line’s need to purchase and maintain excess container inventory.

We believe these factors, should foster continued growth in container leasing and will present us with attractive acquisition opportunities.

The subsection of this Industry Overview entitled “Shipping Containers,” including all statistical and other information set forth therein, has been prepared by Harrison Consulting and has been included in this prospectus in reliance on the authority of Harrison Consulting as an expert in statistical and other analysis of the container leasing industry. See “Experts.” Harrison Consulting has informed us that it has derived the information set forth in this subsection from publicly available data, and that its estimates of future container trade growth are based on assumptions about the world economy and trade flows as of December 2013.

Additional Acquisition Opportunities

We constantly monitor the transportation and infrastructure industry for attractive acquisition opportunities. We are currently evaluating over $         million of potential acquisitions in a variety of different sectors, including both the sectors in which we have historically been active (aviation, offshore energy and shipping containers), as well as and other transportation or infrastructure-related assets, including but not limited to rail, airports and seaports. There can be no assurance that we will be successful in acquiring any such assets or, if acquired, that they will generate returns to us meeting our target IRR, or at all.

BUSINESS

Our Company

We own and acquire high quality transportation and transportation-related infrastructure assets that are operated globally and generate stable cash flows through contracted usage payments. We believe that there are a large number of asset acquisition opportunities in our target markets driven by increasing demand and limited capital availability, and that our Manager’s expertise and business and financing relationships together with our access to capital will allow us to take advantage of these opportunities. We are externally managed by an affiliate of Fortress, which has a dedicated team of professionals who collectively have acquired over $15 billion in transportation and infrastructure assets since 2002. As of September 30, 2013, we had total consolidated assets of $292.7 million and total equity capital of $211.7 million.

Over the past thirty years, global trade has grown at a multiple of global GDP growth, resulting in a large and growing market for the transportation of goods and people worldwide. In addition, operators of transportation equipment and infrastructure have been increasingly relying on third-party owners and lessors as they seek an alternative to traditional financing sources as well as operational flexibility in this capital-intensive market. Lastly, the recent European banking crisis has contributed to a substantial funding gap as European banks have traditionally provided a significant amount of capital to transportation and infrastructure companies. We believe that these factors will enable us to grow our business as we seek to acquire assets that operate in sectors with long-term macroeconomic growth potential, identified capital shortages and significant barriers to entry.

Our goal is to increase our earnings and cash flows by acquiring assets that are essential for the transportation of goods and people globally. We seek to generate attractive risk-adjusted returns by focusing on value-oriented opportunities that have significant contracted cash flow and have potential upside from asset appreciation. We target an IRR for each individual acquisition of 15% to 25% with the use of what we believe to be reasonable leverage. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%. Our existing leverage on a weighted basis across our existing portfolio is approximately 29% of our total capital. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of our total capital. We intend to pay regular quarterly dividends.

Through our asset acquisition strategy we focus on making acquisitions in a diverse array of transportation and transportation-related infrastructure assets. Our existing portfolio consists of assets in the aviation, offshore energy and shipping containers sectors, and we plan to acquire assets opportunistically across the entire transportation and transportation-related infrastructure market, including in rail, airports, seaports and other transportation and infrastructure-related assets.

The charts below illustrate our existing assets, and equity deployed in acquiring these assets, in our aviation, offshore energy and shipping containers segments as of September 30, 2013.

(1)	Excludes $9.2 million of assets and $8.3 million of equity in our corporate operating segment.

Market Opportunity

We believe that market developments around the world are generating significant opportunities for the acquisition of transportation and transportation-related infrastructure assets. We estimate the total market for existing transportation and transportation-related infrastructure assets to be in excess of $2.7 trillion and we believe that demand for such assets will continue to grow given the critical need for such assets in the movement of goods and services. We expect this growth to be sustained in the coming years, driven primarily by growth in global trade as a result of a return to a healthier economic environment and an emerging middle class in major markets around the world. The charts below illustrate both asset value by sector within the market for transportation and transportation-related infrastructure assets and historical global trade growth.

At the same time, we believe that transportation companies are increasingly relying on third-party owners and lessors to provide the capital and flexibility necessary to help fund their business plans. In the sectors in which we are currently pursuing acquisition opportunities, such as aviation, offshore energy and shipping containers, we have seen an increase in lessors’ market share of these assets over time. We believe this is an important development in the marketplace because it provides an opportunity for third-party owners and lessors such as us to grow our business by providing capital where other sources of financing are, or have become, less available to our customers. Further to this point, the economic downturn in the United States as well as the European banking crisis have contributed to a substantial funding gap that we believe will continue to lead to significant opportunities across the entire transportation and infrastructure market. Prior to the economic downturn that began in 2008, European banks were the dominant financing providers in the world’s transportation markets. For example, in 2007, European banks accounted for over 50% of total transportation lending, according to Bloomberg. In response to the economic downturn, European banks dramatically curtailed their lending activity in order to improve their balance sheets. This reduced lending activity has continued as European banks accounted for approximately 32% of overall transportation lending during the first ten months of 2013, according to Bloomberg. Because of this significant drop in lending activity by European banks, some operators of transportation and transportation-related infrastructure assets have been forced to seek alternative means of financing their operations, including leasing assets from third-party owners and lessors like us. We believe this market development has provided, and will continue to provide, an opportunity for us to grow.

We believe that this combination of growing demand for transportation and infrastructure assets, increased reliance on third-party owners and lessors, and a reduction in capital availability from traditional financing providers will lead to additional opportunities for us to acquire and operate assets. We also believe that our access to capital and our Manager’s expertise and business and financing relationships positions us well to take advantage of this opportunity.

Market Sectors

The transportation and infrastructure markets include major sectors such as aviation, air and sea ports, shipping, offshore energy, containers, rail, and trucking. In general, the operators within these sectors either lease a significant portion of their operating assets or partner with third-parties like us to help fund their capital requirements. While there are companies that lease assets or otherwise provide capital to operators in each of these specific sectors in the transportation and infrastructure markets, we believe that there are relatively few companies that successfully acquire assets across multiple sectors in the transportation and infrastructure markets to provide an opportunistic approach to transportation investing. Furthermore, while there are some companies with significant market share in sectors such as aircraft leasing, we believe that most of these markets are relatively fragmented with numerous market participants and that over time, we can become one of the market leaders across a diverse range of industry sectors.

While our strategy is to acquire a broad array of transportation and transportation-related infrastructure assets, we currently own assets in three sectors that we believe provide meaningful opportunities to deploy capital to achieve attractive risk adjusted returns: aviation, offshore energy and shipping containers. In each of these sectors, our Manager has significant prior experience that we believe positions us well to make successful acquisitions. In addition to these sectors, we are actively pursuing acquisitions in other areas including but not limited to rail, airports and seaports, and we plan to pursue attractive opportunities in other areas as and when they arise in the future.

Aviation

The market for aviation equipment, namely commercial aircraft and engines, is large and growing. The demand for new aircraft is being driven by the global demand for additional passenger and cargo capacity, which is closely tied to the GDP of both developed and emerging markets. In order to support this growth, the market for aircraft operating leases, and thus aircraft lessors, is becoming an increasingly important part of the aviation industry. See “Industry Overview—Aviation.”

We believe that the long-term demand for air travel capacity presents attractive opportunities across various asset classes within the aviation sector. In order to acquire and take delivery of new aircraft, airlines will increasingly turn to alternative methods of financing, including operating leases.

To date, we have invested in the aviation sector primarily by acquiring commercial jet engines and leasing them to aircraft operators. Historically, commercial aircraft operators owned rather than leased their engines. However, over time, engines have become more technically sophisticated and more capital intensive in terms of new acquisition and maintenance costs. This has led to increased reliance on leasing by operators in order to reduce maintenance and capital costs. We estimate the current market for commercial jet engine leasing to be valued at $17 billion, serving both aircraft operators as well as MROs. Investors in this sector need access to capital, as well as specialized technical knowledge, in order to compete successfully. We believe that our Manager’s expertise and our access to financing positions us well for future growth in aircraft and engine leasing.

Offshore Energy

Oil and natural gas constitute the majority of global energy sources and are expected to remain so for the foreseeable future. Energy demand is expected to grow, driven by increasing global population and GDP growth. This growth in energy demand is expected to result from both a larger pool of energy users as well as higher energy use per capita. We believe that offshore oil and gas E&P spending will increase and that the higher level of spending will lead to a greater demand for offshore assets by operators in the offshore energy sector.

According to IHS, offshore E&P spending is expected to average $449 billion per year for the next four years, largely as a result of increased demand for oil and gas and increased activity in the deepwater markets. We estimate that approximately $250 billion is required to finance the construction of new offshore assets over the next five years in order to supply the existing growth in demand as well as replace retiring assets. See “Industry Overview—Offshore Energy.” We believe that the underlying market demand, together with the need for additional assets such as support and supply vessels, presents us with significant opportunities for new investment in the sector, and that our Manager’s expertise in the sector will enable us to take advantage of these opportunities.

Shipping Containers

The shipping container market principally includes marine shipping containers as well as related assets such as box chassis and generator sets (“gensets”). This equipment enables the efficient and effective movement of manufactured goods around the world through global containerized trade. Shipping containers are widely recognized as the lowest cost, most secure way to move finished goods, food products and perishables throughout the supply chain. In general, the cost of transportation through the containerized trade network represents less than 5% of the final cost of the product. While the growth in the containerized cargo market has slowed in the last few years due to general economic conditions, we expect future growth will benefit from a growing global middle class and resulting increased consumption of goods and services worldwide, and our Manager’s expertise will enable us to take advantage of such future growth. See “Industry Overview—Shipping Containers.” To date, we have focused our investment activity on acquiring container boxes, but we also consider other related opportunities across the sector.

Our Strategy

We target investments in transportation and transportation-related infrastructure assets. We seek to acquire assets that are used by major operators of transportation and infrastructure networks across sectors, and we believe this approach allows us to invest more opportunistically as compared to a single sector approach. We focus on opportunities that generate significant contracted cash flow and have potential upside from asset appreciation. We target asset level IRRs of 15% to 25% with the use of what we believe to be reasonable leverage. We believe these returns are attainable given the performance of our existing assets to date and based on market dynamics that we believe will foster significant opportunities to acquire additional transportation and transportation-related infrastructure assets at similar returns. We calculate IRR for our investments based on the timing and amount of cumulative cash invested in each acquisition, the total cash returned to us from each acquisition, and the estimated fair market value of the remaining asset at the time of measurement. The fair value of our assets is determined in accordance with our valuation policies.

We take a proactive approach to markets and opportunities by first developing an investment strategy and then pursuing optimal opportunities within that strategy. In addition to relying on our own experience, we plan to make use of our Manager’s network of industry relationships in order to find, structure and execute on attractive acquisitions. These relationships include senior executives at lessors and operators, end users of transportation and infrastructure assets as well as banks, lenders and other asset owners.

Our Strengths

Experienced Investment Team—Our Manager is an affiliate of Fortress, a leading, diversified global investment firm with approximately $58 billion under management as of September 30, 2013. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies. Over the last ten years, Fortress has been an active investor in transportation and transportation-related infrastructure assets globally. The Fortress team of investment professionals, led by Joseph Adams, has over fifty years of combined experience in acquiring, managing and marketing transportation and infrastructure assets. The team has been working directly together for over ten years and has collectively invested almost $3 billion in equity capital and purchased over $15 billion in transportation and infrastructure assets since 2002. Some of our Manager’s prior transactions include the creation of Aircastle Ltd., one of the world’s leading aircraft lessors; SeaCube Container Leasing Ltd., one of the world’s largest container lessors; and RailAmerica Inc., a leading short-line rail operator.

We Target Assets that Generate Strong Cash Flows with Upside Potential and Plan to Pay Dividends—We target investments in transportation and transportation-related infrastructure assets that generate significant and predictable cash flows through contractual lease or regular usage payments and have potential upside from appreciation in value over time. Thus far, the majority of our investments have involved transactions where the assets were already subject to or would be subject to ongoing contractual lease payments representing a significant percentage of the purchase price. Furthermore, we target asset level IRRs of 15% to 25% with the use of what we believe to be reasonable leverage across the portfolio. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive distribution) was 15.8%. Our existing leverage on a weighted basis across our existing portfolio is approximately 29% of our total capital. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of total capital. Since inception through September 30, 2013, we have made a total of eight quarterly distributions to our investors equal to approximately 61.3% of our cumulative net income during that period not including distributions related to the sale of certain assets. We intend to continue paying regular quarterly dividends to our shareholders; however, our dividend policy will be based on a number of factors and will not be determined solely by our net income or any other measure of performance, and our ability to pay dividends will also be subject to certain risks and limitations. There can be no assurance that dividends will be paid in amounts or on a basis consistent with prior distributions to our investors, if at all. See “Dividend Policy.”

Extensive Relationships with World Class Operators—Through our Manager, we have numerous relationships with operators across the transportation industry. We typically seek to partner and often co-invest with experienced operators and owners when making acquisitions , and our existing relationships enable us not only to source opportunities, but also to maximize the value of each asset post-closing. Within our existing portfolio, we have partnered with several operators, and we expect to continue to do so.

Opportunistic Investment Approach—We acquire and manage assets that are essential to the transportation of goods and people globally. We seek to find assets with the potential for attractive returns, take advantage of mispriced opportunities and focus on value-oriented acquisitions with upside potential. While our existing portfolio consists of assets in three industry sectors, our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk adjusted return profile, including in other sectors of the transportation and transportation-related infrastructure market, including but not limited to rail, airports, seaports and other transportation and infrastructure-related assets or otherwise as we and our

Manager may determine from time to time. As global markets change over time, we believe that our broad investment mandate will enable us to adjust our approach to maximize the returns for our shareholders.

Existing Portfolio

We focus on assets that generate contracted cash flow and also have potential upside from asset appreciation. We target primarily equity ownership of assets or entities that own assets. Our average investment size as of September 30, 2013 was approximately $13 million.

In general, we lease our assets to our customers on either operating or direct finance leases. Our operating leases are typically triple net leases, whereby the lessee pays rent as well as taxes, insurance and maintenance expenses that arise from the use of the leased equipment, with fixed per diems. Under operating leases, we bear the re-leasing and residual value risks. Under a direct finance lease, the customer commits to a fixed lease term and typically receives a bargain purchase option at the expiration of the lease. Under this type of lease, the substantive risks and rewards of equipment ownership are transferred to the lessee. The lease payments are segregated into principal and interest components similar to a loan. The interest component, calculated using the effective interest method over the term of the lease, is recognized by us as finance revenue. The principal component of the lease payments is reflected as a reduction to the net investment in the direct finance lease assets in our cash flow statement. As a result, we do not bear utilization or residual value risk for assets that are subject to direct finance leases.

Our strategy is purposefully broad to enable us to make attractive acquisitions of a wide array of assets. Currently, our existing portfolio consists of assets in three industry sectors: aviation, offshore energy and shipping containers. However, we plan to opportunistically acquire assets across the entire transportation and transportation-related infrastructure market—including in rail, airports, seaports and other transportation and infrastructure-related assets—in order to find the highest quality assets, take advantage of attractive acquisition opportunities and focus on value-oriented investments with upside potential.

Aviation

We currently own and manage 17 aviation assets, including 16 commercial jet engines and one aircraft. Our engine holdings consist of six CFMI-manufactured CFM56-3 engines, compatible with the Boeing 737-300, 737-400, and 737-500 aircraft families, six General Electric-manufactured CF6-80 engines, compatible with the Boeing 747 and 767 aircraft families, two Pratt & Whitney-manufactured PW2037 engines compatible with the Boeing 757 aircraft, and two Rolls Royce-manufactured RB211 engines compatible with the Boeing 757. Our aircraft is a Boeing 757-200, manufactured in 1998 and is equipped with two Pratt & Whitney PW2037 engines. The aircraft is configured for passenger use and includes winglets.

As of September 30, 2013, nine of our aviation assets were leased to operators or other third-parties. Aviation assets currently off lease are either undergoing repair and/or maintenance, or are currently held in short term storage awaiting a future lease. The chart below describes the assets in our Aviation segment:

Engine Assets
Engine Type	Number	Manufacturer	Aircraft Compatibility	Economic Interest (%)
CFM56-3	6	CFMI	B737-300 / B737-400 / B737-500	100%
CF6-80	6	General Electric	B747 / B767	100%
PW2037	2	Pratt & Whitney	B757	100%
RB211	2	Rolls Royce	B757	100%

Aircraft Assets
Airframe Type	Number	Manufacturer	Economic Interest (%)
B757-200	1	Boeing	100%

Offshore Energy

We own or are committed to purchase one Anchor Handling Tug Supply, or AHTS, vessel, one ROV support vessel and, as of September 30, 2013, we owned a 16.67% interest in an entity that owns a derrick pipelay barge, which interest was sold in November 2013. The AHTS vessel we have committed to acquire is a 2010-built DP-1, 5,150 bhp vessel used in the offshore oil and gas industry. The vessel was built by Guangzhou Panyu Lingshan Shipyard Ltd. in China and is designed to provide support services to offshore platforms, rigs and larger construction vessels. The vessel has accommodation for 30 personnel and is equipped with an advanced firefighting system and rescue boat to provide standby / emergency rescue services and a winch with total bollard pull of 68.5 tons. The vessel is subject to a 10-year direct finance lease with a local Mexican operator. We own 100% of the vessel and our bareboat charter expires in November 2023. This AHTS vessel is currently unlevered.

Our ROV support vessel is a 2011-built DP-2, 6,000 bhp construction support vessel that is used in the offshore oil and gas industry. The vessel was built by Jaya Holdings at their yard in Batam, Indonesia and is designed to provide construction support services including ROV support, dive support, accommodation and subsea and platform lifts. The vessel has accommodation for 120 personnel, a 50-ton crane, and can carry up to 3 ROVs. The vessel is subject to a 6–year bareboat charter with a local Malaysian operator, who in turn leases the vessel to major oil companies in that region. We own 85% of the vessel, and our lessee is a co-owner of the remaining 15%. Our bareboat charter expires in April 2019. The ROV support vessel is currently unlevered.

The chart below describes the assets in our Offshore Energy segment as of September 30, 2013:

Offshore Energy Assets
Asset Type	Year Built	Description	Lease Expiration	Economic Interest (%)
AHTS Vessel (committed to purchase in November 2013)	2010	Anchor handling tug supply vessel with accommodation for 30 personnel and a total bollard pull of 68.5 tons	November 2023	100%
Derrick Pipelay Barge (sold in November 2013)	2010	Non-propelled shallow water derrick pipe laying barge	September 2020	16.67%
ROV Support Vessel	2011	Construction support vessel with accommodation for 120 personnel and a 50-ton crane	April 2019	85%

Shipping Containers

We own, either directly or through a joint venture, interests in approximately 180,000 maritime shipping containers and related equipment through three separate portfolios. Of these three portfolios, one is comprised of approximately 5,000 shipping containers and related equipment that are subject to direct finance leases with a major US-based shipping line. The portfolio consists of a mix of intermodal equipment, including 45’ Dry and Reefer Containers, 40’ Reefer Containers and 53’ Dry Containers, in addition to generator sets and 23’, 40’ and 53’ Chassis. The equipment is subject to direct finance leases that expire in 2-5 years, at which point the lessee has an obligation to purchase the containers at a fixed price. All of these shipping containers are currently leased to operators or other third-parties, and are currently 69% levered.

We also own a container portfolio that is comprised of approximately 40,000 shipping containers that are subject to a direct finance lease with a major Asian shipping line. The containers in this portfolio consist of 20’ Dry, 40’ Dry and 40’ High Cube dry containers (“HC Dry”). The containers are subject to a direct finance lease that expires in December 2017, at which point the lessee has an obligation to purchase the containers at a fixed price. All of these shipping containers are currently leased to operators or other third-parties, and are currently 68% levered.

We also own a 51% interest in a portfolio of approximately 135,000 shipping containers of various types, including both dry and refrigerated units. Of these, approximately 96,500 are subject to direct finance leases with 8 separate shipping lines, and the majority of those finance leases contain bargain purchase options at lease expiration. The remaining 38,500 containers in this portfolio are subject to 2.5 to 3.5 year operating leases with a large Asian shipping line. Across the portfolio of 135,000 containers, we estimate the remaining weighted average lease term to be approximately 2.5 years. All of these shipping containers are currently leased to operators or other third-parties, and are currently 73% levered.

The chart below describes the assets in our Shipping Containers segment:

Container Shipping Assets
Number	Type	Average Age	Lease Type	Customer Mix	Economic Interest (%)
Portfolio #1 135,000	20’ Dry 20’ Reefer 20’ Specials 40’ Dry 40’ HC Dry 40’ HC Reefer 40’ Specials 45’ Dry	7 Years	Direct Finance Lease/Operating Lease	9 Customers	51%
Portfolio #2 40,000	20’ Dry 40’ Dry 40’ HC Dry	8 years	Direct Finance Lease	1 Customer	100%
Portfolio #3 5,000	45’ Dry 45’ Reefer 40’ Reefer 53’ Dry 23’ Chassis 40’ Chassis 53’ Chassis	9 years	Direct Finance Lease	1 Customer	100%

Asset Acquisition Process

Our strategy is to acquire assets that are essential to the transportation of goods and people globally. We acquire assets that are used by major operators of transportation and infrastructure networks. We seek to acquire assets and businesses that we believe operate in sectors with long-term macroeconomic growth opportunities and that have contractual cash flows with stable residual values. We target IRRs of 15% to 25% with the use of what we believe to be reasonable leverage. From inception to September 30, 2013, the IRR for our assets (calculated before overhead expenses and before any management fee or incentive allocation) was 15.8%.

We take a proactive approach to markets and opportunities by first developing an asset acquisition strategy with our Manager and then pursuing optimal opportunities within that strategy. In addition to relying on our own experience, we source new opportunities by making use of our Manager’s network of industry relationships in order to find, structure and execute attractive acquisitions. These relationships include senior executives at industry leading operators, end users of the assets as well as banks, lenders and other asset owners. We believe that sourcing assets both globally and through multiple channels will enable us to find the most attractive opportunities.

Once attractive opportunities are identified, our Manager performs detailed due diligence on each of our potential acquisitions. Due diligence on each of our assets always includes a comprehensive review of the asset itself as well as the industry and market dynamics, competitive positioning, and financial and operational performance. Where appropriate, our Manager conducts physical inspections, a review of the credit quality of each of our counterparties, the regulatory environment, and a review of all material documentation. In some cases, third-party specialists are hired to physically inspect and/or value the target assets.

We and our Manager also spend a significant amount of time on structuring our acquisitions to minimize risks while also optimizing expected returns. We plan to employ what we believe to be reasonable amounts of leverage in connection with our acquisitions. In determining the amount of leverage for each acquisition, we consider a number of characteristics, including, but not limited to, the existing cash flow, the length of the lease or contract term, and the specific counterparty. While leverage on any individual asset may vary, we target overall leverage for our assets on a consolidated basis of no greater than 50% of total capital.

Additional Acquisition Opportunities

We constantly monitor the transportation and infrastructure industry for attractive acquisition opportunities. We are currently evaluating over $         million of potential acquisitions in a variety of different sectors, including both the sectors in which we have historically been active (aviation, offshore energy and shipping containers), as well as and other transportation or infrastructure-related assets, including but not limited to rail, airports and seaports. There can be no assurance that we will be successful in acquiring any such assets or, if acquired, that they will generate returns to us meeting our target IRR, or at all.

Asset Management

Our Manager actively monitors our portfolios of assets on an ongoing basis, and in some cases engages third-parties to assist with the management of those assets. Invoices from each of our customers, are typically issued and collected on a monthly basis. Our Manager frequently reviews the status of all of our assets, and in the case that any are returning from lease or undergoing repair, outline our options, which may include the re-lease or sale of that asset. On a periodic basis, our Manager discusses the status of our acquired assets with our board of directors.

In some situations, we may acquire assets through a joint venture entity or own a minority position in an investment entity. In such circumstances, we will seek to protect our interests through appropriate levels of board representation, minority protections and other structural enhancements.

We and our Manager maintain relationships with operators worldwide and, through these relationships, hold direct conversations as to leasing needs and opportunities. Where helpful, we reach out to third-parties who assist in leasing our assets. As an example, we often partner with MRO facilities in the aviation sector to lease these engines and support airlines’ fleet management needs.

While we expect to hold our assets for extended periods of time, we and our Manager continually review our assets to assess whether we should sell or otherwise monetize them. Aspects that will factor into this process include relevant market conditions, the asset’s age, lease profile, relative concentration or remaining expected useful life.

Credit Process

We and our Manager monitor the credit quality of our various lessees on an ongoing basis. This monitoring includes interacting with our customers on a regular basis to monitor collections, review period financial statements and discuss their operating performance. Most of our lease agreements are written with conditions that require reporting on the part of our lessees, and we actively reach out to our lessees to maintain contact and monitor their liquidity positions. Furthermore, many of our leases and contractual arrangements include credit enhancement elements that provide us with additional collateral or credit support to strengthen our credit position. Since our inception through September 30, 2013, we have not experienced any credit losses.

We are subject to concentrations of credit risk with respect to amounts due from customers on our direct finance leases and operating leases. We attempt to limit credit risk by performing ongoing credit evaluations. See “—Customers.”

Customers

Our customers consist of global operators of transportation and infrastructure networks, including airlines, offshore energy service providers and major shipping lines. We maintain on-going relationships and discussions with our customers and seek to have consistent dialogue. In addition to helping us monitor the needs and quality of our customers, we believe these relationships help source additional opportunities and gain insight into attractive opportunities in the transportation and infrastructure sector. Given our limited operating history, a substantial portion of our revenue has historically been derived from a small number of customers. During the year ended December 31, 2012, the period from June 23, 2011 (commencement of operations) to December 31, 2011, and the nine months ended September 30, 2013 and 2012, we earned approximately 94% (Norwind Airlines—aviation), 100% (Norwind Airlines—aviation), 76% (Hanjin Shipping and IES Pioneer Ltd.—shipping containers and offshore energy), and 100% (Norwind Airlines—aviation), respectively, of our revenue from our largest customers. Although we derive a significant percentage of our revenue within specific sectors from one or two customers, because we believe we could re-lease our assets at similar rates following the loss of any such customer, we do not think that we are dependent upon any particular customer, or that the loss of one or more of them would have a material adverse effect on our business or the relevant segment. See “Risk Factors—Contractual defaults may adversely affect our business, prospects, financial condition, results of operations and cash flows by decreasing revenues and increasing storage, positioning, collection, recovery and lost equipment expenses.”

Please refer to Note 10 of our consolidated financial statements for a report, by segment, of revenues from our external customers, and net income (loss) attributable to partners for the years ended December 31, 2012 and 2011, and the nine months ended September 30, 2013, as well as a report, by segment, of our total assets as of December 31, 2012 and 2011, and September 30, 2013.

Competition

The business of acquiring, managing and marketing transportation and transportation-related infrastructure assets is highly competitive. Market competition for acquisition opportunities includes traditional transportation and infrastructure companies, commercial and investment banks, as well as a growing number of non-traditional participants, such as hedge funds, private equity funds, and other private investors.

Additionally, the markets for our products and services are competitive, and we face competition from a number of sources. These competitors include engine and aircraft parts manufacturers, aircraft and aircraft engine lessors, airline and aircraft services and repair companies, aircraft spare parts distributors, offshore services providers, maritime equipment lessors, shipping container lessors, container shipping lines, and other transportation and infrastructure equipment lessors.

We compete with other market participants on the basis of industry knowledge, availability of capital, and deal structuring experience and flexibility, among other things. We believe our Manager’s experience in the transportation and the transportation-related infrastructure industry, and our access to capital, in addition to our focus on diverse asset classes and customers provides a competitive advantage versus competitors that maintain a single sector focus.

Environmental Regulations

We are subject to federal, state, local and foreign laws and regulations relating to the protection of the environment, including those governing the discharge of pollutants to air and water, the management and disposal of hazardous substances and wastes, the cleanup of contaminated sites and noise and emission levels. Under some environmental laws in the United States and certain other countries, strict liability may be imposed on the owners or operators of assets, which could render us liable for environmental and natural resource damages without regard to negligence or fault on our part. We could incur substantial costs, including cleanup costs, fines and third-party claims for property or natural resource damage and personal injury, as a result of violations of or liabilities under environmental laws and regulations in connection with our or our lessee’s or charterer’s current or historical operations. While we typically maintain liability insurance coverage and typically require our lessees to provide us with indemnity against certain losses, the insurance coverage is subject to large deductibles, limits on maximum coverage and significant exclusions and may not be sufficient or available to protect against any or all liabilities and such indemnities may not cover or be sufficient to protect us against losses arising from environmental damage. In addition, changes to environmental standards or regulations in the industries in which we operate could limit the economic life of the assets we acquire or reduce their value, and also require us to make significant additional investments in order to maintain compliance.

Employees

Our Manager provides a management team and other professionals who are responsible for implementing our business strategy and performing certain services for us, subject to oversight by our board of directors, and as a result, we have no employees. From time to time, certain of our officers may enter into written agreements with us that memorialize the provision of certain services; these agreements do not provide for the payment of any cash compensation to such officers from us. The employees of our Manager are not a party to any collective bargaining agreement. In addition, our Manager expects to utilize third party contractors to perform services and functions related to the operation and leasing of our assets such as aviation and shipping containers. These functions may include billing, collections, recovery and asset monitoring.

Insurance

Our leases generally require that our customers carry physical damage and liability insurance providing primary insurance coverage for loss and damage to our assets as well as for related cargo and third-parties while the assets are on lease. In addition, in certain cases, we maintain contingent liability coverage for any claims or losses on our assets while they are on hire or otherwise in the possession of a third-party. Finally, we procure insurance for our assets when they are not on hire or are otherwise under our control.

Properties and Offices

As of September 30, 2013, we did not own any real estate or other real property materially important to our operation. Our administrative and principal executive offices are located at 1345 Avenue of the Americas, New York, NY 10105. We believe that our office facilities are suitable and adequate for our business as it is contemplated to be conducted.

Conflicts of Interest

Although we have established certain policies and procedures designed to mitigate conflicts of interest, there can be no assurance that these policies and procedures will be effective in doing so. It is possible that actual, potential or perceived conflicts of interest could give rise to investor dissatisfaction, litigation or regulatory enforcement actions.

One or more of our officers and directors have responsibilities and commitments to entities other than us. For example, we have some of the same directors and officers as other entities affiliated with Fortress. Joseph P. Adams, Jr., our Chief Executive Officer, is also a director of Florida East Coast Industries, Inc. Florida East Coast Railway Corp., Seacastle Operating Company Ltd. and Trac Intermodal Holding Corp., each of which is a Fortress-controlled entity engaging, directly or through its affiliates, in transportation and infrastructure-related businesses. Jonathan G. Atkeson, our Chief Operating Officer, is also a director of Seacastle Operating Company Ltd. and Trac Intermodal Holding Corp., each of which is a Fortress-controlled entity engaging, directly or through its affiliates, in transportation and infrastructure-related businesses. In addition, each of Messrs. Adams, Atkeson and MacDougall are limited partners in Fortress-managed private investment funds which have invested, and may invest, in segments in which we seek to acquire assets, and Mr. MacDougall serves as secretary (or an equivalent function) in numerous Fortress affiliates. In addition, we do not have a policy that expressly prohibits our directors, officers, securityholders or affiliates from engaging for their own account in business activities of the types conducted by us. However, our code of business conduct and ethics prohibits, subject to the terms of our organizational documents, the directors, officers and employees of our Manager from engaging in any transaction that involves an actual conflict of interest with us. In other words, this means that our Manager and its members, managers, officers and employees may pursue acquisition opportunities in transportation and transportation-related infrastructure assets, and that we may acquire or dispose of transportation or transportation-related infrastructure assets in which such persons have a personal interest, subject to pre-approval by the independent members of our board of directors in certain circumstances. In the event of a violation of this code of business of conduct and ethics that does not constitute bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties, neither or Manager nor its members, managers, officers or employees will be liable to us. See “Risk Factors—Risks Relating to Our Manager—There are conflicts of interest in our relationship with our Manager.”

Our key agreements, including our Management Agreement, the Partnership Agreement, and our operating agreement were negotiated among related parties, and their respective terms, including fees and other amounts payable, may not be as favorable to us as terms negotiated on an arm’s-length basis with unaffiliated parties. Our independent directors may not vigorously enforce the provisions of our Management Agreement against our Manager. For example, our independent directors may refrain from terminating our Manager because doing so could result in the loss of key personnel.

The structure of the Manager’s and the General Partner’s compensation arrangements may have unintended consequences for us. We have agreed to pay our Manager a management fee and the General Partner is entitled to receive incentive allocation from Holdco that are each based on different measures of performance. Consequently, there may be conflicts in the incentives of our Manager to generate attractive risk-adjusted returns for us. In addition, because the General Partner and our Manager are both affiliates of Fortress, the incentive compensation to the General Partner may cause our Manager to place undue emphasis on the maximization of earnings, including through the use of leverage, at the expense of other objectives, such as preservation of capital, to achieve higher incentive distributions. Investments with higher yield potential are generally riskier or more speculative than investments with lower yield potential. This could result in increased risk to the value of our portfolio of assets and your investment in us.

We may compete with entities affiliated with our Manager or Fortress for certain target assets. From time to time, affiliates of Fortress may focus on investments in assets with a similar profile as our target assets that we may seek to acquire. These affiliates may have meaningful purchasing capacity, which may change over time depending upon a variety of factors, including, but not limited to, available equity capital and debt financing, market conditions and cash on hand. Fortress has multiple existing and planned funds focused on investing in one or more of the segments in which we acquire assets, each with significant current or expected capital commitments. We may to co-invest with these funds in certain target assets. Fortress funds generally have a fee structure similar to ours, but the fees actually paid will vary depending on the size, terms and performance of each fund. Fortress had approximately $58 billion of assets under management as of September 30, 2013.

Our Manager may determine, in its discretion, to make a particular acquisition through an investment vehicle other than us. Investment allocation decisions will reflect a variety of factors, such as a particular vehicle’s availability of capital (including financing), investment objectives and concentration limits, legal, regulatory, tax and other similar considerations, the source of the opportunity and other factors that the Manager, in its discretion, deems appropriate. Our Manager does not have an obligation to offer us the opportunity to participate in any particular investment, even if it meets our asset acquisition objectives. In addition, employees of Fortress or certain of its affiliates—including personnel providing services to or on behalf of our Manager—may perform services for Fortress affiliates that may acquire or seek to acquire transportation and infrastructure-related assets.

Emerging Growth Company Status

We are an “emerging growth company” as defined in the JOBS Act. As such, we have elected to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Because we will take advantage of any or all of these exemptions, we do not know if some investors will find our common shares less attractive as a result. The result may be a less active trading market for our common shares, and our stock price may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have not elected to advantage of this extended transition period.

We could remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the last day of the fiscal year following the fifth anniversary of the date of this offering, (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Legal Proceedings

In the ordinary course of conducting our business, we may become involved in various legal actions and other claims. Litigation is subject to many uncertainties, the outcome of individual litigated matters is not predictable with assurance, and it is reasonably possible that some of these matters may be decided unfavorably to the Company. We are not currently subject to any legal proceedings.

Corporate History

We were incorporated as Fortress Transportation and Infrastructure Investors Ltd. on October 23, 2013. We were domesticated in Delaware as a limited liability company and changed our name to Fortress Transportation and Infrastructure Investors LLC on                 , 2014. Our business has been, and will continue to be, conducted through our subsidiary, Fortress Worldwide Transportation and Infrastructure General Partnership, or Holdco. Holdco was formed on May 9, 2011 and from that time until the current date its operations have consisted of acquiring, managing and disposing of transportation and infrastructure assets as more fully described herein.

Geographic Information

Please refer to Note 10 of our consolidated financial statements for a report, by geographic area for each segment, of revenues from our external customers, for the years ended December 31, 2012 and 2011, and the nine months ended September 30, 2013, as well as a report, by geographic area for each segment, of our total assets as of December 31, 2012 and 2011, and September 30, 2013.

OUR MANAGER AND MANAGEMENT AGREEMENT AND OTHER COMPENSATION ARRANGEMENTS

General

We are externally managed by FIG LLC, a Delaware limited liability company, which we refer to as our Manager, pursuant to the terms of our Management Agreement effective upon the completion of this offering. Our Manager is an affiliate of Fortress. Our principal executive offices are located at 1345 Avenue of the Americas, New York, New York 10105, c/o Fortress Transportation and Infrastructure Investors LLC. Our telephone number is (212) 798-6100.

We do not have any employees. Our officers and the other individuals who execute our business strategy are employees of our Manager or its affiliates. These individuals are not required to exclusively dedicate their services to us and may provide services for other entities affiliated with our Manager.

Executive Officers

The following table lists each of our executive officers upon consummation of this offering, each of whom is an employee of our Manager.

Name	Age	Position
Joseph P. Adams Jr.	56	Chief Executive Officer
Thomas Iacono	42	Chief Financial Officer
Jonathan G. Atkeson	40	Chief Operating Officer

Biographical Information

For biographical information for our executive officers, see “Management” included elsewhere in this prospectus.

Management Agreement

We have entered into a Management Agreement with our Manager effective upon completion of this offering, which provides for the day-to-day management of our operations. Our Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the strategy that are approved and monitored by our board of directors. There is no limit on the amount our Manager may invest on our behalf without seeking the approval of our board of directors, and our investment mandate is purposefully broad to allow us to opportunistically acquire assets that we believe offer the most attractive risk-adjusted return profile. For more information about our strategy, see “Business—Asset Acquisition Process.”

Our Manager’s duties will include: (i) performing all of our day-to-day functions, (ii) determining acquisition criteria in conjunction with, and subject to the supervision of, our board of directors, (iii) sourcing, analyzing and executing on asset acquisitions and sales, (iv) performing ongoing commercial management of the portfolio, and (v) providing financial and accounting management services. Our Manager is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, which includes, without limitation, the following:

•	serving as our consultant with respect to the periodic review of the acquisition criteria and parameters for investments, borrowings and operations;

•	investigating, analyzing, valuing and selecting possible asset acquisition opportunities;

•	with respect to our prospective acquisitions and dispositions of assets, conducting negotiations with brokers, sellers and purchasers and their respective agents and representatives, investment bankers and owners of privately and publicly held companies;

•	engaging and supervising, on our behalf and at our expense, independent contractors that provide services relating to our assets, including but not limited to investment banking, legal advisory, tax advisory, accounting advisory, brokerage and other financial and consulting services as the Manager determines from time to time is advisable;

•	negotiating on our behalf for the sale, exchange or other disposition of any assets;

•	coordinating and managing operations of any of our joint venture or co-investment interests and conducting all matters with respect to those joint ventures or co-investments;

•	coordinating and supervising, on our behalf and at our expense, all matters related to our assets, including the leasing and/or sale and management of such assets;

•	providing executive and administrative personnel, office space and office services required in rendering services to us;

•	administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to our management as may be agreed upon by our Manager and our board of directors, including, without limitation, the collection of revenues and the payment of our debts and obligations and maintenance of appropriate computer services to perform such administrative functions;

•	communicating on our behalf with the holders of any of our equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders;

•	counseling us in connection with policy decisions to be made by our board of directors;

•	evaluating and recommending to our board of directors modifications to our hedging strategies and engaging in hedging activities on our behalf, consistent with our strategy;

•	counseling us regarding the maintenance of our exemption from the 1940 Act and monitoring compliance with the requirements for maintaining such an exemption;

•	assisting us in developing criteria that are specifically tailored to our acquisition objectives and making available to us its knowledge and experience with respect to our target assets;

•	representing and making recommendations to us in connection with the purchase and finance, and commitment to purchase and finance, of our target assets, and in connection with the sale and commitment to sell such assets;

•	monitoring the operating performance of our assets and providing periodic reports with respect thereto to our board of directors, including comparative information with respect to such operating performance, valuation and budgeted or projected operating results;

•	investing and re-investing any of our moneys and securities (including investing in short-term investments pending investment, payment of fees; costs and expenses; or payments of dividends or distributions to our shareholders and partners) and advising us as to our capital structure and capital raising;

•	causing the Company to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures, compliance procedures and testing systems with respect to financial reporting obligations and to conduct quarterly compliance reviews with respect thereto;

•	causing us to qualify to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

•	taking all necessary actions to enable the Company to make required tax filings and reports, including soliciting shareholders for required information to the extent provided by the provisions of the Code;

•	assisting us in complying with all regulatory requirements applicable to us in respect of our business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents required under the Exchange Act;

•	handling and resolving all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which we may be involved or to which we may be subject arising out of our day-to-day operations, subject to such limitations or parameters as may be imposed from time to time by our board of directors;

•	using commercially reasonable efforts to cause expenses incurred by us or on our behalf to be reasonable or customary and within any budgeted parameters or expense guidelines set by our board of directors from time to time;

•	performing such other services as may be required from time to time for management and other activities relating to our assets as our board of directors shall reasonably request or our Manager shall deem appropriate under the particular circumstances; and

•	using commercially reasonable efforts to cause us to comply with all applicable laws.

Indemnification

Pursuant to our Management Agreement, our Manager does not assume any responsibility other than to render the services called for thereunder in good faith and is not responsible for any action of our board of directors in following or declining to follow its advice or recommendations. Our Manager, its members, managers, officers and employees is not liable to us or any of our subsidiaries, to our board of directors, or our or any subsidiary’s shareholders or partners for any acts or omissions by our Manager, its members, managers, officers or employees, except by reason of acts constituting bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement. To the full extent lawful, we are required to reimburse, indemnify and hold our Manager, its members, managers, officers and employees and each other person, if any, controlling our Manager, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from any acts or omissions of an indemnified party made in good faith in the performance of our Manager’s duties under our Management Agreement and not constituting such indemnified party’s bad faith, willful misconduct, gross negligence or reckless disregard of our Manager’s duties under our Management Agreement.

Our Manager, to the full extent lawful, reimburses indemnifies and holds us, our shareholders, directors, officers and employees and each other person, if any, controlling us, harmless of and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including attorneys’ fees) in respect of or arising from our Manager’s bad faith, willful misconduct, gross negligence or reckless disregard of its duties under our Management Agreement. Our Manager carries errors and omissions and other customary insurance.

Management Team

Pursuant to the terms of our Management Agreement, our Manager provides us with a management team, including a chief executive officer, chief financial officer and chief accounting officer, to provide the management services to be provided by our Manager to us. The members of our management team devote such of their time to the management of us as our board of directors reasonably deems necessary and appropriate, commensurate with our level of activity from time to time.

Assignment

Our Manager may generally only assign our Management Agreement with the written approval of a majority of our independent directors; provided, however, that our Manager may assign our Management Agreement to an entity whose day-to-day business and operations are managed and supervised by Mr. Wesley R. Edens, who is a principal and a Co-Chairman of the board of directors of Fortress, an affiliate of our Manager, and a member of the management committee of Fortress since co-founding Fortress in May 1998; provided, further, that such transaction is determined at the time not to be an “assignment” for purposes of Section 205 of the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated under such act and the interpretations thereof issued by the SEC. We may not assign our Management Agreement without the prior written consent of our Manager, except in the case of an assignment to another organization which is our successor, in which case such successor organization shall be bound under our Management Agreement and by the terms of such assignment in the same manner as we are bound under our Management Agreement.

Term

The initial term of our Management Agreement expires on the three-year anniversary of this offering, and the Management Agreement will be renewed automatically each year for an additional one-year period unless (i) a majority consisting of at least two-thirds of our independent directors or a simple majority of the holders of our outstanding common shares, agree that there has been unsatisfactory performance that is materially detrimental to us, (ii) a simple majority of our independent directors agree that the management fee payable to our Manager is unfair or (iii) the Management Agreement is terminated by our Manager; provided, that we shall not have the right to terminate our Management Agreement under foregoing clause (ii) if the Manager agrees to continue to provide the services under the Management Agreement at a fee that our independent directors have determined to be fair.

If we elect not to renew our Management Agreement at the expiration of the original term or any such one-year extension term as set forth above, our Manager will be provided with 60 days’ prior notice of any such termination. In the event of such termination, we would be required to pay the termination fee, and the General Partner would be entitled to receive the Incentive Compensation Fair Value Amount, in each case as described below.

We may also terminate our Management Agreement at any time for cause effective upon 60 days’ prior written notice of termination from us to our Manager, in which case no termination fee would be due, for the following reasons:

•	the willful violation of the Management Agreement by the Manager in its corporate capacity (as distinguished from the acts of any employees of the Manager which are taken without the complicity of any of the Manager’s management) under the Management Agreement;

•	our Manager’s fraud, misappropriation of funds, or embezzlement against us; and

•	our Manager’s gross negligence of duties under our Management Agreement.

In addition, our Manager may terminate our Management Agreement effective upon 60 days’ prior written notice of termination to us in the event that we default in the performance or observance of any material term, condition or covenant contained in our Management Agreement and such default continues for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30 day period.

If our Management Agreement is terminated by our Manager upon our breach, we would be required to pay to our Manager the termination fee and to the General Partner the Incentive Allocation Fair Value Amount, each of which is described below.

Management Fee

We will pay our Manager a quarterly management fee that is based on the average value of our total equity (excluding non-controlling interests) determined on a consolidated basis in accordance with GAAP as of the last day of the two most recently completed calendar quarters multiplied by an annual rate of 1.50%. Our Manager computes each installment of the management fee within 15 days after the end of the quarter with respect to which such installment is payable.

Reimbursement of Expenses

Because our Manager’s employees perform certain legal, accounting, due diligence tasks and other services that outside professionals or outside consultants otherwise would perform, our Manager is paid or reimbursed for the cost of performing such tasks, provided that such costs and reimbursements are no greater than those which would be paid to outside professionals or consultants on an arm’s-length basis.

We also pay all operating expenses, except those specifically required to be borne by our Manager under our Management Agreement. Our Manager is responsible for all costs incident to the performance of its duties under the Management Agreement, including compensation of our Manager, rent for facilities and other “overhead” expenses; we do not reimburse our Manager for these expenses. The expenses required to be paid by us include, but are not limited to, issuance and transaction costs incident to the acquisition, disposition and financing of our acquisitions, legal and auditing fees and expenses, the compensation and expenses of our independent directors, the costs associated with the establishment and maintenance of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, etc.), expenses associated with other securities offerings of ours, the costs of printing and mailing proxies and reports to our shareholders, costs incurred by our Manager for travel on our behalf, costs associated with any computer software or hardware that is used solely for us, costs to obtain liability insurance to indemnify our directors and officers and the compensation and expenses of our transfer agent.

Other Incentive Compensation

We will not conduct any operations other than our direct ownership of Holdco, which is responsible for acquiring assets on our behalf through one or more of its subsidiaries. Pursuant to the Partnership Agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part, the General Partner will be entitled to receive incentive distributions before any amounts are distributed to us based both on our consolidated net income and capital gains income in each fiscal quarter and for each fiscal year, respectively, subject to certain adjustments. The terms of such compensation arrangements are summarized below.

Income Incentive Allocation

Income Incentive Allocation is calculated and payable quarterly in arrears based on our pre-incentive allocation net income for the immediately preceding calendar quarter. For this purpose, pre-incentive allocation net income means, with respect to a calendar quarter, our consolidated net income during such quarter calculated in accordance with GAAP excluding gains and losses, realized or unrealized, and excluding any incentive allocation during the quarter.

We will pay the General Partner an Income Incentive Allocation with respect to our pre-incentive allocation net income in each calendar quarter as follows: (1) no Income Incentive Allocation in any calendar quarter in which our pre-incentive allocation net income, as expressed as a rate of return on the average value of our net equity capital at the end of the two most recently completed calendar quarters, does not exceed 2.0% for such quarters (8.0% annualized); (2) 100% of our pre-incentive allocation net income with respect to that portion of such pre-incentive allocation net income, if any, that exceeds 2.00% but does not exceed 2.2223% for such quarter; and (3) 10.0% of the amount of our pre-incentive allocation net income, if any, that exceeds 2.2223% for such quarter. These calculations are appropriately prorated for any period of less than three months. The effect of the calculation described above is that if pre-incentive allocation net income, as expressed as a rate of return on the average value of our net equity capital at the end of the two most recently completed calendar quarters, is equal to or exceeds 2.2223%, the General Partner will receive an Income Incentive Allocation of 10.0% of our pre-incentive allocation net income for the quarter.

Capital Gains Incentive Allocation

Capital Gains Incentive Allocation is calculated and payable in arrears as of the end of each calendar year and will equal 10% of our cumulative realized gains from the date of the consummation of this offering through the end of the applicable calendar year net of cumulative capital losses for such period, unrealized losses attributed to impairments and all realized gains upon which prior performance-based capital gains incentive allocation distributions were previously made to the General Partner.

Termination Fee

As described above, we are required to pay our Manager a termination fee if we terminate the Management Agreement on the basis of a board determination that our Manager’s performance is unsatisfactory and materially detrimental to us or that the management fees payable by us to our Manager are not fair, or if the Manager terminates the Management Agreement due to a material breach by us. The termination fee is a fee equal to the amount of the management fee during the 12 months immediately preceding the date of termination.

Incentive Compensation Fair Value Amount

We are required to pay the General Partner the Incentive Compensation Fair Value Amount if the General Partner is removed due to the termination of our Management Agreement on the basis of a board determination that our Manager’s performance is unsatisfactory and materially detrimental to us or that the management fees payable by us to our Manager are not fair, or if the Manager terminates the Management Agreement due to a material breach by us. The “Incentive Allocation Fair Value Amount.” The Incentive Allocation Fair Value Amount is an amount equal to the Income Incentive Allocation and the Capital Gains Incentive Allocation that would be paid to the General Partner if our assets were sold for cash at their then current fair market value (as determined by an appraisal, taking into account, among other things, the expected future value of the underlying investments). Upon the removal of the General Partner, as described above, a new general partner will be appointed in accordance with the Partnership Agreement.

Grant of Options to Our Manager

Upon the successful completion of an offering of our common shares or any preferred shares, we will grant our Manager options to purchase common or preferred shares, as applicable, in an amount equal to 10% of the number of shares being sold in the offering, with an exercise price equal to the offering price per share paid by the public or other ultimate purchaser, which may be an affiliate of Fortress. For the avoidance of doubt, this initial public offering of our common shares will not constitute an offering for purposes of this provision.

MANAGEMENT

Directors and Executive Officers

Upon consummation of this offering our amended and restated operating agreement will provide that our board of directors shall consist of not less than three and not more than nine directors as the board of directors may from time to time determine. Our board of directors currently consists of two directors. Upon consummation of this offering, we will reconstitute our board of directors so that one existing member will resign, and four new members, Messrs. Edens, Goodwin, Tuchman and Robinson, will be elected. Our board of directors is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The initial terms of the Class I, Class II and Class III directors will expire in 2014, 2015 and 2016, respectively. Messrs.             and             each serves as a Class I director, Messrs.             and             each serves as a Class II director, and Messrs.             and             each serves as a Class III director. All officers serve at the discretion of the board of directors.

Upon consummation of this offering, we will have five directors. We expect our board of directors to determine that Messrs. Goodwin, Robinson and Tuchman will qualify as independent directors under the corporate governance standards of the NYSE.

Our amended and restated operating agreement does not provide for cumulative voting in the election of directors, which means that the holders of a majority of our issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

Board of Directors

Set forth below is information concerning our directors as of the consummation of this offering. A description of the business experience of each of our directors for at least the past five years follows the table.

Name	Age	Position
Wesley R. Edens	51	Chairman of the Board of Directors
Joseph P. Adams Jr.	56	Director and Chief Executive Officer
Paul R. Goodwin	69	Director
Ray M. Robinson	63	Director
Martin Tuchman	72	Director

Wesley R. Edens—Director—Mr. Edens will join our board of directors as Chairman effective upon consummation of this offering. He is the founding principal and Co-Chairman of the board of directors of Fortress and has been a principal and the Chairman of the Management Committee of Fortress since co-founding Fortress in May 1998. Previously, Mr. Edens served as Chief Executive Officer of Fortress from inception to August 2009. Mr. Edens has primary investment oversight of Fortress’s private equity and publicly traded alternative businesses. He is the Chairman of the board of directors of each of Eurocastle Investment Limited (a closed-end investment company), GateHouse Media, Inc. (a publisher of print and online media), Mapeley Limited (a real estate investor and asset manager), Nationstar Mortgage Holdings, Inc. (a residential mortgage loan originator and servicer), New Residential Investment Corp. (a real estate investment trust focused on investing in, and managing, investments related to residential real estate), Newcastle Investment Corp. (a real estate investment and finance company) and Springleaf Holdings, Inc. (a consumer finance company). He is a director of GAGFAH S.A. (a residential property owner and manager), Brookdale Senior Living Inc. (an operator of senior living communities), and Penn National Gaming Inc. (an owner and operator in the gaming and racing industry). Mr. Edens was Chief Executive Officer of Global Signal Inc. from February 2004 to April 2006 and Chairman of the board of directors of that company from October 2002 to January 2007. Mr. Edens serves as Chairman, Chief Executive Officer and Trustee of Fortress Investment Trust II (a registered investment company that de-registered with the SEC in January 2011). Mr. Edens previously served on the boards of the following publicly traded company and registered investment companies: Crown Castle Investment Corp. (merged with Global Signal Inc.) from January 2007 to July 2007; Fortress Brookdale Investment Fund LLC, from August 13, 2000 (deregistered with the SEC in March 2009); Fortress Pinnacle Investment Fund, from July 24, 2002 (deregistered with the SEC in March 2008); and RIC Coinvestment Fund LP, from May 10, 2006 (deregistered with the SEC in June 2009) and RailAmerica Inc. from October 2009 (deregistered with the SEC in December 2012).

Prior to forming Fortress, Mr. Edens was a partner and managing director of BlackRock Financial Management Inc. (an investment management firm), where he headed BlackRock Asset Investors, a private equity fund. In addition, Mr. Edens was formerly a partner and managing director of Lehman Brothers (a financial services firm).

Mr. Edens brings strong leadership, extensive business and managerial experience, and a tremendous knowledge of the financial services industry to the board of directors. In addition, Mr. Edens brings his broad strategic vision to the Company and the board of directors. Further, his experience on the boards of other public companies, including serving as chairman of the board of certain of such companies, provides the board of directors with insights into how boards at other companies address issues similar to those faced by us.

Joseph P. Adams Jr.—Director—Mr. Adams is our Chief Executive Officer and will join our board of directors effective upon consummation of this offering. He is a member of the Management Committee of Fortress and is a Managing Director at Fortress within the Private Equity Group. He has served as a member of the board of directors of Seacastle, Inc., SeaCube Container Leasing Ltd., Aircastle Limited and RailAmerica Inc. Previously, Mr. Adams was a partner at Brera Capital Partners and at Donaldson, Lufkin & Jenrette where he was in the transportation industry group. In 2002, Mr. Adams served as the first Executive Director of the Air Transportation Stabilization Board. Mr. Adams received a B.S. in Engineering from the University of Cincinnati and an M.B.A. from Harvard Business School.

Mr. Adams’ experience, including his role serving as Deputy Chairman on a number of boards for portfolio companies of Fortress provides the board with valuable insights into how boards at other companies address issues similar to those faced by the Company. In addition, his experience as a private equity investor and investment and merchant banker provides the board with valuable guidance on financial, strategic planning and investor relations matters, particularly as it relates to transportation related industries.

Paul R. Goodwin—Director—Mr. Goodwin will join our board of directors effective upon consummation of this offering. He was a member of the board of directors of SeaCube Container Leasing Ltd, from 2009 through April 2013, and on the board of directors of RailAmerica, Inc. from October 2009 through October 2012. Mr. Goodwin served on the board of directors of Manhattan Associates, Inc. from April 2003 through May 2011. From June 2003 through 2004, Mr. Goodwin served as a consultant to CSX Corporation, which, through its subsidiaries, operates the largest rail network in the eastern United States. Mr. Goodwin also served on the board of the National Railroad Retirement Investment Trust from 2003 through 2006. From April 2000 until June 2003, Mr. Goodwin served as vice-chairman and chief financial officer of CSX Corporation. Mr. Goodwin started with CSX Corporation in 1965 and held various senior management positions with entities affiliated with CSX Corporation group, including executive vice president and chief financial officer, senior vice president finance and planning and executive vice president of finance and administration. Mr. Goodwin graduated from Cornell University with a Bachelor of Civil Engineering and received an MBA from George Washington University.

Mr. Goodwin’s forty-six years of experience, including serving as vice-chairman and chief financial officer of CSX Corporation, is highly relevant to the Company. His experience provides the board of directors with a deep understanding of the freight railroad business and also provides financial expertise to the board of directors, including an understanding of financial accounting and reporting, including internal controls, and corporate finance and capital markets.

Ray M. Robinson—Director—Mr. Robinson will join our board of directors effective upon consummation of this offering. He has served as director of Acuity Brands Inc. since 2001. Mr. Robinson has been the non-executive chairman of Citizens Trust Bank since May 2003. He was the president of Atlanta’s East Lake Golf Club from May 2003 to December 2005 and President Emeritus since December 2005. Mr. Robinson was the Chairman of Atlanta’s East Lake Community Foundation from November 2003 to January 2005 and has been Vice Chairman since January 2005. From 1996 to 2003 he served as the President of the Southern Region of AT&T Corporation. Mr. Robinson is also currently a director of Aaron’s Inc., American Airlines, and Avnet, Inc. (Lead Director) and was previously a director of Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc.

Mr. Robinson was selected as a director nominee because of his extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community qualify him to serve as a director of our board of directors.

Martin Tuchman—Director—Martin Tuchman will join our board of directors effective upon consummation of this offering. He has served as a Director of the Horizon Lines, Inc. since November 2011. Mr. Tuchman is Chief Executive Officer of the Tuchman Group, which overseas holdings in real estate, banking and international shipping, and has headed Kingstone Capital V, a private investment group, since 2007. Since March 2011, Mr. Tuchman has served on the Board of Directors for Sea Cube Container Leasing Ltd. Since December 2008, Mr. Tuchman has served as the Vice Chairman of the First Choice Bank in Lawrenceville, N.J. In 1968, after helping develop the current standard for intermodal containers and chassis in connection with the American National Standards Institute, Mr. Tuchman co-founded Interpool, Inc., a leading container leasing business, which was sold to funds affiliated with Fortress Investment Group LLC, in 2007. In 1987, Mr. Tuchman formed Trac Lease, a chassis leasing company which was subsequently merged into Interpool, Inc. Mr. Tuchman holds a Bachelor of Science degree in Mechanical Engineering from the New Jersey Institute of Technology and an M.B.A. from Seton Hall University.

Mr. Tuchman’s experience in the container leasing and shipping industry and as Chief Executive Officer of The Tuchman Group provides the board with valuable insights on the financial and strategic planning matters, particularly as they relate to transportation related industries.

Executive Officers

Set forth below is information concerning our executive officers upon consummation of this offering, each of whom is an employee of our Manager or an affiliate of our Manager. Because FTAI was formed for the purpose of effecting this offering, the term of office of each of the individuals below will begin with the consummation of this offering. There is no understanding between any of the officers listed below and our Manager pursuant to which such officer was selected for his position. A description of the business experience of each of our executive officers for at least the past five years follows the table:

Name	Age	Position
Joseph P. Adams Jr.	56	Chief Executive Officer
Thomas Iacono	42	Chief Financial Officer
Jonathan G. Atkeson	40	Chief Operating Officer

Joseph Adams—Chief Executive Officer and Director—Mr. Adams is our Chief Executive Officer. For information regarding Mr. Adams, see above.

Thomas Iacono—Chief Financial Officer—Mr. Iacono is our Chief Financial Officer. Prior to joining Fortress in November 2013, Mr. Iacono served in numerous financial and management roles at the General Electric Company beginning in 2004, including Portfolio Leader—GE Corporate Aircraft (January 2009 – November 2013) and Chief Financial Officer—GE Corporate Aircraft (March 2007 to January 2009). He has over twenty years of financial and accounting experience, including eleven years at Deloitte and nine years at

GE Capital. While at GE Capital, he spent over two years as a chief financial officer and five years as a commercial leader in GE Capital’s corporate aircraft business with a portfolio over $5 billion of assets. In addition, he spent three years working at GE Capital Aviation Services division (GECAS) working on a variety of airline accounts, lease and loan originations and structuring, as well as a large asset sale with the start-up and launch of the Genesis Lease IPO in 2006. Mr. Iacono received a B.S. in Accounting from the University of Connecticut and an M.B.A. from Cornell University.

Jonathan G. Atkeson—Chief Operating Officer—Mr. Atkeson is our Chief Operating Officer. Mr. Atkeson joined Fortress in July 2003 and is a managing director in the acquisitions area. From 2000 to 2003, Mr. Atkeson worked as a vice president in the private equity group at Whitney & Co., LLC. Prior to that, he was a member of the mergers & acquisitions group at Credit Suisse First Boston. Mr. Atkeson received a B.S.P.H. in Environmental Science and Engineering from the University of North Carolina at Chapel Hill and a J.D. from Yale Law School.

Committees of the Board of Directors

Upon consummation of this offering, we will establish the following committees of our board of directors.

Audit Committee

The audit committee:

•	reviews the audit plans and findings of our independent registered public accounting firm and our internal audit and risk review staff, as well as the results of regulatory examinations, and tracks management’s corrective action plans where necessary;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	reviews our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters; and

•	has the sole discretion to appoint annually our independent registered public accounting firm, evaluate its independence and performance and set clear hiring policies for employees or former employees of the independent registered public accounting firm.

The members of the audit committee are Messrs. Goodwin (Chair), Robinson, and Tuchman. Upon effectiveness of the registration statement, each member of the committee will be “independent,” as defined under the rules of the NYSE and Rule 10A-3 of the Exchange Act. Our board of directors has determined that each director appointed to the audit committee is financially literate, and the board has determined that Mr. Goodwin is our audit committee financial expert.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee:

•	reviews the performance of our board of directors and makes recommendations to the board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees as directors;

•	advises the board with respect to the corporate governance principles applicable to us;

•	oversees the evaluation of the board and management;

•	reviews and approves in advance any related party transaction, other than those that are pre-approved pursuant to pre-approval guidelines or rules established by the committee; and

•	recommends guidelines or rules to cover specific categories of transactions.

The members of the nominating and corporate governance committee are Messrs. Tuchman (Chair), Goodwin and Robinson. Each member of our nominating and corporate governance committee is independent, as defined under the rules of the NYSE.

Compensation Committee

The compensation committee:

•	evaluates the performance of our Manager;

•	reviews the compensation and fees payable to our Manager under our Management Agreement;

•	prepares compensation committee reports; and

•	determines from time to time the remuneration for our independent directors.

The members of the compensation committee are Messrs. Robinson (chair), Goodwin and Tuchman. Each member of our compensation committee is independent, as defined under the rules of the NYSE. The “independent” directors that are appointed to the compensation committee are also “non-employee” directors as defined in Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(i) of the Code.

Compensation of Directors

We have not yet paid any compensation to our directors. Following completion of this offering, we will pay an annual fee to each independent director equal to $            , payable in semi-annual installments. In addition, an annual fee of $             will be paid to each member of the audit committee ($             to the chair) of the board of directors, and an annual fee of $             will be paid to each member of the nominating and corporate governance committee and each member of the compensation committee ($             to each chair) of the board of directors. Fees owed to independent directors may be paid by issuance of common shares, based on the value of such common shares at the date of issuance, rather than in cash, provided that any such issuance does not prevent such director from being determined to be independent and such shares are granted pursuant to a shareholder-approved plan or the issuance is otherwise exempt from NYSE listing requirements. Affiliated directors (i.e., Messrs. Adams and Edens), however, will not be separately compensated by us. All members of the board of directors will be reimbursed for reasonable costs and expenses incurred in attending meetings of our board of directors.

Messrs. Goodwin, Robinson and Tuchman will each receive an initial equity-based grant as follows:             .

Executive Officer Compensation

Each of our officers is an employee of our Manager or an affiliate of our Manager. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers do not receive cash compensation from us for serving as our officers. Our officers, in their capacities as officers or personnel of our Manager or its affiliates, will devote such portion of their time to our affairs as is necessary to enable us to operate our business.

Code of Ethics

Our board of directors has established a code of business conduct and ethics that applies to our directors and to our Manager’s officers, directors and personnel when such individuals are acting for or on our behalf. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Any waiver of the code of business conduct and ethics for our officers or directors may be made only by our board of directors as a whole or by the audit committee and will be promptly disclosed as required by law or stock exchange regulations.

PRINCIPAL SHAREHOLDERS

Prior to the consummation of this offering and following the completion of the Reorganization, all of the ownership interests of Holdco will be owned by Fortress Worldwide Transportation and Infrastructure Investors LP, the New Offshore Partnership and the General Partner. The following table sets forth the beneficial ownership of our common shares by the Initial Shareholders and the General Partner immediately prior to this offering and after giving effect to this offering. Other than the Initial Shareholders, the General Partner and their direct and indirect equity holders, we are not aware of any person, or group of affiliated persons, who beneficially own more than five percent of our issued and outstanding common shares. None of our officers and directors beneficially own any of our common shares.

The percentage of beneficial ownership of our common shares assumes that there are             common shares issued and outstanding immediately prior to this offering and             common shares issued and outstanding immediately following this offering, and does not assume that the underwriters will exercise their option to purchase additional shares.

Following the Distribution, the Initial Shareholders will no longer hold any of our common shares and all of such shares will be distributed to the their direct or indirect equityholders in accordance with the respective limited partnership agreements of the Initial Shareholders. See “Prospectus Summary—Our Organizational Structure” included elsewhere in this prospectus.

	Immediately Prior to this Offering		Immediately Following this Offering
Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Fortress Worldwide Transportation and Infrastructure Investors LP (2)
New Offshore Partnership (2)
Fortress Worldwide Transportation and Infrastructure Master GP (2)

(1)	The address of all persons listed above is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105. None of the above-listed persons is a broker-dealer or an affiliate of a broker-dealer.
(2)	The general partner of each of Fortress Worldwide Transportation and Infrastructure Investors LP and the New Offshore Partnership is Fortress Worldwide Transportation and Infrastructure Delaware GP LLC (the “Fortress General Partner”). Both Fortress General Partner and Fortress Worldwide Transportation and Infrastructure Master Delaware GP LLC are wholly owned subsidiaries of Principal Holdings I LP. The general partner of Principal Holdings I LP is FIG Asset Co. LLC, a wholly owned subsidiary of Fortress Investment Group LLC. By virtue of his ownership interest in Fortress Investment Group LLC and certain of its affiliates, as well as his role in advising certain investment funds, Wesley R. Edens may be deemed to be the natural person that has sole or shared voting and investment control over the shares listed as beneficially owned by each of the above-listed beneficial owners. Mr. Edens disclaims beneficial ownership of such shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In connection with this offering, our board of directors will adopt a policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Any material transactions we engage in with our Manager or another entity managed by our Manager or one of its affiliates would likely constitute related person transactions under the policy and such transactions may include, but are not limited to, certain financing arrangements, purchases of debt, co-investments, consumer loans, servicing advances and other assets. Under the policy, a related person will be required to promptly disclose to the legal department of our Manager any proposed related person transaction and all material facts about the proposed transaction. The legal department would then assess and promptly communicate that information to our independent directors.

Based on their consideration of all of the relevant facts and circumstances, our independent directors will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, our best interests, as determined by at least a majority of the independent directors acting with ordinary care and in good faith. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our independent directors, who will evaluate all options available, including ratification, revision or termination of such transaction. Our policy will require any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.

Management Agreement

We have entered into a Management Agreement with our Manager, an affiliate of Fortress, effective upon completion of this offering, which provides for the day-to-day management of our operations. The Management Agreement requires our Manager to manage our business affairs in conformity with the policies and the strategy that are approved and monitored by our board of directors. From time to time, we may engage (subject to our strategy) in material transactions with our Manager or another entity managed by our Manager or one of its affiliates or other affiliates of Fortress, including Seacastle Ships Holdings Inc., Trac Intermodal and Florida East Coast Railway, L.L.C., which may include, but are not limited to, certain financing arrangements, purchases of debt, co-investments, consumer loans, servicing advances and other assets that present an actual, potential or perceived conflict of interest. In certain circumstances, these transactions must be disclosed to, and approved by, the independent members of our board of directors. See “Our Manager and Management Agreement and Other Compensation Arrangements” included elsewhere in this prospectus.

Fortress Incentive Compensation

We have entered into certain incentive compensation arrangements with the general partner of Holdco, an affiliate of Fortress. See “Our Manager and Management Agreement and Other Compensation Arrangements” included elsewhere in this prospectus.

Our Operating Agreement

See “Certain Provisions of Delaware General Corporation Law and Our Operating Agreement” for a description of our operating agreement.

DESCRIPTION OF COMMON SHARES

The following descriptions of our common shares and provisions of our operating agreement as will be in effect upon the completion of this offering do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of our operating agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors are urged to read the exhibits for a complete understanding of our operating agreement.

General

Following the consummation of this offering, our authorized shares will consist of:

•	common shares; and

•	preferred shares.

Common Shares

All of our issued and outstanding common shares prior to and following completion of this offering are and will be duly issued. Upon payment in full of the consideration payable with respect to our common shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of common shares is entitled to preemptive, redemption or conversion rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our operating agreement, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present.

Our operating agreement provides that persons standing for election as directors at a duly constituted and quorate annual general meeting are to be elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors, which means that the holders of a majority of the issued and outstanding common shares can elect all of the directors standing for election, and the holders of the remaining shares will not be able to elect any directors.

In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preferred shares.

Preferred Shares

Pursuant to our operating agreement, our board of directors by resolution may establish one or more series of preferred shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preferred shares may be more favorable to the holder(s) thereof than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to such preference share. The effect of issuing preferred shares may include, among other things, one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preferred shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of us.

Registrar or Transfer Agent

The registrar and transfer agent for our common shares is American Stock Transfer & Trust Company, LLC.

Listing

We intend to apply for listing our common shares on the NYSE under the symbol “FTAI.”

CERTAIN PROVISIONS OF THE DELAWARE GENERAL CORPORATION LAW AND OUR OPERATING AGREEMENT

OUR OPERATING AGREEMENT

Organization and Duration

Our limited liability company was formed on                     , 2014 as Fortress Transportation and Infrastructure Investors LLC, and will remain in existence until dissolved in accordance with our operating agreement.

Purpose

Under our operating agreement, we are permitted to engage in any business activity that lawfully may be conducted by a limited liability company organized under Delaware law and, in connection therewith, to exercise all of the rights and powers conferred upon us pursuant to the agreements relating to such business activity; provided, however, that, except if our board of directors determines that it is no longer in our best interests, our Manager shall not cause us to engage, directly or indirectly, in any business activity that our board of directors determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Agreement to be Bound by our Operating Agreement; Power of Attorney

By purchasing our common shares, you will be admitted as a member of our limited liability company and will be deemed to have agreed to be bound by the terms of our operating agreement. Pursuant to this agreement, each shareholder and each person who acquires a shares from a shareholder grants to certain of our officers (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants certain of our officers the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our operating agreement.

Limited Liability

The Delaware LLC Act provides that a member who receives a distribution from a Delaware limited liability company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware LLC Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Limitations on Liability and Indemnification of Our Directors and Officers

Pursuant to our operating agreement, we have agreed to indemnify each of our directors and officers, to the fullest extent permitted by law, against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the company and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties in connection with their service to us or the operating agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been one of our directors or officers.

Amendment of Our Operating Agreement

Amendments to our operating agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, our board of directors is required to seek written approval of the holders of the number of shares required to approve the amendment or call a meeting of our shareholders to consider and vote upon the proposed amendment. Except as set forth below, an amendment must be approved by holders of a majority of the total outstanding shares.

Prohibited Amendments. No amendment may be made that would:

•	enlarge the obligations of any shareholder without such shareholder’s consent, unless approved by at least a majority of the type or class of shares so affected;

•	provide that we are not dissolved upon an election to dissolve our limited liability company by our board of directors that is approved by holders of a majority of the outstanding shares;

•	change the term of existence of our company; or

•	give any person the right to dissolve our limited liability company other than our board of directors’ right to dissolve our limited liability company with the approval of holders of a majority of the total combined voting power of our outstanding Class A and Class shares.

The provision of our operating agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of holders of at least two-thirds of the outstanding shares.

No Shareholder Approval. Our board of directors may generally make amendments to our operating agreement without the approval of any shareholder or assignee to reflect:

•	a change in our name, the location of our principal place of our business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of shareholders in accordance with our operating agreement;

•	the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

•	a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that we will not be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes other than as we specifically so designate;

•	an amendment that our board of directors determines, based upon the advice of counsel, to be necessary or appropriate to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940, or ‘‘plan asset’’ regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

•	an amendment or issuance that our board of directors determines to be necessary or appropriate for the authorization of additional securities;

•	any amendment expressly permitted in our operating agreement to be made by our board of directors acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our operating agreement;

•	any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our operating agreement;

•	a change in our fiscal year or taxable year and related changes; and

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our board of directors may make amendments to our operating agreement without the approval of any shareholder or assignee if our board of directors determines that those amendments:

•	do not adversely affect the shareholders in any material respect;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our shareholders;

•	are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of shares under the provisions of our operating agreement; or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Termination and Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by holders of a majority of our outstanding shares; (2) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (3) the entry of a decree of judicial dissolution of our limited liability company; or (4) at any time that we no longer have any shareholders, unless our business is continued in accordance with the Delaware LLC Act.

Election to be Treated as a Corporation

If the Board of Directors determines that it is no longer in our best interests to continue as a partnership for U.S. federal income tax purposes, the Board of Directors may elect to treat us as an association or as a publicly traded partnership taxable as a corporation for U.S. federal (and applicable state) income tax purposes.

In the event that the board of directors determines the company should seek relief pursuant to Section 7704(e) of the Code to preserve the status of the company as a partnership for federal (and applicable state) income tax purposes, the company and each shareholder shall agree to adjustments required by the tax authorities, and the company shall pay such amounts as required by the tax authorities, to preserve the status of the company as a partnership.

Books and Reports

We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis by our Manager. For financial reporting purposes and for tax purposes, our fiscal year is the calendar year. Our Manager has agreed to use reasonable efforts to furnish to you tax information (including Schedule K-1) as promptly as possible, which describes your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, our Manager will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by our Manager may be subject to delay as a result of the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR OPERATING AGREEMENT

The following is a summary of certain provisions of our operating agreement that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without obtaining shareholder approval. These additional shares may be utilized for a variety of corporate purposes, including future offerings to raise additional capital and corporate acquisitions. The existence of authorized but unissued shares of our common stock and preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute — Section 203

We are a limited liability company organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Section 203 of the Delaware General Corporation Law, which restricts certain business combinations with interested shareholders in certain situations, does not apply to limited liability companies unless they elect to utilize it. Our operating agreement does not currently elect to have Section 203 of the DGCL apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction by which that person became an interested shareholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested shareholder, and an interested shareholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Operating Agreement

Our operating agreement provides that our board shall consist of not less than three and not more than nine directors as the board of directors may from time to time determine. Upon consummation of this offering, our board of directors will consist of five directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2014, 2015, and 2016, respectively.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a director is to be elected at an annual general meeting, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 30 days before or after such anniversary the notice must be given not later than 10 days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was posted to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed, only for cause, by a resolution of the holders of not less than 66% of all votes attaching to all shares then in issue entitling the holder to attend and vote on the resolution, provided notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and a summary of the facts justifying the removal and must be served on the director not less than fourteen days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal. If a director is removed as described above, the shareholders may fill the vacancy at the meeting at which such director is removed. In the absence of such election or appointment, the board may fill the vacancy. Notwithstanding the foregoing, in the event that a vacancy is created at any time by the removal of any director designated by FIG LLC in accordance with the Shareholders Agreement, such vacancy created thereby shall be filled by a new designee of FIG LLC.

In addition, our board of directors shall have the power to appoint a person as a director to fill a vacancy on our board occurring as a result of the death, disability, disqualification or resignation of a director, or as a result of an increase in the size of our board of directors.

Pursuant to our operating agreement, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “Description of Share Capital—Preferred Shares.” Our operating agreement does not provide our shareholders with the ability to call a special meeting of the shareholders.

These provisions and agreements may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Ability of Our Shareholders to Act

Our operating agreement does not permit our shareholders to call special shareholders meetings. Written notice of any special meeting so called shall be given to each shareholder of record entitled to vote at such meeting not less than 10 or more than 60 days before the date of such meeting, unless otherwise required by law.

Our operating agreement also prohibits our shareholders from consenting in writing to take any action in lieu of taking such action at a duly called annual or special meeting of our shareholders.

Our operating agreement provides that nominations of persons for election to our board of directors may be made at any annual meeting of our shareholders, or at any special meeting of our shareholders called for the purpose of electing directors, (a) by or at the direction of our board of directors or (b) by any of our shareholders.

In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, such shareholder must have given timely notice thereof in proper written form to our Secretary. To be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) in the case of an annual meeting, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders; provided, however, that in the event that the annual meeting is called for a date that is not within 25 days before or after such anniversary date, notice by a shareholder in order to be timely must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made, whichever first occurs and (ii) in the case of a special meeting, not later than the tenth day following the day on which such notice of the date of the special meeting was mailed or such public disclosure of the date of the special meeting was made, whichever first occurs.

Limitations on Liability and Indemnification of Directors and Officers

Our operating agreement provides that our directors will not be personally liable to us or our shareholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our shareholders,

•	intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our operating agreement provides that we must indemnify our directors and officers to the fullest extent permitted by Delaware law. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and officers.

Prior to the completion of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our operating agreement against (i) any and all expenses and liabilities, including judgments, fines, penalties and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on our behalf (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our operating agreement.

CORPORATE OPPORTUNITY

Under our operating agreement, to the extent permitted by law:

•	Fortress and their respective affiliates, including the Manager and General Partner, have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees;

•	if Fortress and their respective affiliates, including the Manager and General Partner, or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, it has no duty to offer such corporate opportunity to us, our shareholders or affiliates;

•	we have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities; and

•	in the event that any of our directors and officers who is also a director, officer or employee of Fortress and their respective affiliates, including the Manager and General Partner, acquire knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if Fortress and their respective affiliates, including the Manager and General Partner, pursues or acquires the corporate opportunity or if such person did not present the corporate opportunity to us.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common shares, and we cannot predict the effect, if any, that sales of shares or availability of any shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares (including shares issued on the exercise of options, warrants or convertible securities, if any) or the perception that such sales could occur, could adversely affect the market price of our common shares and our ability to raise additional capital through a future sale of securities.

Upon completion of this offering, we will have              common shares issued and outstanding (or a maximum of              shares if the underwriters exercise their option to purchase additional shares in full). All of the              common shares sold in this offering (or              shares if the underwriters exercise their option to purchase additional shares in full) will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Upon completion of this offering, approximately     % of our issued and outstanding common shares will be held by the Initial Shareholders. These shares will be “restricted securities” as that phrase is defined in Rule 144. Subject to certain contractual restrictions, including the lock-up agreements described below and restrictions in the respective limited partnership agreements of the Initial Shareholders, holders of restricted shares will be entitled to sell those shares in the public market if they qualify for an exemption from registration under Rule 144 or any other applicable exemption under the Securities Act. Subject to the lock-up agreements described below and the provisions of Rules 144, additional shares will be available for sale as set forth below.

Lock-Up Agreements

We and our executive officers, directors, Initial Shareholders and the General Partner have agreed with the underwriters that, subject to certain exceptions, for a period of          days after the date of this prospectus, we and they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any of our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or in any manner transfer all or a portion of the economic consequences associated with the ownership of our common shares, or cause a registration statement covering any of our common shares to be filed, without the prior written consent of             . See “Underwriting.”                      may waive these restrictions at their discretion.

            has no present intent or arrangement to release any of the securities subject to these lock-up agreements. The release of any lock-up is considered on a case-by-case basis. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of our common shares, historical trading volumes of our common shares and whether the person seeking the release is an officer, director or affiliate of the Company.

Following the expiration of these lock-up agreements and upon completion of the Distribution, the Limited Partners, including the General Partner, will not be subject to any contractual restrictions on the sale of the shares received by them in the Distribution, and may freely resell such securities under Rule 144 as described below or pursuant to any other applicable exemption under the Securities Act.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders) would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of our common shares or the average weekly trading volume of our common shares reported through the NYSE during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

Certain United States Federal Income Tax Considerations

The following is a discussion of certain of the U.S. federal income tax considerations applicable to the purchase, ownership and disposition of common shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with common shares held as capital assets by shareholders who purchase common shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	except to the extent discussed below, tax-exempt entities;

•	insurance companies;

•	persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal income tax purposes (or investors therein); or

•	U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. In addition, this discussion does not address any state, local or non-U.S. tax considerations, or any U.S. federal tax considerations other than income tax considerations (such as estate or gift tax consequences or the Medicare contribution tax on certain investment income).

For purposes of this discussion, you will be considered a “U.S. Holder” if you beneficially own our common shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual who is a resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will be considered a “Non-U.S. Holder” if you beneficially own our common shares and you are not a U.S. Holder or a partnership or other passthrough entity for U.S. federal income tax purposes. If you are a partnership or other passthrough entity for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners or owners generally will depend upon the status of such partners or owners and your activities.

THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF OUR SHAREHOLDERS DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. IN ADDITION, THE TAX CONSEQUENCES OF HOLDING COMMON SHARES TO ANY PARTICULAR SHAREHOLDER WILL DEPEND ON THE SHAREHOLDER’S PARTICULAR TAX CIRCUMSTANCES. ACCORDINGLY, YOU SHOULD CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES OF ACQUIRING, HOLDING, EXCHANGING, OR OTHERWISE DISPOSING OF COMMON SHARES AND OF OUR TREATMENT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES AS A PARTNERSHIP, AND NOT AS AN ASSOCIATION OR A PUBLICLY TRADED PARTNERSHIP TAXABLE AS A CORPORATION.

Federal Income Tax Opinion Regarding Partnership Status

Skadden, Arps, Slate, Meagher & Flom LLP has acted as our counsel in connection with this offering. Skadden, Arps, Slate, Meagher & Flom LLP is of the opinion that at the closing of this offering FTAI will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or publicly traded partnership (within the meaning of Section 7704 of the Code) subject to tax as a corporation. The opinion of Skadden, Arps, Slate Meagher & Flom LLP is based on various assumptions and representations relating to FTAI’s organization, operation, assets, activities and income, including that all such representations and any other factual representations and other information set forth in the relevant documents, records and instruments are true and correct, that all actions described in this offering are completed in a timely fashion and that we will at all times operate in accordance with the method of operation described in our organizational documents and this offering. Such opinion is conditioned upon representations and covenants made by our management regarding our organization, assets, activities, income, and present and future conduct of our business operations, and assumes that such representations and covenants are accurate and complete. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.

Taxation of FTAI

While FTAI intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or publicly traded partnership taxable as a corporation, given the ongoing importance of our actual method of operation each year, and the possibility of future changes in our circumstances, no assurance by be given by Skadden, Arps, Slate, Meagher & Flom LLP or FTAI that FTAI will so qualify for any particular year. Skadden, Arps, Slate, Meagher, & Flom LLP will have no obligation to advise FTAI or FTAI’s shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in, or differing IRS interpretation of, the applicable law. FTAI’s taxation as a partnership that is not a publicly traded partnership taxable as a corporation will depend on its ability to meet, on a continuing basis, through actual operating results, the “Qualifying Income Exception” (as described below), the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy the Qualifying Income Exception.

An entity that would otherwise be classified as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership”, unless an exception applies. FTAI will be publicly traded for this purpose. However, an exception, which we refer to as the Qualifying Income Exception, exists with respect to a publicly traded partnership if (i) at least 90% of such partnership’s gross income for every taxable year consists of “qualifying income” and (ii) the partnership would not be required to register under the Investment Company Act if it were a U.S. corporation. Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stock and securities and other forms of investment income. FTAI currently expects that a substantial portion of its income will constitute either “Subpart F” income (defined below) derived from CFCs or QEF Inclusions (each as defined below). While we believe that such income constitutes qualifying income, no assurance can be given that the IRS will agree with such position. FTAI also expects that its return from investments will also include interest, dividends, capital gains and other types of qualifying income sufficient, in the aggregate, to satisfy the Qualifying Income Exception, although we cannot assure that this will in fact be the case.

While it is treated as a publicly traded partnership, FTAI intends to manage its investments so that it will satisfy the Qualifying Income Exception. There can be no assurance, however, that FTAI will do so or that the IRS would not challenge its compliance with the Qualifying Income Exception and, therefore, assert that FTAI should be taxable as a corporation for U.S. federal income tax purposes.

If FTAI fails to satisfy the Qualifying Income Exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if FTAI elects to be treated as a corporation based upon a determination by its board of directors, FTAI will be treated as if it had transferred all of its assets, subject to its liabilities, to a newly formed corporation, on the first day of the year in which it failed to satisfy the Qualifying Income Exception (or the date on which the election to be treated as a corporation was effective), in return for stock of such corporation, and then distributed such stock to its shareholders in liquidation of their interests in FTAI. This contribution and liquidation should be tax-free to our shareholders (except for a Non-U.S. Holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of our tax basis in our assets. If, for any reason (including our failure to meet the Qualifying Income Exception or a determination by our board of directors to elect to be treated as a corporation), FTAI were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, we would be subject to U.S. federal income tax on our taxable worldwide income at regular corporate income tax rates, without deduction for any distributions to shareholders, thereby materially reducing the amount of any cash available for distribution to shareholders.

In addition, if FTAI were treated as a corporation for U.S. federal income tax purposes, distributions made to shareholders would be treated as taxable dividend income to the extent of FTAI’s current or accumulated earnings and profits. Any distribution in excess of current and accumulated earnings and profits would first be treated as a tax-free return of capital to the extent of a shareholder’s adjusted tax basis in its common shares (determined separately with respect to each share). Thereafter, to the extent such distribution were to exceed a shareholder’s adjusted tax basis in its common shares, the distribution would be treated as gain from the sale or exchange of such common shares.

If at the end of any year FTAI fails to meet the Qualifying Income Exception, FTAI may still qualify as a partnership for U.S. federal income tax purposes if it is entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the Qualifying Income Exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) FTAI and each of our shareholders (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under FTAI’s operating agreement, each of our shareholders is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain FTAI’s status as a partnership for U.S. federal income tax purposes. It is not possible to state whether FTAI would be entitled to this relief in any or all circumstances. It also is not clear under the Code whether this relief is available for FTAI’s first taxable year as a publicly traded partnership. If this relief provision is inapplicable to a particular set of circumstances involving FTAI, FTAI will not qualify as a partnership for U.S. federal income tax purposes. Even if this relief provision applies and FTAI retains its partnership status, FTAI or our shareholders (during the failure period) will be required to pay such amounts as are determined by the IRS.

Despite its classification as a partnership, a significant portion of FTAI’s income will be derived through its corporate subsidiaries, and such subsidiaries may be subject to corporate income tax.

In addition, FTAI expects that all or substantially all of the items of income, gain, loss, deduction, or credit realized by FTAI will be realized in the first instance by Holdco and allocated to FTAI for reallocation to its shareholders. Unless otherwise specified, references in this section to “we” “us,” and “our” refer to FTAI and Holdco and references to “our” items of income, gain, loss, deduction, or credit include the realization of such items by Holdco and the allocation of such items to FTAI. The remainder of this discussion assumes that FTAI will be treated for U.S. federal income tax purposes as a partnership.

Investment Structures

To manage our affairs so as to meet the Qualifying Income Exception, we may structure certain investments through entities classified as corporations for U.S. federal income tax purposes. Because our shareholders are expected to be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will have the same impact on all shareholders, and such investment structure may even impose additional tax burdens on some shareholders. If the entities are non-U.S. corporations, they may be considered PFICs or CFCs, the consequences of which are described below. If the entities are U.S. corporations, they would be subject to U.S. federal income tax on their operating income, including any gain recognized on their disposition of their investments. In addition, if the investment involves interests in U.S. real property, gain recognized on disposition generally would be subject to U.S. federal income tax, whether the corporations are U.S. or non-U.S. corporations.

Consequences to U.S. Holders

Taxation of U.S. Holders on Our Profits and Losses

As a partnership for U.S. federal income tax purposes, we are not a taxable entity and we incur no U.S. federal income tax liability. Instead, each shareholder, in computing its own U.S. federal income tax liability for any taxable year, will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit for each of our taxable years ending with or within such shareholder’s taxable year, regardless whether the shareholder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the shareholder’s) level.

With respect to individual and other non-corporate U.S. Holders, certain dividends paid by a corporation (including certain qualified foreign corporations) to us and that are allocable to such U.S. Holders may qualify for reduced rates of taxation. A qualified foreign corporation includes a non-U.S. corporation that is eligible for the benefits of specified income tax treaties with the United States. In addition, a non-U.S. corporation is treated as a qualified corporation with respect to its shares that are readily tradable on an established securities market in the United States. Among other exceptions, individual and other non-corporate U.S. Holders generally will not be eligible for reduced rates of taxation on any dividends if the payer is a CFC or PFIC for the taxable year in which such dividends are paid or for the preceding taxable year. U.S. Holders that are corporations may be entitled to a “dividends received deduction” in respect of dividends paid to us by U.S. corporations. We currently expect that a significant portion of our income will be derived from “Subpart F” income (defined below) derived from CFCs or QEF Inclusions (defined below) derived from PFICs, which will not be eligible for the reduced rates of taxation generally available to individual and other non-corporate shareholders or the “dividends received deduction” available to corporate shareholders. You should consult your own tax advisor regarding the application of the foregoing rules in light of your particular circumstances.

Allocation of Profits and Losses

For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us will be allocated among our shareholders in accordance with their allocable shares of our items of income, gain, loss, deduction and credit. A shareholder’s allocable share of such items will be determined by our operating agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the shareholder’s interest in us. If the allocations provided by our agreement were successfully challenged by the IRS, the redetermination of the allocations to a particular shareholder for U.S. federal income tax purposes could be less favorable than the allocations set forth in our agreement.

We may derive taxable income from an investment that is not matched by a corresponding distribution of cash. This could occur, for example, if we used cash to make an investment or to reduce debt instead of distributing profits. Some of the investment practices authorized by our operating agreement could be subject to special provisions under the Code that, among other things, may affect the timing and character of the gains or losses recognized by us. These provisions may also require us to accrue original issue discount or be treated as having sold securities for their fair market value, both of which may cause us to recognize income without receiving cash with which to make distributions. To the extent that there is a discrepancy between our recognition of income and our receipt of the related cash payment with respect to such income, income likely will be recognized prior to our receipt and distribution of cash. Accordingly, it is possible that a shareholder’s U.S. federal income tax liability with respect to its allocable share of our earnings in a particular taxable year could exceed the cash distributions to the shareholder for the year, thus giving rise to an out-of-pocket payment by the shareholder.

Section 706 of the Code provides that items of our income and deductions must be allocated between transferors and transferees of our common shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, loss, deduction and credit to shareholders in a manner that reflects such shareholders’ respective beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between our shareholders, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. We may allocate items of income, gain, loss, and deduction using a monthly or other convention, whereby any such items we recognize in a given month are allocated to our shareholders as of a specified date of such month. As a result, if a shareholder transfers its common shares, it might be allocated income, gain, loss, and deduction realized by us after the date of the transfer. Similarly, if a shareholder acquires additional common share, it might be allocated income, gain, loss, and deduction realized by us prior to its ownership of such units. Consequently, our shareholders may recognize income in excess of cash distributions received from us, and any income so included by a shareholder would increase the basis such shareholder has in it common shares and would offset any gain (or increase the amount of loss) realized by such shareholder on a subsequent disposition of its common shares.

If our conventions are not allowed by the Treasury regulations (or only apply to transfers of less than all of a shareholder’s shares) or if the IRS otherwise does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among our shareholders. If such a contention were sustained, certain shareholders’ tax liabilities would be adjusted to the possible detriment of certain other shareholders. We are authorized to revise our method of allocation between transferors and transferees (as well as among shareholders whose interests otherwise could vary during a taxable period).

Adjusted Tax Basis of Common Shares

A shareholder’s adjusted tax basis in its common shares will equal the amount paid for the common shares and will be increased by the shareholder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A shareholder’s adjusted tax basis will be decreased, but not below zero, by (i) distributions from us, (ii) the shareholder’s allocable share of items of our deductions and losses, and (iii) the shareholder’s allocable share of the reduction in our liabilities, if any.

A shareholder is allowed to deduct its allocable share of our losses (if any) only to the extent of such shareholder’s adjusted tax basis in the common shares it is treated as holding at the end of the taxable year in which the losses occur. If the recognition of a shareholder’s allocable share of our losses would reduce its adjusted tax basis for its common share below zero, the recognition of such losses by such shareholder would be deferred to subsequent taxable years and would be allowed if and when such shareholder had sufficient tax basis so that such losses would not reduce such shareholder’s adjusted tax basis below zero.

Shareholders who purchase common shares in separate transactions must combine the basis of those common shares and maintain a single adjusted tax basis for all of those common shares. Upon a sale or other disposition of less than all of the common shares, a portion of that adjusted tax basis must be allocated to the common shares sold, using an “equitable apportionment” method, which generally means that the adjusted tax basis allocated to the interest sold equals an amount that bears the same relation to the shareholder’s adjusted tax basis in its entire interest in FTAI as the value of the common shares sold bears to the value of the shareholder’s entire interest in FTAI.

Treatment of Distributions

Distributions of cash by us generally will not be taxable to a shareholder to the extent of such shareholder’s adjusted tax basis (described above) in its common shares. Any cash distributions in excess of a shareholder’s adjusted tax basis generally will be treated as gain from the sale or exchange of common shares (as described below). Except as described below, such gain would generally be treated as capital gain and would be long-term capital gain if the shareholder’s holding period for its interest exceeds one year. A reduction in a shareholder’s allocable share of our liabilities, and certain distributions of marketable securities by us, will be treated as cash distributions for U.S. federal income tax purposes. A decrease in a shareholder’s percentage interest in us because of our issuance of additional common shares may decrease such shareholder’s allocable share of our liabilities. A non-pro rata distribution of money or property (including a deemed distribution as a result of a reduction of a shareholder’s share of our liabilities) may cause a shareholder to recognize ordinary income if the distribution reduces the shareholder’s share of our assets described in Section 751 of the Code.

Disposition of Common Shares

A sale or other taxable disposition of all or a portion of a shareholder’s common shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the shareholder’s share of our liabilities allocable to such common shares) and the shareholder’s adjusted tax basis in its common shares. A shareholder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Because the amount realized includes a shareholder’s share of our liabilities, and prior distributions in excess of the total net taxable income allocated to such shareholder will have decreased such shareholder’s adjusted tax basis in its shares, the gain, if any, recognized on a sale or other disposition of common shares could result in a tax liability in excess of any cash received from such sale or other disposition.

Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the shareholder’s holding period for its interest exceeds one year. A portion of such gain may be treated as ordinary income under the Code to the extent attributable to the shareholder’s allocable share of unrealized gain or loss in our assets to the extent described in Section 751 of the Code.

Shareholders who purchase common shares at different times and intend to sell all or a portion of the common shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding period” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling shareholder may use the actual holding period of the portion of its transferred common shares, provided its common shares are divided into identifiable common shares with ascertainable holding periods, the selling shareholder can identify the portion of the common shares transferred, and the selling shareholder elects to use the identification method for all sales or exchanges of our common shares.

Shareholders should review carefully the discussions below under the subheadings titled “Passive Foreign Investment Companies” and “Controlled Foreign Corporations”.

Limitation on Deductibility of Capital Losses

Any capital losses generated by us will be deductible by individuals or other non-corporate shareholders only to the extent of such shareholders’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals and other non-corporate shareholders indefinitely. Any capital losses generated by us will be deductible by corporate shareholders to the extent of such shareholders’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Shareholders should consult their tax advisors regarding the deductibility of capital losses.

Limitation on Deductibility of Our Losses

A shareholder will be restricted from taking into account for U.S. federal income tax purposes its allocable share of any loss incurred by us in excess of the adjusted tax basis of such shareholder’s common shares. In addition, the Code restricts individuals, certain non-corporate taxpayers and certain closely held corporations from taking into account for U.S. federal income tax purposes any of our net losses in excess of the amounts for which such shareholder is “at risk” with respect to its interest as of the end of our taxable year in which such loss occurred. The amount for which a shareholder is “at risk” with respect to its common shares is equal to its adjusted tax basis for such common shares, less any amounts borrowed (i) in connection with its acquisition of such common shares for which it is not personally liable and for which it has pledged no property other than its common shares; (ii) from persons who have a proprietary interest in us and from certain persons related to such persons; or (iii) for which the shareholder is protected against loss through nonrecourse financing, guarantees or similar arrangements. A shareholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a shareholder’s share of our liabilities) cause such shareholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that a shareholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Upon the taxable disposition of our common shares, any gain recognized by a shareholder can be offset by losses that were previously suspended by the at risk limitation, but may not be offset by losses suspended by the basis limitation. Any excess loss above the gain previously suspended by the at risk or basis limitations may no longer be used.

In addition to the basis and at risk limitations, a passive activity loss generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a shareholder’s share of passive income we generate may be deducted in full when the shareholder disposes of all of its common shares in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitation on Interest Deductions

The deductibility of an individual or other non-corporate shareholder’s “investment interest expense” is limited to the amount of that shareholder’s “net investment income.” Investment interest expense generally includes the shareholder’s allocable share of interest expense incurred by us, if any, and investment interest expense incurred by the shareholder on any loan incurred to purchase or carry common shares. A shareholder’s share of our net passive income will not be treated as investment income for this purpose. Net investment income includes gross income from property held for investment and amounts treated as portfolio income, such as dividends and interest, under the passive activity loss rules, less deductible expenses, other than interest, directly connected with the production of investment income. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gains rates is excluded from net investment income, unless the shareholder elects to pay tax on such gain or dividend income at ordinary income rates.

Limitation on Deduction of Certain Other Expenses

For individuals, estates and trusts, certain miscellaneous itemized deductions are deductible only to the extent that they exceed 2% of the adjusted gross income of the taxpayer. We may have a significant amount of expenses that will be treated as miscellaneous itemized deductions. Moreover, an individual whose adjusted gross income exceeds specified threshold amounts is required to further reduce the amount of allowable itemized deductions.

In general, neither we nor any shareholder may deduct organizational or syndication expenses. While an election may be made by a partnership to amortize organizational expenses over a 15-year period, we will not make such an election. Syndication fees (i.e., expenditures made in connection with the marketing and issuance of the common shares) must be capitalized and cannot be amortized or otherwise deducted.

Shareholders are urged to consult their tax advisors regarding the deductibility of itemized expenses incurred by us.

Foreign Tax Credit Limitation

Shareholders may be entitled to a foreign tax credit for U.S. federal income tax purposes with respect to their allocable shares of creditable foreign taxes paid on our income and gains, although no foreign tax credits will be available to non-corporate shareholders in respect of any foreign taxes paid by any of our corporate subsidiaries. Complex rules may, depending on a shareholder’s particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our investments may be treated as U.S. source gains. Consequently, a shareholder may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Foreign Currency Gain or Loss

Our functional currency will be the U.S. dollar, and our income or loss will be calculated in U.S. dollars. It is likely that we will recognize “foreign currency” gain or loss with respect to transactions involving non-U.S. dollar currencies. In general, foreign currency gain or loss is treated as ordinary income or loss for U.S. federal income tax purposes. Shareholders should consult their tax advisors with respect to the tax treatment of foreign currency gain or loss.

Tax-Exempt Shareholders

A shareholder that is a tax-exempt entity for U.S. federal income tax purposes and, therefore, exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of our income consists of UBTI. A tax-exempt partner of a partnership that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

We are not required to manage our operations in a manner that would minimize the likelihood of generating income that would constitute UBTI to the extent allocated to a tax-exempt shareholder. Although we expect to invest through subsidiaries that are treated as corporations for U.S. federal income tax purposes and such corporate investments would generally not result in an allocation of UBTI to a shareholder on account of the activities of those subsidiaries, we may not invest through corporate subsidiaries in all cases. Moreover, UBTI includes income attributable to debt-financed property and we are not prohibited from debt financing our investments, including investments in subsidiaries. Furthermore, we are not prohibited from being (or causing a subsidiary to be) a guarantor of loans made to a subsidiary. If we (or certain of our subsidiaries) were treated as the borrower for U.S. tax purposes on account of those guarantees, some or all of our investments could be considered debt-financed property. The potential for income to be characterized as UBTI could make our common shares an unsuitable investment for a tax-exempt entity. Tax-exempt shareholders are urged to consult their tax advisors regarding the tax consequences of an investment in common shares.

Controlled Foreign Corporations

A non-U.S. entity generally will be treated as a CFC if it is treated as a corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote.

Holdco will be treated as a U.S. person for these purposes. If Holdco is a U.S. Shareholder in a non-U.S. entity that is treated as a CFC, each U.S. Holder of our common shares (without regard to its percentage ownership) generally will be required to include in income on a current basis its allocable share of the CFC’s “Subpart F” income reported by Holdco and allocated to us. Subpart F income includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other passive types of income. The aggregate Subpart F income inclusions in any taxable year relating to a particular CFC are limited to such entity’s current earnings and profits. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, a shareholder may be required to report as ordinary income its allocable share of the CFC’s Subpart F income reported by Holdco and allocated to us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the CFC.

The tax basis of Holdco’s shares of such CFC, and a shareholder’s tax basis in its common shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States for foreign tax credit purposes to the extent derived by the CFC from U.S. sources. Such income will not be eligible for the favorable 15% tax rate generally applicable to “qualified dividend income” for individual and other non-corporate U.S. persons. Amounts included as such income with respect to direct and indirect investments will not be taxable again when actually distributed.

Regardless of whether any CFC has Subpart F income, any gain allocated to a shareholder from Holdco’s disposition of stock in a CFC will be treated as ordinary income to the extent of the shareholder’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a CFC owned by Holdco will not pass through to our shareholders.

Passive Foreign Investment Companies

Although we anticipate that any non-U.S. corporation in which we invest as the majority shareholder will be a CFC as described above, it is possible that we may make an investment in a non-U.S. corporation that is not a CFC but is instead classified as a PFIC for U.S. federal income tax purposes. A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A U.S. Holder will be subject to the PFIC rules for an investment in a PFIC (including indirectly, through its ownership of common shares) without regard to its percentage ownership. If you hold an interest in a non-U.S. corporation for any taxable year during which the corporation is classified as a PFIC with respect to you, then the corporation will continue to be classified as a PFIC with respect to you for any subsequent taxable year during which you continue to hold an interest in the corporation, even if the corporation’s income or assets would not cause it to be a PFIC in such subsequent taxable year, unless an exception applies.

Except as described below, we will make, where possible, an election (a “QEF Election”) with respect to each entity treated as a PFIC to treat such non-U.S. entity as a qualified electing fund (“QEF”) in the first year we hold shares in such entity. A QEF Election is effective for our taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.

As a result of a QEF Election with respect to a non-U.S. entity that is a PFIC, we will be required to include in our gross income each year our pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by us is a PFIC, whether or not we receive cash in respect of its income. Thus, U.S. Holders may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. A shareholder may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a PFIC will not, however, pass through to us or to U.S. Holders and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, U.S. Holders may, over time, be taxed on amounts that, as an economic matter, exceed our net profits. Our tax basis in the shares of such non-U.S. entities, and a U.S. Holder’s basis in our common shares, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate generally applicable to “qualified dividend income” for individual and other non-corporate U.S. Holders. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed.

In certain cases, we may be unable to make a QEF Election with respect to a PFIC. This could occur if we are unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of ours or because such entity itself invests in underlying investment vehicles over which we have no control. If we do not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat any gain on a disposition by us of shares of such entity, any gain on the disposition of the common shares by a U.S. Holder at a time when we own shares of such entity, and certain other defined “excess distributions,” as if such gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the shareholder held its common shares or the period during which we held our shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. U.S. Holders will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate generally applicable to “qualified dividend income” for individual and other non-corporate U.S. Holders.

If a non-U.S. entity held by Holdco is classified as both a CFC and a PFIC during the time Holdco is a U.S. Shareholder of such non-U.S. entity, a U.S. Holder will be required to include amounts in income with respect to such non-U.S. entity as described above under the subheading “ — Controlled Foreign Corporations,” and the consequences described under this subheading will not apply. If Holdco’s ownership percentage in a non-U.S. entity changes such that it is not a U.S. Shareholder with respect to such non-U.S. entity, then a U.S. Holder may be subject to the PFIC rules. The interaction of these rules is complex, and shareholders are urged to consult their tax advisors in this regard.

Taxation of Non-U.S. Holders

As a partnership for U.S. federal income tax purposes, we are not a taxable entity and we incur no U.S. federal income tax liability. Instead, each shareholder, in computing its own U.S. federal income tax liability for any taxable year, will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit for each of our taxable years ending with or within such shareholder’s taxable year, regardless whether the shareholder has received any distributions. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the shareholder’s) level.

Special rules apply to Non-U.S. Holders. A Non-U.S. Holder generally is subject to withholding by us or the applicable withholding agent of U.S. tax at a 30% rate on such Non-U.S. Holder’s distributive share of the gross amount of interest, dividends and other fixed or determinable annual or periodical income received by us from sources within the United States if such income is not treated as effectively connected with a U.S. trade or business. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized. Whether a Non-U.S. Holder is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the Non-U.S. Holder’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain Non-U.S. Holders. Moreover, Non-U.S. Holders generally are not subject to U.S. federal income tax on capital gains if: (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such Non-U.S. Holder; or (ii) a tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such Non-U.S. Holder. Notwithstanding the prior sentence, capital gains earned by a Non-U.S. Holder may be subject to U.S. federal income tax at a flat rate of 30% if such Non-U.S. Holder is an individual and is present in the United States for 183 or more days during the taxable year in which such capital gains are recognized.

Non-U.S. Holders treated as engaged in a U.S. trade or business are subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. Holders that are corporations may also be subject to a 30% branch profits tax on such effectively connected earnings and profits. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is organized.

Notwithstanding the foregoing, and although each Non-U.S. Holder is required to provide us with an applicable Form W-8, we nevertheless may be unable to accurately or timely determine the tax status of our shareholders for purposes of establishing whether reduced rates of withholding apply to some or all of our shareholders. In such a case, a Non-U.S. Holder’s allocable share of distributions of U.S.-source dividend and interest income will be subject to U.S. withholding tax at a rate of 30%. Furthermore, if a Non-U.S. Holder would not be subject to U.S. tax based on its tax status or otherwise were eligible for a reduced rate of U.S. withholding, such Non-U.S. Holder might need to take additional steps to receive a credit or refund of any excess withholding tax paid on its account, which could include the filing of a non-resident U.S. income tax return with the IRS. Among other limitations applicable to claiming treaty benefits, if a Non-U.S. Holder resides in a treaty jurisdiction which does not treat us as a passthrough entity, such Non-U.S. Holder might not be eligible to receive a refund or credit of excess U.S. withholding taxes paid on its account.

Our Manager intends to use commercially reasonable efforts to structure our activities in a manner that the Manager reasonably believes will minimize the likelihood of generating income treated as effectively connected with a U.S. trade or business, other than with respect to effectively connected income attributable to the sale of a “United States real property interest”, as described below. Specifically, we expect, where commercially reasonable, to conduct U.S. trade or business activities through subsidiaries treated as corporations for U.S. federal income tax purposes. There can be no assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected income with respect to Non-U.S. Holders. If a Non-U.S. Holder were treated as being engaged in a U.S. trade or business in any year because of an investment in our common shares in such year, such Non-U.S. Holder generally would be (i) subject to withholding by us or the applicable withholding agent on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a

U.S. federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. federal income tax at regular U.S. federal income tax rates on any such income. Moreover, a corporate Non-U.S. Holder might be subject to a U.S. branch profits tax on its allocable share of any effectively connected earnings and profits. Any amount so withheld would be creditable against such Non-U.S. Holder’s U.S. federal income tax liability, and such Non-U.S. Holder could claim a refund to the extent that the amount withheld exceeded such Non-U.S. Holder’s U.S. federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a Non-U.S. Holder on the sale or exchange of its common shares could be treated for U.S. federal income tax purposes as effectively connected income, and hence such Non-U.S. Holder could be subject to U.S. federal income tax on the sale or exchange.

Generally, under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code, Non-U.S. Holders are subject to U.S. tax in the same manner as U.S. Holders on any gain recognized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly-traded U.S. corporations) if, at any time during the shorter of (i) the applicable Non-U.S. Holder’s holding period or (ii) the five year period preceding the applicable disposition (the “applicable period”), interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “USRPHC”). Consequently, a Non-U.S. Holder who invests directly in U.S. real property, or indirectly by owning the stock of a USRPHC, will be subject to tax under FIRPTA on the disposition of such investment (and a corporate Non-U.S. Holder might be subject to a U.S. 30% branch profits tax on any associated earnings and profits). The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We expect, from time to time, to make certain investments that could constitute investments in U.S. real property or USRPHCs. If we make such investments, each Non-U.S. Holder will be subject to U.S. federal income tax under FIRPTA on such shareholder’s allocable share of any gain realized on the disposition of a FIRPTA interest and will be subject to the filing requirements discussed above. However, the U.S. branch profits tax described above will generally not apply in the case of the sale of USRPHCs.

In addition, a Non-U.S. Holder who disposes of our common shares and who holds more than 5% of our common shares (or held more than 5% of our common shares at any time during the applicable period) may be subject to FIRPTA upon such disposition. For purposes of determining whether a Non-U.S. Holder holds more than 5% of our common shares, special attribution rules apply. Where a Non-U.S. Holder who holds (or is deemed to hold) or held (or was deemed to hold) during the applicable period, more than 5% of our common shares disposes of common shares at a time when we are a USRPHC (determined as described above, as if we were a U.S. corporation) or have at any time been a USRPHC within the applicable period, any gain generally will be subject to U.S. federal income tax at 20% (for individuals) or 35% (for corporations), and such Non-U.S. Holder will have a U.S. tax return filing obligation. While we do not believe that we currently are, or have been, a USRPHC, we are not under any obligation to avoid becoming a USRPHC or to notify shareholders in the event that we determine we have become a USRPHC. If any Non-U.S. Holder owns or anticipates owning more than 5% of our common shares, such shareholder should consult its tax advisor.

In general, different rules from those described above apply in the case of Non-U.S. Holders subject to special treatment under U.S. federal income tax law, including a Non-U.S. Holder: (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

Non-U.S. Holders are urged to consult their tax advisors with regard to the U.S. federal income and other tax consequences to them of acquiring, holding and disposing of common shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner

Our Manager or an affiliate of our Manager will act as our “tax matters partner.” Our board of directors will have the authority, subject to certain restrictions, to appoint another shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Section 754 Election

Under Section 754 of the Code, we may elect to have the adjusted tax basis of our assets adjusted in the event of a distribution of property to a shareholder or a transfer of a common share by sale or exchange, or as a result of the death of a shareholder. Pursuant to the terms of our operating agreement, the board of directors, in its sole discretion, is authorized to direct us to make such an election. Such an election, if made, can be revoked only with the consent of the IRS. We have not yet determined whether we will make the election permitted by Section 754 of the Code.

Without a Section 754 election, there will be no adjustment for the transferee of common shares even if the purchase price of those common shares is higher than the common shares’ share of the aggregate adjusted tax basis of our assets immediately prior to the transfer. In that case, on a sale by us of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer. Moreover, if common shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in that portion of such assets attributable to such shares. Each U.S. Holder should consult its own tax advisor as to the effects of a Section 754 election.

Technical Termination

Subject to the electing large partnership rules described below, we will be considered to have been terminated as a partnership for U.S. federal income tax purposes if there is a sale or exchange of 50% or more of the total common shares within a 12-month period. Our termination would result in the closing of our taxable year for all shareholders for U.S. federal income tax purposes. In the case of a shareholder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the shareholder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, and we may be required to file two tax returns for one fiscal year. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Pursuant to an IRS relief procedure, if a technically terminated publicly traded partnership requests relief under such procedure and the IRS grants such relief, then, among other things, the partnership need only provide one Schedule K-1 to its partners for the year, notwithstanding the two short taxable years for the partnership.

Information Returns

We have agreed to use reasonable efforts to furnish to shareholders tax information (including Schedule K-1) as promptly as possible, which describes their allocable share of our income, gain, loss and deduction for our preceding taxable year. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore possible that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. There can be no assurance for Non-U.S. Holders that this information will meet such shareholders’ jurisdictions’ compliance requirements.

It is possible that we may engage in transactions that subject FTAI and, potentially, our shareholders to other information reporting requirements with respect to an investment in us. Shareholders may be subject to substantial penalties if they fail to comply with such information reporting requirements. Shareholders should consult with their tax advisors regarding such information reporting requirements.

Nominee Reporting

Persons who hold our common shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) a statement regarding whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax exempt entity; (iii) the amount and description of common shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on common shares they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the common shares with the information furnished to us.

Audits

We may be audited by the IRS. Adjustments resulting from an IRS audit may require a shareholder to adjust a prior year’s tax liability, and possibly may result in an audit of such shareholder’s tax returns. Any audit of shareholders’ tax returns could result in adjustments not related to our tax returns as well as those related to our tax returns.

Accounting Method and Taxable Year

We currently use the accrual method of accounting the calendar year as our taxable year for U.S. federal income tax purposes. Each shareholder will be required to include in income its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a shareholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common shares following the close of our taxable year but before the close of its taxable year must include its share of income, gain, loss and deduction in income for the taxable year of disposition, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction.

A partnership is required to have a taxable year that is the same as for any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership, and is required to change its taxable year each time a group of partners with a different taxable year acquires a majority interest, unless the partnership has been forced to change its taxable year during the preceding two year period.

Elective Procedures for Large Partnerships

The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to shareholders, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination”

(which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If an election is made, IRS audit adjustments will flow through to the shareholders for the year in which the adjustments take effect, rather than the shareholders in the year to which the adjustment relates. In addition, we, rather than the shareholders, generally will be liable for any interest and penalties that result from an audit adjustment. Despite the foregoing benefits, there are also costs and administrative burdens associated with such an election. Consequently, as of this time, FTAI has not elected to be subject to the reporting procedures applicable to large partnerships.

Backup Withholding

For each calendar year, we will report to shareholders and to the IRS the amount of distributions that we pay, and the amount of tax (if any) that we withhold on these distributions. Under the backup withholding rules, a shareholder may be subject to backup withholding tax with respect to distributions paid unless (i) such shareholder is a corporation or falls within another exempt category and demonstrates this fact when required or (ii) such shareholder provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding tax and otherwise complies with the applicable requirements of the backup withholding tax rules. An exempt shareholder should indicate its exempt status on a properly completed IRS Form W-8BEN or W-9, as applicable. Backup withholding is not an additional tax; the amount of any backup withholding from a payment to holders will be allowed as a credit against a shareholder’s U.S. federal income tax liability and may entitle such shareholder to a refund from the IRS, provided such shareholder supplies the required information to the IRS in a timely manner.

If shareholders do not timely provide us (or your broker, the clearing agent, or other intermediary, as appropriate) IRS Form W-8 or W-9, as applicable, or such form is not properly completed, such shareholders may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certification from all shareholders. In certain circumstances, payments we make may be subject to excess U.S. backup withholding taxes, which will be treated by us as an expense that will be borne by all shareholders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the shareholders that failed to timely provide the proper U.S. tax certifications).

Additional Withholding Requirements

Under recently enacted legislation, the relevant withholding agent may be required to withhold 30% of any interest, dividends, and other fixed or determinable annual or periodical gains, profits, and income from sources within the United States or gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States paid after July 1, 2014 (or January 1, 2017 in the case of payments of gross proceeds), to: (i) a foreign financial institution (as the beneficial owner or, in some cases, as an intermediary for the beneficial owner) unless such foreign financial institution agrees to verify, report and disclose its U.S. accountholders and meets certain other specified requirements; or (ii) a non-financial foreign entity (as the beneficial owner or, in some cases, as an intermediary for the beneficial owner) unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other specified requirements. An intergovernmental agreement between the United States and an applicable foreign country may modify the foregoing requirements. Shareholders are encouraged to consult their own tax advisors regarding the possible implications of this legislation on their investment in our common shares.

Uniformity of Common Shares

Because we cannot match transferors and transferees of common shares and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common shares to a purchaser of these common shares. As a result, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of the common shares.

Our operating agreement permits us to take positions in filing our U.S. federal income tax returns that preserve the uniformity of our common shares.

A shareholder’s adjusted tax basis in common shares is reduced by its share of our deductions (whether or not such deductions were claimed on a shareholder’s income tax return) so that any position that we take that understates deductions will overstate the shareholder’s adjusted tax basis in its common shares, and may cause the shareholder to understate gain or overstate loss on any sale of such common shares. The IRS may challenge one or more of any positions we take to preserve the uniformity of common shares. If such a challenge were sustained, the uniformity of common shares may be affected, and under some circumstances, the gain from a sale of common shares may be increased without the benefit of additional deductions.

Tax Shelter Regulations

If we were to engage in a “reportable transaction,” we (and possibly shareholders and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with Treasury regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a shareholder who disposes of an interest in a transaction resulting in the recognition by such shareholder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. federal income tax information return (and possibly a shareholder’s tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, shareholders may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Shareholders should consult their tax advisors concerning any possible disclosure obligation under the Treasury regulations governing tax shelters with respect to the dispositions of their interests in us.

New Legislation or Administrative or Judicial Action

The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. No assurance can be given as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. federal income tax treatment of an investment in common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. federal income tax laws and interpretations thereof could, for example, make it more difficult or impossible to meet the Qualifying Income Exception for us to be treated as a partnership that is not taxable as a corporation for U.S. federal income tax purposes.

Our organizational documents and agreements permit the board of directors to modify the operating agreement from time to time, without the consent of the shareholders, in order to address certain changes (or expected future changes) in U.S. federal income tax laws, Treasury regulations, or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of our shareholders.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO FTAI AND HOLDERS OF COMMON SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH SHAREHOLDER AND, IN REVIEWING THIS PROSPECTUS, THESE MATTERS SHOULD BE CONSIDERED. IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON SHARES, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF ANY INVESTMENT IN COMMON SHARES.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Barclays Capital Inc. and Deutsche Bank Securities Inc. are the representatives of the underwriters.

Underwriters	Number of Shares
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Total

The underwriting agreement provides that the obligations of the several underwriters to purchase the shares of common stock offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the shares of common stock offered by this prospectus, other than those covered by the option to purchase additional shares described below, if any of these shares are purchased. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or this offering may be terminated.

The underwriters have an option to buy up to an additional              shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase              additional shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $         per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The General Partner, Initial Shareholders, we and our officers and directors have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of their common shares or securities convertible into or exchangeable for common shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for further discussion of the lock-up agreements and a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated among us, the Manager, the General Partner and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

We intend to apply to list the common shares on the NYSE under the symbol “            ”. In order to meet one of the requirements for listing the common shares on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell common shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common shares, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common shares. As a result, the price of our common shares may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time.

The underwriters do not expect sales to discretionary accounts to exceed 5% of the total number of shares offered.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $        .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to the issuer and to persons and entities with relationships with the issuer, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of the issuer (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with the issuer. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments. In addition, Deutsche Bank AG, Caymans Island Branch holds an approximate 49% equity interest in Intermodal Finance I Ltd., an indirect subsidiary of the Issuer, and serves as a lender to Intermodal Finance I Ltd. under certain existing term loan agreements.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant Member State”), no offer of shares may be made to the public in that Relevant Member State other than:

A. to any legal entity which is a qualified investor as defined in the Prospectus Directive:

B. to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives; or

C. in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares shall require the Company or the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person in a Relevant Member State who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive. In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the representatives and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly any person making or intending to make an offer in that Relevant Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither the Company nor the underwriters have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for the Company or the underwriters to publish a prospectus for such offer.

For the purpose of the above provisions, the expression “an offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in the Relevant Member State by any measure implementing the

Prospectus Directive in the Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member States) and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

LEGAL MATTERS

The validity of the common shares offered in this offering will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP is representing us in connection with this offering. The underwriters have been represented by Cahill Gordon & Reindel LLP.

EXPERTS

The financial statements of Fortress Worldwide Transportation and Infrastructure General Partnership as of December 31, 2012 and 2011 and for year ended December 31, 2012 and the period from June 23, 2011 (commencement of operations) to December 31, 2011 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Intermodal Finance I Ltd. as of December 31, 2012 and for the period from September 5, 2012 (commencement of operations) to December 31, 2012 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of PJW 3000 LLC as of December 31, 2012 and 2011 and for the years then ended included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP-Singapore, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

We have obtained the graphical, statistical and other information about the container leasing industry set forth in this prospectus, including all information under the subheading “Shipping Containers” in the section titled “Industry Overview,” and all estimates about future container trade growth appearing elsewhere in this prospectus, from Harrison Consulting, and we have included such information in reliance upon the authority of Harrison Consulting as an expert in statistical and other analysis of the container leasing industry. The “Shipping Containers” subsection of the “Industry Overview” section of this prospectus has been prepared by Harrison Consulting, which has confirmed to us that such section fairly summarizes the matters set forth therein, as stated in the consent of Harrison Consulting filed as an exhibit to the registration statement of which this prospectus is a part.

MARKET AND INDUSTRY DATA AND FORECASTS

Certain market and industry data included in this prospectus has been obtained from third-party sources that we believe to be reliable. Market estimates are calculated by using independent industry publications, government publications, and third-party forecasts in conjunction with our assumptions about our markets. We have not independently verified such third-party information. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement, of which this prospectus is a part, on Form S-1 with the SEC relating to this offering. This prospectus does not contain all of the information in the registration statement and the exhibits included with the registration statement. References in this prospectus to any of our contracts, agreements or other documents are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contracts, agreements, or documents. You may read and copy the registration statement, the related exhibits and other material we file with the SEC at the SEC’s public reference room in Washington, D.C. at 100 F Street, Room 1580, N.E., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The website address is http://www.sec.gov.

Upon the effectiveness of the registration statement, we will be subject to the informational requirements of the Exchange Act, and, in accordance, with the Exchange Act, will file reports, proxy and information statements and other information with the SEC. Such annual, quarterly and special reports, proxy and information statements and other information can be inspected and copied at the locations set forth above. We intend to make this information available on the investors relations section of our website, www.            . Information on, or accessible through, our website is not part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP, INTERMODAL FINANCE I LTD. AND PJW 3000 LLC

Page
CONSOLIDATED FINANCIAL STATEMENTS OF FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP:

Report of Independent Registered Public Accounting Firm	F-3

Consolidated Balance Sheets at December 31, 2012, December 31, 2011, September 30, 2013 (unaudited) and September 30, 2012 (unaudited)	F-4

Consolidated Statements of Operations for the Year Ended December 31, 2012, the Period from June  23, 2011 (Commencement of Operations) to December 31, 2011 and the Nine months Ended September 30, 2013 (unaudited) and 2012 (unaudited)

F-5

Consolidated Statements of Comprehensive Income (Loss) for the Year Ended December  31, 2012, the Period from June 23, 2011 (Commencement of Operations) to December 31, 2011 and the Nine months Ended September 30, 2013 (unaudited) and 2012 (unaudited)

F-6

Consolidated Statements of Changes in Partners’ Capital for the Year Ended December  31, 2012, the Period from June 23, 2011 (Commencement of Operations) to December 31, 2011 and the Nine months Ended September 30, 2013 (unaudited) and 2012 (unaudited)

F-7

Consolidated Statements of Cash Flows for the Year Ended December 31, 2012, the Period from June  23, 2011 (Commencement of Operations) to December 31, 2011 and the Nine months Ended September 30, 2013 (unaudited) and 2012 (unaudited)

F-9

Notes to Consolidated Financial Statements	F-11

In accordance with Regulation S-X Rule 3-09, the Consolidated Financial Statements of Intermodal Finance I LTD as of December 31, 2012 and for the period from September 5, 2012 (commencement of operations) to December 31, 2012 are presented herein.

In accordance with Regulations S-X 3-09 and 3-05, the financial statements of PJW 3000 LLC as of and for the years ended December 31, 2012 and 2011 are presented herein.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

To the Partners of Fortress Worldwide Transportation and Infrastructure General Partnership:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in partners’ capital and cash flows present fairly, in all material respects, the financial position of Fortress Worldwide Transportation and Infrastructure General Partnership at December 31, 2012 and 2011, and the results of its operations and its cash flows for the year ended December 31, 2012 and the period from June 23, 2011 (commencement of operations) to December 31, 2011 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 29, 2013

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED BALANCE SHEETS

(dollar amounts in thousands)

	December 31,		September 30, (Unaudited)
	2012	2011	2013	2012
Assets
Cash and cash equivalents	$4,124	$1,100	$34,965	$1,897
Restricted cash	—	—	1,120	—
Accounts receivable	23	—	1,057	—
Equipment held for lease, net of accumulated depreciation of $1,112, $227, $3,186 (unaudited) and $767 (unaudited), respectively	28,998	15,683	92,834	23,343
Equipment held for sale	469	—	—	—
Direct finance leases, net of unearned revenue of $25,606, $0, $27,638 (unaudited) and $0 (unaudited), respectively	80,331	—	105,963	—
Investments in and advances to unconsolidated entities, net of accumulated premium amortization of $69, $0, $150 (unaudited) and $45 (unaudited), respectively	55,922	—	54,361	41,353
Acquired lease intangible, net of accumulated amortization of $556, $45, $556 (unaudited) and $556 (unaudited), respectively	—	511	—	—
Deferred financing costs, net of accumulated amortization of $2, $0, $90 (unaudited) and $0 (unaudited), respectively	558	—	653	—
Derivative assets	—	—	312	—
Other assets	149	22	1,438	363

Total assets	$170,574	$17,316	$292,703	$66,956

Liabilities
Accounts payable and accrued liabilities	$1,547	$2,072	$1,422	$1,200
Management fees payable to affiliate	389	63	595	137
Loans payable	55,991	—	72,687	—
Note payable to non-controlling interest	—	—	3,091	—
Maintenance deposits	—	2,255	601	—
Security deposits	625	2,000	2,573	185
Due to affiliate	7	71	22	61

Total liabilities	58,559	6,461	80,991	1,583

Partners’ capital
Partners’ capital	112,092	10,855	207,975	65,404
Accumulated other comprehensive income (loss)	(77)	—	341	(31)
Non-controlling interest in equity of consolidated subsidiaries	—	—	3,396	—

Total partners’ capital	112,015	10,855	211,712	65,373

Total liabilities and partners’ capital	$170,574	$17,316	$292,703	$66,956

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollar amounts in thousands)

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, 2013 (unaudited)	Nine Months Ended September 30, 2012 (unaudited)
Revenues
Lease income	$126	$740	$5,445	$28
Maintenance revenue	2,255	371	1,207	2,255
Finance lease income	94	—	5,288	—
Other income, net	1,014	16	207	990

Total revenues	3,489	1,127	12,147	3,273

Expenses
Repairs and maintenance	1,275	—	631	246
Management fees	520	63	1,542	268
General and administrative	1,745	2,369	1,560	862
Depreciation	887	227	2,335	540
Interest expense	30	—	2,024	—

Total expenses	4,457	2,659	8,092	1,916

Other income (expense)
Equity in earnings of unconsolidated entities, net of premium amortization of $69, $0, $80 and $45, respectively	3,162	—	8,512	1,523
Gain on sale of equipment	—	—	1,870	—

Total other income (expense)	3,162	—	10,382	1,523

Net income (loss)	2,194	(1,532)	14,437	2,880
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	260	—

Net income (loss) attributable to partners	$2,194	$(1,532)	$14,177	$2,880

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(dollar amounts in thousands)

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, (unaudited)
			2013	2012
Net income (loss)	$2,194	$(1,532)	$14,437	$2,880
Other comprehensive income (loss):
Change in fair value of cash flow hedge (1)	(77)	—	418	(31)

Comprehensive income (loss)	$2,117	$(1,532)	$14,855	$2,849

Comprehensive income (loss) attributable to non-controlling interest	$—	$—	$260	$—

Comprehensive income (loss) attributable to partners	$2,117	$(1,532)	$14,595	$2,849

(1)	Includes the Partnership’s share of equity method investee amounts of $(77), $0, $146 and $0, respectively

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	Partners’ Capital	Accumulated Other Comprehensive Income	Non-controlling interest in equity of consolidated subsidiaries	Total
Comprehensive income (loss):
Net income (loss) for the period	$(1,532)	$—	$—	$(1,532)
Other comprehensive income	—	—	—	—

Total comprehensive income	(1,532)	—	—	(1,532)
Capital contributions	12,600	—	—	12,600
Capital distributions	(213)	—	—	(213)

Partners’ capital—December 31, 2011	10,855	—	—	10,855

Comprehensive income (loss):
Net income (loss) for the period	2,194	—	—	2,194
Other comprehensive income (loss)	—	(77)	—	(77)

Total comprehensive income	2,194	(77)	—	2,117
Capital contributions	101,022	—	—	101,022
Capital distributions	(1,979)	—	—	(1,979)

Partners’ capital—December 31, 2012	$112,092	$(77)	$—	$112,015

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	Partners’ Capital	Accumulated Other Comprehensive Income	Non-controlling interest in equity of consolidated subsidiaries	Total
Partners’ capital—December 31, 2012	112,092	(77)	—	112,015

Comprehensive income (loss):
Net income (loss) for the period	14,177	—	260	14,437
Other comprehensive income	—	418	—	418

Total comprehensive income	14,177	418	260	14,855
Capital contributions (1)	97,086	—	3,318	100,404
Capital distributions (1)	(15,380)	—	(182)	(15,562)

Partners’ capital—September 30, 2013 (unaudited)	$207,975	$341	$3,396	$211,712

Partners’ capital—December 31, 2011	10,855	—	—	10,855

Comprehensive income (loss):
Net income (loss) for the period	2,880	—	—	2,880
Other comprehensive income	—	(31)	—	(31)

Total comprehensive income	2,880	(31)	—	2,849
Capital contributions	52,742	—	—	52,742
Capital distributions	(1,073)	—	—	(1,073)

Partners’ capital—September 30, 2012 (unaudited)	$65,404	$(31)	$—	$65,373

(1)	Includes deemed distributions to partners and simultaneous recontributions in the amount of $2,267 during the nine months ended September 30, 2013 in accordance with section 4.7 (b) of the partnership agreement.

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts in thousands)

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, (unaudited)

			2013	2012
Cash flows from operating activities:
Net income (loss)	$2,194	$(1,532)	$14,437	$2,880
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in earnings of unconsolidated entities	(3,162)	—	(8,512)	(1,523)
Gain on sale of equipment	—	—	(1,870)	—
Unrealized loss on non-hedge derivative	—	—	3	—
Depreciation	887	227	2,335	540
Amortization of lease intangible	511	45	—	511
Amortization of deferred financing costs	—	—	88	—
Security deposit retained upon lease termination	(1,500)	—	—	(1,500)
Maintenance deposit retained upon lease termination	(2,255)	—	—	(2,255)
Operating distributions from unconsolidated entities	1,942	—	7,059	1,158
Change in:
Accounts receivable	(23)	—	(1,034)	—
Other assets	(127)	(22)	(1,289)	(341)
Accounts payable and accrued liabilities	(750)	2,072	(303)	(872)
Management fees payable to affiliate	326	63	206	74
Due to affiliates	(64)	71	15	(10)

Net cash provided by (used in) operating activities	(2,021)	924	11,135	(1,338)

Cash flows from investing activities:
Investments in and advances to unconsolidated entities	(54,779)	—	—	(41,019)
Restricted cash	—	—	(1,120)	—
Acquisition of direct finance leases	(80,106)	—	(30,937)	—
Principal collections on direct finance leases	—	—	5,483	—
Acquisition of equipment	(14,894)	(11,746)	(71,683)	(8,200)
Acquisition of lease intangible	—	(556)	—	—
Proceeds from sale of equipment	225	—	7,851	—
Return of capital distributions from unconsolidated entities	—	—	3,160	—

Net cash used in investing activities	(149,554)	(12,302)	(87,246)	(49,219)

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollar amounts in thousands)

	Year Ended December 31, 2012	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011	Nine Months Ended September 30, (unaudited)

			2013	2012
Cash flows from financing activities:
Acquisition of derivative asset	—	—	(42)	—
Proceeds from loan payable	55,991	—	21,548	—
Repayments of loan payable	—	—	(4,853)	—
Proceeds from note payable to non-controlling interest	—	—	3,225	—
Repayments of note payable to non-controlling interest	—	—	(134)	—
Deferred financing costs	(560)	—	(183)	—
Receipt of security deposits	625	—	2,473	185
Return of security deposits	(500)	(301)	(525)	(500)
Maintenance deposits	—	392	601	—
Capital contributions from partners	101,022	12,600	94,819	52,742
Capital distributions to partners	(1,979)	(213)	(13,113)	(1,073)
Capital contributions from non-controlling interest	—	—	3,318	—
Capital distributions to non-controlling interest	—	—	(182)	—

Net cash provided by financing activities	154,599	12,478	106,952	51,354

Net increase (decrease) in cash and cash equivalents	3,024	1,100	30,841	797
Cash and cash equivalents, beginning of period	1,100	—	4,124	1,100

Cash and cash equivalents, end of period	$4,124	$1,100	$34,965	$1,897

Supplemental disclosure of cash flow information:
Cash paid for interest	$—	$—	$1,840	$—

Supplemental disclosure of non-cash investing and financing activities:
Acquisition of direct finance leases	$(225)	$—	$(178)	$—
Acquisition of equipment	—	(4,164)	—	—
Assumed security deposit	—	2,301	—	—
Assumed maintenance deposit	—	1,863	—	—
Deemed distribution and recontribution of capital	—	—	2,267	—
Change in fair value of cash flow hedge	—	—	272	—
Partnership’s share of change in fair value of cash flow hedge of equity method investee	(77)	—	146	(31)

See accompanying notes to consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

1.	ORGANIZATION

Fortress Worldwide Transportation and Infrastructure General Partnership (the “Partnership”) is a Delaware General Partnership which was formed on May 9, 2011 for the object and purpose of, directly or indirectly, acquiring, holding, operating and disposing of transportation and infrastructure related assets and engaging in all activities incidental thereto. The partnership agreement provides that the Partnership shall continue indefinitely unless earlier dissolved as a result of an Event of Dissolution, as defined. The Partnership commenced operations on June 23, 2011.

The Partnership is a holding company that conducts its business through subsidiaries which are currently engaged in the ownership and leasing of Aviation equipment, Offshore Energy equipment and Shipping Containers. The Partnership operates in three reportable segments (Note 10).

The partners of the Partnership are Fortress Worldwide Transportation and Infrastructure Investors LP (the “Onshore Fund”), with a 86.29% interest, Fortress Worldwide Transportation and Infrastructure Offshore LP (the “Offshore Fund”), with a 13.66% interest and Fortress Worldwide Transportation and Infrastructure Master GP LLC (the “Master GP”), with a .05% interest. At December 31, 2012 and September 30, 2013 (unaudited), the aggregate capital commitments of the investors of the Onshore Fund, Offshore Fund and Master GP, which are designated for investment in the Partnership, were approximately $169.8 million and $395.2 million (unaudited), respectively, of which approximately $113.6 million and $210.7 million (unaudited), respectively, had been called.

The Master GP is entitled to an incentive return (the “Incentive Return”) generally equal to 10% of the Partnership’s returns (before certain taxes), as defined, subject to: i) an 8% cumulative preferred return payable to the Onshore Fund and Offshore Fund investors and ii) a clawback provision which requires amounts previously distributed as Incentive Return to be returned to the Partnership for the benefit of the Onshore Fund and Offshore Fund investors (after adjusting for tax in accordance with the partnership agreement) if, upon the termination of the Partnership, the amounts ultimately distributed to the Master GP exceed its allocable amount.

The Master GP is owned by an affiliate of Fortress Investment Group LLC (“Fortress”). The Onshore Fund and the Offshore Fund are investment vehicles which are sponsored by Fortress. The general partner of the Onshore Fund and the Offshore Fund is owned by an affiliate of Fortress.

The Partnership is managed by FIG Transportation Fund Management LLC (the “Manager”), an affiliate of Fortress, pursuant to a management agreement (the “Management Agreement”) which provides for the Partnership to bear obligations for management fees and expense reimbursements payable to the Manager (Note 9).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of the Partnership and its subsidiaries. The Partnership consolidates all entities in which it has a controlling financial interest and in which it has control over significant operating decisions, as well as variable interest entities (“VIE’s”) in which the Partnership is the primary beneficiary. All significant intercompany transactions and balances have been eliminated. The Partnership did not hold any interests in a VIE at December 31, 2012,

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

December 31, 2011, September 30, 2013 (unaudited) or September 30, 2012 (unaudited), respectively. The ownership interest of other investors in consolidated subsidiaries are recorded as non-controlling interest.

The Partnership uses the equity method of accounting for investments in entities in which the Partnership exercises significant influence but which do not meet the requirements for consolidation. Under the equity method, the Partnership records its proportionate share of the underlying net income (loss) of these entities.

Unaudited Interim Financial Statements—The interim unaudited financial statements have been prepared on the same basis as the annual audited financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of the Partnership’s financial position as of September 30, 2013 and 2012 and the results of its operations, its comprehensive income and its cash flows for the nine months ended September 30, 2013 and 2012. The financial data and other information disclosed in these notes related to the nine months ended September 30, 2013 and 2012 are unaudited. The results for the nine months ended September 30, 2013 should not be regarded as necessarily indicative of results to be expected for the year ending December 31, 2013.

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties—In the normal course of business, the Partnership encounters several significant types of economic risk including credit, market, and capital market risks. Credit risk is the risk of the inability or unwillingness of a lessee or derivative counterparty to make contractually required payments and to fulfill its other contractual obligations. Market risk reflects the risk of a downturn or volatility in the underlying industry segments that the Partnership operates in which could adversely impact a lessee’s ability to make payments, increase the risk of unscheduled lease terminations and depress lease rates and the value of the Partnership’s leasing equipment. Capital market risk is the risk that the Partnership is unable to obtain capital at reasonable rates to fund the growth of its business or to refinance existing debt facilities. The Partnership, through its subsidiaries, also conducts operations outside of the United States; such international operations are subject to the same risks as those associated with its United States operations as well as additional risks, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potentially adverse tax consequences and the burden of complying with foreign laws. The Partnership does not have significant exposure to foreign currency risk as its leasing arrangements are all denominated in U.S. dollars.

Cash and Cash Equivalents—The Partnership considers all highly liquid short-term investments with a maturity of 90 days or less when purchased to be cash equivalents. Substantially all of the Partnership’s amounts on deposit with major financial institutions exceed insured limits.

Restricted Cash—Restricted cash consists of cash held in segregated accounts pursuant to the requirements of the Partnership’s loan agreement (Note 7).

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Equipment Held for Lease and Depreciation

Equipment held for lease is stated at cost (inclusive of capitalized acquisition costs) and depreciated to estimated residual values using the straight-line method, over estimated useful lives and residual values which are summarized as follows:

	Range of Estimated Useful Lives	Residual Value Estimates

Passenger aircraft	25 years from date of manufacture	Not more than 15% of manufacturer’s estimated realized price when new

Aircraft engines	3 - 6 years, based on maintenance adjusted service life	50% of run-out market value for similar model engines at time of acquisition

Offshore energy vessels	25 years from date of manufacture	20% of new build cost

Major improvements and modifications incurred in connection with the acquisition of leasing equipment that are required to get the equipment ready for initial service are capitalized and depreciated over the remaining life of the equipment.

For planned major maintenance or component overhaul activities for Aviation equipment off lease, the cost of such major maintenance or component overhaul events is capitalized and depreciated on a straight-line basis over the period until the next maintenance or component overhaul event is required.

In accounting for equipment held for lease, the Partnership makes estimates about the expected useful lives, estimated residual values and the fair value of acquired in-place leases and acquired maintenance liabilities (for Aviation equipment). In making these estimates, the Partnership relies upon observable market data for the same or similar types of equipment and, in the case of Aviation equipment, its own estimates with respect to a lessee’s anticipated utilization of the aircraft. When the Partnership acquires an aircraft or vessel with an in-place lease, determining the fair value of the in-place lease requires the Partnership to make assumptions regarding the current fair values of leases for identical or similar equipment, in order to determine if the in-place lease is within a fair value range. If a lease is below or above the range of current lease rates, the resulting lease discount or premium is amortized into lease rental income over the remaining term of the lease.

The Partnership reviews its depreciation policies on a regular basis to determine whether changes have taken place that would suggest that a change in its depreciation policies, useful lives of its equipment or the assigned residual values is warranted.

Repair and Maintenance—The Partnership recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes such costs in “Repairs and Maintenance” in the accompanying consolidated statement of operations.

Impairment of Equipment Held for Lease—The Partnership performs a recoverability assessment of each of its equipment at least annually. In addition, a recoverability assessment is performed whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a significant lease restructuring or early

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

lease termination; significant traffic decline; or the introduction of newer technology aircraft, engines or vessels. When performing a recoverability assessment, the Partnership measures whether the estimated future undiscounted net cash flows expected to be generated by the asset exceeds its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates, transition costs, estimated down time and estimated residual or scrap values. In the event that an asset does not meet the recoverability test, the carrying value of the asset will be adjusted to fair value resulting in an impairment charge.

Management of the Partnership develops the assumptions used in the recoverability analysis based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular asset and historical experience in the leasing markets, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, residual values, economic conditions, technology, demand for a particular asset type and other factors.

Security Deposits—The Partnership’s operating leases generally require the lessee to pay a security deposit or provide a letter of credit. Security deposits are held until specified return dates stipulated in the lease or lease expiration.

Maintenance Payments—Typically, under an operating lease of Aviation equipment, the lessee is responsible for performing all maintenance and is generally required to make maintenance payments to the Partnership for heavy maintenance, overhaul or replacement of certain high-value components of the aircraft or engine. These maintenance payments are based on hours or cycles of utilization or on calendar time, depending on the component, and are generally required to be made monthly in arrears. If a lessee is making monthly maintenance payments, the Partnership would typically be obligated to reimburse the lessee for costs they incur for heavy maintenance, overhaul or replacement of certain high-value components to the extent of maintenance payments received in respect of the specific maintenance event, usually shortly following the completion of the relevant work.

The Partnership records the portion of maintenance payments paid by the lessee that are expected to be reimbursed as maintenance deposit liabilities on the consolidated balance sheet. Reimbursements made to the lessee upon the receipt of evidence of qualifying maintenance work are charged against the existing maintenance deposit liability.

Lease Incentives and Amortization—Lease incentives, if any, are amortized as a reduction of revenue over the life of the lease.

Lease acquisition costs related to reconfiguration of the aircraft cabin, other lessee specific modifications and other direct costs are capitalized and amortized into revenue over the initial life of the lease, assuming no lease renewals.

Deferred Financing Costs—Costs incurred in connection with obtaining long term financing are amortized to interest expense over the term of the underlying loan.

Revenue Recognition

Operating Leases—The Partnership leases equipment pursuant to net operating leases. Operating leases with fixed rentals and step rentals are recognized on a straight-line basis over the term of the initial lease,

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

assuming no renewals. Revenue is not recognized when collection is not reasonably assured. When collectability is not reasonably assured, the customer is placed on non-accrual status and revenue is recognized when cash payments are received.

The Partnership also recognizes maintenance revenue related to the portion of maintenance payments received from lessees of aviation equipment that are not expected to be reimbursed in connection with major maintenance events.

Straight-line rents receivable of approximately $533 (unaudited) are included as a component of accounts receivable in the accompanying consolidated balance sheet at September 30, 2013.

Direct Finance Leases—The Partnership also holds a portfolio of shipping containers subject to direct finance leases. These leases generally include a lessee obligation to purchase the leased equipment at the end of the lease term or a bargain purchase option. Net investment in direct finance leases represents the minimum lease payments due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest method over the lease term and is recorded as finance revenue. The principal component of the lease payment is reflected as a reduction to the net investment in direct finance leases.

Concentration of Credit Risk—The Partnership is subject to concentrations of credit risk with respect to amounts due from customers on its direct finance leases and operating leases. The Partnership attempts to limit its credit risk by performing ongoing credit evaluations. During the year ended December 31, 2012, the period from June 23, 2011 (commencement of operations) to December 31, 2011, and the nine months ended September 30, 2013 (unaudited) and 2012 (unaudited), the Partnership earned approximately 94% (one lessee—aviation), 100% (one lessee—aviation), 76% (three lessees—aviation, shipping containers, and offshore energy, unaudited), and 100% (one lessee—aviation, unaudited), respectively, of its revenue from its largest customers.

Provision for Doubtful Accounts—The Partnership determines the provision for doubtful accounts based on its assessment of the collectability of its receivables on a customer-by-customer basis. There was no provision for doubtful accounts at December 31, 2012, December 31, 2011, September 30, 2013 (unaudited) or September 30, 2012 (unaudited), respectively.

Expense Recognition—Expenses are recognized on an accrual basis as incurred.

Organization Costs—Organization costs of approximately $2 million in connection with the formation of the Partnership were expensed as incurred and are included as a component of general and administrative expense in the accompanying 2011 Consolidated Statement of Operations.

Comprehensive Income (Loss)—Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. The Partnership’s comprehensive income (loss) represents net income (loss), as presented in the consolidated statements of operations, adjusted for fair value changes related to derivatives accounted for as cash flow hedges and the Partnership’s pro-rata share of items of comprehensive income derived from investments in unconsolidated entities.

On January 1, 2013, the Partnership adopted amended guidance for comprehensive income, which requires disclosures related to reclassifications from accumulated other comprehensive income to net income in each reporting period. The Partnership had no reclassification adjustments which impacted accumulated other

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

comprehensive income during the nine months ended September 30, 2013. See Recently Adopted Accounting Pronouncements for discussion of requirements under ASU 2013-02, Comprehensive Income (Topic 220): Presentation of Comprehensive Income.

Derivative Financial Instruments—In the normal course of business the Partnership may utilize interest rate derivatives to manage its exposure to interest rate risks, principally related to the hedging of variable rate interest payments on various debt facilities. If certain conditions are met, an interest rate derivative may be specifically designated as a cash flow hedge. All of the Partnership’s designated interest rate derivatives are cash flow hedges. The Partnership does not enter into speculative derivative transactions.

On the date that the Partnership enters into an interest rate derivative, its designation as a cash flow hedge is formally documented. On an ongoing basis, an assessment is made as to whether the interest rate derivative has been highly effective in offsetting changes in the cash flows of the variable rate interest payments on the associated debt and whether the interest rate derivative is expected to remain highly effective in future periods. If it were to be determined that the interest rate derivative is not (or has ceased to be) highly effective as a cash flow hedge, the use of cash flow hedge accounting would be discontinued prospectively.

All interest rate derivatives are recognized on the balance sheet at their fair value. For interest rate derivatives designated as cash flow hedges, the effective portion of the interest rate derivative’s gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the interest payments on the debt are recorded in earnings. The ineffective portion of the interest rate derivative, if any, is calculated and recorded in interest expense.

Changes in fair value of non hedge derivatives are recorded in earnings on a current basis.

In the event of a termination of an interest rate derivative prior to its contracted maturity, any related net gains or losses in accumulated other comprehensive income at the date of termination would be reclassified into earnings, unless it remains probable that interest payments on the debt will continue to occur, in which case the amount in accumulated other comprehensive income would be reclassified into earnings as the interest payments on the debt affect earnings.

Foreign Currency—The Partnership’s functional and reporting currency is the U.S. dollar. Purchases and sales of assets and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. Differences between these recorded amounts and the U.S. dollar equivalent actually received or paid are reported as net realized foreign currency gains or losses.

Federal Income Taxes—No income taxes have been provided for in these consolidated financial statements as each investor in the Partnership is individually responsible for reporting income or loss based upon its respective share of the Partnership’s income and expenses as reported for income tax purposes.

There are no uncertain tax positions that would require recognition in the consolidated financial statements. The Partnership files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The income tax returns filed by the Partnership are subject to examination by the U.S. federal and state tax authorities.

Distributions and Allocations to Partners—Distributions to partners are recorded when paid or, in the case of an in-kind distribution, when distributed. The character of distributions made during the reporting period may differ from their ultimate characterization for federal income tax purposes due to book/tax differences

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

in the character of income and expense recognition. Distributions and allocations are determined with respect to each partner, as defined by and in accordance with the partnership agreement.

Recently Adopted Accounting Pronouncements—In June 2011, the FASB issued Accounting Standards Update 2011-05 (“ASU 2011-05”), Comprehensive Income (Topic 220): Presentation of Comprehensive Income, which gives the option to present the total of comprehensive income either in a single continuous statement of comprehensive net income or in two separate but consecutive statements. In either option, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. If a two statement approach is used, the statement of other comprehensive income should immediately follow the statement of net income. This update eliminates the option to present the components of other comprehensive income as part of the statement of changes in shareholders’ equity. It also requires the presentation on the face of the financial statements reclassification adjustments for items that are reclassified from other comprehensive income to net income in the statement(s) where the components of net income and the components of other comprehensive income are presented. In December 2011 the FASB issued ASU 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in ASU 2011-05. The update defers the specific requirement to present items that are reclassified from accumulated other comprehensive income to net income separately with their respective components of net income and other comprehensive income. The Partnership adopted ASU 2011-05 as amended by ASU 2011-12 beginning January 1, 2012.

In February 2013, the FASB issued Accounting Standards Update 2013-02 (“ASU 2013-02”), Reporting Amounts Reclassified Out of Accumulated Other Comprehensive Income. The update requires disclosure of amounts reclassified out of accumulated other comprehensive income by component. In addition, an entity is required to present either on the face of the statement of operations or in the notes, significant amounts reclassified out of accumulated other comprehensive income by the respective line items of net income but only if the amount reclassified is required to be reclassified to net income in its entirety in the same reporting period. For amounts not reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional detail about those amounts. This ASU is effective prospectively for the Partnership for annual and interim periods beginning January 1, 2013.

In May 2011, the FASB issued Accounting Standards Update 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS, to improve the comparability of fair value measurements presented and disclosed in financial statements prepared in accordance with U.S. GAAP and IFRS. The amendments in this update change the wording used to describe the requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements which include (i) those that clarify the FASB’s intent about the application of existing fair value measurement and disclosure requirements, and (ii) those that change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurement. ASU 2011-04 is effective for annual reporting periods beginning after December 15, 2011. The adoption of ASU 2011-04 did not have a material impact on the Partnership’s consolidated financial statements.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Unadopted Accounting Pronouncements—In May 2013, the FASB issued a revised exposure draft, “Leases” (the “Lease ED”), which would replace the existing guidance in the Accounting Standards Codification 840 (“ASC 840”), Leases. Pursuant to the Lease ED, leases would be classified as either leases of property or leases of assets other than property. Leases of property will continue to use operating lease accounting. Leases of other than property would use the receivable residual approach. Under the receivable residual approach, a lease receivable would be recognized for the lessor’s right to receive lease payments, a portion of the carrying amount of the underlying asset would be allocated between the right of use granted to the lessee and the lessor’s residual value and profit or loss would only be recognized at commencement if it is reasonably assured. It is anticipated that the final standard would have an effective date no earlier than 2017. When and if the proposed guidance becomes effective, it may have a significant impact on the Partnership’s consolidated financial statements. Although the presentation of the Partnership’s financial statements, and those of its lessees would change under the proposed standard, management of the Partnership does not believe the proposed standard will have a material impact on the business of the Partnership.

3.	LEASING EQUIPMENT

The following is a summary of leasing equipment recorded on the consolidated balance sheet:

	December 31,		September 30, (Unaudited)
	2012	2011	2013	2012
Aviation Equipment
Aircraft	$18,418	$15,910	$18,630	$15,910
Aircraft engines	11,489	—	34,017	8,200
Engine stands	203	—	301	—

Total	30,110	15,910	52,948	24,110
Less: Accumulated depreciation	(1,112)	(227)	(2,624)	(767)

Aviation equipment, net	28,998	15,683	50,324	23,343

Offshore Energy Equipment
Vessel	—	—	43,072	—
Less: Accumulated depreciation	—	—	(562)	—

Offshore energy equipment, net	—	—	42,510	—

Total leasing equipment, net	$28,998	$15,683	$92,834	$23,343

Equipment Held for Sale
Aviation equipment:
Airframes	$469	$—	$—	$—

4.	DIRECT FINANCE LEASES

On December 27, 2012, the Partnership acquired a portfolio of approximately 38,600 shipping containers for a net purchase price of approximately $80.3 million and entered into a direct finance leaseback transaction with the seller for a term of five years.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

On August 14, 2013, the Partnership acquired a portfolio of approximately 7,000 shipping containers and related equipment for a purchase price of approximately $31.1 million and subsequently entered into five direct finance leaseback transactions with the seller for terms ranging from two to five years.

At December 31, 2012 and September 30, 2013 (unaudited), future minimum lease payments to be received under direct finance leases for the remainder of the lease term are as follows:

	December 31, 2012	September 30, 2013 (unaudited)
2013	$13,860	$4,823
2014	13,954	19,285
2015	13,954	27,139
2016	13,992	25,702
2017	50,177	51,308
Thereafter	—	5,344

Total	$105,937	$133,601

5.	INVESTMENTS IN UNCONSOLIDATED ENTITIES

The following table presents the ownership interest and carrying values of the Partnership’s investments in unconsolidated subsidiaries:

	Date Acquired	Ownership Percentage	Carrying Value
			December 31,	September 30, (unaudited)
			2012	2013	2012
PJW 3000, LLC	April 2012	16.67%	$20,011	$20,523	$19,900
Intermodal Finance I, Ltd	September 2012	51.0%	35,911	33,838	21,453

			$55,922	$54,361	$41,353

PJW 3000, LLC

On April 26, 2012, the Partnership acquired a non-controlling 16.67% interest in PJW 3000, LLC from a third party for a total purchase price, including acquisition costs, of approximately $19.6 million. The Partnership exercises significant influence over PJW 3000, LLC through its representation on the entity’s board of managers. PJW 3000, LLC owns an offshore derrick pipe laying barge which is subject to a long-term net lease. At the time of acquisition, the price paid by the Partnership exceeded its proportionate share of the net equity of PJW 3000, LLC by approximately $3.0 million; this premium is being amortized on a straight line basis over the 28.5 year estimated remaining useful life of the vessel.

Intermodal Finance I, Ltd

On September 5, 2012, the Partnership contributed approximately $21.4 million (consisting of an equity component of $8.6 million and a shareholder loan component of $12.8 million) for a 51% non-controlling interest in Intermodal Finance I, Ltd., a newly formed joint venture which then acquired a portfolio of 28 direct finance

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

leases representing 10 customers and comprising approximately 97,500 shipping containers for a net purchase price of approximately $165.1 million. Operating control of Intermodal Finance I, Ltd. is shared with the other joint venture partner which owns a 49% interest in the entity. At the date of acquisition, the direct finance leases had remaining terms ranging from 5 months to 5.33 years and had remaining outstanding balances aggregating approximately $202.8 million, of which four of the direct finance leases were subject to non-recourse syndication liabilities to third parties having aggregate outstanding balances of approximately $21.8 million. In accordance with ASC 805-50, Intermodal Finance I, Ltd. allocated the purchase price to the acquired assets and assumed liabilities based upon their relative fair values. In December 2012, the Partnership contributed an additional amount of approximately $13.8 million (consisting of an equity component of $6.1 million and a shareholder loan component of $7.7 million) to Intermodal Finance I, Ltd. in connection with the acquisition of a portfolio of approximately 38,300 shipping containers from a third party which were simultaneously leased back to seller pursuant to nine operating leases.

For 2012, the Partnership has reflected 9 and 6 months of summary financial data for PJW 3000, LLC entity, presented on a lag of three months. The summary financial data for Intermodal Finance I, Ltd. is presented on a current basis.

Summary financial information for these unconsolidated entities is as follows:

Balance Sheet

	December 31, 2012	September 30, (unaudited)
		2013	2012
Assets
Cash and cash equivalents	$4,621	$4,575	$4,359
Restricted cash	4,505	4,684	1,929
Trade receivables	4,218	4,058	3,255
Leasing assets, net of accumulated depreciation of $12,312, $19,236 and $11,135, respectively	266,590	259,665	189,163
Net investment in direct finance leases	169,792	132,988	180,992
Deferred costs, net of accumulated amortization of $185, $597 and $0, respectively	2,502	2,182	1,236
Other assets	16	438	5

Total assets	$452,244	$408,590	$380,939

Liabilities and partners’ capital
Accounts payable and accrued liabilities	$50	$810	$1,031
Loans payable, net of unamortized finance fees of $2,746, $2,334 and $2,883 respectively	260,963	220,628	212,867
Loans payable to partners	40,056	33,859	25,000
Syndication liabilities	13,378	10,572	19,532
Derivative liability	2,111	1,317	1,832
Other liabilities	3,045	2,940	3,045
Partners’ capital, including accumulated other comprehensive income (loss) of $(2,377), $(1,504) and $(2,097), respectively	132,641	138,464	117,632

Total liabilities and partners’ capital	$452,244	$408,590	$380,939

Partnership’s investment in and advances to unconsolidated entities net of accumulated premium amortization of $69, $149 and $45, respectively	$55,922	$54,361	$41,353

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	December 31, 2012	September 30, (unaudited)
		2013	2012
Statement of Operations
Revenues
Lease income	$29,449	$37,937	$19,110
Finance lease income	5,143	10,964	1,099
Other income, net	6	(51)	3

Total revenues	34,598	48,850	20,212

Expenses
Management fees	4,509	5,811	2,928
General and administrative	1,735	668	615
Depreciation and amortization	4,833	7,336	3,471
Interest expense	4,962	9,053	2,711
Loss on debt extinguishment	557	—	—

Total expenses	16,596	22,868	9,725

Net income	18,002	25,982	10,487
Other comprehensive income (loss)	(696)	873	(417)

Comprehensive income	$17,306	$26,855	$10,070

Partnerships’ equity in earnings, net of premium amortization of $69, $80 and $45, respectively	$3,162	$8,512	$1,523

6.	FAIR VALUE MEASUREMENTS

Fair value measurements and disclosures require the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs. These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities or market corroborated inputs.

•	Level 3: Unobservable inputs for which there is little or no market data and which require the Partnership to develop its own assumptions about how market participants price the asset or liability.

The valuation techniques that may be used to measure fair value are as follows:

•	Market approach—Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

•	Income approach—Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts.

•	Cost approach—Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

The following tables set forth the Partnership’s financial assets and liabilities as of December 31, 2012, December 31, 2011, September 30, 2013 (unaudited) and September 30, 2012 (unaudited), which are measured at fair value, on a recurring basis, by level within the fair value hierarchy. Assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to their fair value measurement.

	Fair Value as of December 31, 2012	Fair Value Measurements at December 31, 2012 Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets:
Cash and cash equivalents	$4,124	$4,124	$—	$—	Market

Total	$4,124	$4,124	$—	$—

	Fair Value as of December 31, 2011	Fair Value Measurements at December 31, 2011 Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets:
Cash and cash equivalents	$1,100	$1,100	$—	$—	Market

Total	$1,100	$1,100	$—	$—

	Fair Value as of September 30, 2013 (unaudited)	Fair Value Measurements at September 30, 2013 (unaudited) Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets:
Cash and cash equivalents	$34,965	$34,965	$—	$—	Market
Restricted cash	1,120	1,120	—	—	Market
Derivative assets	312	—	312	—	Income

Total	$36,397	$36,085	$312	$—

	Fair Value as of September 30, 2012 (unaudited)	Fair Value Measurements at September 30, 2012 (unaudited) Using Fair Value Hierarchy
	Total	Level 1	Level 2	Level 3	Valuation Technique
Assets:
Cash and cash equivalents	$1,897	$1,897	$—	$—	Market

Total	$1,897	$1,897	$—	$—

At December 31, 2012, December 31, 2011, September 30, 2013 (unaudited) and September 30, 2012 (unaudited), the Partnership had no liabilities that were measured at fair value on a recurring basis.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

The Partnership’s cash and cash equivalents and restricted cash consist largely of demand deposit accounts with initial maturities of 90 days or less that are considered to be highly liquid and easily tradable. These instruments are valued using inputs observable in active markets for identical instruments and are therefore classified as Level 1 within the fair value hierarchy. The Partnership’s derivatives are valued using discounted cash flow models with observable market inputs (i.e., cash rates, futures rates, swap rates and contractual cash flows) that can be verified and do not involve significant judgments and is therefore classified as Level 2 within the fair value hierarchy.

Financial instruments other than cash and cash equivalents, restricted cash and derivatives consist principally of accounts receivable, accounts payable and accrued liabilities, security deposits, maintenance deposits and management fees payable, whose fair value approximates their carrying value due to their short maturity profiles.

The Partnership classifies its loans payable as Level 2 liabilities as they are not actively traded and are valued using observable market inputs. The fair value of the Partnership’s loan payable at December 31, 2012 approximated its carrying value due to the recency of its origination at such date. The fair value of the Partnership’s loans payable at September 30, 2013 (unaudited) was approximately $73.4 million (unaudited) based upon a current market interest rates for similar types of loans.

The fair value of the note payable to non-controlling interest at September 30, 2013 (unaudited), which is classified as a Level 3 liability, approximates its carrying value as such loan bears interest at market rate for similar types of instruments.

The Partnership measures the fair value of certain assets and liabilities on a non-recurring basis when GAAP requires the application of fair value, including events or changes in circumstance that indicate that the carrying amounts of assets may not be recoverable. Assets subject to these measurements include the equipment held for lease owned by the Partnership. The Partnership records equipment held for lease at fair value when it is determined the carrying value may not be recoverable. Fair value measurements for equipment held for lease in impairment tests are based on an income approach which uses Level 3 inputs, which include the Partnership’s assumptions as to future cash proceeds from leasing and selling assets.

During the year ended December 31, 2012, the period from June 23, 2011 (commencement of operations) to December 31, 2011 and the nine months ended September 30, 2013 (unaudited) and 2012 (unaudited), no impairment charges were recognized.

7.	DEBT

The Partnership’s debt at December 31, 2012 and September 30, 2013 (unaudited) is summarized as follows:

	December 31, 2012	September 30, 2013 (unaudited)
	Loan Payable	Loans Payable	Note Payable to Non-controlling interest
Due within one year	$6,672	$9,202	$403
Due after one year	49,319	63,485	2,688

	$55,991	$72,687	$3,091

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Loans Payable

Container Loan #1—On December 27, 2012, a subsidiary of the Partnership entered into a Credit Agreement (Container “Loan 1”) with a bank for an initial aggregate amount of approximately $56 million in connection with the acquisition of a portfolio of shipping containers subject to direct finance leases (Note 4). Borrowings under the loan bear interest at a rate selected by the Partnership of either (i) a LIBOR based rate plus a spread of 3.75% or (ii) a Base Rate equal to the higher of the Prime Rate or the Federal Funds Rate plus 1.50%, plus a spread of 3.75%. At December 31, 2012 and September 30, 2013 (unaudited), all borrowings under the loan were LIBOR based borrowings bearing interest at rate of 3.96% and 3.93% (unaudited), respectively. Container Loan #1 requires monthly payments of interest and scheduled principal payments through its maturity on December 27, 2017 and can be prepaid without penalty after the third anniversary of the closing of the loan. Container Loan #1 is secured by the Partnership’s interest in the shipping containers and related direct finance leases. Interest expense for the year ended December 31, 2012 and the nine months ended September 30, 2013 (unaudited) was approximately $30 thousand and $1.7 million (unaudited), respectively, and the average interest rate was 3.96% and 4.32% (unaudited) respectively, inclusive of the effect of an interest rate swap (see below).

Pursuant to the Container Loan #1 agreement, amounts realized by the Partnership in connection with the direct financing lease are remitted directly into a trust account as restricted cash for disbursement according to specified payment priorities. Any amounts remaining in the trust account after payment of required obligations are released to the Partnership.

In connection with Container Loan #1, the Partnership entered into an interest rate swap agreement (the “Swap”) on January 17, 2013 with respect to 70% of the outstanding balance of the Loan and designated as a cash flow hedge which fixed the LIBOR rate at 0.681%. The initial notional amount of the Swap was approximately $39.2 million, with scheduled monthly decreases through the maturity date of the Container Loan #1. The fair value of the Swap at September 30, 2013 was $273 thousand (unaudited). Periodic settlement payments paid in connection with the Swap during the nine months ended September 30, 2013 of approximately $123 thousand (unaudited) were recorded as a component of interest expense in the accompanying consolidated statement of income.

Container Loan #2—On August 15, 2013, a subsidiary of the Partnership entered into a Credit Agreement (“Container Loan #2”) with a bank for an initial aggregate amount of approximately $21.5 million in connection with the acquisition of a portfolio of shipping containers subject to direct finance leases (Note 4). Borrowings under Container Loan #2 bear interest at a rate of LIBOR plus a spread of 3.25%. At September 30, 2013 (unaudited), borrowings under Container Loan #2 bore interest at rate of 3.53% (unaudited). Container Loan #2 requires quarterly payments of interest and scheduled principal payments through its maturity on August 28, 2018 and can be prepaid without penalty at any time. Container Loan #2 is secured by the Partnership’s interest in the shipping containers and related direct finance leases. Interest expense on Container Loan #2 for the the nine months ended September 30, 2013 (unaudited) was approximately $112 thousand (unaudited), and the average interest rate was 4.07% (unaudited).

Pursuant to the Container Loan #2 agreement, amounts realized by the Partnership in connection with the direct financing leases are remitted directly into a trust account for disbursement according to specified payment priorities. Any amounts remaining in the trust account after payment of required obligations are released to the Partnership.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

In connection with Container Loan #2, on September 20, 2013, the Partnership entered into an interest rate cap agreement (the “Cap”), which was not designated as a cash flow hedge, with an initial payment date of February 28, 2014. The Cap was acquired at an initial cost of approximately $57 thousand (inclusive of an up-front origination fee of approximately $14 thousand) and capped LIBOR at 2.5% with respect to 50% of the portion of the outstanding balance of Container Loan #2 attributable to the 5-year direct finance leases. The initial notional amount of the Cap was approximately $2.6 million, with scheduled quarterly decreases through the August 28, 2018 maturity date of the Loan. The fair value of the Cap at September 30, 2013 was approximately $39 thousand (unaudited).

At December 31, 2012 and September 30, 2013 (unaudited), scheduled principal repayments under the Container Loan #1 and Container Loan #2 for the next five years and thereafter are summarized as follows:

	December 31, 2012	September 30, 2013 (unaudited)
2013	$6,672	$2,289
2014	7,279	9,243
2015	7,279	15,042
2016	7,279	14,664
2017	27,482	27,934
Thereafter	—	3,515

	$55,991	$72,687

Loan Payable to Non-Controlling Interest—In May 2013, in connection with the capitalization of a consolidated subsidiary, the Partnership and the owner of the non-controlling interest loaned approximately $18.3 million and $3.2 million, respectively, to the entity in proportion to their respective ownership percentages of 85% and 15%. The loans bear interest at an annual rate of 5% and require monthly payments of principal and interest through their final maturity in May 2021. The loan amount funded by the Partnership and related interest have been eliminated in consolidation. Interest expense in connection with the loan payable to the non-controlling interest during the nine months ended September 30, 2013 was approximately $65 thousand (unaudited).

At September 30, 2013 (unaudited), scheduled principal repayments under the loan payable to non-controlling interest for the next five years and thereafter are summarized as follows:

September 30, 2013 (unaudited)
2013	$101
2014	403
2015	403
2016	403
2017	403
Thereafter	1,378

$3,091

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

8.	LEASE RENTAL REVENUES

Minimum future annual lease rentals contracted to be received under existing operating leases of equipment at December 31, 2012 and September 30, 2013 (unaudited) were as follows:

	December 31, 2012	September 30, 2013 (unaudited)
2013	$25	$3,044
2014	—	10,390
2015	—	9,720
2016	—	8,860
2017	—	7,380
Thereafter	—	9,840

	$25	$49,234

9.	MANAGEMENT AGREEMENT AND AFFILIATE TRANSACTIONS

The Manager is paid annual fees in exchange for advising the Partnership on various aspects of its business, formulating its investment strategies, arranging for the acquisition and disposition of assets, arranging for financing, monitoring performance, and managing their day-to-day operations, inclusive of all costs incidental thereto. In addition, the Manager may be reimbursed for various expenses incurred by the Manager on the Partnership’s behalf, including the costs of legal, accounting and other administrative activities.

The management fee is calculated at an annual rate of 1.25% for any Onshore Fund or Offshore Fund (collectively, the “Fund Investors”) investor with a capital commitment of at least $100 million and 1.50% for any capital commitment of less than $100 million, payable semi-annually in arrears. Commencing with the date of the initial closing of the Onshore Fund and the Offshore Fund and continuing through the third anniversary of their final closing (the “Fund Commitment Period”), this percentage is applied to the weighted average of all capital called, reduced for any return of capital resulting from the partial or complete disposition of any Portfolio Investment, as defined. Subsequent to the Fund Commitment Period, the management fee percentage is applied to the lesser of (a) the weighted daily average of all capital contributions of the Fund Investors, reduced for any return of capital resulting from the partial or complete disposition of any Portfolio Investment, as defined, or (b) the net asset value of the Onshore Fund and the Offshore Fund (calculated by averaging the net asset value of the fund on the last day of each semi-annual period and the last day of each of the two preceding fiscal quarters). The amount of the management fee payable to the Manager shall be reduced (but not below zero) by the amount of any transaction, advisory, break-up, director’s, origination or similar fees received by the Master GP or the general partner of the Onshore Fund or the Offshore Fund during the six month period preceding the applicable Management Fee Due Date, as defined. Neither the Master GP, the general partner of the Onshore Fund or the Offshore Fund nor their affiliates are required to contribute capital to fund any portion of the management fee incurred.

In addition, affiliates of the Manager may receive an amount not to exceed $1.0 million per annum to cover legal, compliance, operational, tax, accounting, insurance, transfer agent and informational technology services (“Specified General and Administrative Expenses”) performed by employees of such affiliates on behalf of the Partnership or the Onshore Fund and the Offshore Fund.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

During the year ended December 31, 2012, the period from June 23, 2011 (commencement of operations) to December 31, 2011 and the nine months ended September 30, 2013 (unaudited) and 2012 (unaudited), the Partnership incurred approximately $0.5 million, $0.1 million, $1.5 million and $0.3 million, respectively, of management fees. To date, there have been no Specified General and Administrative Expenses incurred pursuant to the Management Agreement.

The Incentive Return, as described in Note 1, is payable to the Master GP from Distributable Proceeds of the Partnership (as defined) as they are distributed to the Fund. Accordingly, an Incentive Return may be paid to the Master GP in connection with a particular investment if and when such investment generates proceeds in excess of the capital called with respect to such investment, plus an 8% cumulative preferred return on such investment and on all previously liquidated investments. If, upon the termination of the Partnership, the aggregate amount paid to the Master GP as Incentive Return exceeds the amount actually due after taking into account the aggregate return to the Onshore Fund and the Offshore Fund investors, the excess is required to be returned by the Master GP (that is “clawed back”, after adjusting for tax in accordance with the partnership agreements) to the Partnership for benefit of the Onshore Fund and the Offshore Fund investors. As of December 31, 2012 and September 30, 2013 (unaudited), there has not been any Incentive Return distributed.

Certain employees of an affiliate of the Manager are or may become entitled to receive profit sharing arrangements from the Master GP, pursuant to which they receive a portion of the Master GP’s Incentive Return. The Partnership is not required to reimburse the Master GP for such amounts. During the year ended December 31, 2012, the period from June 23, 2011 (commencement of operations) to December 31, 2011 and the nine months ended September 30, 2013 (unaudited) and 2012 (unaudited), the Master GP did not incur any amounts payable to these employees under such profit sharing arrangements attributable to the operations of the Partnership.

Certain affiliates of the Partnership or the Manager may from time to time hold the debt of, or otherwise engage in business with, subsidiaries of the Partnership.

10.	SEGMENT INFORMATION

The Partnership conducts its business through the following three segments: Aviation, Offshore Energy, and Shipping Containers. Aviation consists of aircraft and aircraft engines held for lease and are typically held long-term. Offshore energy consists of vessels and equipment that support offshore oil and gas drilling and are typically subject to long-term operating leases and also includes an interest in an unconsolidated entity which owns a derrick pipe-laying barge. Shipping containers consists of investments in shipping containers subject to operating leases and direct finance leases and also includes an investment in an unconsolidated entity engaged in the acquisition and leasing of shipping containers (on both an operating lease and direct finance lease basis). Corporate consists primarily of unallocated Partnership level general and administrative expenses and management fees (Note 9).

The Partnership’s reportable segments are strategic business units comprised of investments in different types of transportation and infrastructure assets. Each segment requires different investment strategies.

The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Partnership evaluates investment performance primarily based on segment net income.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

The following tables set forth certain segment information for the Partnership:

I. As of and for the Year Ended December 31, 2012

	Year Ended December 31, 2012
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Lease income	$126	$—	$—	$—	$126
Maintenance revenue	2,255	—	—	—	2,255
Finance lease income	—	—	94	—	94
Other income, net	989	—	25	—	1,014

Total revenues	3,370	—	119	—	3,489

Expenses
Repairs and maintenance	1,275	—	—	—	1,275
Management fees	—	—	—	520	520
General and administrative	888	106	182	569	1,745
Depreciation	886	—	1	—	887
Interest expense	—	—	30	—	30

Total expenses	3,049	106	213	1,089	4,457

Other income (expense)
Equity in earnings of unconsolidated entities	—	2,311	851	—	3,162
Gain on sale of equipment	—	—	—	—	—

Total other income (expense)	—	2,311	851	—	3,162

Net income (loss)	322	2,205	756	(1,089)	2,194
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	—	—	—

Net income (loss) attributable to partners	$322	$2,205	$756	$(1,089)	$2,194

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	December 31, 2012
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Assets
Cash and cash equivalents	$3,689	$29	$362	$44	$4,124
Restricted cash	—	—	—	—	—
Account receivable	23	—	—	—	23
Equipment held for lease, net of accumulated depreciation of $1,112	28,998	—	—	—	28,998
Equipment held for sale	469	—	—	—	469
Direct finance leases, net of unearned revenue of $25,606	—	—	80,331	—	80,331
Investments in and advances to unconsolidated entities, net of accumulated premium amortization of $69	—	20,011	35,911	—	55,922
Acquired lease intangible, net of accumulated amortization of $556	—	—	—	—	—
Deferred financing costs, net of amortization of $2	—	—	558	—	558
Derivative assets	—	—	—	—	—
Other assets	21	—	94	34	149

Total assets	$33,200	$20,040	$117,256	$78	$170,574

Liabilities
Accounts payable and accrued liabilities	$522	$41	$259	$725	$1,547
Management fees payable to affiliate	—	—	—	389	389
Loan payable	—	—	55,991	—	55,991
Note payable to non-controlling interest	—	—	—	—	—
Maintenance deposits	—	—	—	—	—
Security deposits	625	—	—	—	625
Due to affiliate	3	1	—	3	7

Total liabilities	1,150	42	56,250	1,117	58,559

Partners’ capital
Partners’ capital	32,050	20,075	61,006	(1,039)	112,092
Accumulated other comprehensive income	—	(77)	—	—	(77)
Non-controlling interest in equity of consolidated subsidiaries	—	—	—	—	—

Total partners’ capital	32,050	19,998	61,006	(1,039)	112,015

Total liabilities and partners’ capital	$33,200	$20,040	$117,256	$78	$170,574

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Summary information with respect to the Partnership’s geographic sources of revenue and the location of equipment held for lease as of December 31, 2012 and for the year then ended is as follows:

	Year Ended December 31, 2012
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Africa	$—	$—	$—	$—	$—
Asia	3,370	—	94	—	3,464
Europe	—	—	—	—	—
North America	—	—	25	—	25

Total revenues	$3,370	$—	$119	$—	$3,489

	December 31, 2012
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Equipment held for lease
Africa	$—	$—	$—	$—	$—
Asia	8,034	—	—	—	8,034
Europe	17,471	—	—	—	17,471
North America	3,493	—	—	—	3,493

Total equipment held for lease	$28,998	$—	$—	$—	$28,998

II. As of and for the Period Ended December 31, 2011

	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Lease income	$740	$—	$—	$—	$740
Maintenance revenue	371	—	—	—	371
Finance lease income	—	—	—	—	—
Other income	16	—	—	—	16

Total revenues	1,127	—	—	—	1,127

Expenses
Repairs and maintenance	—	—	—	—	—
Management fees	—	—	—	63	63
General and administrative	68	—	—	2,301	2,369
Depreciation	227	—	—	—	227
Interest expense	—	—	—	—	—

Total expenses	295	—	—	2,364	2,659

Net income (loss)	832	—	—	(2,364)	(1,532)
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	—	—	—

Net income (loss) attributable to partners	$832	$—	$—	$(2,364)	$(1,532)

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Assets
Cash and cash equivalents	$1,045	$—	$—	$55	$1,100
Restricted cash	—	—	—	—	—
Accounts receivable	—	—	—	—	—
Equipment held for lease, net of accumulated depreciation of $227	15,683	—	—	—	15,683
Direct finance leases, net of unearned revenue of $0	—	—	—	—	—
Investments in and advances to unconsolidated entities, net of accumulated premium amortization of $0	—	—	—	—	—
Acquired lease intangible, net of accumulated amortization of $45	511	—	—	—	511
Deferred financing costs, net of amortization of $0	—	—	—	—	—
Derivative assets	—	—	—	—	—
Other assets	22	—	—	—	22

Total assets	$17,261	$—	$—	$55	$17,316

Liabilities
Accounts payable and accrued liabilities	$62	$—	$—	$2,010	$2,072
Management fees payable to affiliate	—	—	—	63	63
Loan payable	—	—	—	—	—
Note payable to non-controlling interest	—	—	—	—	—
Maintenance deposits	2,255	—	—	—	2,255
Security deposits	2,000	—	—	—	2,000
Due to affiliate	—	—	—	71	71

Total liabilities	4,317	—	—	2,144	6,461

Partners’ capital
Partners’ capital	12,944	—	—	(2,089)	10,855
Accumulated other comprehensive income	—	—	—	—	—
Non-controlling interest in equity of consolidated subsidiaries	—	—	—	—	—

Total partners’ capital	12,944	—	—	(2,089)	10,855

Total liabilities and partners’ capital	$17,261	$—	$—	$55	$17,316

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Summary information with respect to the Partnership’s geographic sources of revenue and the location of equipment held for lease as of December 31, 2011 and for the period from June 23, 2011 (commencement of operations) to December 31, 2011 is as follows:

	Period from June 23, 2011 (Commencement of Operations) to December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Africa	$—	$—	$—	$—	$—
Asia	1,127	—	—	—	1,127
Europe	—	—	—	—	—
North America	—	—	—	—	—

Total revenues	$1,127	$—	$—	$—	$1,127

	December 31, 2011
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Equipment held for lease
Africa	$—	$—	$—	$—	$—
Asia	15,683	—	—	—	15,683
Europe		—	—	—	—
North America		—	—	—	—

Total equipment held for lease	$15,683	$—	$—	$—	$15,683

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

III. As of and for the Nine months Ended September 30, 2013

	Nine months Ended September 30, 2013 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Lease income	$2,370	$3,075	$—	$—	$5,445
Maintenance revenue	1,207	—	—	—	1,207
Finance lease income	—	—	5,288	—	5,288
Other income	134	—	73	—	207

Total revenues	3,711	3,075	5,361	—	12,147

Expenses
Repairs and maintenance	631	—	—	—	631
Management fees	—	—	—	1,542	1,542
General and administrative	965	487	132	(24)	1,560
Depreciation	1,773	562	—	—	2,335
Interest expense	—	65	1,947	12	2,024

Total expenses	3,369	1,114	2,079	1,530	8,092

Other income (expense)
Equity in earnings of unconsolidated entities	—	2,554	5,958	—	8,512
Gain on sale of equipment	1,870	—	—	—	1,870

Total other income (expense)	1,870	2,554	5,958	—	10,382

Net income (loss)	2,212	4,515	9,240	(1,530)	14,437
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	260	—	—	260

Net income (loss) attributable to partners	$2,212	$4,255	$9,240	$(1,530)	$14,177

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	September 30, 2013 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Assets
Cash and cash equivalents	$11,624	$12,934	$1,241	$9,166	$34,965
Restricted cash	—	—	1,120	—	1,120
Accounts receivable	1,057	—	—	—	1,057
Equipment held for lease, net of accumulated depreciation of $3,186	50,324	42,510	—	—	92,834
Equipment held for sale	—	—	—	—	—
Direct finance leases, net of unearned revenue of $27,638	—	—	105,963	—	105,963
Investments in and advances to unconsolidated entities, net of accumulated premium amortization of $148	—	20,523	33,838	—	54,361
Acquired lease intangible, net of accumulated amortization of $556	—	—	—	—	—
Deferred financing costs, net of amortization of $90	—	—	653	—	653
Derivative assets	—	—	312	—	312
Other assets	935	6	467	30	1,438

Total assets	$63,940	$75,973	$143,594	$9,196	$292,703

Liabilities
Accounts payable and accrued liabilities	$272	$355	$524	$271	$1,422
Management fees payable to affiliate	—	—	—	595	595
Loans payable	—	—	72,687	—	72,687
Note payable to non-controlling interest	—	3,091	—	—	3,091
Maintenance deposits	601	—	—	—	601
Security deposits	1,323	1,250	—	—	2,573
Due to affiliate	6	9	3	4	22

Total liabilities	2,202	4,705	73,214	870	80,991

Partners’ capital
Partners’ capital	61,738	67,804	70,107	8,326	207,975
Accumulated other comprehensive income	—	68	273	—	341
Non-controlling interest in equity of consolidated subsidiaries	—	3,396	—	—	3,396

Total partners’ capital	61,738	71,268	70,380	8,326	211,712

Total liabilities and partners’ capital	$63,940	$75,973	$143,594	$9,196	$292,703

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Summary information with respect to the Partnership’s geographic sources of revenue and the location of equipment held for lease as of September 30, 2013 (unaudited) and for the nine months then ended (unaudited) is as follows:

	Nine months Ended September 30, 2013 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Africa	$348	$—	$—	$—	$348
Asia	1,114	3,075	5,361	—	9,550
Europe	2,086	—	—	—	2,086
North America	163	—	—	—	163

Total revenues	$3,711	$3,075	$5,361	$—	$12,147

	September 30, 2013 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Equipment held for lease
Africa	$539	$—	$—	$—	$539
Asia	2,574	42,510	—	—	45,084
Europe	34,872	—	—	—	34,872
North America	12,339	—	—	—	12,339

Total equipment held for lease	$50,324	$42,510	$—	$—	$92,834

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

IV. As of and for the Nine months Ended September 30, 2012

	Nine months Ended September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Lease income	$28	$—	$—	$—	$28
Maintenance revenue	2,255	—	—	—	2,255
Finance lease income	—	—	—	—	—
Other income, net	990	—	—	—	990

Total revenues	3,273	—	—	—	3,273

Expenses
Repairs and maintenance	246	—	—	—	246
Management fees	—	—	—	268	268
General and administrative	562	52	18	230	862
Depreciation	540	—	—	—	540
Interest expense	—	—	—	—	—

Total expenses	1,348	52	18	498	1,916

Other income (expense)
Equity in earnings of unconsolidated entities	—	1,454	69	—	1,523
Gain on sale of equipment	—	—	—	—	—

Total other income (expense)	—	1,454	69	—	1,523

Net income (loss)	1,925	1,402	51	(498)	2,880
Less: Net income attributable to non-controlling interest in consolidated subsidiaries	—	—	—	—	—

Net income (loss) attributable to partners	$1,925	$1,402	$51	$(498)	$2,880

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

	September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Assets
Cash and cash equivalents	$986	$171	$3	$737	$1,897
Restricted cash	—	—	—	—	—
Accounts receivable	—	—	—	—	—
Equipment held for lease, net of accumulated depreciation of $767	23,343	—	—	—	23,343
Direct finance leases, net of unearned revenue of $0	—	—	—	—	—
Investments in and advances to unconsolidated entities, net of accumulated premium amortization of $45	—	19,900	21,453	—	41,353
Acquired lease intangible, net of accumulated amortization of $556	—	—	—	—	—
Deferred financing costs, net of amortization of $0	—	—	—	—	—
Derivative assets	—	—	—	—	—
Other assets	5	—	—	358	363

Total assets	$24,334	$20,071	$21,456	$1,095	$66,956

Liabilities
Accounts payable and accrued liabilities	$152	$—	$—	$1,048	$1,200
Management fees payable to affiliate	—	—	—	137	137
Loan payable	—	—	—	—	—
Note payable to non-controlling interest	—	—	—	—	—
Maintenance deposits	—	—	—	—	—
Security deposits	185	—	—	—	185
Due to affiliate	—	—	5	56	61

Total liabilities	337	—	5	1,241	1,583

Partners’ capital
Partners’ capital	23,997	20,102	21,451	(146)	65,404
Accumulated other comprehensive income	—	(31)	—	—	(31)
Non-controlling interest in equity of consolidated subsidiaries	—	—	—	—	—

Total partners’ capital	23,997	20,071	21,451	(146)	65,373

Total liabilities and partners’ capital	$24,334	$20,071	$21,456	$1,095	$66,956

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

Summary information with respect to the Partnership’s geographic sources of revenue and the location of equipment held for lease as of September 30, 2012 (unaudited) and for the nine months then ended (unaudited) is as follows:

	Nine months Ended September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Revenues
Africa	$—	$—	$—	$—	$—
Asia	3,273	—	—	—	3,273
Europe	—	—	—	—	—
North America	—	—	—	—	—

Total revenues	$3,273	$—	$—	$—	$3,273

	September 30, 2012 (unaudited)
	Aviation	Offshore Energy	Shipping Containers	Corporate	Total
Equipment held for lease
Africa	$—	$—	$—	$—	$—
Asia		—	—	—	—
Europe	23,343	—	—	—	23,343
North America		—	—	—	—

Total equipment held for lease	$23,343	$—	$—	$—	$23,343

11.	EARLY LEASE TERMINATION

In January 2012, the lessee of the Partnership’s passenger aircraft defaulted on its obligation to make required base rent and maintenance payments and consequently, the Partnership exercised its rights under the lease agreement and terminated the lease. In connection with the lease termination, the Partnership wrote off the remaining unamortized acquired lease intangible balance of approximately $511 thousand and retained security deposit and maintenance deposits of $1.5 and $2.2 million, respectively. The retained maintenance deposit amount of approximately $2.2 million and the net amount of the retained security deposit and unamortized lease intangible of approximately $989 thousand, respectively, are recorded in the accompanying consolidated statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2012 (unaudited) as a component of maintenance revenue and other income, respectively.

As a result of the early lease termination, the Partnership assessed whether its investment in the passenger aircraft was impaired and concluded that no impairment charge was warranted.

12.	COMMITMENTS AND CONTINGENCIES

In the normal course of business the Partnership may enter into contracts that contain a variety of representations and warranties and which provide general indemnifications. The Partnership’s maximum exposure under these arrangements is unknown as such arrangements would involve future claims that may

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

be made against the Partnership that have not yet occurred. The Partnership believes the risk of loss in connection with such arrangements to be remote.

13.	SUBSEQUENT EVENTS

The Partnership has evaluated whether any material events have occurred subsequent to the most recent annual balance sheet date through December 20, 2013, the date the financial statements were available to be issued.

On January 17, 2013, an investee of the Partnership entered into an interest rate swap contract with Wells Fargo Bank, N.A. The interest rate swap contract had a beginning notional amount of $39.2 million.

On January 17, 2013, an investee of the Partnership sold one Boeing 737-400 airframe for proceeds of $244 thousand.

On January 23, 2013, an investee of the Partnership acquired a Boeing 737-400 aircraft for a purchase price of approximately $1.4 million.

On January 24, 2013, an investee of the Partnership sold two CFM 56-3C1 engines for proceeds of approximately $1.1 million.

On January 31, 2013, the Partnership held a final closing and admitted 102 additional limited partners with aggregate commitments of $225.3 million, bringing the total capital commitments of the Partnership to $395 million.

On March 12, 2013, an investee of the Partnership sold one PW4056-3 engine for proceeds of $5.5 million.

On March 28, 2013, an investee of the Partnership acquired four CF6-80C engines and a spare parts package for a purchase price of approximately $9.3 million.

On April 10, 2013, an investee of the Partnership sold one CFM 56-3C1 engine for proceeds of $575 thousand.

On April 26, 2013, the Partnership leased its passenger aircraft to an airline pursuant to an operating lease having a term of 40 months at a monthly base rent of $185,000. The lease also requires supplemental maintenance rental payments.

On April 29, 2013, a newly formed consolidated subsidiary of the Partnership purchased an ROV support vessel for a price of $43 million.

On June 19, 2013, an investee of the Partnership sold one aircraft spare parts package for proceeds of $70 thousand.

On July 3, 2013, an investee of the Partnership acquired one CF6-80C engine for a purchase price of approximately $4.5 million.

On July 12, 2013, an investee of the Partnership acquired one CFM 56-3C1 engine for a purchase price of $800 thousand.

On July 30, 2013, an investee of the Partnership acquired one PW2037 engine for a purchase price of $4 million.

FORTRESS WORLDWIDE TRANSPORTATION AND INFRASTRUCTURE GENERAL PARTNERSHIP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEAR ENDED DECEMBER 31, 2012, THE PERIOD FROM JUNE 23, 2011 (COMMENCEMENT

OF OPERATIONS) TO DECEMBER 31, 2011 AND THE NINE MONTHS ENDED SEPTEMBER 30, 2013

(UNAUDITED) AND 2012 (UNAUDITED)

(dollar amounts in thousands)

On August 7, 2013, an investee of the Partnership acquired one PW2037 engine for a purchase price of $3.2 million.

On August 14, 2013, an investee of the Partnership acquired a portfolio of approximately 7,000 shipping containers and related equipment subject to five direct finance leases for a purchase price of approximately $31.3 million. In connection with the acquisition, the Partnership obtained variable rate bank financing of approximately $21.5 million, and entered into a forward starting interest rate cap to hedge its interest rate exposure on a portion of the amount financed.

On August 15, 2013, an investee of the Partnership acquired one RB211-535 engine for a purchase price of $2.5 million.

On September 12, 2013, an investee of the Partnership sold two B737-400 airframes for proceeds of $550 thousand.

On September 26, 2013, an investee of the Partnership acquired one RB211-535 engine for a purchase price of approximately $2.2 million.

On October 2, 2013, an investee of the Partnership acquired one Boeing 737-400 aircraft for a purchase price of approximately $1.4 million.

On October 2, 2013, an investee of the Partnership acquired one CF6-80 engine for a purchase price of approximately $4.5 million.

On November 5, 2013, an investee of the Partnership acquired two CFM56-3 engines for a purchase price of $2.0 million.

On November 5, 2013, an investee of the Partnership sold a CFM56-3 engine pursuant to a sales type lease for a price of $1,450,000.

On November 6, 2013, an investee of the Partnership acquired one anchor handling tug supply (AHTS) vessel for a purchase price of approximately $10.8 million and simultaneously entered into a direct finance lease having a term of 10 years.

On November 8, 2013, an investee of the Partnership signed a purchase agreement to acquire one PW4062-3 engine for a purchase price of $3.2 million.

On November 26, 2013, an investee of the Partnership sold its 16.67% equity interest in a joint venture which owns and leases a pipe-laying barge for a sale price of $26.5 million.

INTERMODAL FINANCE I LTD.

INDEPENDENT AUDITOR’S REPORT

Independent Auditor’s Report

To the Members of Intermodal Finance I Ltd:

We have audited the accompanying consolidated financial statements of Intermodal Finance I Ltd. and its subsidiaries which comprise the consolidated balance sheet at December 31, 2012 and the related consolidated statements of income, comprehensive income, members’ equity and cash flows for the period from September 5, 2012 (commencement of operations) through December 31, 2012.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intermodal Finance I Ltd. and its subsidiaries at December 31, 2012 and the results of their operations and their cash flows for the period from September 5, 2012 (commencement of operations) through December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information contained in the Other Financial Information section is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements or to the consolidated financial statements themselves and other additional procedures, in accordance with auditing standards generally accepted in the United States of America. In our opinion, the consolidating information is fairly stated, in all material respects, in relation to the consolidated financial statements taken as a whole. The consolidating information is presented for purposes of additional analysis of the consolidated financial statements rather than to present the financial position or results of operations of the individual companies and is not a required part of the consolidated financial statements. Accordingly, we do not express an opinion on the financial position or results of operations of the individual companies.

/s/ PricewaterhouseCoopers LLP

New York, New York

October 29, 2013

INTERMODAL FINANCE I LTD.

CONSOLIDATED BALANCE SHEET

(dollar amounts in thousands)

December 31, 2012
ASSETS
Cash and cash equivalents	$4,558
Restricted cash	3,505
Accounts receivable	963
Leasing equipment, net of accumulated depreciation of $113	78,490
Net investment in direct finance leases	169,792
Deferred costs, net of accumulated amortization of $64	2,502

Total assets	$259,810

LIABILITIES AND MEMBERS’ EQUITY
Accounts payable and accrued liabilities	$197
Management fees payable	57
Accrued interest payable	79
Accrued interest payable to affiliates	11
Term loan payable	175,709
Loans payable to affiliates	40,056
Syndication liabilities	13,378
Other liabilities	14

Total liabilities	229,501

Members’ equity	30,309

Total liabilities and members’ equity	$259,810

See notes to consolidated financial statements.

INTERMODAL FINANCE I LTD.

CONSOLIDATED STATEMENT OF INCOME

(dollar amounts in thousands)

Period From September 5, 2012 (Commencement of Operations) to December 31, 2012
REVENUES:
Equipment leasing revenue	$679
Finance revenue	5,143
Other income	1

Total revenues	5,823

EXPENSES:
Direct operating expenses	163
Management fee	199
Depreciation and amortization	177
Interest expense	1,561
Interest expense—affiliates	176
General and administrative expense	1,536
Loss on debt extinguishment	557

Total expenses	4,369

NET INCOME	$1,454

See notes to consolidated financial statements.

INTERMODAL FINANCE I LTD.

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

(dollar amounts in thousands)

Period From September 5, 2012 (Commencement of Operations) to December 31, 2012
Net income	$1,454
Other comprehensive income	—

Comprehensive income	$1,454

See notes to consolidated financial statements.

INTERMODAL FINANCE I LTD.

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollar amounts in thousands)

Period From September 5, 2012 (Commencement of Operations) to December 31, 2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,454
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	177
Change in:
Accounts receivable	(963)
Accounts payable and accrued liabilities	197
Accrued interest payable	90
Management fees payable	57
Other liabilities	14

Net cash provided by operating activities	1,026

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of leasing equipment	(78,603)
Acquisition of direct finance leases	(165,149)
Principal collections on direct finance leases	14,889
Leasing commission	(786)
Restricted cash	(3,505)

Net cash used in investing activities	(233,154)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	178,000
Proceeds from loans payable to affiliates	40,056
Principal repayments on term loan	(2,291)
Principal repayments on syndication liabilities	(6,154)
Deferred financing fee	(1,780)
Capital contributions	28,855

Net cash provided by financing activities	236,686

Net increase in cash and cash equivalents	4,558
Cash and cash equivalents, beginning of period	—

Cash and cash equivalents, end of period	$4,558

SUPPLEMENTAL DISCLOSURE:
Cash paid for interest	$1,647

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Syndication liabilities assumed in connection with acquisition of direct finance leases	$19,532

See notes to consolidated financial statements.

INTERMODAL FINANCE I LTD.

CONSOLIDATED STATEMENT OF MEMBERS’ EQUITY

(dollar amounts in thousands)

	Period from September 5, 2012 (Commencement of Operations) to December 31, 2012
	WWTAI Container HoldCo	Deutsche Bank AG	Total
Capital contributions	$14,716	$14,139	$28,855
Comprehensive income:
Net income for the period	742	712	1,454
Other comprehensive income	—	—	—

Total comprehensive income	742	712	1,454

Members’ Equity at December 31, 2012	$15,458	$14,851	$30,309

See notes to consolidated financial statements.

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

1.	ORGANIZATION

Intermodal Finance I Ltd. (“Intermodal Finance”) is a Cayman Islands Limited Liability Company which was formed on August 21, 2012 for the object and purpose of, directly or indirectly, investing in portfolios of shipping containers subject to operating leases or direct financing leases, and engaging in all activities incidental hereto.

The members of Intermodal Finance are WWTAI Container HoldCo, with a 51% interest, and Deutsche Bank AG, Cayman Islands Branch, with a 49% interest. Intermodal Finance shall continue in existence until such time as its members determine upon its winding up and dissolution. Intermodal Finance commenced operations on September 5, 2012.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The accompanying consolidated financial statements are prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and include the accounts of Intermodal Finance and its subsidiaries. Intermodal Finance consolidates those entities which it has an investment of 50% or more and in which it has control over significant operating decisions, as well as variable interest entities in which Intermodal Finance is the primary beneficiary. All significant intercompany transactions and balances have been eliminated.

Intermodal Finance holds a variable interest in WWTAI Container 1 Ltd (“Container 1”), an entity which holds an investment in four direct finance leases, and has determined that it is the primary beneficiary of Container 1. Accordingly, Intermodal Finance consolidates Container 1 (collectively, the “Company”).

Use of Estimates—The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties—In the normal course of business, the Company may encounter two significant types of economic risk: credit risk and market risk. Credit risk is the risk of default on leases, loans, securities or derivatives, as applicable, which results from the inability or unwillingness of a lessee, borrower, or derivative counterparty to make required or expected payments. Market risk reflects changes in the value of leasing assets (including residual value estimates), loans, securities or derivatives, as applicable, due to changes in interest rates or other market factors, including the value of the collateral underlying loans and the valuation of equity and debt securities. The Company conducts operations outside of the United States; such international operations are subject to risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, potentially adverse tax consequences and the burden of complying with foreign laws.

Cash and Cash Equivalents—The Company considers all highly liquid short-term investments with a maturity of 90 days or less when purchased to be cash equivalents. Substantially all of the Company’s amounts on deposit with major financial institutions exceed insured limits.

Restricted Cash—Restricted cash consists of cash held in segregated accounts pursuant to the requirements of the Company’s Term Loan agreement (Note 4).

Deferred Costs and Amortization—Deferred financing costs incurred in connection with the Term Loan are amortized over the seven year term of the underlying loan. Amortization expense for the period from September 5, 2012 (commencement of operations) to December 31, 2012 was approximately $51 thousand.

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Deferred costs also include a commission paid to a third party in connection with the acquisition and leaseback of a portfolio of shipping containers. This commission is being amortized using the straight line method over the term of the underlying lease. Amortization expense for the period from September 5, 2012 (commencement of operations) to December 31, 2012 was approximately $13 thousand.

Direct Finance Leases—Direct finance leases are recorded at the aggregated future minimum lease payments, including any bargain or economically compelled purchase options granted to the customer, less unearned income.

Leasing Equipment—Shipping containers held for lease are stated at initial cost and are depreciated on a straight-line basis to an estimated residual value over a 15 year useful life from date of manufacture. The shipping containers owned by the Company are being depreciated over remaining useful lives ranging from 6.5 to 8.5 years. Depreciation expense for the period from September 5, 2012 (commencement of operations) to December 31, 2012 was approximately $113 thousand.

The Company recognizes repair and maintenance costs that do not extend the lives of the assets as incurred and includes them as a component of direct operating expenses in the consolidated statement of income

The Company performs a recoverability assessment of shipping container portfolios at least annually. In addition, a recoverability assessment is performed whenever events or changes in circumstances, or indicators, indicate that the carrying amount or net book value of an asset may not be recoverable. Indicators may include, but are not limited to, a decline in demand for the types of equipment owned by the Company, or other indicators of obsolescence. When performing a recoverability assessment, the Company measures whether the estimated future undiscounted net cash flows expected to be generated by the equipment exceed its net book value. The undiscounted cash flows consist of cash flows from currently contracted leases, future projected lease rates, transition costs, estimated down time and estimated residual or scrap values for the equipment. In the event that the equipment does not meet the recoverability test, the carrying value of the equipment will be adjusted to fair value resulting in an impairment charge.

Management of the Company develops the assumptions used in the recoverability analysis based on its knowledge of active lease contracts, current and future expectations of the global demand for a particular container type and historical experience in the container leasing market, as well as information received from third party industry sources. The factors considered in estimating the undiscounted cash flows are impacted by changes in future periods due to changes in contracted lease rates, residual values, economic conditions, technology, demand for a particular container type and other factors.

Revenue Recognition—The Company leases shipping containers pursuant to operating leases. Operating leases with fixed rentals and step rentals are recognized on a straight-line basis over the term of the initial lease, assuming no renewals.

The Company determines the provision for doubtful accounts based on its assessment of the collectability of its receivables on a customer-by-customer basis and places a likelihood of default percentage on each delinquent account individually. Changes in economic conditions may require a re-assessment of the risk and could result in increases or decreases in the allowance for doubtful accounts. At December 31, 2012, there were no provisions for doubtful accounts on the Company’s accounts receivable.

The Company also holds a portfolio of direct finance lease receivables. In most instances, the leases include a bargain purchase option to purchase the leased equipment at the end of the lease term. Net investment in direct finance leases represents the receivables due from lessees, net of unearned income. The lease payments are segregated into principal and interest components similar to a loan. Unearned income is recognized on an effective interest method over the life of the lease term and is recorded as finance revenue

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

in the consolidated statement of income. The principal component of the lease payment is reflected as a reduction to the net investment in direct finance leases.

Expense Recognition—The Company recognizes expenses as incurred on an accrual basis.

Comprehensive Income (Loss)—Comprehensive income (loss) consists of net income (loss) and other gains and losses, net of tax, if any, affecting shareholders’ equity that, under GAAP, are excluded from net income. Such amounts include the changes in the fair value of derivative instruments, reclassification into the earnings of amounts previously deferred relating to the derivative instruments and foreign currency translation gains and losses. For the period from September 5, 2012 (commencement of operations) to December 31, 2012, there were no differences between the Company’s comprehensive income and the net income as presented in the consolidated statement of operations.

Foreign Currency—The Company’s functional and reporting currency is the U.S. dollar. Purchases and sales of assets and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. Differences between these recorded amounts and the U.S. dollar equivalent actually received or paid are reported as net realized foreign currency gains or losses.

Federal Income Taxes—No income taxes have been provided for in these consolidated financial statements as each investor in the Company is individually responsible for reporting income or loss based upon its respective share of the Company’s income and expenses as reported for income tax purposes.

There are no uncertain tax positions that would require recognition in the consolidated financial statements. The Company files income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The income tax returns filed by the Company are subject to examination by the U.S. Federal and state tax authorities.

Distributions and Allocations to Members—Distributions to members are recorded when paid or, in the case of an in-kind distribution, when distributed. The character of distributions made during the reporting period may differ from their ultimate characterization for federal income tax purposes due to book/tax differences in the character of income and expense recognition. Distributions and allocations are determined with respect to each member, as defined by and in accordance with the operating agreement.

Concentration of Credit Risk—The Company is subject to concentrations of credit risk with respect to amounts due from customers on its direct finance leases and operating leases. The Company attempts to limit its credit risk by performing ongoing credit evaluations. The Company’s four largest customers represented approximately 31%, 21%, 11% (direct finance lease customers) and 12% (operating lease customer), respectively, of revenues for the period from September 5, 2012 (commencement of operations) to December 31, 2012. Based on the in-place operating lease contract at December 31, 2012, the maximum amount of loss the Company would incur if the operating lease customer failed completely to perform according to the terms of the lease would be approximately $39.3 million. As it relates to the Company’s direct finance lease portfolio, the three largest customers account for approximately 34%, 25% and 11%, respectively of the outstanding principal at December 31, 2012. If any of these customers were to default, the Company would seek to recover the equipment securing the lease, with a view towards either selling or re-leasing the equipment. To date, the Company has not experienced any losses related to direct finance leases and does not expect future uncollectible amounts related to the principal balances receivable.

Deterioration in credit quality of several of the Company’s major customers could have an adverse effect on its consolidated financial position and operating results. Management does not believe significant risk exists in connection with the Company’s concentrations of credit as of December 31, 2012.

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Recent Accounting Pronouncements—In June 2011, the FASB issued Accounting Standards Update No. 2011-05, Presentation of Comprehensive Income (“ASU 2011-05”) , which eliminates the option to present other comprehensive income and its components in the statement of shareholders’ equity. A company may either present the total of comprehensive income, the components of net income, and the components of other comprehensive income in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company presents the components of net income and other comprehensive income in two separate but consecutive statements.

3.	SHIPPING CONTAINER PORTFOLIOS

Direct Finance Lease Portfolio—On September 5, 2012, the Company acquired a portfolio of 28 direct finance leases (“DFL’s”) representing 10 customers and comprising approximately 97,500 shipping containers for a net purchase price of approximately $165.1 million. At the date of acquisition, the DFL’s had remaining terms ranging from 5 months to 5.33 years. At the date of acquisition, the remaining outstanding balance of the DFL’s was approximately $202.8 million, of which four of the DFL’s were subject to non-recourse syndication liabilities to third parties having an aggregate outstanding balance of approximately $21.8 million (Note 5). In accordance with ASC 805-50, the company allocated the purchase price to the acquired assets and assumed liabilities based upon their relative fair values, as follows:

DFL receivables	$184,681
Cash	471
Accounts payable	(471)
Syndication liabilities	(19,532)

Total	$165,149

At December 31, 2012 the components of the Company’s net investment in direct financing leases are comprised as follows:

Minimum lease payments	$201,305
Less: Unearned income	(31,513)

Net investment in direct finance leases	$169,792

Future minimum lease payments to be received under direct finance leases for the next five years and thereafter are as follows:

Year Ending December 31,	Amount
2013	$57,029
2014	53,023
2015	44,234
2016	27,682
2017	11,695
Thereafter	7,642

Total	$201,305

Operating Lease Portfolio—On December 17, 2012, the Company acquired a portfolio of approximately 38,300 shipping containers for a purchase price of approximately $78.6 million and simultaneously leased

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

them back to the seller pursuant to nine separate operating leases having terms ranging from 27 months to 42 months. Pursuant to ASC 805-50, the entire purchase price was allocated to the underlying shipping containers.

Minimum future annual lease rentals to be received pursuant to operating leases of shipping containers at December 31, 2012 are as follows:

Year Ending December 31,	Amount
2013	$12,397
2014	12,397
2015	11,052
2016	3,497

Total	$39,343

4.	DEBT

Term Loan Payable

On September 5, 2012, the Company entered in to a Term Loan Agreement (the “Term Loan”) with Deutsche Bank AG, Cayman Islands Branch (the “Lender”) for an initial aggregate amount of $125 million in connection with the acquisition of a portfolio of shipping containers subject to direct finance leases. On December 17, 2012 the Term Loan was amended to provide for an additional borrowing of $53 million which was used in connection with the acquisition of a portfolio of shipping containers subject to operating leases. Borrowings under the Term Loan bear interest at either (i) LIBOR plus 3% or (ii) a Base Rate (equal to the higher of the Prime Rate or the Federal Funds Rate, plus 0.50%) plus a spread of 0.25%. All borrowings under the Term Loan as of December 31, 2012 were LIBOR based borrowings and the interest rate at December 31, 2012 was approximately 3.21%. The Term Loan requires monthly payments of interest and scheduled amortization payments through its maturity on September 25, 2019. The Term Loan is secured by the Company’s interest in the shipping containers and related direct finance leases and operating lease agreements. Interest expense on the Term Loan for the period from September 5, 2012 (commencement of operations) to December 31, 2012 was approximately $1.4 million.

Pursuant to the Term Loan agreement, amounts realized by the Company from its operations during each Collection Period, as defined, are accumulated as restricted cash in a Collection Account for disbursement according to payment priorities specified in the Term Loan agreement. Residual amounts remaining in the Collection Account after payment of required obligations are released to the Company.

Scheduled principal repayments under the Term Loan for the next five years and thereafter are summarized as follows:

Year	Amount
2013	$35,508
2014	37,592
2015	35,196
2016	33,009
2017	20,404
Thereafter	14,000

Total	$175,709

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Class B Term Loan Payable to Affiliates

On September 5, 2012, the Company entered in to a Class B Term Loan Agreement (the Class B Loan”) with its members, pursuant to which it borrowed an initial aggregate amount of $25 million in connection with the acquisition of a portfolio of shipping containers subject to direct finance leases. On December 17, 2012 the Class B Loan was amended to provide for an additional borrowing of approximately $15.06 million which was used in connection with the acquisition of a portfolio of shipping containers subject to operating leases. Borrowings under the Class B Loan are unsecured and bear interest at a rate of 2%. Interest expense on the Class B Loan for the period from September 5, 2012 (commencement of operations) to December 31, 2012 was approximately $176 thousand. Payments of principal and interest on the Class B Loan are subject to the available cash flow of the Company remaining in the Collection Account after satisfaction of senior payment priorities as delineated in the Term Loan agreement. The Class B Loan matures on September 25, 2017, at which time all remaining balances of principal and accrued interest are due.

Scheduled principal repayments under the Class B Loan for the next five years are summarized as follows:

Year	Amount
2013	$8,846
2014	9,040
2015	4,056
2016	712
2017	17,402

Total	$40,056

5.	SYNDICATION LIABILITIES

In connection with the acquisition of the DFL’s in September 2012, the Company assumed syndication liabilities to third parties relating to four of the acquired DFL contracts. The syndication liabilities have remaining terms equal to the remaining terms of the associated DFL contracts, which range from 40 months to 52 months. The acquisition date fair value ascribed to these obligations was approximately $19.5 million. Interest on the syndication liabilities is recognized using the effective interest method at rates which range from 2.20% to 4.31%. Interest expense recognized on the syndication liabilities amounted to approximately $173 thousand during the period from September 5, 2012 (commencement of operations) to December 31, 2012. The obligations pursuant to these arrangements are non recourse to the Company and the sole source of payment for these obligations is the cash flows generated from the underlying DFL contracts.

On November 28, 2012, the Company redeemed the interest held by a syndication holder in one of the DFL contracts and extinguished the liability at its nominal value of $5.4 million. The amount paid exceeded the allocated purchase accounting value by approximately $557 thousand; accordingly such amount has been reflected in the accompanying statement of operations as a loss on extinguishment of debt.

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

Scheduled repayments of the syndication liabilities for the next five years are summarized as follows:

Year	Amount
2013	$3,427
2014	3,534
2015	2,872
2016	2,806
2017	739

Total	$13,378

6.	MANAGEMENT AGREEMENT

The Company has engaged Container Leasing International LLC (the “Manager”) to manage and administer its DFL portfolio pursuant to a management agreement having an initial term of 10 years and providing for three additional extension terms of one-year each. Pursuant to the management agreement, the Manager receives a base monthly fee equal to 1.5% of payments received on the DFL contracts and is entitled to receive additional fees, as applicable, equal to (a) 5% of the sum of net sales proceeds and casualty proceeds for containers which have been sold or lost and (b) a recovery fee of $25 for each container recovered by the Manager following the occurrence of a lessee default under a DFL contract.

7.	FAIR VALUE OF FINANCIAL INSTRUMENTS

In assessing the fair value of financial instruments, the Company applies the provisions included in ASC 820 “Fair Value Measurements and Disclosures.” ASC 820 provides that fair value is a market-based measurement, not an entity-specific measurement. It further clarifies that fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants on the measurement date. ASC 820 requires the use of valuation techniques to measure fair value that maximize the use of observable inputs and minimize use of unobservable inputs. These inputs are prioritized as follows:

•	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

•	Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets or liabilities in active markets and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

•	Level 3: Unobservable inputs for which there is little or no market data and which require internal development of assumptions about how market participants price the asset or liability.

The Company’s financial instruments consist principally of cash and cash equivalents, restricted cash, accounts receivable, direct finance lease receivables, accounts payable and accrued liabilities, term loan payable, loans payable to affiliates and syndication liabilities. The fair value of cash and cash equivalents, restricted cash, accounts receivable and accounts payable and accrued liabilities approximates their carrying values because of their short term nature.

The fair value of the term loan payable is based on inputs classified as Level 2 in the fair value hierarchy and approximates its carrying value due to its recent origination and because it bears interest at variable rate.

INTERMODAL FINANCE I LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2012

The fair value of direct finance lease receivables and related syndication liabilities are based on inputs classified as Level 3 in the fair value hierarchy and approximate their carrying values as they were recently acquired by the company in a competitive market clearing transaction.

The fair value of loans payable to affiliates cannot be objectively determined due to the related party nature of the transaction.

8.	SUBSEQUENT EVENTS

The Company has evaluated whether any material events have occurred subsequent to the balance sheet date through October 29, 2013, the date the consolidated financial statements were available to be issued.

On March 21, 2013, the Company concluded an early termination of a direct finance lease with a customer and received a payment of $5,990,000 in full satisfaction of the customer’s remaining obligations pursuant to the lease.

OTHER FINANCIAL INFORMATION

Intermodal Finance I Ltd.

Consolidating Balance Sheet

(dollar amounts in thousands)

December 31, 2012

	Intermodal Finance 1 Ltd.	WWTAI Container 1 Ltd	Eliminations	Consolidated Intermodal Finance 1 Ltd
ASSETS
Cash and cash equivalents	$620	$3,938	$—	$4,558
Restricted cash	3,505	—	—	3,505
Accounts receivable	963	—	—	963
Leasing equipment, net of accumulated depreciation of $113	78,490	—		78,490
Net investment in direct finance leases	80,600	89,192	—	169,792
Deferred costs, net of accumulated amortization of $64	2,502	—		2,502
Due from affiliate	79,740	—	(79,740)	—

Total assets	$246,420	$93,130	$(79,740)	$259,810

LIABILITIES
Accounts payable and accrued liabilities	$185	$12	$—	$197
Management fees payable	57	—	—	57
Accrued interest payable	79	—	—	79
Accrued interest payable to affiliates	11	—	—	11
Term loan payable	175,709	—	—	175,709
Loans payable to affiliates	40,056	—	—	40,056
Syndication liabilities	—	13,378	—	13,378
Other liabilities	14	—	—	14
Due to affiliate	—	79,740	(79,740)	—

Total liabilities	216,111	93,130	(79,740)	229,501

Members’ equity	30,309	—	—	30,309

Total liabilities and members’ equity	$246,420	$93,130	$(79,740)	$259,810

Intermodal Finance I Ltd.

Consolidating Statement of Income

(dollar amounts in thousands)

Period from September 5, 2012 (Commencement of Operations) to

December 31, 2012

	Intermodal Finance 1 Ltd	WWTAI Container 1 Ltd	Eliminations	Consolidated Intermodal Finance 1 Ltd
REVENUES
Equipment leasing revenue	$679	$—	$—	$679
Finance revenue	2,625	2,518	—	5,143
Participation income—affiliate	1,487	—	(1,487)	—
Interest income	—	1	—	1

Total revenues	4,791	2,519	(1,487)	5,823

EXPENSES
Direct operating expenses	—	163	—	163
Management fee	199	—	—	199
Depreciation and amortization	177	—	—	177
Interest expense	1,388	173	—	1,561
Interest expense—affiliates	176	—	—	176
General and administrative expense	1,397	139		1,536
Participation expense—affiliate	—	1,487	(1,487)	—
Loss on debt extinguishment	—	557	—	557

Total expenses	3,337	2,519	(1,487)	4,369

NET INCOME	$1,454	$—	$—	$1,454

PJW 3000 LLC

STATEMENT BY BOARD OF MANAGERS

For the financial years ended 31 December 2011 and 31 December 2012

In the opinion of the Board of Managers, the financial statements as set out on pages 3 to 18 are drawn up so as to present fairly, in all material respects, the financial position of the Company at 31 December 2011 and 31 December 2012 and of the financial performance and cash flows of the Company for the financial years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

/s/ Jonathan Atkeson	/s/ J.F.L.M. Simons
Manager	Manager

26 November 2013

INDEPENDENT AUDITOR’S REPORT TO THE SHAREHOLDERS OF PJW 3000 LLC

We have audited the accompanying financial statements of PJW 3000 LLC, which comprise the balance sheets as of 31 December 2012 and 31 December 2011, and the related statement of comprehensive income, the statement of changes in equity and the statement of cash flows for the financial years then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IASB”); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of PJW 3000 LLC at 31 December 2012 and 31 December 2011, and the results of its operations and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the IASB.

/s/ PricewaterhouseCoopers LLP

Public Accountants and Certified Public Accountants

Singapore, 26 November 2013

PJW 3000 LLC

STATEMENT OF COMPREHENSIVE INCOME

For the financial years ended 31 December 2011 and 31 December 2012

	Note	2012	2011
		US$	US$
Time charter revenue		38,430,000	38,325,000
Other income and losses	3	(72,471)	(1,458,984)

		38,357,529	36,866,016
Expenses
- Vessel management fee		(5,673,000)	(5,657,500)
- Other vessel insurance		(18,846)	(21,157)
- Administrative management fee		(84,000)	(82,530)
- Legal and professional fee		(44,559)	(45,573)
- Depreciation	8	(6,363,146)	(6,363,147)
- Finance costs	4	(5,369,428)	(5,814,360)
- Others		(709)	(404)

Total expenses		(17,553,688)	(17,984,671)

Profit before income tax		20,803,841	18,881,345
Income tax expense	5	—	—

Profit after tax		20,803,841	18,881,345

Other comprehensive loss:
Cash flow hedges
- Fair value losses		(1,366,305)	(2,812,735)
- Reclassification		975,148	1,132,047

Other comprehensive loss, net of tax		(391,157)	(1,680,688)

Total comprehensive income		20,412,684	17,200,657

The accompanying notes form an integral part of these financial statements.

PJW 3000 LLC

BALANCE SHEET

As at 31 December 2011 and 31 December 2012

	Note	2012	2011
		US$	US$
ASSETS
Current assets
Cash at bank	6	80,567	29,096
Trade receivables		3,255,000	3,255,000
Prepayments		446,140	448,635

		3,781,707	3,732,731

Non-current assets
Restricted cash	7	1,000,000	1,000,000
Vessel	8	185,981,053	192,344,199

		186,981,053	193,344,199

Total assets		190,762,760	197,076,930

LIABILITIES
Current liabilities
Trade and other payables	10	602,322	530,459
Borrowings	11	10,450,784	10,450,784
Deferred revenue		2,940,000	2,940,000

		13,993,106	13,921,243

Non-current liabilities
Borrowings	11	72,190,441	82,641,225
Derivative financial instruments	9	1,884,923	1,414,856

		74,075,364	84,056,081

Total liabilities		88,068,470	97,977,324

NET ASSETS		102,694,290	99,099,606

EQUITY
Share capital		93,750,000	93,750,000
Hedging reserve		(2,071,845)	(1,680,688)
Retained profits		11,016,135	7,030,294

Total equity		102,694,290	99,099,606

The accompanying notes form an integral part of these financial statements.

PJW 3000 LLC

STATEMENT OF CHANGES IN EQUITY

For the financial years ended 31 December 2011 and 31 December 2012

	Note	Share capital	Retained profits	Hedging reserve	Total equity
		US$	US$	US$	US$
2012
Beginning at financial year	12	93,750,000	7,030,294	(1,680,688)	99,099,606
Total comprehensive income		—	20,803,841	(391,157)	20,412,684
Dividend paid	13	—	(16,818,000)	—	(16,818,000)

End of financial year		93,750,000	11,016,135	(2,071,845)	102,694,290

2011
Beginning at financial year	12	93,750,000	3,613,949	—	97,363,949
Total comprehensive income		—	18,881,345	(1,680,688)	17,200,657
Dividend paid	13	—	(15,465,000)	—	(15,465,000)

End of financial year		93,750,000	7,030,294	(1,680,688)	99,099,606

The accompanying notes form an integral part of these financial statements.

PJW 3000 LLC

STATEMENT OF CASH FLOWS

For the financial years ended 31 December 2011 and 31 December 2012

	Note	2012	2011
		US$	US$
Cash flows from operating activities
Profit after tax		20,803,841	18,881,345
Adjustments for:
- Depreciation		6,363,146	6,363,147
- Fair value losses on derivative financial instruments		78,910	1,462,723
- Amortised financial fee		549,216	549,216
- Interest income		(6,439)	(3,738)
- Interest expense		4,818,860	5,265,144

		32,607,534	32,517,837
Change in working capital
- Prepayments		2,495	1,464
- Trade receivables		—	(3,255,000)
- Trade and other payables		71,863	471,168

Net cash provided by operating activities		32,681,892	29,735,469

Cash flows from investing activities
Interest received		6,439	3,738

Net cash provided by investing activities		6,439	3,738

Cash flows from financing activities
Repayments of bank loan		(11,000,000)	(11,000,000)
Restricted cash placed with a bank		—	(750,000)
Interest paid		(4,818,860)	(5,266,528)
Dividend paid		(16,818,000)	(15,465,000)

Net cash used in financing activities		(32,636,860)	(32,481,528)

Net increase/(decrease) in cash and cash equivalents		51,471	(2,742,321)
Cash and cash equivalents at beginning of financial year		29,096	2,771,417

Cash and cash equivalents at end of financial year	6	80,567	29,096

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

These notes form an integral part of and should be read in conjunction with the accompanying financial statements.

1.	General information

The Company is incorporated in The Republic of Marshall Islands. The address of its registered office is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.

The principal activity of the Company is that of ship owning and chartering.

2.	Summary of significant accounting policies

2.1	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board. The financial statements have been prepared under the historical cost convention, except as disclosed in the accounting policies below.

The preparation of these financial statements in conformity with IFRS requires management to exercise judgement in applying the Company’s accounting policies. It also requires the use of accounting estimates and assumptions. There are no areas involving a higher degree of judgement or complexity, or areas where estimates and assumptions are significant and critical to the financial statements.

Interpretations and amendments to published standards effective 2012

On 1 January 2012, the Company adopted the new or amended IFRS and Interpretations to IFRS (“INT IFRS”) that are mandatory for application from that date. Changes to the Company’s accounting policies have been made as required, in accordance with the transitional provisions in the respective IFRS and INT IFRS.

The adoption of these new or amended IFRS and INT IFRS did not result in substantial changes to the Company’s accounting policies and had no material effect on the amounts reported for the current or prior financial years except for the following:

Amendments to IFRS 1 Presentation of Items of Other Comprehensive Income

The Company has adopted the amendments to IFRS 1 Presentation of Items of Other Comprehensive Income on 1 January 2012. The amendment is applicable for annual periods beginning on or after 1 July 2012 (with early adoption permitted). It requires items presented in OCI to be separated into two groups, based on whether or not they may be recycled to profit or loss in the future.

2.2	Revenue recognition

Revenue comprises the fair value of the consideration received or receivable for the rendering of services in the ordinary course of the Company’s activities. Revenue is presented, net of goods and services or other value-added tax, rebates and discounts.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

The Company recognises revenue when the amount of revenue and related cost can be reliably measured, it is probable that future economic benefits will flow to the entity and when the specific criteria for each of the Company’s activities are met as follows:

Charter hire revenue

Revenue from charter hire contracts is recognised on a straight-line basis (net of any incentives given to the lessees) over the term of the charter hire contract. Receipts collected in advance is recognised as deferred revenue.

Interest income

Interest income is recognised using the effective interest method.

2.3	Vessels

Vessels are measured at cost less accumulated depreciation and any accumulated impairment losses. Cost comprises acquisition cost and costs directly related to the acquisition up until the time when the asset is available for use and initial direct costs incurred by lessors in negotiating and arranging an operating lease for the asset concerned. All major components of vessels are depreciated on a straight line basis to the estimated residual value over their estimated useful lives as follows:

Useful lives
Purchased vessel	30 years
Initial direct cost	Over lease term

Depreciation is based on cost less estimated residual value. Residual value is determined as the lightweight tonnage of a vessel multiplied by the estimated scrap value per ton. The useful life and the residual value of the vessel is reviewed at least at each financial year-end based on market conditions, regulatory requirements and the Company’s business plans. The management also evaluates carrying amounts to determine if events have occurred that indicate impairment and would require a modification of their carrying amounts.

2.4	Borrowing costs

Borrowing costs are recognised in profit or loss using the effective interest method.

2.5	Impairment of non-financial assets

Vessel is reviewed for impairment whenever there is any indication that this asset may be impaired.

If the recoverable amount of the asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. The difference between the carrying amount and recoverable amount is recognised as an impairment loss in profit or loss.

An impairment loss for an asset is reversed if, and only if, there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognised. The carrying amount of this asset is increased to its revised recoverable amount, provided that this amount does not exceed the carrying amount that would have been determined (net of accumulated depreciation) had no impairment loss been recognised for the asset in prior years. A reversal of impairment loss for an asset is recognised in profit or loss.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

2.6	Cash and cash equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents include cash on hand, deposits with financial institutions which are subject to an insignificant risk of change in value.

2.7	Borrowings

Borrowings are initially recognised at their fair values (net of transaction costs) and subsequently carried at amortised cost. Any difference between the proceeds (net of transaction costs) and the redemption value is recognised in profit or loss over the period of the borrowings using the effective interest method.

2.8	Trade and other payables

Trade and other payables represent unpaid liabilities for goods and services provided to the Company prior to the end of financial year. They are classified as current liabilities if payment is due within one year or less (or in the normal operating cycle of business, if longer). If not, they are presented as non-current liabilities.

Trade and other payables are initially recognised at fair value, and subsequently carried at amortised cost using the effective interest method.

2.9	Dividends

Dividends to the Company’s shareholders are recognised when the dividends are approved for payment.

2.10	Currency translation

The financial statements are presented in United States Dollar, which is the functional currency of the Company.

Transactions in a currency other than United States Dollar (“foreign currency”) are translated into United States Dollar using the exchange rates at the dates of the transactions. Currency exchange differences resulting from the settlement of such transactions and from the translation of monetary assets and liabilities denominated in foreign currencies at the closing rates at the balance sheet date are recognised in income statement.

2.11	Derivative financial instruments and hedging activities

A derivative financial instrument is initially recognised as its fair value on the date the contract is entered into and is subsequently carried at its fair value. The method of recognising the resulting gain or loss depends on whether the derivative designated as a hedging instrument, and if so, the nature of the item being hedged, The Company designates each hedge as either: (a) fair value hedge; (b) cash flow hedge; or (c) net investment hedge.

Fair value changes on derivatives that are not designated or do not qualify for hedge accounting are recognised in profit or loss when the changes arise.

The Company documents at the inception of the transaction of the relationship between the hedging instruments and hedged items, as well as its risk management objective and strategies for undertaking various hedge transactions. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives designated as hedging instruments are highly effective in offsetting changes in fair value or cash flows of the hedged items.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

The carrying amount of a derivative designated as a hedge is presented as a non-current asset or liability if the remaining expected life of the hedged item is more than 12 months, and as a current asset or liability if the remaining expected life of the hedged item is less than 12 months. The fair value of a trading derivative is presented as a current asset or liability.

Cash flow hedge

Interest rate swaps

The Company has entered into interest rate swaps that are a cash flow hedge for the Company’s exposure to interest rate risk on its borrowings. These contracts entitle the Company to receive interest at floating rates on notional principal amounts and oblige the Company to pay interest at fixed rates on the same notional principal amounts, thus allowing the Company to raise borrowings at floating rates and swap them into fixed rates.

The fair value changes on the effective portion of interest rate swaps designated as cash flow hedged are recognised in other comprehensive income, accumulated in the fair value reserve and reclassified to profit or loss when the hedged interest expense on the borrowings is recognised in profit or loss. The fair value changes on the ineffective portion of interest rate swaps are recognised immediately in profit or loss.

3.	Other income and losses

	2012	2011
	US$	US$
Fair value losses from non-hedging derivative financial instruments	(78,910)	(1,462,723)
Interest income from bank deposits	6,439	3,738

	(72,471)	(1,458,984)

4.	Finance costs

	2012	2011
	US$	US$
Interest expense on bank loan, including interest rate swap cash flow hedge	4,818,860	5,265,144
Amortised financial fee	549,216	549,216
Bank charges	1,352	—

	5,369,428	5,814,360

5.	Income tax expense

The Company is statutorily exempted from all taxes as the Company is incorporated as a non-resident corporation in the Marshall Islands and does not conduct business in the Marshall Islands.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

6.	Cash and cash equivalents

	2012	2011
	US$	US$
Cash at bank	80,567	29,096

Cash balances of US$80,567(2011: US$29,096) are pledged to secure the bank loan (Note 11).

7.	Restricted cash

	2012	2011
	US$	US$
Restricted cash	1,000,000	1,000,000

Restricted cash of US$1,000,000 (2011: US$1,000,000) are pledged to secure the bank loan (Note 11).

8.	Vessel

	Purchased vessel	Initial direct costs	Total
	US$	US$	US$
2012
Cost
Beginning and end of financial year	200,000,000	298,132	200,298,132

End of financial year	200,000,000	298,132	200,298,132

Accumulated depreciation
Beginning of financial year	7,916,667	37,266	7,953,933
Depreciation charge	6,333,333	29,813	6,363,146

End of financial year	14,250,000	67,079	14,317,079

Net book value End of financial year	185,750,000	231,053	185,981,053

2011
Cost
Beginning and end of financial year	200,000,000	298,132	200,298,132

End of financial year	200,000,000	298,132	200,298,132

Accumulated depreciation
Beginning of financial year	1,583,333	7,453	1,590,786
Depreciation charge	6,333,334	29,813	6,363,147

End of financial year	7,919,667	37,266	7,953,933

Net book value End of financial year	192,083,333	260,866	192,344,199

At balance sheet date, the vessel with a carrying amount of US$185,750,000 (2011: 192,083,333) is secured for the bank loan (Note 11).

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

9.	Derivative financial instruments

	Contract notional amount	Fair value assets	Fair value liabilities
	US$	US$	US$
2012
Cash-flow hedge
- Interest rate swaps	85,234,500	—	1,884,923

2011
Cash-flow hedge
- Interest rate swaps	96,250,000	—	1,414,856

On 30 June 2011, the Company had designated and formally documented the interest rate swaps as hedging instruments. As a result of the designation, cash flow hedge accounting was applied prospectively from 30 June 2011.

Interest rate swaps were transacted to hedge variable quarterly interest payments on borrowings that will mature on 29 September 2017. Fair value gains and losses on the cash flow hedge interest rate swaps recognised in the other comprehensive income are reclassified to profit or loss as part of interest expense.

10.	Trade and other payables

	2012	2011
	US$	US$
Trade payables to related parties	480,500	480,500
Interest payable on bank loan	116,822	40,406
Other accruals for operating expenses	5,000	9,553

	602,322	530,459

11.	Borrowings

	2012	2011
	US$	US$
Current
Bank loan, net of unamortised financial fee of US$549,216 (2011: US$549,216)	10,450,784	10,450,784

Non-current
Bank loan, net of unamortised financial fee of US$2,059,559 (2011:US$2,608,775)	72,190,441	82,641,225

Total borrowings	82,641,225	93,092,009

In 2010, the Company took a US$110,000,000 term loan facility for the purchase of one heavy lift derrick pipe-laying barge (Note 8).

The facility is secured by:

(i)	A first preferred ship mortgage over the vessel (Note 8);

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

(ii)	A first priority deed of assignment of the insurances, earnings, requisition compensation, the Builder’s warranty, the charter and the charter guarantee of the vessel;

(iii)	A first priority deed of charge over the Company’s bank balances (Note 6) and restricted cash (Note 7); and

(iv)	A first priority pledge security over the membership interests of the Company by the shareholders.

In the event of a change in ownership or control without the approval from the bank, the loan will be immediately due and payable, and/or be payable on demand (Note 16).

Borrowings are subject to variable interest rates which are contractually repriced within three months (2011: three months) from the balance sheet date. The contractual interest on the borrowings at balance sheet date is 3.96% (2011: 4.01%) per annum.

Fair value of bank loan

The carrying amount of the Company’s bank loan approximates its fair values.

12.	Share capital

The Company’s share capital comprises fully paid-up 900 (2011: 900) shares with no par value amounting to a total of US$93,750,000 (2011: US$93,750,000).

13.	Dividend

	2012	2011
	US$	US$
Ordinary dividend paid
Interim dividend paid in respect of the financial year ended 31 December 2012 of US$ 18,686.67 per unit (2011: US$17,183.33)	16,818,000	15,465,000

After 31 December 2012, interim dividends of aggregate US$16,200 per share amounting to US$14,580,000 has been paid. These financial statements do not reflect the dividends paid after 31 December 2012, as they will be accounted for in shareholders’ equity as an appropriation of retained profits in the financial year ending 31 December 2013.

14.	Commitments

Lessor—Operating lease commitments

The Company leases the vessel to a related corporation of a shareholder under a non-cancellable operating lease agreement.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

The future minimum lease receivables under the non-cancellable operating lease contracted for at the balance sheet date but not recognised as receivables is analysed as follows:

	2012	2011
	US$	US$
Not later than one year	38,325,000	38,430,000
Between one and five years	153,405,000	153,405,000
Later than five years	105,210,000	143,535,000

	296,940,000	335,370,000

15.	Financial risk management

The Company has insignificant currency risk, interest rate risk, credit risk and liquidity risk. Risk management is carried out under policies approved by the Board of Managers. The Board provides guideline for overall risk management, as well as written policies covering these areas.

(a)	Market risk

(i)	Currency risk

The Company’s business operations are not exposed to significant currency risks as it has no significant transactions denominated in foreign currencies.

(ii)	Price risk

The Company is not exposed to price risks as it does not hold any equity investments.

(iii)	Interest rate risk

The Company is not exposed to significant cash flow interest rate risk on its bank loan as it has entered into interest rate swap of a corresponding aggregate amount for a period of 5 years out of the bank loan’s period of 7 years.

(b)	Credit risk

The Company leases its vessel to a related corporation of a shareholder. Credit exposure is minimised as charter hire income is received in advance of the charter period.

The maximum exposure to credit risk for each class of financial assets is the carrying amount of that class of financial instruments presented on the balance sheet. The Company’s major classes of financial assets are cash and cash equivalents.

(i)	Financial assets that are neither past due nor impaired

Bank balances that are neither past due nor impaired are mainly balances with banks with high credit-ratings assigned by international credit-rating agencies.

(ii)	Financial assets that are past due and/or impaired

Trade receivables that are past due but not impaired amounting to US$3,255,000 (2011: 3,255,000) are principally less than one week past due.

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

(c)	Liquidity risk

The Company adopts prudent liquidity risk management by maintaining sufficient cash to finance its operations.

The table below analyses the maturity profile of the Company’s financial liabilities based on contractual undiscounted cash flows at the balance sheet date.

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	More than 5 years
	US$	US$	US$	US$
2012
Trade and other payables	485,500	—	—	—
Bank loan	11,000,000	11,000,000	63,250,000	—
Interest on bank loan, net of effect of interest rate swaps	3,667,236	2,796,298	5,434,241	—

	15,152,736	13,796,298	68,684,241	—

2011
Trade and other payables	490,053	—	—	—
Bank loan	11,000,000	11,000,000	33,000,000	41,250,000
Interest on bank loan, net of effect of interest rate swaps	4,718,357	4,143,041	8,558,490	1,239,154

	16,208,410	15,143,041	41,558,490	42,489,154

(d)	Capital risk

The Company’s objectives when managing capital are to ensure that the Company is adequately capitalised and to maintain an optimal capital structure by issuing or redeeming additional equity and debt instruments when necessary. The Company is not subject to any externally imposed capital requirements.

(e)	Fair value measurements

The following table presents assets and liabilities measured at fair value and classified by level of the following fair value measurement hierarchy:

(a)	quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1);

(b)	inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices) (Level 2); and

(c)	inputs for the asset or liability that are not based on observable market data (unobservable inputs) (Level 3).

	Level 1	Level 2	Level 3	Total
	US$	US$	US$	US$
2012
Liabilities
Derivatives financial instruments	—	1,884,923	—	1,884,923

Total liabilities	—	1,884,923	—	1,884,923

2011
Liabilities
Derivatives financial instruments	—	1,414,856	—	1,414,856

Total liabilities	—	1,414,856	—	1,414,856

PJW 3000 LLC

NOTES TO THE FINANCIAL STATEMENTS

For the financial years ended 31 December 2011 and 31 December 2012

The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows. These investments are classified as Level 2 and comprise derivative financial instruments.

The carrying amount of trade receivables and payables are assumed to approximate their fair values. The fair value of borrowings approximates their carrying amount.

16.	Shareholders

During the financial year ended 31 December 2012, Siva Global Ships Limited sold 150 shares in the Company to WWTAI Offshore Co 1 Ltd. The Company now has 4 shareholders—Maas Capital Investments B.V., Swiber PJW 3000 Pte Ltd, Siva Global Ships Limited and WWTAI Offshore Co 1 Ltd.

As at date of this report, the shareholders of the Company are in negotiations to transfer all their shareholdings to Sea Light Services Ltd. This transaction is expected to be completed by 27 November 2013.

17.	Related party transactions

In addition to the information disclosed elsewhere in the financial statements, the following transactions took place between the Company and related parties at terms agreed between the parties:

	2012	2011
	US$	US$
Time charter revenue from a related corporation of a shareholder	38,430,000	38,325,000
Vessel management fee paid to a related corporation of a shareholder	5,673,000	5,657,500
Corporate and administrative services paid to a fellow subsidiary of a shareholder	84,000	82,530

18.	New or revised accounting Standards and Interpretations

Certain new standards, amendments and interpretations to existing standards have been published and are mandatory for the Company’s accounting period beginning on or after 1 January 2013 or later periods and which the Company has not early adopted. The Company does not expect that adoption of these accounting standards or interpretations will have a material impact on the Company’s financial statements.

19.	Authorisation of financial statements

These financial statements were authorised for issue by the Board of Managers of PJW 3000 LLC on 26 November 2013.

Fortress Transportation and Infrastructure Investors LLC

Common Shares

Representing Limited Liability Company Interests

PRELIMINARY PROSPECTUS

Barclays

Deutsche Bank Securities

                    , 2014

Until                     , 2014 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the estimated fees and expenses (except for the SEC registration fee) paid or payable by the registrants in connection with the distribution of the common shares:

SEC registration fee		$12,880
FINRA filing fee		15,500
Printing and engraving costs		*
Legal fees and expenses		*
Accountants’ fees and expenses		*
Transfer agent fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.

Our operating agreement provides that we will indemnify, to the fullest extent permitted by the Delaware LLC Act, each person who was or is made a party or is threatened to be made a party in any legal proceeding by reason of the fact that he or she is or was our or our subsidiary’s director or officer. However, such indemnification is permitted only if such person acted in good faith and lawfully. Indemnification is authorized on a case-by-case basis by (1) our board of directors by a majority vote of disinterested directors, (2) a committee of the disinterested directors, (3) independent legal counsel in a written opinion if (1) and (2) are not available, or if disinterested directors so direct, or (4) the shareholders. Indemnification of former directors or officers shall be determined by any person authorized to act on the matter on our behalf. Expenses incurred by a director or officer in defending against such legal proceedings are payable before the final disposition of the action, provided that the director or officer undertakes to repay us if it is later determined that he or she is not entitled to indemnification.

Indemnification Agreements. Our operating agreement provides that we may indemnify any person who is or was a director, officer, employee or agent of us to the fullest extent permitted by Delaware law. The indemnification provisions contained in our operating agreement are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, we have entered into separate indemnification agreements with each of our directors and executive officers, which are broader than the specific indemnification provisions contained in the Delaware LLC Act. These indemnification agreements require us, among other things, to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.

Underwriting Agreement. Our underwriting agreement with the underwriters will provide for the indemnification of the directors and officers of our Company against specified liabilities related to this prospectus under the Securities Act in certain Circumstances.

Item 15.	Recent Sales of Unregistered Securities.

The Company is a Delaware limited liability company formed for the purpose of this offering and has not engaged in any business or other activities except in connection with its formation and the reorganization transactions described elsewhere in the prospectus that forms a part of this registration statement.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

See the Index to Exhibits included in this Registration Statement.

(b)	Financial Statement Schedules.

None.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

•	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

•	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 27, 2014.

Fortress Transportation and
Infrastructure Investors Ltd.

By:	/s/ Joseph Adams
Name: Joseph Adams
Title: Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

Name	Title	Date

/s/ Joseph Adams Joseph Adams	Chief Executive Officer and Director (Principal Executive Officer)	January 27, 2014

/s/ Thomas Iacono Thomas Iacono	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	January 27, 2014

*	Director	January 27, 2014
Randal A. Nardone

/s/ Cameron D. MacDougall Cameron D. MacDougall	Authorized Representative in the United States	January 27, 2014

*By	/s/ Cameron D. MacDougall
Cameron D. MacDougall Attorney-in-fact

INDEX TO EXHIBITS

Exhibit No.	Description

*1.1	Form of Underwriting Agreement

*3.1	Certificate of Formation

*3.2	Certificate of Domestication

*3.3	Amended and Restated Limited Liability Company Agreement

*4.1	Form of Share Certificate

*5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP

*8.1	Tax opinion of Skadden, Arps, Slate, Meagher & Flom LLP

*10.1	Amended and Restated Partnership Agreement of Fortress Worldwide Transportation and Infrastructure Fund General Partnership

*10.2	Management Agreement, dated as of , 2014, between Fortress Transportation and Infrastructure Investors LLC and FIG LLC

*10.3	Credit Agreement, dated as of December 27, 2012, among Wells Fargo Bank National Association, as administrative agent, Intermodal Finance II Ltd. and the other lenders party thereto

*10.4	Credit Agreement, dated as of August 15, 2013, among Ing Bank N.V., as administrative agent, Intermodal Finance III Ltd. and the other lenders party thereto

*21.1	Subsidiaries of the Registrant

*23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 and Exhibit 8.1)

23.2	Consent of PricewaterhouseCoopers LLP

23.3	Consent of PricewaterhouseCoopers LLP

23.4	Consent of PricewaterhouseCoopers LLP-Singapore

**23.5	Consent of Harrison Consulting

23.6	Consent of Wesley R. Edens

23.7	Consent of Paul R. Goodwin

23.8	Consent of Ray M. Robinson

23.9	Consent of Martin Tuchman

**24.1	Powers of Attorney

*	To be filed by amendment.
**	Previously filed.

II-4